   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 12, 1998.

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                    AMERICA FIRST MORTGAGE INVESTMENTS, INC.
             (Exact name of registrant as specified in its charter)

                MARYLAND                                    6798                                   13-3974868
    (State or other jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
     incorporation or organization)             Classification Code Number)                  Identification Number)

                            ------------------------
                                399 PARK AVENUE
                            NEW YORK, NEW YORK 10022
                        TELEPHONE NUMBER (212) 935-8760
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------
                               MICHAEL B. YANNEY
                             CHAIRMAN OF THE BOARD
                    AMERICA FIRST MORTGAGE INVESTMENTS, INC.
                                399 PARK AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 935-8760
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                   COPIES TO:

                            ALAN L. GOSULE, ESQ. AND
                             JAY L. BERNSTEIN, ESQ.
                               ROGERS & WELLS LLP
                                200 PARK AVENUE
                               NEW YORK, NY 10166
                                 (212) 878-8000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the Registration Statement becomes effective and the satisfaction or waiver of all other conditions to the transactions described in the Consent Solicitation Statement/Prospectus included herein.
                            ------------------------

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                  TITLE OF EACH                           AMOUNT         PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
               CLASS OF SECURITIES                        TO BE           OFFERING PRICE    AGGREGATE OFFERING     REGISTRATION
                 TO BE REGISTERED                       REGISTERED          PER SHARE             PRICE                FEE
Common Stock, $.01 Par Value......................     8,971,506(1)       $8.47222350406      $76,008,604(2)      $22,422.54(3)

(1) Represents the maximum number of shares of Common Stock issuable upon consummation of the transactions described in the Consent
    Solicitation/Statement included herein.

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) under the Securities Act of 1933.

(3) A fee of $15,201.72 was paid previously pursuant to Section 14(g) of the Securities Exchange Act of 1934.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

February 27, 1998

Dear Investor:

We are asking you to consider and vote on a proposal to merge the following limited partnerships into a new mortgage Real Estate Investment Trust:

    / /     America First Participating/Preferred Equity Mortgage Fund;

    / /     America First PREP Fund 2; and,

    / /     America First PREP Fund 2 Pension Series

You have received this package because you are an investor in one or more of these limited partnerships.

The merger proposal is described in detail in the accompanying Consent Solicitation Statement/Prospectus. We realize the amount of information required by the Securities and Exchange Commission results in a sizable document, but we urge you to read it carefully.

After you have reviewed the enclosed solicitation materials, we urge you to vote "FOR" the proposal by completing, signing and dating the enclosed Consent Form and returning it by March 31, 1998 in the enclosed postage-paid envelope.

In the pages that follow, we have described the risks and benefits of voting "FOR" the proposed merger. We have also provided a question and answer memo which we believe will answer many of the questions you might have. If you have further questions, you can call our Investor Services Department at 1-800-239-8787.

Michael Yanney                                 Stewart Zimmerman
Chairman                                       Executive Vice President
America First Companies                        America First Companies

                    AMERICA FIRST MORTGAGE INVESTMENTS, INC.
                               ------------------

                       CONSENT SOLICITATION STATEMENT OF

AMERICA FIRST PARTICIPATING/PREFERRED
EQUITY MORTGAGE FUND LIMITED PARTNERSHIP

                                      AND
                           AMERICA FIRST PREP FUND 2
                              LIMITED PARTNERSHIP

                                      AND

AMERICA FIRST PREP FUND 2

                                              PENSION SERIES LIMITED PARTNERSHIP
                            ------------------------

               THIS CONSENT SOLICITATION STATEMENT ALSO SERVES AS
           THE PROSPECTUS OF AMERICA FIRST MORTGAGE INVESTMENTS, INC.
                     UP TO 8,971,506 SHARES OF COMMON STOCK
                            ------------------------

    This Consent Solicitation Statement/Prospectus relates to the proposed combination (the "Merger") of America First Mortgage Investments, Inc., a newly formed, externally advised Maryland corporation which expects to qualify as a real estate investment trust (a "REIT") for federal income tax purposes (the "Company"), and America First Participating/ Preferred Equity Mortgage Fund Limited Partnership, a Delaware limited partnership ("Prep Fund 1"), America First Prep Fund 2 Limited Partnership, a Delaware limited partnership ("Prep Fund 2"), and America First Prep Fund 2 Pension Series Limited Partnership, a Delaware limited partnership ("Pension Fund," and together with Prep Fund 1 and Prep Fund 2, the "Partnerships"). As a result of the Merger, (i) Prep Fund 1 and Prep Fund 2 will merge with and into the Company, (ii) Pension Fund will merge with AF Merger, L.P., a Delaware limited partnership, and survive the merger becoming a subsidiary of the Company, (iii) outstanding Exchangeable Units representing assigned limited partnership interests in Prep Fund 1 ("Prep Fund 1 Units") will be converted (at the rate of 1.00 share for each Prep Fund 1 Unit) into an aggregate of 5,775,797 shares of common stock, par value $0.01 per share, of the Company (the "Common Stock"), (iv) outstanding Beneficial Unit Certificates representing assigned limited partnership interests in Prep Fund 2 ("Prep Fund 2 BUCs") will be converted (at the rate of approximately 1.26 shares for each Prep Fund 2 BUC) into an aggregate of 2,012,336 shares of Common Stock and (v) outstanding Beneficial Unit Certificates representing assigned limited partnership interests in Pension Fund ("Pension BUCs," and together with Prep Fund 1 Units and Prep Fund 2 BUCs, the "Units") will be converted (at the rate of approximately 1.31 shares for each Pension BUC) into a maximum of 1,183,373 shares of Common Stock. Holders of Units in Pension Fund have the option of retaining their Pension BUCs as described herein under "TERMS OF THE MERGER--Retention Option." The retained Pension BUCs will be substantially equivalent to the Pension BUCs currently held by holders of Units in Pension Fund. Pursuant to the terms of the Merger, the Company will also make a one-time cash payment of $1.06 per share (the "Cash Merger Payment"), which will be paid in four equal quarterly payments during the first year following the Merger, to stockholders entitled to receive distributions; provided, however, any distributions paid to stockholders by the Company out of earnings during this first year will have the effect of reducing the amount of the Cash Merger Payment so that the amount paid to stockholders will still be, in the aggregate, equal to $1.06 per share.

    The Common Stock has been approved for listing on the New York Stock Exchange, subject to official notice of issuance, under the symbol "MFA."

    SEE "RISK FACTORS" BEGINNING ON PAGE 28 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED CAREFULLY BEFORE VOTING ON THE MATTERS DESCRIBED HEREIN.

    The effects of the Merger may differ as to individual holders of Units in each of the Partnerships (the "Unitholders") and may be disadvantageous to certain Unitholders depending on their individual circumstances and investment objectives. In particular, Unitholders who receive shares of Common Stock in the Merger should consider the following factors:

- There is substantial uncertainty as to the price at which the shares of Common Stock will trade following the Merger.

- The general partners of the Partnerships (the "General Partners") anticipate that the Company will fund the Cash Merger Payment, to the extent it is required to be paid to stockholders during the first year following the Merger, out of the proceeds from sales of mortgage-backed securities and mortgage loans, short-term borrowings or existing cash reserves.

- The nature of each Unitholder's investment will change from interests in a finite-life partnership holding a static and unleveraged portfolio of fixed-rate mortgage related assets to interests in an infinite-life mortgage REIT that will employ leverage and invest in a broader variety of mortgage related assets, consisting primarily of adjustable-rate mortgage-backed securities and mortgage loans.

- The General Partners initiated and participated in the structuring of the Merger and have certain conflicts of interest with respect to its completion, including that the Company's advisor is an affiliate of the General Partners.

- If the Merger is approved by a majority in interest of the Unitholders of a Partnership, all Unitholders in such Partnership will be bound by the decision of the majority and, except for those Unitholders in Pension Fund electing to retain their Pension BUCs, will be required to exchange their Units for shares of Common Stock.

- Unitholders will have no appraisal, dissenters' or similar rights in connection with the Merger.

- The Company will employ a strategy of borrowing funds to finance the acquisition of mortgage related assets and expects to maintain an equity-to-assets ratio of 8% to 10%. If the returns on such assets fail to offset the cost of the borrowings, the Company's earnings and distributions on its Common Stock will be adversely affected.

- Fluctuations in short-term interest rates may adversely affect the Company's earnings and the market price of its Common Stock as a result of (i) mismatches between the repricing of the Company's mortgage related assets and the repricing of its borrowed funds, (ii) interest rate caps on its mortgage related assets and (iii) different interest rate indices between the Company's mortgage related assets and its borrowed funds.

- An increase in the prepayment rate on mortgage related assets which have been purchased at a premium could adversely affect the Company's earnings and distributions on its Common Stock.

- Hedging strategies involve certain risks and may not be successful in reducing all of the Company's exposure to fluctuations in interest rates.

- Failure to remain exempt from registration under the Investment Company Act of 1940, as amended, would severely limit the Company's ability to implement its leveraging strategy.

- If the Company fails to qualify as a REIT for federal income tax purposes, the Company will be taxed as a regular corporation which would adversely affect the ability of the Company to make distributions on its Common Stock.
                           --------------------------

    This Consent Solicitation Statement/Prospectus is being furnished to Unitholders in connection with the solicitation of consents by the General Partners. Approval by a majority in interest of the Unitholders of each Partnership is required for such Partnership to approve the Merger. The Merger will not be consummated unless both Prep Fund 1 and Prep Fund 2 participate in the Merger. The participation of Pension Fund is not a condition to the closing of the Merger. The established record date for voting of Units is February 25, 1998. The deadline for returning the enclosed form of consent (the "Consent Form") is March 31, 1998 (the "Response Date"). UNITHOLDERS ARE REQUESTED TO COMPLETE, DATE AND SIGN THE CONSENT FORM AND RETURN IT IN THE POSTAGE-PREPAID ENVELOPE PROVIDED.

    This Consent Solicitation Statement/Prospectus and the Consent Form are first being sent to Unitholders on or about February 27, 1998.
                           --------------------------

    The Company will file a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission covering the 8,971,506 shares of Common Stock to be issued to Unitholders in connection with the Merger. This Consent Solicitation Statement/Prospectus also constitutes the prospectus of the Company filed as part of the Registration Statement with respect to the shares of Common Stock to be issued in connection with the Merger.

    THE GENERAL PARTNERS RECOMMEND VOTING FOR THE MERGER. EACH UNITHOLDER MUST MAKE ITS DETERMINATION BASED UPON SUCH UNITHOLDER'S PERSONAL SITUATION, AND SUCH DECISION SHOULD BE BASED UPON A CAREFUL EXAMINATION OF THE UNITHOLDER'S PERSONAL FINANCES, INVESTMENT OBJECTIVES, TAX SITUATION AND EXPECTATIONS AS TO THE COMPANY'S FUTURE GROWTH.
                            ------------------------

NEITHER THIS TRANSACTION NOR THESE SECURITIES HAVE BEEN APPROVED OR DISAPPROVED
 BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
    NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
     COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR
             THE ACCURACY OR ADEQUACY OF THIS CONSENT SOLICITATION
         STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------

    NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE PARTNERSHIPS, THE GENERAL PARTNERS OR THE COMPANY. THIS CONSENT SOLICITATION STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS CONSENT SOLICITATION STATEMENT/PROSPECTUS NOR ANY SALES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE PARTNERSHIPS OR THE COMPANY SINCE THE DATE HEREOF; HOWEVER, IN THE EVENT OF ANY MATERIAL CHANGE DURING THE PERIOD WHEN THIS CONSENT SOLICITATION STATEMENT/PROSPECTUS MUST BE DELIVERED, THE CONSENT SOLICITATION STATEMENT/PROSPECTUS WILL BE SUPPLEMENTED ACCORDINGLY.

    UNTIL 90 DAYS AFTER THE DATE OF THE CONSENT SOLICITATION
STATEMENT/PROSPECTUS, ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A CONSENT SOLICITATION STATEMENT/ PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A CONSENT SOLICITATION STATEMENT/PROSPECTUS WHEN ACTING AS SOLICITING DEALERS.
                           --------------------------

The date of this Consent Solicitation Statement/Prospectus is           , 1998.

                             AVAILABLE INFORMATION

    Prep Fund 1, Prep Fund 2 and Pension Fund are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission at 7 World Trade Center, New York, New York 10048 and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a site on the Internet at http://www.sec.gov that contains reports, proxy and other information statements and other information regarding registrants (including the Partnerships and the Company) that file electronically with the Commission. This Proxy Statement is also included at the Commission's Web Site. The reports, proxy and information statements and other information concerning Prep Fund 1 and Prep Fund 2 can also be inspected at the offices of the NASDAQ Stock Market, 1725 K Street, N.W., Washington, D.C. 20006 and the American Stock Exchange, 86 Trinity Place, New York, New York 10006, respectively.

    The Company has filed with the Commission the Registration Statement of which this Consent Solicitation Statement/Prospectus forms a part (including all amendments, exhibits, annexes and schedules thereto), pursuant to the Securities Act and the rules and regulations promulgated thereunder, covering the shares of Common Stock to be issued in connection with the Merger. This Consent Solicitation Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Consent Solicitation Statement/Prospectus as to the contents of any contract, agreement or other document are not necessarily complete, and in each instance, reference is made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The information in this Consent Solicitation Statement/Prospectus concerning the Company, Prep Fund 1, Prep Fund 2 and Pension Fund has been furnished by the Company, Prep Fund 1, Prep Fund 2 and Pension Fund, respectively. For further information with respect to the Company, the Partnerships and the Common Stock offered hereby reference is made to the Registration Statement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed with the Commission by Prep Fund 1 (File No. 0-15854), Prep Fund 2 (File No. 1-10022) and Pension Fund (File No. 0-17582) pursuant to the Exchange Act are incorporated herein by reference:

    (i) Prep Fund 1's Annual Report on Form 10-K for the year ended December 31, 1996;

    (ii) Prep Fund 1's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997;

   (iii) Prep Fund 1's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997;

    (iv) Prep Fund 1's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, as amended by Quarterly Report on Form 10-Q/A No. 1 filed on November 24, 1997, Quarterly Report on Form 10-Q/A No. 2 filed on December 16, 1997 and Quarterly Report on Form 10-Q/ A No. 3 filed on January 9, 1998;

    (v) Prep Fund 2's Annual Report on Form 10-K for the year ended December 31, 1996;

    (vi) Prep Fund 2's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997;

   (vii) Prep Fund 2's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997;

  (viii) Prep Fund 2's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997;

    (ix) Prep Fund 2's Current Report on Form 8-K filed February 13, 1997;

    (x) Pension Fund's Annual Report on Form 10-K for the year ended December 31, 1996, as amended by Annual Report on Form 10-K/A No. 1 filed on October 29, 1997;

    (xi) Pension Fund's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997;

   (xii) Pension Fund's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997;

  (xiii) Pension Fund's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997; and

   (xiv) Pension Fund's Current Report on Form 8-K filed February 13, 1997.

    Each document subsequently filed by the Partnerships pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Consent Solicitation Statement/Prospectus to the extent that a statement contained in this Consent Solicitation Statement/ Prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Consent Solicitation Statement/Prospectus except as so modified or superseded.

    This Consent Solicitation Statement/Prospectus is accompanied by a copy of
(i) the Annual Report on Form 10-K for the year ended December 31, 1996 for each of Prep Fund 1 and Prep Fund 2, (ii) the Annual Report on Form 10-K/A No. 1 for the year ended December 31, 1996 for Pension Fund, (iii) the Quarterly Report on Form 10-Q/A No. 3 for the quarter ended September 30, 1997 for Prep Fund 1 and
(iv) the Quarterly Report on Form 10-Q for the quarter ended September 30, 1997 for each of Prep Fund 2 and Pension Fund. The Partnerships hereby will provide, without charge, to any person, including any beneficial owner, to whom this Consent Solicitation Statement/Prospectus has been delivered, on the written or oral request of any such person and by first class mail or other equally prompt means within one day of receipt of such request, any or all of the documents referred to above which have been or may be incorporated in this Consent Solicitation Statement/Prospectus (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference). Requests for such copies should be: (i) in the case of documents relating to Prep Fund 1, directed to America First Participating/Preferred Equity Mortgage Fund Limited Partnership, 1004 Farnam Street, Omaha, Nebraska 68102, at telephone number
(800) 239-8787, Attention: Maurice E. Cox, Jr.; (ii) in the case of documents relating to Prep Fund 2, directed to America First Prep Fund 2 Limited Partnership, 1004 Farnam Street, Omaha, Nebraska 68102, at telephone number
(800) 239-8787, Attention: Maurice E. Cox, Jr.; or (iii) in the case of documents relating to Pension Fund, directed to America First Prep Fund 2 Pension Series Limited Partnership, 1004 Farnam Street, Omaha, Nebraska 68102, at telephone number (800) 239-8787, Attention: Maurice E. Cox, Jr. In order to ensure timely delivery of the documents, any requests should be made no later than five business days prior to the Response Date.

    PREP FUND 1, PREP FUND 2 AND PENSION FUND WILL PROVIDE, WITHOUT CHARGE, TO EACH PERSON WHO RECEIVES THIS CONSENT SOLICITATION STATEMENT/PROSPECTUS, UPON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON AND BY FIRST CLASS MAIL OR OTHER EQUALLY PROMPT MEANS WITHIN ONE DAY OF RECEIPT OF SUCH REQUEST, A COPY OF SUCH DOCUMENTS DELIVERED HEREWITH OR INCORPORATED HEREIN BY REFERENCE (NOT INCLUDING EXHIBITS TO SUCH INFORMATION UNLESS THE EXHIBITS THEMSELVES ARE SPECIFICALLY INCORPORATED BY REFERENCE). REQUESTS FOR DOCUMENTS SHOULD BE MADE AS SPECIFIED ABOVE.

                               TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                            ---------
AVAILABLE INFORMATION.....................................................................................  iii
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................................................  iii
SUMMARY...................................................................................................  1
  Introduction............................................................................................  1
  Summary Risk Factors....................................................................................  2
  Overview of the Merger..................................................................................  4
  Retention Option........................................................................................  5
  Organizational Charts...................................................................................  6
  Parties to the Merger...................................................................................  8
  The Company.............................................................................................  8
  Background of the Merger................................................................................  9
  Fairness Opinion........................................................................................  10
  Financial Advisor.......................................................................................  11
  Recommendations of the General Partners and the Special Committee; Fairness Determination...............  11
  Assessment of Alternatives to the Merger................................................................  14
  Benefits to Insiders....................................................................................  15
  The Merger Agreement....................................................................................  15
  Comparison of Units and Common Stock....................................................................  17
  Dividend Reinvestment Plan..............................................................................  21
  Federal Income Tax Considerations.......................................................................  21
  The Consent Solicitation................................................................................  22
  Dissenters' Rights of Appraisal.........................................................................  23
  Fees and Expenses.......................................................................................  23
  Consequences If the Merger Is Not Approved..............................................................  23
  Accounting Treatment....................................................................................  23
  Delivery of the Certificates for Units..................................................................  23
  Comparative Market Data.................................................................................  24
  Historical and Pro Forma Per Unit and Per Share Information.............................................  25
  Summary Historical Financial Information................................................................  26

RISK FACTORS..............................................................................................  29
  Risks Associated with the Merger........................................................................  29
  Uncertain Market Price of Common Stock After the Merger.................................................  29
  Cash Merger Payment to Be Funded Partly from the Sale of Assets or
    Borrowings............................................................................................  29
  Possible Lower Distributions............................................................................  29
  Fundamental Change in Nature of Investments.............................................................  30
  Lack of Operating History...............................................................................  30
  Lack of Management Experience in Managing a Mortgage REIT...............................................  30
  Change in Investment Policies...........................................................................  30
  Implementation of a Growth-Oriented Business Plan.......................................................  31
  Potential Conflicts of Interest of General Partners.....................................................  31
  Federal Income Tax Consequences.........................................................................  31
  A Majority in Interest Will Bind All Unitholders in Each Partnership....................................  32
  No Dissenters' Rights...................................................................................  32
  Merger Expenses.........................................................................................  32
  Allocation of Common Stock Among the Partnerships.......................................................  32

                                                                                                              PAGE
                                                                                                            ---------
  Limitations on Changes in Control Contained in the Charter and Bylaws...................................  32
  Limitations on Changes in Control Pursuant to Maryland Law..............................................  33
  Dependence on Key Personnel.............................................................................  33
  No Assurance Benefits of Merger Will Be Realized........................................................  33
  Change in the Payment Schedule of Distributions.........................................................  34
Risks Associated with the Company's Business..............................................................  34
  Leveraging Strategy.....................................................................................  34
  No Limitation on Debt...................................................................................  34
  Fluctuations in Short-Term Interest Rates...............................................................  34
  Decline in Market Value of Mortgage Securities..........................................................  35
  Loss on Certain Mortgage Loans and Securitization.......................................................  35
  Loss on Certain Mortgage Securities.....................................................................  36
  Prepayment of Adjustable-Rate Mortgage Securities and Mortgage Loans....................................  36
  Hedging Strategies May Not Eliminate Interest Rate Risk.................................................  36
  Ability to Change Policies Without Stockholder Approval.................................................  37
  Competition.............................................................................................  38
  Registration under the Investment Company Act...........................................................  38
Risks Associated with a Corporation Qualifying as a REIT..................................................  39
  Taxation as a Corporation...............................................................................  39
  REIT Minimum Distribution Requirements; Possible Incurrence of Additional Debt..........................  39
  Failure of Pension Fund to Be Classified as a Partnership for Federal Income Tax Purposes...............  39
  ERISA Requirements......................................................................................  40

THE PARTNERSHIPS..........................................................................................  40
  Prep Fund 1.............................................................................................  40
  Prep Fund 2.............................................................................................  41
  Pension Fund............................................................................................  41

THE COMPANY...............................................................................................  42
  General.................................................................................................  42
  Investment Strategies...................................................................................  42
  Financing Strategies....................................................................................  43
  Risk Management Strategies..............................................................................  44
  Securitization of Mortgage Loans........................................................................  46
  Operating Restrictions..................................................................................  46
  Portfolio of Mortgage Securities and Mortgage Loans.....................................................  47
  Collateralized Mortgage Obligations and Multiclass Pass-Through Securities..............................  49
  Distribution Policy.....................................................................................  50

MANAGEMENT OF THE COMPANY.................................................................................  51
  Directors and Executive Officers of the Company.........................................................  51
  Executive Compensation..................................................................................  53
  Employment Agreements...................................................................................  53
  Stock Option Plan.......................................................................................  54
  Committees of the Board of Directors....................................................................  55
  Vacancies on the Board of Directors.....................................................................  55
  Compensation of Directors...............................................................................  55
  The Advisor.............................................................................................  56
  Legal Proceedings.......................................................................................  58
  Conflicts of Interest...................................................................................  59

THE PROPOSED MERGER.......................................................................................  61

                                                                                                              PAGE
                                                                                                            ---------
  Background of the Merger................................................................................  61
  Fairness Opinion........................................................................................  65
  Financial Advisor.......................................................................................  71
  Recommendations of the General Partners and the Special Committee; Fairness Determination...............  73
  Assessment of Alternatives to the Merger................................................................  80

TERMS OF THE MERGER.......................................................................................  81
  General.................................................................................................  81
  Effects of the Merger...................................................................................  82
  Effective Date of the Merger............................................................................  82
  Allocation of Common Stock..............................................................................  82
  Cash Merger Payment.....................................................................................  83
  The Merger Agreement....................................................................................  84
  Consequences If Merger Not Completed....................................................................  87
  Accounting Treatment....................................................................................  87
  Fees and Expenses.......................................................................................  87
  Delivery of the Certificates for Units..................................................................  88
  Dissenters' Right of Appraisal..........................................................................  89
  Retention Option........................................................................................  89

THE CONSENT SOLICITATION..................................................................................  91
  Introduction............................................................................................  91
  Response Date...........................................................................................  91
  Record Date and Vote Required...........................................................................  91
  Consent Procedures......................................................................................  92
  Exercise of the Retention Option........................................................................  92
  Effect of Consent.......................................................................................  93
  Solicitation Expenses...................................................................................  93

DESCRIPTION OF CAPITAL STOCK OF THE COMPANY...............................................................  93
  General.................................................................................................  93
  Common Stock............................................................................................  94
  Additional Classes of Stock.............................................................................  94
  Restrictions on Transfer................................................................................  94

DIVIDEND REINVESTMENT PLAN................................................................................  96

CERTAIN PROVISIONS OF MARYLAND LAW AND THE CHARTER AND BYLAWS.............................................  97
  Board of Directors......................................................................................  97
  Business Combinations...................................................................................  97
  Control Share Acquisitions..............................................................................  98
  Amendment to Charter....................................................................................  99
  Advance Notice of Director Nominations and New Business.................................................  99

FEDERAL SECURITIES LAW CONSEQUENCES.......................................................................  99

COMPARATIVE RIGHTS AND OBLIGATIONS OF UNITHOLDERS AND STOCKHOLDERS........................................  100
  Form of Organization....................................................................................  100
  Duration of Existence...................................................................................  100
  Business................................................................................................  101
  Investment and Financing Objectives and Policies........................................................  101
  Nature of Investment....................................................................................  102

                                                                                                              PAGE
                                                                                                            ---------
  Borrowing Policies......................................................................................  102
  Expected Distributions and Payments.....................................................................  103
  Management..............................................................................................  103
  Fees and Expenses.......................................................................................  104
  Potential Dilution......................................................................................  105
  Potential Dilution of Payment Rights....................................................................  105
  Potential Redemption or Repurchase......................................................................  106
  Liquidity and Transferability...........................................................................  106
  Anti-Takeover Provisions................................................................................  106
  Taxation of Taxable Investors...........................................................................  107
  Voting Rights...........................................................................................  107
  Meetings................................................................................................  108
  Right to Inspect Books and Records......................................................................  108
  Reports.................................................................................................  109
  Liabilities.............................................................................................  109

FIDUCIARY RESPONSIBILITIES AND INDEMNIFICATION OF OFFICERS AND DIRECTORS..................................  110

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF THE COMPANY.............................  111

FEDERAL INCOME TAX CONSIDERATIONS.........................................................................  111
  General.................................................................................................  111
  Opinions of Counsel.....................................................................................  112
  Certain Tax Differences between the Ownership of Units and Common Stock.................................  112
  Tax Treatment of the Merger for Partnerships and Unitholders............................................  113
  Tax Consequences to Company.............................................................................  114
  Treatment of the Company as a REIT......................................................................  115
  Taxation of the Company as a REIT.......................................................................  115
  Requirements for Qualification as a REIT................................................................  116
  Tax Aspects of the Company's Investments in Partnerships................................................  120
  Taxation of the Company's Stockholders..................................................................  120
  Certain Tax Considerations for Non-U.S. Holders of Common Stock.........................................  123
  Other Tax Considerations................................................................................  125
  Recent Legislation......................................................................................  125

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS GIVING EFFECT TO THE
  MERGER..................................................................................................  125

EXPERTS...................................................................................................  127

LEGAL MATTERS.............................................................................................  127

GLOSSARY..................................................................................................  128

INDEX TO FINANCIAL STATEMENTS.............................................................................  F-1

PRO FORMA FINANCIAL INFORMATION...........................................................................  F-5

APPENDIX A................................................................................................  A-1

APPENDIX B................................................................................................  B-1

APPENDIX C................................................................................................  C-1

                                    SUMMARY

    THE FOLLOWING SUMMARIZES CERTAIN INFORMATION CONTAINED OR INCORPORATED BY REFERENCE ELSEWHERE IN THIS CONSENT SOLICITATION STATEMENT/PROSPECTUS. THIS SUMMARY IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION APPEARING OR INCORPORATED BY REFERENCE ELSEWHERE HEREIN. AS USED HEREIN, "PREP FUND 1" REFERS TO AMERICA FIRST PARTICIPATING/PREFERRED EQUITY MORTGAGE FUND LIMITED PARTNERSHIP, "PREP FUND 2" REFERS TO AMERICA FIRST PREP FUND 2 LIMITED PARTNERSHIP, "PENSION FUND" REFERS TO AMERICA FIRST PREP FUND 2 PENSION SERIES LIMITED PARTNERSHIP, THE "PARTNERSHIPS" REFERS TO ALL THREE OF SUCH PARTNERSHIPS, THE "COMPANY" REFERS TO AMERICA FIRST MORTGAGE INVESTMENTS, INC., A NEWLY ORGANIZED, EXTERNALLY ADVISED MARYLAND CORPORATION, THE "ADVISOR" REFERS TO AMERICA FIRST MORTGAGE ADVISORY CORPORATION, A NEWLY ORGANIZED MARYLAND CORPORATION OWNED BY AMERICA FIRST COMPANIES L.L.C., THE ENTITY THAT CONTROLS THE GENERAL PARTNERS OF THE PARTNERSHIPS ("AMERICA FIRST"), "PREP FUND 1 UNITS" REFERS TO THE EXCHANGEABLE UNITS REPRESENTING ASSIGNED LIMITED PARTNERSHIP INTERESTS IN PREP FUND 1, "PREP FUND 2 BUCS" REFERS TO THE BENEFICIAL UNIT CERTIFICATES REPRESENTING ASSIGNED LIMITED PARTNERSHIP INTERESTS IN PREP FUND 2, "PENSION BUCS" REFERS TO THE BENEFICIAL UNIT CERTIFICATES REPRESENTING ASSIGNED LIMITED PARTNERSHIP INTERESTS IN PENSION FUND, "UNITS" REFERS TO ALL THREE OF SUCH SECURITIES, "UNITHOLDERS" REFERS TO THE HOLDERS OF THE UNITS AND "COMMON STOCK" REFERS TO THE COMMON STOCK, PAR VALUE $0.01 PER SHARE, OF THE COMPANY. SEE "GLOSSARY" FOR THE DEFINITIONS OF CERTAIN OTHER CAPITALIZED TERMS USED IN THIS CONSENT SOLICITATION STATEMENT/PROSPECTUS.

INTRODUCTION

    This Consent Solicitation Statement/Prospectus relates to the proposed combination (the "Merger") of Prep Fund 1, Prep Fund 2 and Pension Fund with and into the Company, a growth oriented, externally advised real estate investment trust ("REIT") that will own and actively manage a portfolio of mortgage-backed securities ("Mortgage Securities") and mortgage loans ("Mortgage Loans"). As a result of the Merger, Unitholders will exchange their Units in the Partnerships for shares of Common Stock in the Company on a basis that is expected to be tax-free for federal income tax purposes. The terms of the Merger also provide that the Company will make a one-time cash payment of $1.06 per share (the "Cash Merger Payment"), which will be paid in four equal quarterly payments during the first year following the Merger, to stockholders entitled to receive distributions; provided, however, any distributions paid to stockholders by the Company out of earnings during this first year will have the effect of reducing the amount of the Cash Merger Payment so that the amount paid to stockholders will still be, in the aggregate, equal to $1.06 per share. The Merger is being proposed in accordance with an agreement and plan of merger (the "Merger Agreement"), dated as of July 29, 1997, among the Company, AF Merger, L.P., a Delaware limited partnership subsidiary of the Company ("Partnership Merger Sub"), and the Partnerships. A copy of the Merger Agreement is attached to this Consent Solicitation Statement/Prospectus as Appendix A. The Common Stock has been approved for listing on the New York Stock Exchange (the "NYSE"), subject to official notice of issuance, under the symbol "MFA." The general partners of the Partnerships (the "General Partners") are proposing the Merger in order to increase the earnings of, and to enhance the value of the investments held by Unitholders in, the Partnerships.

    The Merger is intended to take advantage of the growing acceptance in the U.S. equity markets of residential mortgage REITs. Since 1994, the residential mortgage REIT sector has experienced dramatic growth, from a market capitalization of approximately $750 million in 1994 to approximately $4.5 billion in September 1997. These REITs own portfolios of Mortgage Securities and Mortgage Loans that are similar in terms of investment type and credit quality to those currently held by the Partnerships. However, instead of holding static and unleveraged portfolios of fixed-rate Mortgage Securities and Mortgage Loans like the Partnerships, mortgage REITs employ leverage, invest primarily in adjustable-rate Mortgage Securities and Mortgage Loans and vary their investments over time. As a group, they are more highly valued (as a multiple of their earnings and book value) in the public markets than are the Partnerships. The General Partners believe that the Partnerships, being long-term investors in the type of assets that are commonly held by mortgage REITs, are especially well positioned to make the transformation from long-term passive investors in Mortgage Securities and Mortgage Loans into a growth-oriented mortgage REIT.

    Upon completion of the Merger, the Company, which does not currently own any adjustable-rate Mortgage Securities or Mortgage Loans, intends to realign its portfolio by disposing of a substantial portion of its fixed-rate assets and acquiring adjustable-rate Mortgage Securities and Mortgage Loans. Upon completion of this realignment, the Company's investment policies will require that at least 70% of the Company's investment portfolio consists of Mortgage Securities and Mortgage Loans that will be similar in terms of investment type and credit quality to those currently held by the Partnerships. This portion of the Company's investment portfolio will consist of Mortgage Securities that are either (i) issued or guaranteed by an agency of the U.S. government such as the Government National Mortgage Association ("Ginnie Mae"), the Federal National Mortgage Association ("Fannie Mae") or the Federal Home Loan Mortgage Corporation ("Freddie Mac"), (ii) rated in one of the two highest rating categories by either Standard & Poor's Corporation ("S&P") or Moody's Investors Service, Inc. ("Moody's"), or (iii) considered to be of equivalent credit quality as determined by the Advisor and approved by an investment acquisition committee (the "Acquisition Committee") comprised of certain of the Company's executive officers and members of its board of directors (the "Board of Directors"). In connection with the Company's acquisition of Mortgage Securities and Mortgage Loans for this portion of its investment portfolio, it is expected that the Company will invest primarily in adjustable-rate Mortgage Securities and Mortgage Loans. The remainder of the Company's investment portfolio (referred to herein as "Other Investment" assets) may consist of pass-through certificates, multi-class pass-throughs or collateralized mortgage obligations backed by Mortgage Loans on single-family, multifamily, commercial or other real estate-related properties or whole Mortgage Loans on single-family, multifamily or other income producing properties, most of which are expected to be rated at least investment grade at the time of purchase by either S&P or Moody's (e.g., securities having a rating of BBB, Baa or better) or considered to be of equivalent credit quality as determined by the Advisor and approved by the Acquisition Committee. In addition, the Company may also invest directly in such single-family, multifamily, commercial or other related properties which may collateralize its Mortgage Securities. While the Other Investment assets portfolio will contain a greater level of credit and liquidity risk, it also is expected to yield more than the other Mortgage Securities in the Company's portfolio. The Board of Directors will have the ability to change the Company's investment policies at any time without stockholder approval.

    The General Partners have determined that the Merger is fair to, and in the best interests of, Unitholders. Although the Merger was not negotiated at arm's length, the General Partners arranged for the organization of an independent committee (the "Special Committee") consisting of a majority of the non-employee managers of the Board of Managers of America First (the "Board of Managers") to represent the interests of Unitholders in the negotiation of the terms of the Merger. The Special Committee has also determined that the Merger is fair to, and in the best interests of, Unitholders. The Special Committee retained CIBC Oppenheimer Corp. ("Oppenheimer") to render its opinion, dated as of July 28, 1997 (the "Fairness Opinion"), as to the fairness, from a financial point of view, of the Merger, assuming all of the Partnerships participate or, alternatively, that only Prep Fund 1 and Prep Fund 2 participate. See "THE PROPOSED MERGER--Fairness Opinion." Accordingly, the General Partners have approved the Merger and the Merger Agreement and the General Partners and the Special Committee are recommending the approval of the Merger and the adoption of the Merger Agreement by Unitholders. The basis of the recommendations of the General Partners and the Special Committee is set forth herein under "THE PROPOSED MERGER--Recommendations of the General Partners and the Special Committee; Fairness Determination." In considering the fairness of the Merger, the General Partners and the Special Committee analyzed both the participation of all of the Partnerships in the Merger and the participation of only Prep Fund 1 and Prep Fund 2 in the Merger. The General Partners also arranged for the Partnerships to retain PaineWebber Incorporated ("PaineWebber"), which has substantial experience in the mortgage REIT sector, to render financial advice with respect to the development and implementation of an operating structure and a business strategy for the Company. See "THE PROPOSED MERGER--Financial Advisor." In considering the recommendations of the General Partners and the Special Committee, Unitholders are urged to consider carefully the basis of their recommendations and the substantial conflicts of interest of the General Partners and risk factors present in the Merger and in the business of the Company following the Merger as described herein under "RISK FACTORS" and "MANAGEMENT OF THE COMPANY--Conflicts of Interest."

SUMMARY RISK FACTORS

    RISKS ASSOCIATED WITH THE MERGER.

    Uncertain Market Price of Common Stock after the Merger. Prior to the Merger, there will be no market for the Common Stock and there is substantial uncertainty as to the price at which the shares of Common Stock will trade following the consummation of the Merger. The possibility exists that the trading price of the shares may be lower than the proportionate Net Asset Value (as herein defined) estimated for each Unit. See "TERMS OF THE MERGER--Allocation of Common Stock."

    Cash Merger Payment to Be Funded Partly from the Sale of Assets or Borrowings. The Merger Agreement provides that the Company will make the Cash Merger Payment, which will be paid in four equal quarterly payments of $.2650 per share of Common Stock during the first year following the Merger, to stockholders entitled to receive distributions. During the first year following the Merger, any distributions paid to stockholders by the Company out of earnings will have the effect of reducing the amount of the Cash Merger Payment so that the amount paid to stockholders during this first year will still be, in the aggregate, equal to $1.06 per share. The General Partners anticipate that the Company will fund the Cash Merger Payment, to the extent it is required to be paid to stockholders during the first year following the Merger, out of the proceeds from sales of Mortgage Securities and Mortgage Loans, short-term borrowings or existing cash reserves. Because the size of the Company's investment portfolio will be reduced in connection with the distribution of the Cash Merger Payment, the General Partners anticipate that the sale of Mortgage Securities and Mortgage Loans and the use of borrowings or reserves to fund such Cash Merger Payment will adversely affect the Company's future earnings and the payment of distributions on the Common Stock. See "TERMS OF THE MERGER--Cash Merger Payment."

    Possible Lower Distributions. While the Partnerships currently pay distributions to Unitholders out of their earnings and as a return of invested capital, the Company's policy will be generally to refrain from paying return of capital distributions to stockholders (except for the Cash Merger Payment), but instead to pay as distributions substantially all of the Company's taxable income. Primarily as a result of this factor, it is expected that the quarterly distributions payable by the Company on the shares of Common Stock issued in respect of each Unit in the Merger will be lower on a quarterly basis over the first year following the Merger than the total distributions (which include amounts paid out of both net income and as a return of capital) made by the Partnerships for the three months ended September 30, 1997. See "THE COMPANY--Distribution Policy."

    Fundamental Change in Nature of Investments. The nature of each Unitholder's investment will change from an interest in a finite-life limited partnership holding a static and unleveraged portfolio of fixed-rate Mortgage Securities, Mortgage Loans, preferred real estate participations ("PREPs") representing limited partnership interests in partnerships that own the multifamily properties collateralizing such Mortgage Securities and certain other investments that will be liquidated over time to shares of Common Stock in an ongoing, infinite-life mortgage REIT that will employ leverage and reinvest the proceeds of asset sales and mortgage repayments primarily in adjustable-rate Mortgage Securities and Mortgage Loans. In comparison to the Partnerships, the Company will have a more diverse investment strategy with greater opportunity for growth. Such growth potential, however, is accompanied by greater risks, such as those associated with the Company's leveraging and hedging strategies, than those posed by continued investment in the Partnerships.

    Potential Conflicts of Interest of General Partners. The General Partners initiated and participated in the structuring of the Merger and have substantial conflicts of interest with respect to its completion due to interests and affiliations different from those of Unitholders. Such interests and affiliations include that (i) the Advisor will be an affiliate of the General Partners and therefore the owners of the General Partners will benefit from the completion of the Merger by indirectly receiving fees pursuant to the

Advisory Agreement (as hereinafter defined) and (ii) the General Partners determined the method of allocation of the Common Stock between themselves and Unitholders. See "MANAGEMENT OF THE COMPANY--Conflicts of Interest--General Partners."

    A Majority in Interest Will Bind All Unitholders in Each Partnership. Under the Merger Agreement and the requirements of the Delaware Revised Uniform Limited Partnership Act (the "Delaware Act"), a Partnership will participate in the Merger if a majority in interest of its Unitholders consent to the Merger. If the Merger is approved by such majority, all Unitholders in such Partnership will be bound by the decision of the majority and, except for those Unitholders in Pension Fund electing to remain as Unitholders in Pension Fund (the "Retention Option"), will be required to exchange their Units for shares of Common Stock even if they do not desire to do so.

    No Dissenters' Rights. Unitholders will have no appraisal, dissenters' or similar rights in connection with the Merger. Therefore, Unitholders will not be entitled to receive any cash payment in exchange for the fair value of their respective Units if they do not vote in favor of the Merger and the Merger is approved and consummated.

RISKS ASSOCIATED WITH THE COMPANY'S BUSINESS.

    Leveraging Strategy. The Company will employ a strategy of borrowing funds to finance the acquisition of Mortgage Securities and Mortgage Loans and expects to maintain an equity-to-assets ratio of 8% to 10%. If the returns on such assets fail to offset the cost of the borrowings, the Company's earnings and distributions on its Common Stock will be adversely affected.

    Fluctuations in Short-Term Interest Rates. Fluctuations in short-term interest rates may adversely affect the Company's earnings and the market price of its Common Stock as a result of (i) mismatches between the repricing of the Company's adjustable-rate Mortgage Securities and Mortgage Loans and the repricing of its borrowed funds, (ii) interest rate caps on its adjustable-rate Mortgage Securities and Mortgage Loans and (iii) different interest rate indices between the Company's adjustable-rate Mortgage Securities and Mortgage Loans and its borrowed funds.

    Prepayment of Investments. To the extent that there is an unexpected increase in prepayment rates resulting in a shortening of the expected life of the Mortgage Securities and Mortgage Loans, the Company's earnings and the payment of distributions could be adversely affected primarily due to the increase in amortization of any remaining premium on Mortgage Securities and Mortgage Loans.

    Hedging Strategies May Not Eliminate Interest Rate Risk. The Company intends to enter into hedging strategies which involve certain risks and may not be successful in reducing all of the Company's exposure to fluctuations in interest rates.

    Ability to Change Policies Without Stockholder Approval. The Board of Directors will have the ability to change the Company's policies with respect to acquisitions, growth, operations, indebtedness, capitalization and distributions at any time without stockholder approval. Accordingly, stockholders will have no control over the Company's policies, except through their ability to elect new members to the Board of Directors.

    Registration under the Investment Company Act. Failure to remain exempt from registration under the Investment Company Act of 1940, as amended (the "Investment Company Act"), would severely limit the Company's ability to implement its leveraging strategy.

RISKS ASSOCIATED WITH THE COMPANY QUALIFYING AS A REIT.

    Taxation as a Corporation. If the Company fails to qualify as a REIT for federal income tax purposes, the Company will be taxed as a regular corporation which would adversely affect the ability of the Company to make distributions on its Common Stock.

    REIT Minimum Distribution Requirements; Possible Incurrence of Additional Debt. In order to qualify as a REIT, the Company generally will be required each year to distribute to stockholders at least

95% of its net taxable income (excluding any net capital gain). The requirement to distribute a substantial portion of the Company's net taxable income could cause the Company to distribute amounts that otherwise would be spent on future investments or repayment of debt, which would require the Company to borrow funds or to sell assets to fund the costs of such items thereby adversely affecting the Company's earnings, cash available for distributions and dividend yield.

OVERVIEW OF THE MERGER

    In order for each Partnership to participate in the Merger, Unitholders representing a majority of the outstanding Units in such Partnership must vote to approve the Merger and the other conditions to such Partnership's participation in the Merger as specified in the Merger Agreement must be satisfied. The Merger will not be consummated unless both Prep Fund 1 and Prep Fund 2 participate in the Merger. The participation of Pension Fund is not a condition to the closing of the Merger. As a result of the Merger, (i) outstanding Prep Fund 1 Units will be converted (at the rate of 1.00 share per Unit) into an aggregate of 5,775,797 shares of Common Stock, (ii) outstanding Prep Fund 2 BUCs will be converted (at the rate of approximately 1.26 shares per Unit) into an aggregate of 2,012,336 shares of Common Stock and (iii) outstanding Pension BUCs will be converted (at the rate of approximately 1.31 shares per Unit) into an aggregate maximum of 1,183,373 shares of Common Stock. If Pension Fund participates in the Merger, Unitholders in Pension Fund will be given the option, in lieu of receiving shares of Common Stock in the Company, to elect the Retention Option and remain as Unitholders in Pension Fund. See "TERMS OF THE MERGER--Retention Option." The 8,971,506 shares of Common Stock to be issued to Unitholders in the Merger have been allocated among the Partnerships in proportion to their relative Net Asset Values. See "TERMS OF THE MERGER--Allocation of Common Stock." The Merger Agreement also provides that the Company will make the Cash Merger Payment, which will be paid in four equal quarterly payments of $.2650 per share of Common Stock during the first year following the Merger, to stockholders entitled to receive distributions; provided, however, any distributions paid to stockholders by the Company out of earnings during this first year will have the effect of reducing the amount of the Cash Merger Payment so that the amount paid to stockholders will still be, in the aggregate, equal to $1.06 per share. See "TERMS OF THE MERGER--Cash Merger Payment." In connection with the organization of the Company, the General Partners were issued 90,621 shares of Common Stock. As consideration for the 90,621 shares, the General Partners paid the Company an aggregate of $1,000 as well as surrendered their rights to receive 1% of distributions made by the Partnerships out of operating cash flow. The General Partners will not be issued any additional shares of Common Stock or other consideration in the Merger.

RETENTION OPTION

    The Unitholders in Pension Fund have the opportunity to elect the Retention Option and continue their current investment by remaining as Unitholders in Pension Fund through the retention of the same security that was originally issued to, or subsequently acquired by, such Unitholder. In providing for the Retention Option, the General Partners wanted to be responsive to those Unitholders in Pension Fund who might not want to modify their current investment in Pension Fund. To the extent that Unitholders in Pension Fund elect the Retention Option, the aggregate number of shares of Common Stock otherwise issuable to the Unitholders in Pension Fund in the Merger will be accordingly reduced. In order to elect the Retention Option, Unitholders in Pension Fund must properly complete, sign and return the enclosed form for the election of the Retention Option (the "Retention Option Form") in accordance with the procedures set forth herein under "THE CONSENT SOLICITATION--Exercise of the Retention Option." If a Unitholder in Pension Fund fails to properly complete, sign and return a Retention Option Form and Pension Fund participates in the Merger, such Unitholder will receive shares of Common Stock in connection with the Merger. For a complete discussion regarding the Retention Option and the rights, benefits and risks associated with the retention of Pension BUCs, see "TERMS OF THE MERGER-- Retention Option."

                                 [LOGO]

                                 [LOGO]

PARTIES TO THE MERGER

    PREP FUND 1. Prep Fund 1, a Delaware limited partnership, was formed on November 20, 1986. The general partner of Prep Fund 1 is America First Capital Associates Limited Partnership Three, a Delaware limited partnership. As of the Record Date, Prep Fund 1 had outstanding 5,775,797 Prep Fund 1 Units. Prep Fund 1 Units are included for quotation on the NASDAQ Stock Market ("NASDAQ") under the trading symbol "AFPFZ." As of September 30, 1997, Prep Fund 1 held a portfolio of fixed-rate Mortgage Securities, five PREPs, all of the equity interest in one limited partnership owning a multifamily property (the "Equity Interest") and one participating first Mortgage Loan on a multifamily property (a "Participating Loan") financed in part by America First Apartment Investors, L.P., an affiliated equity fund.

    PREP FUND 2. Prep Fund 2, a Delaware limited partnership, was formed on May 28, 1987. The general partner of Prep Fund 2 is America First Capital Associates Limited Partnership Six, a Delaware limited partnership. As of the Record Date, Prep Fund 2 had outstanding 1,593,604 Prep Fund 2 BUCs. Prep Fund 2 BUCs are listed on the American Stock Exchange ("AMEX") under the trading symbol "PF." As of September 30, 1997, Prep Fund 2 held a portfolio of fixed-rate Mortgage Securities and three PREPs.

    PENSION FUND. Pension Fund, a Delaware limited partnership, was formed on February 2, 1988. The general partner of Pension Fund is America First Capital Associates Limited Partnership Six. Pension Fund, which is not publicly traded, was organized to provide an investment vehicle to certain tax-exempt investors, including individual retirement accounts ("IRAs"), Keogh plans, pension and profit sharing plans and other qualified retirement plans (collectively, "Tax-Exempt Investors"), which would invest in the same types of investments as Prep Fund 2 without causing such investors to realize unrelated business taxable income ("UBTI") under the Internal Revenue Code of 1986, as amended (the "Code"). As of the Record Date, Pension Fund had outstanding 905,974 Pension BUCs. Pension BUCs are subject to various transfer restrictions which were imposed to prevent Pension Fund from being treated as a publicly traded partnership for federal income tax purposes and, accordingly, are not listed or regularly traded, except in the informal secondary market. As of September 30, 1997, Pension Fund held a portfolio of fixed-rate Mortgage Securities and three PREPs.

THE COMPANY

    GENERAL. The Company will be a newly organized, externally advised Maryland corporation which expects to elect and qualify to be taxed as a REIT for federal tax purposes under the Code. Upon consummation of the Merger, the Company will become the direct and indirect owner of the Mortgage Securities, Mortgage Loans, PREPs and other assets, subject to liabilities, held by the Partnerships. Following the Merger, the Company intends to replace a substantial portion of the Partnerships' current portfolio with a portfolio consisting primarily of adjustable-rate Mortgage Securities, Mortgage Loans and other related assets, subject to the parameters and guidelines set forth below.

    INVESTMENT STRATEGIES. The Company's investment strategy will be to acquire Mortgage Securities and Mortgage Loans in the secondary market from savings and loan institutions, commercial banks, investment banks, mortgage originators, mortgage conduits and other mortgage banking institutions who specialize in the origination, disposition and servicing of Mortgage Securities or Mortgage Loans. The Company will seek to generate income for distribution to its stockholders primarily from the difference between the interest income on its adjustable-rate Mortgage Securities and Mortgage Loans and the financing costs associated with carrying such Mortgage Securities and Mortgage Loans. See "THE COMPANY--Investment Strategies."

    FINANCING STRATEGIES. The Company's strategy is to increase its assets by borrowing against its portfolio of Mortgage Securities and Mortgage Loans and reinvesting the proceeds of the borrowings in additional Mortgage Securities and Mortgage Loans. The Company expects to maintain an equity-to-assets ratio (I.E., total equity of the Company as a percentage of its total assets) of approximately 8% to 10%. The Company's Mortgage Securities will be financed primarily at short-term borrowing rates utilizing reverse repurchase agreements, borrowings under lines of credit and other secured or unsecured financings which the Company may establish with approved institutional lenders. See "THE COMPANY--Financing Strategies."

    RISK MANAGEMENT STRATEGIES. Changes in market interest rates could cause the interest paid on the Company's variable rate investments to drop below the costs paid on its borrowings. To the extent necessary, the Company will enter into hedging transactions to reduce the impact of certain adverse changes in interest rates on its net interest income. See "THE COMPANY--Risk Management Strategies."

    SECURITIZATION OF MORTGAGE LOANS. The Company may supplement its portfolio of Mortgage Securities with individual Mortgage Loans acquired for its investment portfolio for future securitization. It is expected that, to be eligible for securitization, Mortgage Loans will generally be underwritten to "A" quality standards and will be combined together to create Mortgage Securities that will be more highly rated than the individual Mortgage Loans. See "THE COMPANY--Securitization of Mortgage Loans."

    DISTRIBUTION POLICY. Following the Merger, the Company intends to distribute substantially all of its taxable income (which generally does not equal net income as calculated in accordance with GAAP) to stockholders as distributions. The Company intends to declare distributions on its Common Stock quarterly. The distribution policy is subject to revision by, and all distributions by the Company will be made at the discretion of, the Board of Directors. The amount of such distributions will be affected by a number of factors, including the Company's actual cash available for distribution, its financial condition, capital requirements, the annual distribution requirements under the REIT provisions of the Code and such other factors as the Board of Directors deems relevant.

    MANAGEMENT OF THE COMPANY. The Company will have a seven-member Board of Directors, a majority of which will consist of persons who are neither executive officers of the Company nor executive officers or directors of the Advisor (the "Independent Directors"). The Company will contract with the Advisor to manage the Mortgage Securities and Mortgage Loans held by the Company and to provide other services to the Company pursuant to an Advisory Agreement (the "Advisory Agreement") between the Company and the Advisor. See "MANAGEMENT OF THE COMPANY--The Advisor."

BACKGROUND OF THE MERGER

    Units in the Partnerships were offered to the public in three separate offerings from 1986 through 1988. The Partnerships were formed to invest their original capital on an unleveraged basis principally in Mortgage Securities, PREPs and, to a lesser extent, in participating Mortgage Loans collateralized by multifamily properties and then to liquidate their investments and distribute the proceeds from such liquidation to Unitholders generally within 12 years of purchase (I.E., by 1999 for Prep Fund 1 and by 2000 for Prep Fund 2 and Pension
Fund), subject to the right of the General Partners to extend the date of liquidation to December 31, 2036 in the case of Prep Fund 1 and December 31, 2017 in the case of Prep Fund 2 and Pension Fund.

    The primary objectives of the Partnerships were to provide investors with
(i) safety and preservation of capital, (ii) regular cash distributions and
(iii) a potential for capital appreciation from enhanced yield from investments in PREPs and other equity-related real estate investments. While the Partnerships have been able to provide Unitholders with regular cash distributions, they have been less successful in preserving the Unitholders' capital or providing enhanced yield or appreciation in the value of Units. At March 31, 1997, Units in Prep Fund 1, Prep Fund 2 and Pension Fund had a Net Asset Value of $9.21, $11.63 and $12.03, respectively, compared to an initial offering price for each Unit of $20.00. A part of this decline is attributable to the existing self-liquidating nature of the Partnerships which have made return of capital distributions to Unitholders out of principal repayments received by the Partnerships from their Mortgage Loans and from the mortgages underlying the Partnerships' Mortgage Securities. Through March 31, 1997, Prep Fund 1, Prep Fund 2 and Pension Fund have made return of capital distributions to Unitholders aggregating $10.24, $7.63 and $6.92, respectively, per Unit. The General Partners also attribute the decline in the value of the Units to the payment of fees and expenses incurred in connection with the organization of the Partnerships and a decrease in the value of PREPs and other equity-related real estate investments owned by the Partnerships.

    The General Partners believe that the structure of the Partnerships, as finite-life, fixed portfolio investment vehicles, has limited the flexibility of the Partnerships to react to market conditions and changes in interest rates and to implement new strategies to benefit Unitholders and the Partnerships. The General Partners have concluded that Unitholders are unlikely to achieve the full benefits from their investments in the Partnerships if the Partnerships continue to operate in accordance with their respective Agreements of Limited Partnership of the Partnerships (collectively, the "Partnership Agreements") and existing business plans or if they commence an orderly liquidation of their investment portfolios.

    In the spring of 1996, the General Partners began considering different approaches for the Partnerships in an effort to enhance the value of the investments held by Unitholders. In the course of performing such analysis, the General Partners observed that mortgage REITs, which hold investments that are similar in terms of investment type and credit quality to those held by the Partnerships, are more highly valued (as a multiple of their earnings and book value) by the public equity markets than are the Partnerships. These circumstances led the General Partners to begin an assessment of the feasibility of converting the Partnerships to a mortgage REIT structure. The General Partners considered the Partnerships to be especially well positioned for such a conversion due to the investment similarities between the Partnerships and the typical mortgage REIT.

    In December 1996, members of management of the General Partners approached PaineWebber to discuss the feasibility of converting the Partnerships to the mortgage REIT structure. Members of management of the General Partners sought the advice of PaineWebber due to PaineWebber's substantial experience in the mortgage REIT sector. In March 1997, the General Partners caused the Partnerships to engage PaineWebber as their financial advisor.

    The General Partners, acting through the Board of Managers of America First, met on five occasions since December of 1996 to discuss the proposed Merger. At the meeting on June 17, 1997, the Board of Managers voted to appoint the Special Committee, consisting of Martin A. Massengale (chair), George Kubat and W. S. Carter, to represent the interests of Unitholders in the Merger.

    Since the organization of the Special Committee, it met on six occasions for the purpose of considering the proposed Merger and related transactions. As part of its analysis of the Merger, the Special Committee engaged Christy & Viener to act as its counsel and also engaged Oppenheimer to render a fairness opinion with regard to the Merger. On July 28, 1997, the Special Committee received the Fairness Opinion from Oppenheimer and reported its determinations regarding the Merger to the Board of Managers. The Special Committee then determined that the Merger is fair to, and in the best interest of, Unitholders and recommended that Unitholders vote to approve the Merger. The General Partners, acting through the Board of Managers, also determined the Merger is fair to, and in the best interests of, Unitholders and voted to approve the Merger and the Merger Agreement and voted to recommend that Unitholders approve the Merger.

    On July 29, 1997, the Partnerships and the Company signed the Merger Agreement and issued a press release announcing the proposed transaction. See "THE PROPOSED MERGER--Background of the Merger."

FAIRNESS OPINION

    The Special Committee retained Oppenheimer to render its Fairness Opinion, dated as of July 28, 1997, as to the fairness, from a financial point of view, of the Merger, including the allocation of Common Stock among the Partnerships assuming, in each case, that all of the Partnerships participate in the Merger and no Unitholders in Pension Fund elect the Retention Option ("Maximum Participation") and that Pension Fund does not participate in the Merger. The full text of the Fairness Opinion, which contains a description of the assumptions and qualifications made, matters considered and limitations imposed on the review and analysis, is set forth in Appendix B and should be read in its entirety.

    Based on the analysis described herein under "THE PROPOSED MERGER--Fairness Opinion," and subject to the assumptions, limitations and qualifications noted herein and in its Fairness Opinion, Oppenheimer concluded that the Merger, including the allocation of shares of Common Stock among the Partnerships, is fair from a financial point of view to the Unitholders assuming either Maximum Participation or, alternatively, that Pension Fund does not participate in the Merger. Oppenheimer subsequently delivered its written confirmatory opinion, as of the date of the CSS/P, that the Merger continues to be fair from a financial point of view to the Unitholders assuming either Maximum Participation or, alternatively, that Pension Fund does not participate in the Merger.

FINANCIAL ADVISOR

    PaineWebber has been engaged by the Partnerships to serve as their financial advisor. PaineWebber rendered financial advice to the Partnerships with respect to the development and implementation of an operating structure and a business strategy for the Company, including reviewing the asset types to be purchased, the liability structures to be used to finance the assets and the Company's desired leverage ratio. PaineWebber also assisted the Partnerships in developing the Company's business plan and investment strategy and guidelines and in determining the contract terms and other arrangements between the Company and the Advisor. In addition, PaineWebber assisted the Partnerships and their General Partners in developing financial forecasts for the Company which are described herein under "THE PROPOSED MERGER--Recommendations of the General Partners and the Special Committee; Fairness Determination." PaineWebber did not, in connection with its engagement by the Partnerships, render a fairness opinion to the General Partners or the Partnerships. See "THE PROPOSED MERGER--Financial Advisor."

RECOMMENDATIONS OF THE GENERAL PARTNERS AND THE SPECIAL COMMITTEE; FAIRNESS
  DETERMINATION

    The General Partners, together with the Special Committee, have determined that the Merger is fair to, and in the best interests of, the Unitholders. Accordingly, the General Partners have approved the Merger and the Merger Agreement and the General Partners and the Special Committee have recommended that the Unitholders vote FOR the approval of the Merger and the adoption of the Merger Agreement. In reaching this determination, the General Partners and the Special Committee considered a number of factors, as well as consulted with PaineWebber, legal counsel and, in the case of the General Partners, the Partnerships' accountants, and received the Fairness Opinion from Oppenheimer. See "THE PROPOSED MERGER--Recommendations of the General Partners and the Special Committee; Fairness Determination."

    In assessing the Merger, the General Partners and the Special Committee considered a comparative valuation analysis prepared by management of the General Partners. This analysis, which supported their determination that the Merger is fair to and in the best interest of Unitholders, compared estimated values of the Units assuming they are converted into shares of Common Stock in the Merger to estimated values of the Units (i) assuming the Partnerships continue to operate in accordance with their existing Partnership Agreements and business plans, (ii) assuming the Partnerships commenced an orderly liquidation of their investment portfolios on June 30, 1997 or (iii) based on recent trading or secondary market prices. In this analysis, the estimated ranges of values of the Units assuming they are converted into shares of Common Stock in the Merger were determined by applying the forecasted net income per share of the Company for the second year of its operations, which was developed by management of the General Partners with the assistance of PaineWebber, to the net income multiples developed by PaineWebber for certain Comparative Companies (as hereinafter defined) in the residential mortgage REIT industry. The second year of operations was used in this analysis because the Company is expected to have completed the portfolio realignment anticipated by its business plan before the beginning of such second year. See "THE PROPOSED MERGER--Recommendations of the General Partners and the Special Committee; Fairness Determination." The estimated ranges of values of the Units included in the analysis described in
(i) and (ii) above were the same ranges of values used by Oppenheimer in connection with the analysis underlying its Fairness Opinion. The General Partners and the Special Committee have reviewed Oppenheimer's methodology in developing such estimated ranges of values and believe that such methodology is reasonable. See "THE PROPOSED MERGER--Fairness Opinion." The recent trading prices included in this analysis
(i) for Prep Fund 1 Units and Prep Fund 2 BUCs were based on the average of the last reported sales prices of such Units on the NASDAQ and the AMEX, respectively, for the 45 consecutive trading days preceding the date prior to the public announcement of the Merger and (ii) for Pension BUCs were based on the average trading prices of such Units in the secondary markets from January 1, 1997 through the date prior to the public announcement of the Merger.

    The following table summarizes the results of the comparative valuation analysis and also presents the included values as a percentage of the historical book value of the Partnerships:

                       COMPARATIVE VALUATION ANALYSIS(1)

                                       ESTIMATED VALUE OF
                                         UNITS ASSUMING
                                      CONVERSION TO SHARES
                                        OF COMMON STOCK          ESTIMATED             ESTIMATED
                                           IN THE NEW           CONTINUATION      LIQUIDATION VALUE(4)
                                           COMPANY(2)             VALUE(3)
                                      --------------------  --------------------  --------------------    RECENT
                                        HIGH        LOW       HIGH        LOW       HIGH        LOW       TRADING
PARTNERSHIP                             VALUE      VALUE      VALUE      VALUE      VALUE      VALUE     PRICES(5)
------------------------------------  ---------  ---------  ---------  ---------  ---------  ---------  -----------
ESTIMATED VALUATION:
Prep Fund 1.........................  $   11.88  $   10.48  $    8.80  $    8.63  $    9.08  $    8.83   $    8.63
Prep Fund 2.........................  $   14.97  $   13.20  $   11.01  $   10.71  $   11.13  $   11.06   $   12.19
Pension Fund........................  $   15.56  $   13.72  $   11.37  $   11.16  $   11.79  $   11.75   $    9.49

ESTIMATED VALUATION AS A PERCENTAGE OF HISTORICAL BOOK VALUE OF THE PARTNERSHIPS(6):
Prep Fund 1.........................       141%       124%       105%       102%       108%       105%        102%
Prep Fund 2.........................       140%       124%       103%       100%       104%       104%        114%
Pension Fund........................       136%       120%        99%        97%       103%       103%         83%

------------------------

(1) Based on information available as of June 30, 1997, except with respect to the recent trading prices of the Units.

(2) See "THE PROPOSED MERGER--Recommendations of the General Partners and the Special Committee; Fairness Determination."

(3) See "THE PROPOSED MERGER--Fairness Opinion--Summary of Analysis and Methodology."

(4) Represents the amount that would have been distributed with respect to each Unit if the Partnerships had sold their Mortgage Securities, Mortgage Loans and other assets on June 30, 1997, subject to certain assumptions. See "THE PROPOSED MERGER--Fairness Opinion--Summary of Analysis and Methodology."

(5) For Prep Fund 1 Units and Prep Fund 2 BUCs, the average of the last reported sales prices of such Units on the NASDAQ and the AMEX, respectively, for the 45 consecutive trading days preceding the date prior to the public announcement of the Merger. For Pension BUCs, the average trading prices of such Units in the secondary markets from January 1, 1997 through June 30, 1997.

(6) Mortgage REITs are typically valued in the public markets on the basis of either a trading price to book value or a trading price to earnings. The historical book value of the Units was used in the comparative valuation analysis, as opposed to earnings of the Partnerships, because historical book value is a measure which is applicable to all three scenarios contained in the comparative valuation analysis. The historic book value per Unit as of March 31, 1997 for Prep Fund 1 was $8.42, Prep Fund 2 was $10.67 and Pension Fund was $11.45.

    In reaching their determination that the Merger is fair to and in the best interests of the Unitholders, the General Partners and the Special Committee viewed as favorable the comparative valuation analysis prepared by management of the General Partners. In this analysis, the estimated range of values of the Units assuming they are converted to shares of Common Stock in the Merger is above the estimated range of values of the Units assuming the Partnerships continue to operate in accordance with their existing Partnership Agreements and business plans or assuming the Partnerships were to have commenced an orderly liquidation of their investment portfolios on June 30, 1997 and above the recent trading or secondary market prices of the Units that were used in the analysis. See "THE PROPOSED MERGER--Recommendations of the General Partners and the Special Committee; Fairness Determination."

    In assessing the comparative valuation analysis, the General Partners and the Special Committee recognized that the valuation estimates used in the analysis are subject to significant uncertainties, variables and assumptions, as well as varying market conditions, and no assurance can be given that the estimated values indicated could ever be realized. The General Partners and the Special Committee also recognize that there is substantial uncertainty as to the prices at which the shares of Common Stock will trade following the Merger and it is possible that the shares will trade below the other values in this analysis. See "RISK FACTORS--Risks Associated with the Merger--Uncertain Market Price of Common Stock After the Merger." The comparative valuation analysis was based on information available as of June 30, 1997 (except for the recent trading prices of the Units). It is not anticipated that management of the General Partners will update the comparative valuation analysis or any of the information contained therein. In addition, the General Partner and the Special Committee do not consider the recent trading prices of the Pension BUCs to be representative of the market value of such Units because secondary market activity for such Units has been limited and sporadic and the extent of such activity has varied from time from time.

    In spite of these uncertainties, the General Partners and the Special Committee believe that the comparative valuation analysis, when considered together with the anticipated effect of the Merger and with all the other differences between continued ownership of Units as compared with the receipt of shares of Common Stock, supports their recommendation relating to the Merger.

    In addition to the comparative valuation analysis, the General Partners and the Special Committee also considered the Fairness Opinion and several other factors as favorable to their determination. In particular, the General Partners and the Special Committee determined that the Merger provides (i) opportunities for growth once the Partnerships are combined within the Company; (ii) opportunities to increase earnings to Unitholders; (iii) enhanced access to capital and greater operating flexibilities; (iv) greater diversification of investment risk; (v) enhanced liquidity for Unitholders; (vi) opportunities to achieve a more efficient operating structure; (vii) opportunities for Unitholders to exchange their Units for shares of Common Stock on a basis that is expected to be tax-free for federal income tax purposes; and (viii) simplified tax reporting.

    In assessing the Merger, the General Partners and the Special Committee also noted that the Partnerships currently pay distributions to Unitholders out of their earnings and as a return of invested capital. For the three months ended September 30, 1997, Prep Fund 1, Prep Fund 2 and Pension Fund paid distributions per Unit totalling $0.2649, $0.3267 and $.3233, respectively, while generating net income over this period of $0.12, $0.05 and $0.07, respectively. As a result, the quantity of the income producing assets held by the Partnerships has been declining each quarter which will eventually erode the ability of the Partnerships to maintain distributions at current levels. Following the Merger, the Company's policy will be generally to refrain from paying return of capital distributions to stockholders (except for the Cash Merger Payment), but instead to pay as distributions substantially all of the Company's taxable income. Primarily as a result of this factor, it is expected that the quarterly distributions payable by the Company on the shares of Common Stock issued in respect of each Unit in the Merger will be lower on a quarterly basis over the first year following the Merger than the total distributions (which include amounts paid out of both net income and as a return of capital) made by the Partnerships for the three months ended September 30, 1997. See "THE COMPANY--Distribution Policy." The Merger Agreement, however, provides that the Company will make the Cash Merger Payment, which will be paid in four equal quarterly payments of $.2650 per share of Common Stock during the first year following the Merger, to stockholders entitled to receive distributions. During the first year following the Merger, any distributions paid to stockholders by the Company out of earnings will have the effect of reducing the amount of the Cash Merger Payment so that the amount paid to stockholders during this first year will still be, in the aggregate, equal to $1.06 per share. The General Partners anticipate that the Company will fund the Cash Merger Payment, to the extent it is required to be paid to stockholders during the first year following the Merger, out of the proceeds from sales of Mortgage Securities and Mortgage Loans, short-term borrowings or existing cash reserves. See "TERMS OF THE MERGER--Cash Merger Payment." At an exchange ratio for each Unit in Prep Fund 1, Prep Fund 2 and Pension Fund of 1.0x, 1.26x and 1.31x, respectively, into shares of Common Stock, the minimum quarterly payment to be made in respect of each Unit in Prep

Fund 1, Prep Fund 2 and Pension Fund exchanged in the Merger will equal $.2650, $.3346 and $.3461, respectively. Following the completion of the initial one-year distribution period, the Company intends to pay quarterly distributions as determined by the Board of Directors.

    The General Partners and the Special Committee also considered (i) that the effects of the Merger may differ with each Unitholder and may be disadvantageous to certain Unitholders, depending on their individual circumstances and investment objectives, and (ii) certain negative factors relating to the Merger, including (a) there is substantial uncertainty as to the prices at which the shares of Common Stock will trade and the possibility exists that the trading price of the shares may be lower than the proportionate Net Asset Value estimated for each Unit; (b) there is no assurance that, after the Company's first year of operations, the Company will be able to generate sufficient net income to fund the payment of distributions at the aggregate amount paid during such first year or higher; (c) the Company will be a newly formed corporation, with no operating history as a publicly traded REIT; (d) potential conflicts facing the Company following the Merger, including, among other things, the fees payable to the Advisor under the Advisory Agreement; (e) the Partnerships or the Company will pay all expenses of the Merger, including solicitation expenses, whether or not the Merger is consummated; (f) the payment of such expenses will reduce the net worth of the Company following the Merger; and (g) there can be no assurance the Company will be able to achieve the benefits of the proposed Merger and successfully implement its business plan as described herein. The General Partners and the Special Committee did not believe that the negative factors were sufficient, either individually or collectively, to outweigh the advantages of the Merger. See "RISK FACTORS" and "MANAGEMENT OF THE COMPANY--Conflicts of Interest."

ASSESSMENT OF ALTERNATIVES TO THE MERGER

    In connection with their assessment of the comparative financial analysis, the General Partners also considered the following additional factors with regard to the analyzed alternatives:

    CONTINUATION OF THE PARTNERSHIPS. In assessing the Merger, the General Partners and the Special Committee considered the advantages and disadvantages of keeping the Partnerships intact and continuing to operate them in accordance with their respective Partnership Agreements and existing business plans. Continuing to operate the Partnerships as in the past has a number of benefits, including (i) the Partnerships would remain separate entities, with their original investment objectives, consistent with their respective Partnership Agreements; (ii) there would be no change in the nature of the Unitholders' investments; (iii) the Unitholders' investment in the Partnerships would not be exposed to the additional risks associated with the implementation and operation of the Company's new business plan compared to the Partnerships'; (iv) the Partnerships would liquidate their holdings and distribute the proceeds from such liquidation in accordance with their respective business plans; (v) the Unitholders would continue to defer certain income taxes on Partnership distributions; and (vi) the Partnerships would not incur any expenses in connection with the Merger. In addition, continuing the Partnerships without change avoids the risks inherent in the Merger, including, among others, the implementation of the Company's new business plan and investment strategy, the uncertain market value of the Common Stock, the change in distribution policies, the fundamental change in the nature of investment held by Unitholders who receive Common Stock and the potential conflicts of interests of the General Partners. See "RISK FACTORS--Risks Associated with the Merger." In an effort to maximize the value of the Unitholders' investments in the Partnerships and to enhance the capital raising and investment flexibility of the Partnerships, the General Partners ultimately decided to take advantage of the growing acceptance of mortgage REITs in the U.S. equity markets and proceed forward with the Merger. The General Partners concluded that maintaining the Partnerships as separate entities may have the following potentially negative results when compared with the benefits that the General Partners perceive may be derived from the Merger: (i) limitations on growth and capital raising; (ii) limitations on new investments; (iii) with respect to the Pension BUCs, lower liquidity of investment on a current basis due to the illiquid nature of the market for Pension BUCs; (iv) less flexibility and control in actively managing the portfolio; and (v) duplicative general and administrative expenses.

    LIQUIDATION OF THE PARTNERSHIPS. Although the investment objectives and policies of the Partnerships do not contemplate the commencement of the liquidation of the portfolios of Mortgage Securities, Mortgage Loans, PREPs and other investments until 1999 in the case of Prep Fund 1 and 2000 in the case of Prep Fund 2 and Pension Fund, the General Partners and the Special Committee assessed the possibility of commencing the orderly liquidation of the Partnerships and distributing the net proceeds from such liquidation to partners. The General Partners and Special Committee have determined that to attempt to liquidate the Partnerships' investments at the current time would likely result in Unitholders not achieving the full benefits from their investment in the Partnerships, especially capital appreciation in their Units, based on the historical amount of return on capital distributions received by Unitholders plus the amount that would be received by Unitholders if the Partnerships' investments were liquidated as compared to the amount originally invested by such Unitholders in the Partnerships. In addition, even though the Company's business plan contemplates the realignment of its portfolio through the sale of a substantial portion of its fixed-rate assets and the acquisition of adjustable-rate Mortgage Securities and Mortgage Loans, the General Partners and the Special Committee have concluded that, based on the comparative valuation analysis prepared by management of the General Partners, liquidation at the current time would be premature and would not provide the Unitholders with their best option to realize the optimum return on their investments in the Partnerships. As the comparative valuation analysis indicates, the estimated ranges of values of the Units assuming they are converted to shares of Common Stock in the Merger are substantially above the estimated ranges of values of the Units assuming the Partnerships were to have commenced an orderly liquidation of their investment portfolios on June 30, 1997. See "THE PROPOSED MERGER--Assessment of Alternatives to the Merger."

BENEFITS TO INSIDERS

    The General Partners are expected to receive certain benefits as a result of the Merger. First, the General Partners were issued and will retain 90,621 shares of Common Stock representing 1% of the shares of Common Stock outstanding following the Merger (assuming Maximum Participation). Upon completion of the Merger (assuming Maximum Participation), the 90,621 shares of Common Stock issued to the General Partners will have an estimated value, based on the high-end of the range of values of Units assuming conversion to shares of Common Stock in the Merger that was used by the General Partners in the comparative valuation analysis described above, of approximately $1.07 million. See "MANAGEMENT OF THE COMPANY--Conflicts of Interest--General Partners" and "TERMS OF THE MERGER--Allocation of Common Stock." In exchange for these shares of Common Stock, the General Partners will be effectively contributing their general partner interests in the Partnerships which, as of March 31, 1997, had a Net Asset Value of approximately $825,000. In addition, the Advisor, a subsidiary of America First, the entity that owns the General Partners, will serve as the advisor to the Company and will be entitled to receive management fees from the Company pursuant to the Advisory Agreement. See "MANAGEMENT OF THE COMPANY--The Advisor" and "--Conflicts of Interest-- The Advisor." Further, certain members, managers and officers of America First, including Michael B. Yanney, Stewart Zimmerman, Gary Thompson, and George H. Krauss, will also serve as directors and officers of the Company and the Advisor. As officers of the Company and the Advisor, these persons will be entitled to receive compensation from the Company or the Advisor and may enter into employment agreements with the Company or the Advisor. Furthermore, such persons may be entitled to receive stock options under the Company's 1997 Stock Option Plan (the "Stock Option Plan"). The benefits that may be realized by such persons are likely to exceed the benefits that they would expect to derive from the Partnerships if the Merger does not occur.

THE MERGER AGREEMENT

    GENERAL. The Merger Agreement, which is dated as of July 29, 1997, provides that, subject to the satisfaction or waiver of certain conditions, Prep Fund 1 and Prep Fund 2 will merge with and into the Company and Pension Fund will merge with Partnership Merger Sub. The Company and Pension Fund, if it participates, will be the surviving entities. See "TERMS OF THE MERGER--Effects of the Merger." The Merger will become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the Articles of Merger with the Department of Assessments and Taxation of the State of Maryland (the "Effective Date").

    In addition to customary mutual covenants, each of the Partnerships is subject to covenants applicable prior to the Effective Date requiring them to operate their respective businesses in the ordinary course and imposing certain other specific restrictions on such operations. See "TERMS OF THE MERGER--The Merger Agreement." Furthermore, the Merger may be terminated prior to the Effective Date, before receipt of approval of Unitholders, as follows: (i) by mutual written consent of the Partnerships; (ii) by any of the Partnerships upon a breach in any material respect of any representation or warranty on the part of another Partnership or the breach in any material respect of any covenant or agreement of another Partnership set forth in the Merger Agreement; (iii) by any of the Partnerships if the Merger shall not have been consummated before June 30, 1998; (iv) by any of the Partnerships if the approval of a majority of holders of either Prep Fund 1 Units or Prep Fund 2 BUCs is not obtained; and (v) by any of the Partnerships if prior to the approval of the Unitholders of such Partnership the General Partner of such Partnership or the Special Committee shall have withdrawn or modified its recommendation of the Merger or the Merger Agreement.

    CONDITIONS TO THE MERGER. Each Partnership's participation in the Merger is subject to the affirmative vote of Unitholders representing a majority of the outstanding Units in such Partnership. Pursuant to the Merger Agreement, the Merger is also subject to the satisfaction of certain conditions, including the participation in the Merger of Prep Fund 1 and Prep Fund 2 and the absence of any event or any matter brought to the attention of the General Partners that, in the sole judgment of the General Partners, materially affects, whether adversely or otherwise, the Partnerships, the Company or the Merger. The General Partners (with the concurrence of the Special Committee) acting on behalf of the Partnerships and the Company may, by an appropriate instrument executed at any time prior to the Effective Date, whether before or after the approvals of the Unitholders are obtained, amend, modify or waive compliance with any of the provisions of the Merger Agreement; provided that after the receipt of such approvals, no amendment, modification or waiver may be made which alters the amount or changes the form of the consideration to be delivered to the Unitholders in the Merger or that in any way, in the reasonable judgment of the General Partners, adversely affects such Unitholders unless a majority in interest of the adversely affected Unitholders consents to such amendment, modification or waiver. See "TERMS OF THE MERGER--The Merger Agreement--Waiver; Extension."

    ALLOCATION OF COMMON STOCK. For purposes of allocating the shares of Common Stock to be issued in the Merger among the Partnerships, the General Partners valued each Partnership as of March 31, 1997 based on each Partnership's Net Asset Value. See "TERMS OF THE MERGER--Allocation of Common Stock." The Net Asset Value for Prep Fund 1 is $9.21, for Prep Fund 2 is $11.63 and for Pension Fund is $12.03. The 8,971,506 shares of Common Stock to be issued to Unitholders in the Merger have been allocated among the Partnerships in proportion to their relative Net Asset Values. In connection with the organization of the Company, the General Partners were issued 90,621 shares of Common Stock and will not be issued any additional shares as a result of the Merger.

    CASH MERGER PAYMENT. The Merger Agreement provides that the Company will make the Cash Merger Payment, which will be paid in four equal quarterly payments of $.2650 per share of Common Stock during the first year following the Merger, to stockholders entitled to receive distributions. During the first year following the Merger, any distributions paid to stockholders by the Company out of earnings will have the effect of reducing the amount of the Cash Merger Payment so that the amount paid to stockholders during this first year will still be, in the aggregate, equal to $1.06 per share. The General Partners anticipate that the Company will fund the Cash Merger Payment, to the extent it is required to be paid to stockholders during the first year following the Merger, out of the proceeds from sales of Mortgage Securities and Mortgage Loans, short-term borrowings or existing cash reserves. Further, there is no assurance that, after the first year following the Merger, the Company will be able to generate sufficient net income to fund the payment of distributions to stockholders at a rate that will equal the Cash Merger Payment. See "TERMS OF THE MERGER--Cash Merger Payment."

COMPARISON OF UNITS AND COMMON STOCK

    The following is a comparison of certain specific attributes associated with the ownership of Units and the ownership of Common Stock. Prior to the Merger, the rights and obligations of the Unitholders will be governed by their respective Partnership Agreements. Upon consummation of the Merger, Unitholders (except for those Unitholders in Pension Fund electing the Retention Option) will become stockholders of the Company. The descriptions set forth below are qualified in their entirety by reference to the Articles of Incorporation of the Company (the "Charter"), the Bylaws of the Company ("Bylaws"), each Partnership's Partnership Agreement, the Maryland General Corporation Law ("MGCL") and the Delaware Act. The descriptions are summaries and do not purport to be complete discussions of these matters. Unitholders are encouraged to review carefully the more detailed comparison regarding the Units and the Common Stock discussed under "COMPARATIVE RIGHTS AND OBLIGATIONS OF UNITHOLDERS AND STOCKHOLDERS" in this Consent Solicitation Statement/Prospectus.

CHARACTERISTIC                            LIMITED PARTNERSHIPS (UNITS)             COMPANY (COMMON STOCK)
------------------------------------  ------------------------------------  ------------------------------------

Form of Organization                  - Limited partnerships formed under   - Maryland corporation which will
                                        the Delaware Act.                     elect to be taxed as a REIT.

Duration of Existence                 - 12-year anticipated holding period  - Perpetual.
                                        for investments, subject to the     - Reinvest proceeds from sale and
                                        right of the General Partners to      refinancing of, and payments on,
                                        extend the date of liquidation        Mortgage Securities and Mortgage
                                        until December 31, 2036 in the        Loans.
                                        case of Prep Fund 1 and December
                                        31, 2017 in the case of Prep Fund
                                        2 and Pension Fund.

                                      - Distribute proceeds from sale and
                                        refinancing of, and payments on,
                                        Mortgage Securities and Mortgage
                                        Loans to Unitholders.

CHARACTERISTIC                            LIMITED PARTNERSHIPS (UNITS)             COMPANY (COMMON STOCK)
------------------------------------  ------------------------------------  ------------------------------------
Business                              - Invest in a static and unleveraged  - Invest in a growing and more
                                        portfolio of fixed-rate Mortgage      diverse portfolio consisting
                                        Securities, Mortgage Loans, PREPs     primarily of adjustable-rate
                                        and other related assets.             Mortgage Securities, Mortgage
                                                                              Loans and other related assets
                                                                              which will be subject to
                                                                              additional risks not associated
                                                                              with the Partnerships' portfolios.

                                                                            - Leverage equity capital and
                                                                              generate income on the difference
                                                                              between yield on investments and
                                                                              cost of borrowings.

                                                                            - Create, through securitization,
                                                                              Mortgage Securities.

                                                                            - Reduce interest rate risk through
                                                                              hedging techniques.

Investment and Financing Objectives   - Provide investors with safety and   - Invest primarily in adjustable-
  and Policies                          preservation of capital, regular      rate Mortgage Securities and
                                        cash distributions and a potential    Mortgage Loans.
                                        for enhanced yield from             - Take advantage of investment and
                                        investments in PREPs.                 financing opportunities as they
                                                                              arise.
                                                                            - Build on investment methods of the
                                                                              Partnerships in a manner to
                                                                              encourage growth in the Company,
                                                                              increase earnings and enhance
                                                                              value of Unitholders' investments.

Nature of Investment                  - Units constitute equity interests   - Shares of Common Stock constitute
                                        entitling each Unitholder to his      equity interests entitling each
                                        or her pro rata share of cash         stockholder to its pro rata share
                                        distributions.                        of distributions made with respect
                                                                              to the Common Stock.
                                                                            - Greater opportunity for capital
                                                                              appreciation.

CHARACTERISTIC                            LIMITED PARTNERSHIPS (UNITS)             COMPANY (COMMON STOCK)
------------------------------------  ------------------------------------  ------------------------------------
Borrowing Policies                    - Prep Fund 1 may not borrow money    - Mortgage Securities and Mortgage
                                        for any purpose.                      Loans financed primarily at
                                      - Prep Fund 2 and Pension Fund may      short-term borrowing rates through
                                        not borrow money for acquisition      utilization of reverse repurchase
                                        of assets, but are permitted to       agreements, borrowings under lines
                                        borrow funds for working capital.     of credit and other secured and
                                                                              unsecured financings.
                                                                            - Maintain equity-to-assets ratio of
                                                                              8% to 10%.

Management                            - Prep Fund 1 is managed by America   - A seven-member Board of Directors
                                        First Capital Associates Limited      elected by the stockholders.
                                        Partnership Three, its general      - The Advisor will manage day- to-day
                                        partner.                              activities of the Company and
                                      - Prep Fund 2 and Pension Fund are      provide other services.
                                        each managed by America First
                                        Capital Associates Limited
                                        Partnership Six, their general
                                        partner.
                                      - The General Partners are not
                                        regularly elected by Unitholders.

Fees and Expenses                     - Each Partnership pays to its        - The Company will pay all of its
                                        respective General Partner or its     expenses and shall reimburse the
                                        affiliates administrative fees,       Advisor for expenses incurred on
                                        mortgage custodial and transfer       its behalf; provided, however, the
                                        agent fees, and property              Advisor will pay the compensation
                                        management fees.                      of the Company's officers and
                                      - The General Partners are              other personnel.
                                        reimbursed for costs and expenses   - Under the Advisory Agreement, the
                                        incurred in connection with the       Advisor is entitled to receive a
                                        operation of the Partnerships.        base management fee based on the
                                                                              size of the Company's portfolio
                                                                              and incentive compensation based
                                                                              on the Return on Equity (as
                                                                              defined herein) of the Company.

CHARACTERISTIC                            LIMITED PARTNERSHIPS (UNITS)             COMPANY (COMMON STOCK)
------------------------------------  ------------------------------------  ------------------------------------
Potential Dilution                    - Not authorized to issue additional  - The Board of Directors is
                                        equity securities.                    authorized to issue shares of
                                                                              capital stock of any class or
                                                                              securities convertible into shares
                                                                              of capital stock of any class or
                                                                              classes.
                                                                            - The Board of Directors may
                                                                              classify or reclassify any
                                                                              unissued shares of capital stock.

                                      - No potential dilution of            - Potential for dilution of the
                                        distributions.                        relative voting power of each
                                                                              share of Common Stock in
                                                                              connection with the issuance of
                                                                              additional shares of capital
                                                                              stock.
                                                                            - Potential for dilution of the
                                                                              interests of the stockholders in
                                                                              the distributions of the Company.

Potential Redemption or Repurchase    - General Partners may set aside      - Board of Directors may authorize
                                        funds to repurchase Units in          the repurchase of shares to
                                        open-market transactions.             further the Company's business
                                                                              objectives.

Liquidity and Transferability         - Prep Fund 1 Units are included for  - The Common Stock has been approved
                                        quotation on the NASDAQ.              for listing on the NYSE.
                                      - Prep Fund 2 BUCs are listed on the  - Ownership Limit to preserve REIT
                                        AMEX.                                 status.
                                      - Pension BUCs are not listed or
                                        regularly traded, except in the
                                        informal secondary market.
                                      - The General Partners are permitted
                                        to defer or suspend trading of the
                                        Units in the event 45% of the
                                        Units are traded in any 12-month
                                        period.

Anti-Takeover Provisions              - The General Partners are not        - The Ownership Limit, the Board of
                                        regularly elected by, and can only    Directors' power to issue
                                        be removed upon the vote of a         additional stock, staggered Board
                                        majority in interest of,              of Directors and certain
                                        Unitholders.                          provisions of the MGCL, the
                                      - Units are generally freely            Charter and the Bylaws may have
                                        transferable, except for certain      the effect of delaying, deferring
                                        restrictions contained in the         or preventing a takeover.
                                        Partnership Agreements.

CHARACTERISTIC                            LIMITED PARTNERSHIPS (UNITS)             COMPANY (COMMON STOCK)
------------------------------------  ------------------------------------  ------------------------------------
Taxation of Partnerships/ Company     - The Partnerships are not subject    - As a REIT, the Company will be
                                        to federal income tax.                able to deduct distributions to
                                      - Partners are allocated their          stockholders, generally
                                        proportionate share of income,        eliminating double taxation.
                                        gain, loss, deduction and credit    - The Company will be subject to
                                        of the partnership.                   federal income tax at regular
                                                                              corporate rates on any
                                                                              undistributed income, including
                                                                              capital gains, and in certain
                                                                              other circumstances.

Taxation ofUnitholders/ Stockholders  - Unitholders receive complex         - Stockholders mailed 1099-DIV in
                                        Schedule K-1 forms in March or        January.
                                        April.                              - Distributions received by
                                      - Unitholders must report their         stockholders generally constitute
                                        allocable share of partnership        portfolio income, which cannot be
                                        income. Generally, interest           offset by passive losses.
                                        income, as well as market discount  - Distributions by the Company will
                                        and original issue discount           generally be taxable to
                                        income, if any, of the                stockholders to the extent of the
                                        Partnerships are portfolio income     Company's accumulated earnings and
                                        and income or loss arising from       profits.
                                        equity investments (such as PREPs)
                                        are passive income. Passive income
                                        allocated to a Unitholder from the
                                        Partnerships may be offset by
                                        passive losses of such Unitholder.
                                      - Unitholders are taxed whether or
                                        not cash distributions are made.

Voting Rights                         - Decisions relating to the           - Stockholders are entitled to vote
                                        operation and management of the       on all material transactions and
                                        Partnerships are made by the          actions, including the election of
                                        General Partners.                     directors, amendments to the
                                      - Majority in interest of the           Charter, the determination to
                                        Unitholders may amend the             dissolve the Company, the
                                        Partnership Agreements, approve or    determination to merge the Company
                                        disapprove the sale of 75% or more    into another entity and the
                                        of the assets, dissolve the           determination to sell all or
                                        Partnerships and remove and           substantially all of the Company's
                                        replace the General Partners.         assets.

CHARACTERISTIC                            LIMITED PARTNERSHIPS (UNITS)             COMPANY (COMMON STOCK)
------------------------------------  ------------------------------------  ------------------------------------
Meetings                              - No regular meetings, provided that  - Annual meetings for the election
                                        meetings may be called by the         of directors among other actions.
                                        General Partners, and meetings are  - Special meetings will be called
                                        required to be called upon written    upon the written request of the
                                        request of Unitholders holding        holders of 50% of the outstanding
                                        more than 10% of the outstanding      shares.
                                        Units.

Right to Inspect Books and Records    - Books and records must be           - Bylaws, minutes of stockholders'
                                        available for Unitholder              meetings and certain other books
                                        inspection.                           and records must be available for
                                      - Right to obtain current list of       stockholder inspection.
                                        names and addresses of partners     - Upon written request and for a
                                        and Unitholders.                      proper corporate purpose,
                                                                              stockholders shall have right to
                                                                              obtain statement showing all stock
                                                                              and securities issued by the
                                                                              Company during a specified period
                                                                              of not more than the preceding 12
                                                                              months.
                                                                            - Upon written request, stockholders
                                                                              owning more than 5% of the
                                                                              outstanding capital stock for at
                                                                              least six months shall have the
                                                                              right to inspect the Company's
                                                                              books, records and stock ledger.

Reports                               - Partnerships furnish Unitholders    - Company will mail stockholders
                                        with tax return information on        distribution information on Form
                                        complex Schedule K-1 forms in         1099-DIV in January.
                                        March or April.                     - Within 120 days after the close of
                                      - Within 120 days after the end of      each fiscal year, the Company will
                                        each fiscal year, Partnerships        furnish each stockholder with
                                        furnish Unitholders with reports      reports containing audited
                                        including audited financial           financial statements for such
                                        statements for such fiscal year.      fiscal year.
                                                                            - The Company will furnish
                                                                              stockholders with unaudited
                                                                              quarterly reports.

Liabilities                           - Under the Delaware Act, limited     - Under the MGCL, stockholders are
                                        partners are not liable for           not subject to any personal
                                        obligations of the Partnership        liability for the acts or
                                        unless deemed to be participating     obligations of the Company.
                                        in the control of the business of
                                        such partnership.

CHARACTERISTIC                            LIMITED PARTNERSHIPS (UNITS)             COMPANY (COMMON STOCK)
------------------------------------  ------------------------------------  ------------------------------------
Stock Option Plans                    - No plans pursuant to which General  - The Company will adopt the Stock
                                        Partners or their affiliates may      Option Plan pursuant to which the
                                        be granted securities or options      Advisor and the Directors,
                                        on securities in the Partnerships.    officers and employees of the
                                                                              Company may be granted options to
                                                                              purchase Common Stock.

DIVIDEND REINVESTMENT PLAN

    Upon consummation of the Merger, the Company intends to institute a Dividend Reinvestment Plan whereby stockholders may automatically reinvest cash distributions from the Company in additional shares of Common Stock. Service Data Corporation (the "DRP Agent") will act as independent agent for those stockholders who wish to participate in the Dividend Reinvestment Plan. All distributions paid in respect of shares of Common Stock owned by participants in the Dividend Reinvestment Plan will be paid directly to the DRP Agent. The DRP Agent may use the distributions of participants to purchase additional shares of Common Stock for such participants either (i) in the open market or (ii) from the Company, if the Board of Directors, in its discretion, determines to register additional shares of Common Stock for issuance to participants in the Dividend Reinvestment Plan. Any shares purchased from the Company will be purchased at a 3% discount from the prevailing market price of such shares as reported on the NYSE at the time of purchase. Unitholders may elect to participate in the Dividend Reinvestment Plan by indicating such election in the space provided for such purpose on the Consent Form and returning the Consent Form to the Company prior to the Response Date. See "DIVIDEND REINVESTMENT PLAN."

FEDERAL INCOME TAX CONSIDERATIONS

    The Merger should be treated as a transfer of assets by Prep Fund 1 and Prep Fund 2 and a transfer of Units by Pension Fund Unitholders which do not elect the Retention Option for Common Stock qualifying for treatment under Section 351 of the Code, followed by a tax-free distribution of such Common Stock by Prep Fund 1 and Prep Fund 2 to their Unitholders. The Partnerships, and therefore the Unitholders participating in the Merger, are not expected to recognize gain or loss for federal income tax purposes, except to the extent that a Partnership or Pension Fund Unitholder receives cash proceeds in lieu of fractional shares of the Company. In the event the Merger did not qualify as a tax-free transaction, the transfers should result in the realization of gain or loss by Prep Fund 1 and Prep Fund 2, and, therefore, the realization of gain or loss by the Unitholders of Prep Fund 1 and Prep Fund 2 as well as the realization of gain or loss by Pension Fund Unitholders who do not elect the Retention Option. In such case, under certain circumstances, losses, if any, realized by certain Unitholders with respect to the Merger could be disallowed. Rogers & Wells LLP, counsel to the Company, has rendered its opinion, subject to various assumptions and conditioned upon certain representations as to factual matters, that the Merger will be treated as a transfer of assets by Prep Fund 1 and Prep Fund 2 and a transfer of Units by Pension Fund Unitholders which do not elect the Retention Option for Common Stock qualifying under Section 351, followed by a tax-free distribution of such Common Stock by Prep Fund 1 and Prep Fund 2 to their Unitholders. See "FEDERAL INCOME TAX CONSIDERATIONS."

    The Partnerships are organized as limited partnerships which are not subject to federal income taxation at the entity level, but instead function as conduits, with the tax results of their operations required to be reflected in the returns of Unitholders. The Company intends to qualify for treatment as a REIT for federal income tax purposes. Accordingly, as a result of the Merger, Unitholders will cease being partners in a Partnership and will, except in the case of Unitholders of Pension Fund who elect the Retention Option, become stockholders of a REIT. This change in status will affect the character and amount of income and loss reportable by Unitholders. A REIT, generally, is not subject to federal income tax on that portion of its taxable income or net capital gain that is distributed to its stockholders. A REIT is, however, subject to tax at normal corporate rates on any undistributed REIT taxable income, including net capital gains. To qualify as a REIT, the Company must satisfy a number of income, asset, distribution and share ownership requirements imposed by the Code. There can be no assurance that the Company will be able to qualify, or continue to qualify, as a REIT. Failure to qualify as a REIT will result in significant additional federal income tax on the Company and substantially reduced distributions to stockholders. In the opinion of Rogers & Wells LLP, commencing with its taxable year ending December 31, 1998, the Company will be organized in conformity with the requirements for qualification and taxation as a REIT under the Code and its proposed method of operation will permit it to so qualify. Such legal opinion is based on various assumptions and factual representations regarding the Company's activities and its ability to meet the numerous requirements for qualification as a REIT. No assurance can be given that the Company's actual operating results will enable it to satisfy these requirements. Unitholders should be aware that a tax opinion is not binding on the Internal Revenue Service ("IRS") or any court.

    Company distributions received by stockholders should not be treated as UBTI to certain tax-exempt stockholders, provided such tax-exempt stockholders do not hold such shares as "debt-financed property" within the meaning of the Code and such shares are not otherwise used in a trade or business. Distributions to stockholders subject to federal income tax should be treated as portfolio income and, therefore, cannot be offset by passive losses from a stockholder's other activities.

THE CONSENT SOLICITATION

    Each Unit entitles the holder thereof to one vote. Only holders of Units on February 25, 1998 (the "Record Date"), are entitled to vote on the Merger. The enclosed form of consent ("Consent Form") must be received by Kissel-Blake Inc., which has been appointed by the General Partners to act as exchange agent in connection with the Merger (the "Exchange Agent"), by 5:00 PM, local time, on March 31, 1998 (the "Response Date"), to be counted in the vote on the Merger. The General Partners may, however, extend the solicitation period one or more times for any reason, including where a number of votes sufficient to consummate the Merger has not been received by such date.

    The Merger will require the approval of 2,887,899 of the 5,775,797 Prep Fund 1 Units outstanding on the Record Date and 796,802 of the 1,593,604 outstanding Prep Fund 2 BUCs outstanding on the Record Date. In order for Pension Fund to participate in the Merger, the approval of 452,987 of 905,974 Pension BUCs outstanding on the Record Date will be required.

    Consents to the Merger are being solicited from Unitholders by the General Partners. A consent by a Unitholder to the Merger with respect to a Partnership in which such Unitholder holds Units will constitute such Unitholder's consent to the following: (i) the entering into and execution of the Merger Agreement by the General Partner on behalf of such Partnership; (ii) the merger of such Partnership with the Company or, in the case of Pension Fund, the merger with and into the Partnership Merger Sub in accordance with the terms of the Merger Agreement; and (iii) the taking of any action by the General Partner of such Partnership, necessary or advisable in the opinion of the General Partner, to consummate the Merger, including all transactions set forth in this Consent Solicitation Statement/Prospectus.

    A Consent Form which is properly completed, dated, signed and returned will be deemed to constitute a consent to the Merger unless the Consent Form is marked to the contrary. Each Unitholder must either consent to, deny consent to or abstain from consenting to the Merger with respect to all of such Unitholder's Units in a particular Partnership. The failure to return a Consent Form has the effect of, and is the equivalent to, abstaining from consenting to the Merger. An abstention and broker non-votes (if any) will have the same effect as denying consent to the Merger. See "THE CONSENT SOLICITATION."

DISSENTERS' RIGHTS OF APPRAISAL

    Under the Delaware Act, Unitholders who do not vote in favor of the Merger will have no appraisal, dissenter's or similar rights in connection with the Merger if it is approved by a majority in interest of the Unitholders in their respective Partnerships; I.E., they may not demand the fair value of their stock and are bound by the terms of the Merger.

FEES AND EXPENSES

    All costs and expenses incurred in connection with the Merger will be paid by the Partnerships (pro rata in accordance with their aggregate Net Asset Values) whether or not the Merger is consummated. If, however, the Merger is consummated, the Company will be allocated the entire amount of these costs. See "TERMS OF THE MERGER--Fees and Expenses."

CONSEQUENCES IF THE MERGER IS NOT APPROVED

    If the Merger is not consummated for any reason, the Partnerships presently intend to continue to operate as ongoing businesses in their current forms. There will be no change in their investment objectives, policies or restrictions. No other transaction is currently being considered by the General Partners with respect to the Partnerships as an alternative to the Merger, although the Partnerships may from time to time explore other alternatives.

ACCOUNTING TREATMENT

    The Merger will be accounted for using the purchase method of accounting in accordance with GAAP. Assuming Maximum Participation, Prep Fund 1 will be deemed to be the acquirer of the other Partnerships under the purchase method because its Unitholders will be allocated the largest number of shares of Common Stock in the Merger. Accordingly, the Merger will result, for financial accounting purposes, in the effective purchase by Prep Fund 1 of all the Units of Prep Fund 2 and Pension Fund. As the surviving entity for financial accounting purposes, the assets and liabilities of Prep Fund 1 will be recorded by the Company at their historical cost and the assets and liabilities of Prep Fund 2 and Pension Fund will be adjusted to fair value.

DELIVERY OF THE CERTIFICATES FOR UNITS

    Promptly after the Effective Date of the Merger, the Company will cause to be mailed to all Unitholders of record who will receive shares of Common Stock in the Merger a letter of transmittal containing instructions with respect to the surrender of certificates for Units in exchange for certificates representing Common Stock. Upon such surrender to the Company, together with a properly completed letter of transmittal, there will be issued and mailed to former Unitholders a certificate representing the number of shares of Common Stock to which such holder is entitled. From and after the Effective Date of the Merger, each certificate for Units will evidence only the right to receive shares of Common Stock. See "TERMS OF THE MERGER--Delivery of the Certificates for Units." UNITHOLDERS SHOULD NOT SEND ANY CERTIFICATES WITH THE ENCLOSED CONSENT FORM. THEY SHOULD RETAIN SUCH CERTIFICATES UNTIL THEIR RECEIPT OF THE LETTER OF TRANSMITTAL AFTER THE EFFECTIVE DATE OF THE MERGER.

COMPARATIVE MARKET DATA

    Prep Fund 1 Units are included for quotation on the NASDAQ under the symbol "AFPFZ" and Prep Fund 2 BUCs are listed on the AMEX under the symbol "PF." The following table sets forth the closing price per Unit for each of Prep Fund 1 and Prep Fund 2 and the equivalent price per share of Common Stock on July 25, 1997, the last trading day prior to the public announcement of the Merger Agreement. Pension BUCs are not listed on any national securities exchange or quoted in the automated quotation system of any registered securities association or other over-the-counter market, and there is no established public trading market for such Units. Secondary market activity for Pension BUCs has been limited and sporadic, and the extent of such activity has varied from time to time. Therefore, the following table does not include a market price of Pension BUCs.

                            COMPARATIVE MARKET RATES

                                                                                EQUIVALENT
                                                              CLOSING PRICE        PRICE
                                                                   ON          PER SHARE OF
                                                              JULY 25, 1997   COMMON STOCK(1)
                                                             ---------------  ---------------
Prep Fund 1 Unit...........................................     $   9.125        $   9.125
Prep Fund 2 BUC............................................     $  12.625        $  10.000

------------------------

(1) Equivalent price per share of Common Stock is calculated by dividing the closing price of Prep Fund 1 Units by 1.00x and the closing price of Prep Fund 2 BUCs by 1.262758x.

    THE MARKET PRICES OF PREP FUND 1 UNITS AND PREP FUND 2 BUCS ARE SUBJECT TO FLUCTUATION AND MAY BE INFLUENCED BY PURCHASES MADE BY THE GENERAL PARTNERS OR THEIR AFFILIATES. UNITHOLDERS OF PREP FUND 1 AND PREP FUND 2 ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR PREP FUND 1 UNITS AND PREP FUND 2 BUCS.

HISTORICAL AND PRO FORMA PER UNIT AND PER SHARE INFORMATION

    The following table sets forth certain historical, pro forma and pro forma equivalent information giving effect to the Merger as of and for the nine months ended September 30, 1997:

                                                          ASSUMING PENSION FUND          ASSUMING
                                                          DOES NOT PARTICIPATE     MAXIMUM PARTICIPATION
                                                         -----------------------  -----------------------
                                                            PRO      PRO FORMA       PRO      PRO FORMA
                                             HISTORICAL    FORMA    EQUIVALENT(1)   FORMA    EQUIVALENT(1)
                                             ----------  ---------  ------------  ---------  ------------
Net Income per:
  Prep Fund 1 Unit.........................  $    .38  (2)           $    .35                 $    .34
  Prep Fund 2 BUC..........................  $    .35  (2)           $    .44                 $    .43
  Pension BUC..............................  $    .40  (2)                  N/A               $    .44
  Share of Common Stock....................              $   .35(3)               $   .34  (3)

Distributions per:
  Prep Fund 1 Unit(4)......................  $    .7947(2)           $    .7886               $    .7838
  Prep Fund 2 BUC(4).......................  $    .9931(2)           $    .9958               $    .9897
  Pension BUC(4)...........................  $    .9821(2)             N/A                   $     1.0238
  Share of Common Stock....................              $   .7886                $   .7838

Book Value per:
  Prep Fund 1 Unit.........................  $    8.22              $     8.38               $     8.43
  Prep Fund 2 BUC..........................  $   10.29              $    10.58               $    10.65
  Pension BUC..............................  $   11.09                      N/A              $    11.01
  Share of Common Stock....................              $   8.38                 $   8.43

------------------------

(1) The pro forma equivalent per Unit amounts are calculated by multiplying pro forma net income per share of Common Stock, pro forma distributions per share of Common Stock and pro forma book value per share of Common Stock by 1.00x for each Prep Fund 1 Unit, 1.262758x for each Prep Fund 2 BUC, and 1.306189x for each Pension Fund BUC so that the pro forma per share amounts are equated to the respective values per Unit.

(2) See "--Summary Historical Financial Information."

(3) See "PRO FORMA FINANCIAL INFORMATION."

(4) Historical distributions represent distributions paid or accrued.

    The following table sets forth certain historical, pro forma and pro forma equivalent information giving effect to the Merger for the year ended December 31, 1996:

                                                            ASSUMING PENSION FUND          ASSUMING
                                                            DOES NOT PARTICIPATE     MAXIMUM PARTICIPATION
                                                           -----------------------  -----------------------
                                                              PRO      PRO FORMA       PRO      PRO FORMA
                                              HISTORICAL     FORMA    EQUIVALENT(1)   FORMA    EQUIVALENT(1)
                                              -----------  ---------  ------------  ---------  ------------
Net Income per:
  Prep Fund 1 Unit..........................   $    .52                $   .56                  $   .58
  Prep Fund 2 BUC...........................   $    .99                $   .71                  $   .73
  Pension BUC...............................   $    .90                       N/A               $   .76
  Share of Common Stock.....................               $   .56  (3)             $   .58  (3)

Distributions per:
  Prep Fund 1 Unit(4).......................   $   1.0596              $  1.0623                $  1.0602
  Prep Fund 2 BUC(4)........................   $   1.3850              $  1.3414                $  1.3388
  Pension BUC(4)............................   $   1.3668               N/A                    $    1.3848
  Share of Common Stock.....................               $   1.0623               $   1.0602

------------------------

(1) See "--Summary Historical Financial Information."

(2) The pro forma equivalent per Unit amounts are calculated by multiplying pro forma net income per share of Common Stock, pro forma distributions per share of Common Stock and pro forma book value per share of Common Stock by 1.00x for each Prep Fund 1 Unit, 1.262758x for each Prep Fund 2 BUC, and 1.306189x for each Pension Fund BUC so that the pro forma per share amounts are equated to the respective values per Unit.

(3) See "PRO FORMA FINANCIAL INFORMATION."

(4) Historical distributions represent distributions paid or accrued.

SUMMARY HISTORICAL FINANCIAL INFORMATION

    The following tables set forth summary financial information on a historical basis for each of Prep Fund 1, Prep Fund 2 and Pension Fund as of the dates and for the periods presented. The summary historical financial information data of each of the Partnerships for each of the five years in the period ended December 31, 1996 has been derived from their respective audited financial statements. The financial statements as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996 have been audited by Coopers & Lybrand L.L.P. and are incorporated by reference in this Consent Solicitation Statement/Prospectus. The summary historical financial information for the nine-month period ending September 30, 1997 and 1996 is derived from the unaudited financial statements. The unaudited financial statements include all adjustments which the General Partners consider necessary for a fair presentation of the financial condition and results of operations for these periods. The tables should be read in conjunction with the financial statements and notes thereto of the Partnerships included in their respective annual reports on Form 10-K for the year ended December 31, 1996 and quarterly reports on Form 10-Q for the quarter ended September 30, 1997 which accompany this Consent Solicitation Statement/Prospectus.

PREP FUND 1

                                      FOR THE NINE MONTHS
                                      ENDED SEPTEMBER 30,                  FOR THE YEAR ENDED DECEMBER 31,
                                    ------------------------              ---------------------------------
                                       1997         1996         1996       1995        1994        1993        1992
                                    -----------  -----------  ----------  ---------  ----------  ----------  ----------
                                    (UNAUDITED)  (UNAUDITED)
OPERATING DATA:
Mortgage-backed securities
  income..........................   $2,024,656   $2,298,465  $3,011,347  $3,398,068 $3,488,646  $4,035,182  $4,464,692
Equity in earnings of property
  partnerships....................     377,458      206,224      264,179    148,589     203,318     285,208     246,982
Rental income.....................   1,897,467    1,788,012    2,465,655  2,334,465   2,268,649   2,189,546   2,166,104
Interest income on participating
  loans...........................     177,639      184,481      240,432    251,157     264,904     268,633     266,216
Interest income on temporary cash
  investments and U.S. government
  securities......................     419,125      324,938      442,931    408,645     374,521     284,652     243,394
General and administrative
  expenses........................    (813,779)    (679,835)    (895,961)  (834,594)   (647,772)   (785,128)   (760,903)
Real estate operating expenses....  (1,104,990)    (913,699)  (1,320,270) (1,155,052) (1,044,385) (1,116,833)   (973,726)
Depreciation......................    (226,882)    (243,027)    (302,510)  (337,598)   (502,358)   (463,046)   (569,476)
Interest expense..................    (565,595)    (631,286)    (842,875)  (841,815)   (721,906)   (609,667)   (622,902)
                                    -----------  -----------  ----------  ---------  ----------  ----------  ----------
Net income........................   $2,185,099   $2,334,273  $3,062,928  $3,371,865 $3,683,617  $4,088,547  $4,460,381
                                    -----------  -----------  ----------  ---------  ----------  ----------  ----------
                                    -----------  -----------  ----------  ---------  ----------  ----------  ----------
BALANCE SHEET DATA:
Investment in U.S. government
  securities......................      --           --           --      $5,025,000     --          --          --
Investment in mortgage-backed
  securities......................  3$4,653,964  3$8,161,286  $37,322,028 43,103,240 $45,810,512 $46,851,694 $50,413,119
Investment in and advances to
  PREPs, net of valuation
  allowance.......................   1,503,551      312,163      324,607    325,517     449,510     469,176     462,766
Investment in real estate.........   4,021,034    6,436,955    6,381,300  6,668,864   6,970,972   7,473,330   7,936,376
Investment in participating loans,
  net of valuation allowance......     860,000    2,960,000    2,960,000  2,960,000   2,960,000   2,960,000   2,960,000
Total assets......................  55,012,077   60,646,956   60,144,705  64,566,103 67,833,181  69,994,829  72,067,829
Mortgage notes payable............   6,800,000    9,614,760    9,590,833  9,614,760   9,614,760   9,614,760   9,614,760
PER UNIT DATA:
Net income per Prep Fund 1 Unit...   $     .38    $     .40   $      .52  $     .57  $      .62  $      .68  $      .75
Net income per Fund
  Certificate(1)..................      --           996.91     1,201.57   1,426.95    1,537.88    1,699.55    1,872.22
Cash distributions paid or accrued
  per Prep Fund 1 Unit............       .7947        .7947       1.0596     1.0596      1.0596      1.0596      1.0596
Cash distributions paid or accrued
  per Fund Certificate(1).........      --         1,986.75     2,428.25   2,649.00    2,649.00    2,649.00    2,649.00

------------------------

(1) In connection with the initial public offering of Prep Fund 1, America First Participating/Preferred Equity Mortgage Fund, a Nebraska general partnership through which Prep Fund 1 holds all of its assets and which acts as a pass-through entity with respect to such assets, sold 100 Exchangeable Pass-through Certificates representing assigned general partner interests therein ("Fund Certificates"). During 1996, all 100 of the Fund Certificates were exchanged in accordance with their terms for 250,000 Prep Fund 1 Units at the rate of 2,500 Prep Fund 1 Units per Fund Certificate.

PREP FUND 2

                                      FOR THE NINE MONTHS
                                      ENDED SEPTEMBER 30,                  FOR THE YEAR ENDED DECEMBER 31,
                                    ------------------------              ---------------------------------
                                       1997         1996         1996       1995        1994        1993        1992
                                    -----------  -----------  ----------  ---------  ----------  ----------  ----------
                                    (UNAUDITED)  (UNAUDITED)
OPERATING DATA:
Mortgage-backed securities
  income..........................   $ 765,119    $ 934,597   $1,231,344  $1,346,474 $1,043,641  $1,092,142  $1,098,831
Equity in earnings of property
  partnerships....................     138,815       47,000       53,802    127,736     169,397     101,473     344,320
Interest income on temporary cash
  investments.....................      94,255       17,816       24,302     29,476      68,326     165,010     114,254
Gain on sale of mortgage-backed
  securities......................      --            3,157        3,157      3,023      --          --          --
Gain on sale of PREP..............      --           --          598,867     --          --          --          --
General and administrative
  expenses........................    (429,334)    (241,795)    (313,422)  (287,838)   (270,366)   (300,018)   (307,923)
Provision for losses on investment
  in PREPs........................      --           --           --         --          --          --        (200,000)
                                    -----------  -----------  ----------  ---------  ----------  ----------  ----------
Net income........................   $ 568,855    $ 760,775   $1,598,050  $1,218,871 $1,010,998  $1,058,607  $1,049,482
BALANCE SHEET DATA:
Investment in mortgage-backed
  securities......................  1$4,200,926  1$6,601,324  $16,466,489 $17,895,507 $19,741,212 $19,918,972 $20,307,027
Investment in and advances to
  PREPs, net of valuation
  allowance.......................      --           --           --         --          37,384     229,810     638,805
Total assets......................  16,644,027   17,193,654   17,557,582  18,633,427 20,853,645  22,233,478  23,868,232
PER UNIT DATA:
Net income per Prep Fund 2 BUC....   $    0.35    $    0.47   $     0.99  $    0.73  $     0.59  $     0.61  $     0.61
Total cash distributions paid or
  accrued per Prep Fund 2 BUC.....       .9931       1.0453       1.3850     1.4546      1.5231      1.5903      1.6376

PENSION FUND

                                      FOR THE NINE MONTHS
                                      ENDED SEPTEMBER 30,                  FOR THE YEAR ENDED DECEMBER 31,
                                    ------------------------              ---------------------------------
                                       1997         1996         1996       1995        1994        1993        1992
                                    -----------  -----------  ----------  ---------  ----------  ----------  ----------
                                    (UNAUDITED)  (UNAUDITED)
OPERATING DATA:
Mortgage-backed securities
  income..........................   $ 424,589    $ 501,796   $  660,229  $ 723,177  $  557,576  $  655,722  $  680,483
Equity in earnings of property
  partnerships....................      59,852       17,808       20,381     62,475      76,322      42,445     146,056
Interest income on temporary cash
  investments.....................     103,058       69,793       94,739     84,722      78,415      94,691      73,249
Gain on sale of PREP..............      --           --          226,587     --          --          --          --
General and administrative
  expenses........................    (218,942)    (137,083)    (172,499)  (171,190)   (148,214)   (178,832)   (173,555)
Provision for losses on investment
  in PREPs........................      --           --           --         --          --          --        (150,000)
                                    -----------  -----------  ----------  ---------  ----------  ----------  ----------
Net income........................   $ 368,557    $ 452,314   $  829,437  $ 699,184  $  564,099  $  614,026  $  576,233
                                    -----------  -----------  ----------  ---------  ----------  ----------  ----------
                                    -----------  -----------  ----------  ---------  ----------  ----------  ----------
BALANCE SHEET DATA:
Investment in mortgage-backed
  securities......................   $7,534,693   $8,631,160  $8,506,853  $9,361,640 $10,202,877 $10,251,266 $11,061,151
Investment in PREPs net of
  valuation allowance.............      --           --           --         --          --          99,499     292,524
Total assets......................  10,194,329   10,591,972   10,690,796  11,288,968 11,879,769  12,577,331  13,363,547
PER UNIT DATA:
Net income per Pension Fund BUC...   $    0.40    $    0.49   $     0.90  $    0.76  $     0.61  $     0.66  $     0.62
Total cash distributions paid or
  accrued per Pension Fund BUC....       .9821       1.0312       1.3668     1.4318      1.4898      1.5439      1.6117

                                  RISK FACTORS

    In addition to the other information contained in this Consent Solicitation Statement/Prospectus, Unitholders should carefully consider the following factors in evaluating the Merger, the Company and its business before completing the accompanying Consent Form.

RISKS ASSOCIATED WITH THE MERGER

    UNCERTAIN MARKET PRICE OF COMMON STOCK AFTER THE MERGER. Prior to the Merger, there will be no public market for the Common Stock and there can be no assurance that an active trading market will develop or be sustained. There is substantial uncertainty as to the prices at which the shares of Common Stock will trade and the possibility exists that the trading price of the shares may be lower than the proportionate Net Asset Value estimated for each Unit. Following the Merger, the market value of the Common Stock could be substantially affected by numerous factors, including: governmental regulatory action; changes in tax laws; the Company's earnings; the market's perception of the Company and its ability to generate distributions; the size of the Company in terms of assets and market capitalization; the degree to which management's interests are perceived to be aligned with the interests of stockholders; the degree to which leverage is used in the Company's capital structure; the historical performance of the Partnerships; external factors such as market interest rates and conditions of the mortgage investment and stock markets; and technical factors relating to the supply and demand for shares of Common Stock. Historically, the trading prices of the common stock issued by REITs, particularly REITs with a large proportion of their assets held as mortgage investments, have been affected by changes in broader market interest rates, with increases in rates resulting in decreases in trading prices, and decreases in rates resulting in increases in such trading prices. An increase in market interest rates may lead prospective purchasers of the Common Stock to demand a higher annual distribution rate which may adversely affect the market price of the Common Stock. Also, certain features of the Charter, Bylaws and certain provisions of the MGCL may have the effect of discouraging third parties from making tender offers for the shares of Common Stock or from seeking to replace incumbent management of the Company which may affect the trading price of such shares. See "-- Limitations on Changes in Control Contained in the Charter and Bylaws," and "DESCRIPTION OF CAPITAL STOCK OF THE COMPANY -- Restrictions on Transfer" and "CERTAIN PROVISIONS OF MARYLAND LAW AND THE CHARTER AND BYLAWS."

    CASH MERGER PAYMENT TO BE FUNDED PARTLY FROM THE SALE OF ASSETS OR BORROWINGS. The Merger Agreement provides that the Company will make the Cash Merger Payment, which will be paid in four equal quarterly payments of $.2650 per share of Common Stock during the first year following the Merger, to stockholders entitled to receive distributions. During the first year following the Merger, any distributions paid to stockholders by the Company out of earnings will have the effect of reducing the amount of the Cash Merger Payment so that the amount paid to stockholders during this first year will still be, in the aggregate, equal to $1.06 per share. The General Partners anticipate that the Company will fund the Cash Merger Payment, to the extent it is required to be paid to stockholders during the first year following the Merger, out of the proceeds from sales of Mortgage Securities and Mortgage Loans, short-term borrowings or existing cash reserves. Because the size of the Company's investment portfolio will be reduced in connection with the distribution of the Cash Merger Payment, the General Partners anticipate that the sale of Mortgage Securities and Mortgage Loans and the use of borrowings or reserves to fund such Cash Merger Payment will adversely affect the Company's future earnings and the payment of distributions on the Common Stock. See "TERMS OF THE MERGER -- Cash Merger Payment."

    POSSIBLE LOWER DISTRIBUTIONS. The Partnerships currently pay distributions to Unitholders out of their earnings and as a return of invested capital. For the three months ended September 30, 1997, Prep Fund 1, Prep Fund 2 and Pension Fund paid distributions per Unit totalling $0.2649, $.3267 and $.3233, respectively, while generating net income over this period of $0.12, $0.05 and $0.07, respectively. Following the Merger, the Company's policy will be generally to refrain from paying return of capital distributions to stockholders (except for the Cash Merger Payment), but instead to pay as distributions substantially all of the Company's taxable income. Primarily as a result of this factor, it is expected that the quarterly distributions payable by the Company on the shares of Common Stock issued in respect of each Unit in the Merger will be lower on a quarterly basis over the first year following the Merger than the total distributions (which include amounts paid out of both net income and as a return of capital) made by the Partnerships for the three months ended September 30, 1997. See "THE COMPANY -- Distribution Policy."

    FUNDAMENTAL CHANGE IN NATURE OF INVESTMENTS. Unitholders who become holders of Common Stock will have fundamentally changed the nature of their investments and their rights will be different from their current rights as Unitholders in their respective Partnerships. The Partnerships were formed with certain characteristics, including (i) a finite life, (ii) a strategy of investment in a portfolio of fixed-rate Mortgage Securities, Mortgage Loans collateralized by multifamily properties, PREPs and other related assets, (iii) no use of leverage, (iv) portfolio liquidation over time, which would result in the realization of the market value of the investments, less certain expenses of liquidation, if any, and (v) little potential for growth. By contrast, the Company will have (i) an infinite life, (ii) a growing and diverse portfolio consisting primarily of Mortgage Securities and Mortgage Loans, (iii) enhanced financial flexibility, (iv) leverage, (v) no specific intention to liquidate or to sell its assets at a given point in time, but instead to invest the proceeds of asset sales and mortgage payments in adjustable-rate Mortgage Securities and Mortgage Loans, and (vi) an aggressive, value-added, growth-oriented business plan. The holders of the Common Stock will thus be investors in an entity which has a more diverse investment strategy with greater opportunity in the General Partners' view, for growth as compared to the Partnerships. This increased growth potential is accompanied by greater risks, such as those associated with the Company's ownership of Mortgage Securities and Mortgage Loans which are not credit enhanced or guaranteed by Fannie Mae, Freddie Mac, Ginnie Mae or FHA, fluctuations in short-term interest rates, the Company's leveraging and hedging strategies and reinvestment of proceeds from the sale of the Company's investments, than those posed by an investment in the Partnerships.

    Each of the Partnerships was formed with the intention to commence liquidation of its investment portfolio and distribute the proceeds to Unitholders generally within 12 years of purchase (i.e., by 1999 for Prep Fund 1 and by 2000 for Prep Fund 2 and Pension Fund). If the Merger is completed, Unitholders who receive Common Stock will not receive any liquidation proceeds upon sales of investments currently owned by the Partnerships, but may liquidate their investment in the Company by selling their Common Stock on the NYSE or in private transactions. In this regard, the market value of the Common Stock may or may not reflect the full fair market value of the Company's investments and, consequently, stockholders may or may not realize the full fair market value of such investments by selling their Common Stock at prices obtained on the NYSE.

    LACK OF OPERATING HISTORY. The Company will be a newly formed corporation, with no operating history as a publicly traded REIT. Although at least 70% of the Company's investments will be similar in terms of investment quality and credit type to those of the Partnerships, the Company's business and investment objectives will differ from those of the Partnerships.

    LACK OF MANAGEMENT EXPERIENCE IN MANAGING A MORTGAGE REIT. The day-to-day operations of the Company will be administered by the Advisor, subject to the supervision of the Board of Directors. Accordingly, the Company will be totally reliant on the services and activities of the Advisor and the Advisor's executive officers, directors and employees for its success. Although the Company's directors and executive officers of the Advisor have experience in substantial aspects of the Company's business, none of such persons has managed a mortgage REIT, and there can be no assurance that the past experience of the such individuals will be applicable to the implementation and administration of the Company's business, operations or strategies. See "MANAGEMENT OF THE COMPANY -- Directors and Executive Officers of the Company."

    CHANGE IN INVESTMENT POLICIES. The Partnerships were organized to invest in a static and unleveraged portfolio of fixed-rate Mortgage Securities guaranteed by government agencies, Mortgage Loans, PREPs and other related assets for a limited time. The Partnership Agreements imposed certain restrictions on the type and structure of investments which the Partnerships could acquire and do not permit the Partnerships to make additional investments. In comparison, the Company will invest in a growing and diversified portfolio consisting primarily of Mortgage Securities and Mortgage Loans that may include pass-through certificates, multi-class pass-throughs or collateralized mortgage obligations backed by Mortgage Loans on single-family, multifamily, commercial or other real-estate related properties. The Company may also securitize Mortgage Loans and will leverage its portfolio in order to increase its size. In addition, although the Company will initially invest its assets in accordance with the policy described under "THE COMPANY -- Investment Strategies," the organizational documents of the Company will not contain the restrictions on investments imposed by the Partnership Agreements and the Board of Directors may change the investment policies of the Company without stockholder approval. Accordingly, the Company's investment portfolio may be subject to risks not currently present in the portfolios of the Partnerships, including increased credit and liquidity risks relating to the Company's Other Investment Mortgage Securities and Mortgage Loans and the risks associated with securitization of Mortgage Loans as described under "-- Risks Associated with the Company's Business -- Loss on Certain Adjustable-Rate Mortgage Loans," that could adversely affect the Company's earnings and resulting dividend yield.

    IMPLEMENTATION OF A GROWTH-ORIENTED BUSINESS PLAN. The Partnerships have little potential for growth since the Partnership Agreements limit the use of leverage, the raising of additional capital and the reinvestment of proceeds from the sales of Mortgage Securities and Mortgage Loans. The Company will employ an aggressive, value-added, growth-oriented business plan including the use of leverage, the raising of additional capital through the issuance of additional equity securities and the reinvestment of repayments of principal and proceeds from sales of Mortgage Securities and Mortgage Loans. The increased potential for growth by the Company as compared to the Partnerships is accompanied by certain risks including the potential for dilution of the interest of stockholders in the Company and its distributions and the magnification of losses sustained in certain economic environments described more fully under "-- Risks Associated with the Company's Business."

    POTENTIAL CONFLICTS OF INTEREST OF GENERAL PARTNERS. The General Partners initiated and participated in the structuring of the Merger and have substantial conflicts of interest with respect to its completion due to interests and affiliations different from those of Unitholders. First, the Company will be managed by the Advisor, an affiliate of the General Partners, pursuant to the Advisory Agreement, which may not be terminated, except for cause, until the fifth anniversary of the closing of the Merger. Following the Merger, the Advisor will earn fees under the Advisory Agreement based on the amount of Stockholders' Equity and earnings of the Company. Second, the General Partners were issued 90,621 shares of Common Stock in connection with the organization of the Company. As consideration for the 90,621 shares, the General Partners paid the Company an aggregate of $1,000 as well as surrendered their rights under the Partnership Agreements to receive any additional shares in the Merger. The General Partners determined the basis for the allocation of the Common Stock among themselves and the Unitholders used in the Merger, which resulted in the retention of 1% (assuming Maximum Participation) of the shares of Common Stock outstanding immediately following the Merger by the General Partners. If the provisions relating to the distribution of liquidating distributions contained in Partnership Agreement for each Partnership had been selected as the basis for the allocation of the merger consideration between the General Partner and Unitholders in each Partnership, the General Partners would have been entitled to receive in the aggregate fewer than 1% of the shares of Common Stock (an estimated 55,000 shares as opposed to the 90,621 shares contemplated by the Merger Agreement). Upon completion of the Merger (assuming Maximum Participation), the 90,621 shares of Common Stock issued to the General Partners will have an estimated value based on the high-end of the range of values of Units assuming conversion to shares of Common Stock in the Merger that was used by the General Partners in the comparative valuation analysis described herein, of approximately $1.07 million. As indicated herein under "THE PROPOSED

MERGER-- Recommendations of the General Partners and the Special Committee; Fairness Determination," mortgage REITs generally are valued at more than one times their book value in the public markets and, as a result, the shares of Common Stock issued to the General Partners may have a trading value that is higher than their pro forma book value. Third, following the Merger, the General Partners may be indemnified for acts or omissions occurring before the Merger for which the General Partners and certain of their affiliates would not have been indemnified before the Merger. Until the Merger is consummated, each General Partner will continue to be accountable to its Partnership and Unitholders as a fiduciary. These conflicts of interest may cause the General Partners to take actions that are adverse to the interests of Unitholders and future stockholders of the Company. For additional information concerning the potential conflicts of interest between the General Partners and the Unitholders in the Merger, see "MANAGEMENT OF THE COMPANY -- Conflicts of Interest."

    FEDERAL INCOME TAX CONSEQUENCES. The General Partners expect the Merger to be treated as a transfer of assets by Prep Fund 1 and Prep Fund 2 and a transfer of Units by Pension Fund Unitholders which do not elect the Retention Option for Common Stock qualifying for treatment under Section 351 of the Code, followed by a tax-free distribution of such Common Stock by Prep Fund 1 and Prep Fund 2 to their Unitholders. The Partnerships, and therefore the Unitholders participating in the Merger, are not expected to recognize gain or loss for federal income tax purposes, except to the extent that a Partnership or a Pension Fund Unitholder receives cash proceeds in lieu of fractional shares of the Company. Unitholders should be aware that the Partnerships have not requested an advance ruling from the IRS with respect to the tax consequences of the Merger. Accordingly, there can be no assurance that the IRS will agree that the Merger will qualify for treatment under Section 351. In the event the Merger did not qualify as a tax-free transaction, the transfers should result in the realization of gain or loss by Prep Fund 1 and Prep Fund 2, and, therefore, the realization of gain or loss by the Unitholders of Prep Fund 1 and Prep Fund 2 as well as the realization of gain or loss by the Unitholders of Pension Fund which do not elect the Retention Option. In such case, under certain circumstances, losses, if any, realized by certain Unitholders with respect to the Merger could be disallowed. See "FEDERAL INCOME TAX CONSIDERATIONS."

    A MAJORITY IN INTEREST WILL BIND ALL UNITHOLDERS IN EACH PARTNERSHIP. Under the Merger Agreement and the requirements of the Delaware Act, a Partnership will participate in the Merger if a majority in interest of its Unitholders consent to the Merger. If the Merger is approved by such majority, all Unitholders in such Partnership will be bound by the decision of the majority and, except for those Unitholders in Pension Fund electing the Retention Option, will be required to exchange their Units for shares of Common Stock even if they do not desire to do so. Following the Merger, stockholders of the Company will have different rights and obligations which could be less beneficial than those currently held by Unitholders. See "COMPARATIVE RIGHTS AND OBLIGATIONS OF UNITHOLDERS AND STOCKHOLDERS."

    NO DISSENTERS' RIGHTS. Under the Delaware Act, Unitholders will have no appraisal, dissenters' or similar rights in connection with the Merger. Therefore, Unitholders will not be entitled to receive any cash payment in exchange for the fair value of their respective Units if they do not vote in favor of the Merger and the Merger is approved and consummated. However, holders of Pension BUCs (which are not publicly traded) may elect to retain their Pension BUCs and their investment in Pension Fund.

    MERGER EXPENSES. The Partnerships or the Company will pay all expenses of the Merger, including solicitation expenses, which are estimated to be $1,660,000, whether or not the Merger is consummated. The payment of such expenses will reduce the net worth of the Company following the Merger. Funds used to pay such expenses would otherwise be available for distribution to Unitholders or investment in Mortgage Securities or Mortgage Loans by the Company.

    ALLOCATION OF COMMON STOCK AMONG THE PARTNERSHIPS. The General Partners allocated the Common Stock among the Partnerships in proportion to the Partnerships' relative Net Asset Values. The General Partners calculated the Net Asset Value of the Partnerships as of March 31, 1997 in accordance with the description set forth herein under "TERMS OF THE MERGER -- Allocation of Common Stock." The

General Partners and the Special Committee believe the allocation of shares in this manner is fair to the Unitholders in each of the Partnerships. See "THE PROPOSED MERGER -- Recommendations of the General Partners and the Special Committee; Fairness Determination." Furthermore, Oppenheimer concluded in its Fairness Opinion that the allocation of shares of Common Stock among the Partnerships is fair, from a financial point of view, to the Unitholders. See "THE PROPOSED MERGER -- Fairness Opinion." However, the terms of the Merger were not negotiated at arm's length and there can be no assurances that the Net Asset Values actually represent the full relative fair market values of the Partnerships. In determining Net Asset Values, the General Partners could have used different methods or assumptions which may have yielded different results and affected the allocation of shares. Further, Net Asset Values were determined as of March 31, 1997 and no effect will be given to any change affecting the relative values of the Partnerships after such date. The General Partners are not, however, aware of any factors or events occurring since such date that would materially affect the Net Asset Values of the Partnerships.

    LIMITATIONS ON CHANGES IN CONTROL CONTAINED IN THE CHARTER AND BYLAWS. As provided in the Company's Charter, the Ownership Limit will, subject to certain exceptions, prohibit ownership of more than 9.8% of the value of the outstanding shares of capital stock of the Company by any single stockholder or "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). See "DESCRIPTION OF CAPITAL STOCK OF THE COMPANY." Also, the Board of Directors will consist of seven members who will be classified into three classes with each class serving a three-year term and with each class elected in different years. Furthermore, a member of the Board of Directors may not be removed except for cause upon the vote of 80% of the shares entitled to vote to elect members of the Board of Directors. In addition, the Charter will authorize the Board of Directors to classify and reclassify any authorized but unissued shares of capital stock into one or more new classes or series of capital stock, including classes or series of preferred stock, and to determine the preferences, rights and other terms of such classes or series. The additional classes or series of securities, as well as the Common Stock, will be available for issuance without further action by the Company's stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company's securities may be listed or traded. These and other Charter and Bylaw provisions could impede a merger, tender offer or other transaction that some or a majority of the Company's stockholders might believe to be in their best interest or in which the stockholders might receive a premium for their shares over the then current market price of such shares.

    LIMITATIONS ON CHANGES IN CONTROL PURSUANT TO MARYLAND LAW. Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the outstanding voting stock of such corporation (an "Interested Stockholder") or who is an affiliate or associate of such corporation who, at any time within the two-year period prior to the date in question, was an Interested Stockholder or an affiliate or an associate thereof are prohibited for five years after the date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least
(i) 80% of the votes entitled to be cast by holders of outstanding voting stock of such corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of such corporation other than shares held by the Interested Shareholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, holders of the corporation's common stock receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of directors of a corporation prior to the time that the Interested Shareholder becomes an Interested Shareholder.

    Under the MGCL, "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquirer or by officers or directors who are employees of the corporation. "Control shares" are voting shares of stock which, if aggregated with all other shares of stock previously acquired by such a person, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third; (ii) one-third or more but less than a majority or
(iii) a majority of all voting power. "Control shares" do not include shares of stock the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means, subject to certain exceptions, the acquisition of, ownership of, or the power to direct the exercise of voting power with respect to, "control shares." These provisions of Maryland law do not apply, however, to "control share acquisitions" that are approved or exempted by the charter or bylaws of a corporation and adopted at any time before the acquisition of shares.

    These Sections of the MGCL could impede a merger, tender offer or other transaction that some or a majority of the Company's stockholders might believe to be in their best interest or in which the stockholders might receive a premium for their shares over the then current market price of such shares.

    DEPENDENCE ON KEY PERSONNEL. The Company will be dependent on the efforts of its executive officers and the executive officers of the Advisor, particularly Stewart Zimmerman, William Gorin and Ronald Freydberg. The loss of their services could have a material adverse effect on the operations of the Company and therefore on the earnings of the Company. In connection with the Merger, the Advisor will assume employment agreements with each of Messrs. Zimmerman, Gorin and Freydberg from America First.

    NO ASSURANCE BENEFITS OF MERGER WILL BE REALIZED. Considerable time and resources will be required to be devoted by the Advisor in order to implement the business plan of the Company and to achieve the anticipated benefits of the Merger. The success of the Company will depend on numerous factors, including the interest rates on the Company's adjustable-rate Mortgage Securities and Mortgage Loans, the cost of the Company's borrowing, the cost and effectiveness of the Company's risk management strategies, reserve requirements and the operating expenses of the Company. There can be no assurance the Company will be able to achieve the benefits of the proposed Merger and successfully implement its business plan.

    CHANGE IN THE PAYMENT SCHEDULE OF DISTRIBUTIONS. The Partnerships currently pay distributions to Unitholders on a monthly basis. Following the Merger, the Company intends to pay quarterly distributions to its stockholders as a result, Unitholders will have to adjust to less frequent payments of distributions.

RISKS ASSOCIATED WITH THE COMPANY'S BUSINESS

    LEVERAGING STRATEGY. The Company will employ a strategy to increase the size of its investment portfolio by borrowing against its Mortgage Securities and Mortgage Loans. By leveraging its portfolio in this manner, it is expected that the Company will maintain an equity-to-assets ratio of 8% to 10%. Substantially all of the Company's Mortgage Securities and Mortgage Loans now and in the future can be expected to be pledged to secure reverse repurchase agreements, bank borrowings or other credit arrangements used to finance the acquisition of additional Mortgage Securities and Mortgage Loans. Therefore, such Mortgage Securities and Mortgage Loans may not be available to the stockholders in the event of the liquidation of the Company, except to the extent that the market value thereof exceeds the amounts due to creditors. In addition, in the event of the bankruptcy of a party with whom the Company has a reverse repurchase agreement, the Company might experience difficulty recovering its pledged assets. See "THE COMPANY -- Financing Strategies."

    The incurrence of leverage will expose the Company to the following risks:
(i) the Company could lose its interests in assets given as collateral for secured borrowings if the required principal and interest payments are not made when due; (ii) the Company's obligation to make principal payments, which are not treated as deductions for federal income tax purposes, does not relieve it from the obligation of distributing at least 95% of its REIT taxable income to stockholders; (iii) the Company's cash flow from operations may not be sufficient to retire these obligations as they mature, making it necessary for the Company to either refinance these obligations prior to maturity or to raise additional debt and/or equity or sell its assets, possibly at losses under adverse market conditions, or to retire the obligations, which could have an adverse effect on the amount of funds available for distribution or to stockholders; (iv) the Company may not be able to refinance borrowings on attractive terms; and (v) debt incurred by the Company will primarily be at interest rates that adjust based on prevailing market interest rates, an increase in which may adversely affect the Company's earnings and could reduce the amount of funds available for distribution to stockholders.

    NO LIMITATION ON DEBT. The Company expects to maintain an equity-to-assets ratio, measured on a historical basis, of 8% to 10%. If the equity-to-assets ratio falls below 8%, then, subject to the source of income limitations applicable to the Company as a REIT, the Company will take action to increase the ratio to 8% or greater through normal portfolio amortization, sale of assets or other steps as necessary. However, the Company will have no policy regarding, and the Company's organizational documents will not contain any limitation on, the amount of indebtedness the Company may incur. Therefore, the Board of Directors could cause the Company to incur additional debt and would do so, for example, if it were necessary for the Company to continue to qualify as a REIT. An increase in the indebtedness of the Company would require additional cash for debt service which could result in less cash available for distribution to stockholders and could increase the risk of default on the Company's indebtedness.

    FLUCTUATIONS IN SHORT-TERM INTEREST RATES. The results of the Company's operations will depend on, among other things, the level of net interest income generated by the difference between the return on the Company's adjustable-rate Mortgage Securities and Mortgage Loans and the costs of the Company's adjustable-rate borrowings. The Company's earnings will vary as a result of changes in short-term interest rates, borrowing costs and prepayment rates. Such changes are affected by various factors, many of which are beyond the control of the Company. Although the Company will only acquire adjustable-rate Mortgage Securities and Mortgage Loans with borrowed funds that have interest rates based on indexes and repricing terms similar to the interest rate indexes and repricing terms of such investments, the interest rate indexes and repricing terms will not be identical. It is expected that a majority of the Company's portfolio of Mortgage Securities and Mortgage Loans will be indexed to (i) the six-month London Inter-Bank Offered Rate ("LIBOR") and repriced semi-annually,
(ii) the one-year Constant Maturity Treasury Rate and repriced annually, (iii) the six-month Certificate of Deposit Rate and repriced semi-annually, or (iv) the 11th District Cost of Funds Index and generally repriced monthly. During periods of rising short-term interest rates, particularly during periods when short-term interest rates increase by more than 1% per six-month period or 2% per annum, the Company's earnings and the payment of distributions could be adversely affected by maturity mismatches and interest rate caps. "Maturity mismatches" refers to situations in which interest rates on the Company's Mortgage Securities and Mortgage Loans may adjust on average less frequently than interest rates on its borrowings. Consequently, should short-term interest rates rise, the cost of the Company's borrowings could increase at a quicker pace than the return on its adjustable-rate Mortgage Securities and Mortgage Loans. "Interest rate caps" refers to contractual limitations on increases in interest rates on the Company's Mortgage Securities and Mortgage Loans during a given period ("periodic caps") or over the life of the asset ("lifetime caps"). The Company's borrowings are not expected to be subject to interest rate caps. Therefore, an increase in short-term interest rates could cause a greater increase in the rate paid by the Company on its borrowings than the rate paid to the Company on its adjustable-rate Mortgage Securities and Mortgage Loans, thereby adversely affecting the Company's earnings and resulting dividend yield. The General Partners expect that the Company's Mortgage Securities and Mortgage Loans will be subject to periodic caps limiting increases to 1% per six-month period and 2% per annum and lifetime caps limiting increases to 6% over the life of the Mortgage Security or Mortgage Loan. In addition, if any of the Company's Mortgage Securities and Mortgage Loans are financed with borrowings that bear interest based on an index different from that used for the related Mortgage Securities and Mortgage Loans, so-called "basis" interest rate risk will arise. In that event, if the index used for the Mortgage Securities and Mortgage Loans is a "lagging" index that reflects market interest rate changes on a delayed basis, and the rate on the related borrowings reflects market rate changes more rapidly, the Company's net interest income will be adversely affected in periods of increasing market interest rates.

    DECLINE IN MARKET VALUE OF MORTGAGE SECURITIES. The Company's leveraging strategy will be designed to increase the size of its portfolio of Mortgage Securities and Mortgage Loans by borrowing against its existing Mortgage Securities and Mortgage Loans. Since the borrowings incurred by the Company are primarily collateralized borrowings based on the current market value of the Company's Mortgage Securities and Mortgage Loans, a decline in the market value of such Mortgage Securities and Mortgage Loans due to rising interest rates, a rating downgrade by Moody's or S&P or other factors could limit the Company's ability to borrow or require the Company to sell assets, possibly at losses under adverse market conditions, in order to maintain liquidity and comply with its investment policies.

    LOSS ON CERTAIN MORTGAGE LOANS AND SECURITIZATION. The Company bears the risk of loss on any Mortgage Loans it purchases in the secondary market or otherwise acquires. In the future, the Company may acquire Mortgage Loans which are not credit enhanced or which are not guaranteed by Fannie Mae, Freddie Mac, Ginnie Mae, the Federal Housing Administration ("FHA") or private insurers for securitization. Accordingly, during the time it accumulates such Mortgage Loans for securitization, the Company will be subject to risks of borrower default, bankruptcy and special hazard losses (such as those occurring from earthquakes). In addition, it may not be possible or economically feasible for the Company to complete the securitization of all Mortgage Loans which it acquires. In the event of a default on any such loans held by the Company, the Company would bear the loss of principal between the value of the mortgaged property and the outstanding indebtedness, as well as the loss of interest. Furthermore, the Company expects to retain interests in the Mortgage Loans that are securitized and therefore will retain a limited amount of risk of future credit loss and interest rate or prepayment risk. Such retained interests are expected to be subordinated to the classes of securities issued to investors in such securitizations with respect to losses of principal and interest on the underlying Mortgage Loans. Accordingly, any such losses incurred on the underlying Mortgage Loans will be applied first to reduce the remaining amount of the Company's retained interest, until reduced to zero. Thereafter, any further losses would be borne by the investors or, if used, private insurers in such securitizations rather than the Company. See "THE COMPANY -- Securitization of Mortgage Loans."

    It is expected that when the Company acquires Mortgage Loans, the seller will represent and warrant to the Company that there has been no fraud or misrepresentation during the origination of the Mortgage Loans and will agree to repurchase any loan with respect to which there is fraud or misrepresentation. Although the Company will have recourse to the seller based on the seller's representations and warranties to the Company, the Company will be at risk for loss to the extent the seller does not perform its repurchase obligations.

    LOSS ON CERTAIN MORTGAGE SECURITIES. The Company may include in its portfolio privately issued Mortgage Securities backed by pools of Mortgage Loans, which are typically not guaranteed by the U.S. Government or any agency of the U.S. Government. Although such Mortgage Securities generally are structured with one or more types of credit enhancement and are investment grade or of equivalent credit quality, any losses due to borrower defaults on any of the underlying Mortgage Loans, bankruptcies, fraud or special hazard losses, in excess of certain insurance limits, would be the responsibility of the Company.

    PREPAYMENT OF ADJUSTABLE-RATE MORTGAGE SECURITIES AND MORTGAGE
LOANS. Mortgage prepayment rates vary and may cause the yield on the Company's Mortgage Securities and Mortgage Loans to change, which would affect the Company's earnings. Mortgage prepayments generally increase after a sharp decline in long-term interest rates when current fixed mortgage interest rates fall relative to the interest rates on adjustable-rate Mortgage Loans. Prepayments would increase the proportion of the Company's assets not invested in Mortgage Securities or Mortgage Loans. During such periods of rising prepayments of Mortgage Securities and Mortgage Loans, the Company will need to increase its purchases of Mortgage Securities and Mortgage Loans in order to maintain the current level of such assets in its portfolio. However, during periods when interest rates are falling or rates on fixed-rate mortgages are comparable to or are below fully margined adjustable-rate mortgages, the origination of adjustable-rate mortgages also tends to decline, making it more difficult for the Company to find attractive reinvestment opportunities. If the Company is not successful in acquiring adjustable-rate Mortgage Securities and Mortgage Loans for its portfolio on suitable terms, or has to invest the proceeds from prepayments in lower yielding Mortgage Securities and Mortgage Loans, there could be an adverse effect on the Company's earnings and the payment of distributions on the Common Stock.

    Furthermore, because the Company's business plan targets adjustable-rate Mortgage Securities and Mortgage Loans which are currently priced at a premium in comparison to other mortgage related assets, a significant amount of the Company's portfolio of adjustable-rate Mortgage Securities and Mortgage Loans may be purchased at a price greater than par. The Company will amortize the premium paid for such adjustable-rate Mortgage Securities and Mortgage Loans over the expected remaining life of such assets, using the level yield method of accounting. When a Mortgage Security or Mortgage Loan is prepaid, any unamortized premium will be written off at the time of prepayment. To the extent that there is an increase in prepayment rates resulting in a shortening of the expected life of the adjustable-rate Mortgage Securities and Mortgage Loans, the Company's earnings and the payment of distributions could be adversely affected.

    HEDGING STRATEGIES MAY NOT ELIMINATE INTEREST RATE RISK. The Company intends to enter into hedging transactions, which may include the purchase of mortgage derivative securities, to attempt to alleviate the negative impact of significant unexpected changes in interest and prepayment rates. The Company will enter into interest rate cap agreements to reduce the risk associated with borrowing rate increases exceeding the lifetime interest rate caps on the Company's adjustable-rate Mortgage Securities and Mortgage Loans. The Company may also engage in limited amounts of buying and selling other mortgage derivative securities or other derivative products, including, but not limited to, entering into interest rate swap agreements, buying and selling financial futures contracts and options on financial futures contracts and trading forward contracts.

    Developing an effective hedging strategy is complex and no strategy can completely insulate the Company from risks associated with interest rate changes and prepayments. In addition, hedging typically involves costs, including transaction costs, which increase dramatically as the period covered by the hedge increases and which also increase during periods of rising and volatile interest rates. The Company may increase its hedging activity, and thus increase its hedging costs, during such periods when interest rates are volatile or rising and hedging costs have increased.

    Federal tax laws applicable to REITs may substantially limit the Company's ability to engage in hedging transactions. Such federal tax laws may prevent the Company from effectively implementing hedging strategies that the Company determines, absent such restrictions, would best insulate the Company from the risks associated with changing interest rates and prepayments. In this regard, the amount of income the Company may earn from its interest rate caps and other hedging instruments may be subject to substantial limitations under the REIT provisions of the Code. In particular, income generated by such instruments is non-qualifying income for purposes of the 75% gross income test. Such restrictions may result in management electing to have the Company bear a level of interest rate risk that might otherwise be hedged. See "FEDERAL INCOME TAX CONSIDERATIONS -- General," and "-- Requirements for Qualification as a REIT."

    If the Company purchases interest rate caps or other interest rate agreements to hedge against lifetime and periodic rate or payment caps, and the provider of interest rate agreements becomes financially unsound or insolvent, the Company may be forced to unwind its interest rate agreements with such provider and may take a loss on such interest rate agreements. Further, the Company could suffer losses that the hedging transaction was intended to protect against. Such losses could have a material adverse effect on the Company's earnings. Although the Company intends to purchase interest rate agreements only from financially sound institutions and to monitor the financial strength of such institutions on a periodic basis, no assurance can be given that the Company can avoid such counterparty credit risks.

    The Company will accept legal risk in entering into interest rate swap and cap agreements. Although the Company will take precautions to assure the legality of each interest rate swap and cap agreement, no assurance can be given as to the enforceability of these agreements. An agreement that is not enforceable may subject the Company to unexpected interest rate risk and have a material adverse effect on earnings.

    The Company also will accept basis risk in entering into interest rate swap and cap agreements. Basis risk occurs as the performance of hedged financing sources varies from expectations and differs from the performance of the hedging instrument. For instance, the Company hedges its borrowing to mitigate interest rate risk of Mortgage Securities and Mortgage Loans that are fixed or reprice at different times or based on different indices. Although the hedging items may reduce interest rate risk, borrowers may prepay at speeds which vary from initial expectations. Absent proper monitoring, the Company could have a hedging instrument in place without an underlying financing source, the consequence of which may be a material adverse effect on earnings.

    The Company will not be regulated in regard to its hedging activities. However, in order to maintain its exemption from the registration requirements of the Commodities Exchange Act, the Company is limited with respect to investments in futures contracts, options on futures contracts and options on commodities. The Company intends to conduct its hedging activities in such a manner that the Company will not be regulated in regard to its hedging activities and will maintain its exemption from the registration requirements of the Commodities Exchange Act. However, if the Company became regulated in regard to its hedging activities or subject to the registration requirements of the Commodities Exchange Act, its earnings could be materially adversely affected.

    Hedging devices and mortgage instruments are complex and can produce volatile results. Accordingly, there can be no assurance that the Company's hedging strategy will have the desired beneficial impact on the Company's earnings, financial condition and the resulting dividend yield of the Common Stock. Instead, such hedging strategies may have an adverse effect on the Company's earnings and resulting dividend yield. See "THE COMPANY -- Risk Management Strategies."

    ABILITY TO CHANGE POLICIES WITHOUT STOCKHOLDER APPROVAL. The Company's operating and financial policies, including its policies with respect to acquisitions, growth, operations, indebtedness, capitalization and distributions, will be determined by the Board of Directors. Although it has no present intention to amend or revise these or other policies as described herein, the Board of Directors may do so, from time to time, without stockholder approval. Accordingly, stockholders will have little direct control over changes in the Company's policies. Changes in the Company's policies could adversely affect the Company's financial condition and earnings. In particular, the descriptions in this Consent Solicitation Statement/Prospectus of the major policies and the various types of investments to be made by the Company reflect only the current plans of the prospective members of the Board of Directors. The Board of Directors may change the investment policies of the Company without a vote of the stockholders. If the Company changes its investment policies, the risks and potential rewards of an investment in the Company may also change. In addition, the methods of implementing the Company's investment policies may vary as new investment techniques are developed. Accordingly, stockholders will have no control over the Company's policies, except through their ability to elect new members to the Board of Directors. See "THE COMPANY -- Investment Strategies."

    COMPETITION. In purchasing and pooling Mortgage Securities and Mortgage Loans and in purchasing other mortgage-related assets, the Company competes with savings and loan associations, banks, other mortgage REITs, mortgage and investment bankers, conduits, insurance companies, mutual funds, Fannie Mae, Ginnie Mae, Freddie Mac and other lenders, many of whom have greater financial resources than the Company. In addition, there are several mortgage REITs similar to the Company and others may be organized in the future. The existence of the competitive entities, as well as the possibility of additional entities forming in the future, may increase the competition for the acquisition of eligible Mortgage Securities and Mortgage Loans resulting in higher prices and lower yields to the Company on such Mortgage Securities and Mortgage Loans and thereby reducing the Company's earnings. Additionally, in issuing Mortgage Securities, the Company will face competition from other issuers of these securities and the securities themselves will compete with other investment opportunities available to prospective purchasers.

    The Mortgage Loans that underlie Mortgage Securities that the Company may otherwise acquire will generally be adjustable-rate loans secured by liens on single-family residential properties originated by or purchased from various mortgage suppliers throughout the United States, such as savings and loan associations, banks, mortgage bankers, home builders, insurance companies and other mortgage lenders. The Company is not expected to establish any limits upon the geographic concentration of such Mortgage Loans or the credit quality of mortgage suppliers. However, concentration in any one area will increase exposure of the Company's portfolio to the economic and natural hazard risks associated with that area. The availability of Mortgage Loans meeting the Company's criteria is dependent upon, among other things, the size of, and level of activity in, the residential real estate lending market. The size and level of activity in the residential real estate lending market depend on various factors, including the level of interest rates, regional and national economic conditions and inflation and deflation in residential property values. To the extent the Company is unable to acquire a sufficient number of Mortgage Loans meeting its criteria, the Company's results of operations will be adversely affected.

    REGISTRATION UNDER THE INVESTMENT COMPANY ACT. The Company at all times intends to conduct its business so as not to become regulated as an investment company under the Investment Company Act. The Investment Company Act exempts entities that are "primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate" ("Qualifying Interests"). Under current interpretation by the staff of the Securities and Exchange Commission (the "Commission"), in order to qualify for this exemption, the Company, among other things, must maintain at least 55% of its assets directly in Qualifying Interests. The assets that the Company may acquire, therefore, may be limited by the provisions of the Investment Company Act. In connection with any acquisition of a class of Mortgage Security junior to other classes of Mortgage Securities in the right to receive payment from the underlying Mortgage Loans, the Company intends, where appropriate to obtain foreclosure rights with respect to the underlying Mortgage Loans, although there can be no assurance that it will be able to do so on acceptable terms. As a result of obtaining such rights, the Company believes that the related subordinated interest in such class of Mortgage Security will constitute Qualifying Interests for the purpose of the Investment Company Act. The Company does not intend, however, to seek an exemptive order, no-action letter or other form of interpretive guidance from the Commission on these positions. If the Commission were to take a different position with respect to whether any such subordinated interest constitutes a Qualifying Interest, the Company could, among other things, be required either (i) to change the manner in which it conducts its operations to avoid being required to register as an investment company or (ii) to register as an investment company. In addition, if the Company fails to qualify for exemption from registration as an investment company, its use of leverage would be substantially reduced, and it would be unable to conduct its business as described herein. Such a failure to qualify could have a material adverse effect on the Company's earnings and distributions to stockholders.

RISKS ASSOCIATED WITH A CORPORATION QUALIFYING AS A REIT

    TAXATION AS A CORPORATION. The General Partners intend for the Company to elect and to operate so as to qualify as a REIT for federal income tax purposes commencing with its taxable year ending December 31, 1998. Although the General Partners believe that the Company will be organized and operate in such a manner, no assurance can be given that the Company will be organized or will be able to operate in a manner so as to so qualify or remain so qualified. Qualification of the Company as a REIT involves the satisfaction of numerous requirements established under highly technical and complex Code provisions of which there are only limited judicial and administrative interpretations, and involve the determination of various factual matters and circumstances not entirely within the Company's control. In addition, no assurance can be given that legislation, regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification. The Company, however, is not aware of any proposal to amend the tax laws that would significantly and adversely affect the Company's ability to qualify as a REIT.

    If the Company fails to qualify as a REIT for any taxable year, it would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Unless entitled to relief under certain Code provisions, the Company also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. As a result, cash available for distribution would be reduced due to the additional tax liability for each of the years involved. Although the Company intends to operate in a manner designed to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause the Board of Directors to revoke the REIT election. See "FEDERAL INCOME TAX CONSIDERATIONS."

    REIT MINIMUM DISTRIBUTION REQUIREMENTS; POSSIBLE INCURRENCE OF ADDITIONAL DEBT. In order to qualify as a REIT, the Company generally will be required each year to distribute to stockholders at least 95% of its net taxable income (excluding any net capital gain). In addition, the Company will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of (i) 85% of its ordinary income for that year, (ii) 95% of its capital gain net income for that year, and (iii) 100% of its undistributed taxable income from prior years. See "FEDERAL INCOME TAX CONSIDERATIONS -- Requirements for Qualification as a REIT."

    The Company intends to make distributions to stockholders to comply with the 95% distribution requirement and to avoid the nondeductible excise tax. Differences in timing between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company could require the Company to borrow funds on a short-term basis to meet the 95% distribution requirement and to avoid the nondeductible excise tax. The requirement to distribute a substantial portion of the Company's net taxable income could cause the Company to distribute amounts that otherwise would be spent on future acquisitions, unanticipated capital expenditures or repayment of debt, which would require the Company to borrow funds or to sell assets to fund the costs of such items and thereby adversely affect the Company's earnings, cash available for distribution and dividend yield. See "FEDERAL INCOME TAX CONSIDERATIONS."

    FAILURE OF PENSION FUND TO BE CLASSIFIED AS A PARTNERSHIP FOR FEDERAL INCOME TAX PURPOSES. The General Partners believe that Pension Fund and America First Participating/Preferred Equity Mortgage Fund have been organized and operated as partnerships and will continue to qualify to be classified as partnerships for federal income tax purposes. If Pension Fund continues to have two or more partners after the Merger and fails to qualify as a partnership for federal income tax purposes or if America First Participating/ Preferred Equity Mortgage Fund fails to qualify as a partnership for federal income tax purposes, it would be taxable as a corporation and, in such event, the Company likely would cease to qualify as a REIT. Furthermore, the imposition of a corporate income tax on Pension Fund or America First Participating/ Preferred Equity Mortgage Fund would substantially reduce the amount of cash available for distribution to the Company and therefore its stockholders and to the holders of Pension BUCs. See "FEDERAL INCOME TAX CONSIDERATIONS -- Tax Aspects of the Company's Investments in Partnerships."

    ERISA REQUIREMENTS. The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and Section 4975 of the Code prohibit certain transactions that involve (i) certain pension, profit-sharing, employee benefit, or retirement plans or individual retirement accounts (each, an "ERISA Plan") and
(ii) the assets of an ERISA Plan. A "party in interest" or "disqualified person" with respect to an ERISA Plan will be subject to (a) an initial 5% excise tax on the amount involved in any prohibited transaction involving the assets of the ERISA Plan and (b) an excise tax equal to 100% of the amount involved if any prohibited transaction is not corrected. Consequently, the fiduciary of an ERISA Plan contemplating an investment in the Common Stock should consider whether the Company, any other person associated with the issuance of the Common Stock, or any affiliate of the foregoing is or might become a "party in interest" or "disqualified person" with respect to the ERISA Plan. In such a case, the acquisition or holding of Common Stock by or on behalf of the ERISA Plan could be considered to give rise to a prohibited transaction under ERISA and the Code.

    Regulations of the Department of Labor that define "plan assets" (the "ERISA Plan Asset Regulations") provide that in some situations, when an ERISA Plan acquires an equity interest in an entity, the ERISA Plan's assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless one or more exceptions specified in the ERISA Plan Asset Regulations are satisfied. In such a case, certain transactions that the Company might enter into in the ordinary course of its business and operations might constitute "prohibited transactions" under ERISA and the Code. The assets of the Company should not be deemed to be "plan assets" of any ERISA Plan that invests in the Common Stock.

                                THE PARTNERSHIPS

PREP FUND 1

    ORGANIZATION. Prep Fund 1, a Delaware limited partnership, was formed on November 20, 1986. The general partner of Prep Fund 1 is America First Capital Associates Limited Partnership Three. Unitholders in Prep Fund 1 own Prep Fund 1 Units representing limited partnership interests in Prep Fund 1 assigned by America First Fiduciary Corporation Number Six, a Nebraska corporation and the sole limited partner of Prep Fund 1. As of the Record Date, Prep Fund 1 had outstanding 5,775,797 Prep Fund 1 Units which were held of record by approximately 4,449 Unitholders. Prep Fund 1 Units are included for quotation on NASDAQ under the trading symbol "AFPFZ." Prep Fund 1 holds all of its Mortgage Securities, Mortgage Loans and other assets through America First Participating/Preferred Equity Mortgage Fund, a Nebraska partnership, which acts as a pass-through entity with respect to such assets.

    INVESTMENT PORTFOLIO. Prep Fund 1 was formed to invest principally in first mortgages on multifamily properties insured by the FHA and fixed-rate Mortgage Securities collateralized by first Mortgage Loans on multifamily properties or pools of single-family mortgages which are guaranteed as to timely payment by Ginnie Mae, Fannie Mae or Freddie Mac and, to a lesser extent, in PREPs in the partnerships that own the multifamily properties collateralizing such Mortgage Securities and participating Mortgage Loans collateralized by multifamily properties. The PREPs and the Participating Loans are intended to provide Prep Fund 1 with a base return plus a participation in the net cash flow and net capital appreciation of the underlying real estate properties. Therefore, the return to Prep Fund 1 depends, in part, on the economic performance of the real estate financed by the PREPs and the Participating Loans. Prep Fund 1 was formed to invest its original capital on an unleveraged basis and then to liquidate its investments and distribute the proceeds from such liquidation to Unitholders generally within 12 years of purchase (I.E., by 1999), subject to the right of the General Partners to extend the date of liquidation to December 31, 2036.

    As of September 30, 1997, Prep Fund 1 indirectly held through its ownership interest in America First Participating/Preferred Equity Mortgage Fund (i) four fixed-rate Mortgage Securities collateralized by first Mortgage Loans on multifamily properties which are guaranteed as to the timely payment of principal and interest by Ginnie Mae; (ii) fixed-rate Mortgage Securities collateralized by pools of single-family mortgages which are guaranteed as to the timely payment of principal and interest by Ginnie Mae or Fannie Mae; (iii) five PREPs; (iv) the Equity Interest and (v) one Participating Loan financed in part by America First Apartment Investors, L.P., an affiliated equity fund. The Mortgage Securities provide Prep Fund 1 with guaranteed monthly payments of principal and interest.

PREP FUND 2

    ORGANIZATION. Prep Fund 2, a Delaware limited partnership, was formed on May 28, 1987. The general partner of Prep Fund 2 is America First Capital Associates Limited Partnership Six. Unitholders in Prep Fund 2 hold Prep Fund 2 BUCs representing limited partnership interests in Prep Fund 2 assigned by America First Fiduciary Corporation Number Fourteen, a Nebraska corporation and the sole limited partner of Prep Fund 2. As of the Record Date, Prep Fund 2 had outstanding 1,593,604 Prep Fund 2 BUCs which were held of record by approximately 1,702 Unitholders. Prep Fund 2 BUCs are listed on the AMEX under the trading symbol "PF."

    INVESTMENT PORTFOLIO. Prep Fund 2 was formed to invest principally in first mortgages on multifamily properties insured by FHA and fixed-rate Mortgage Securities collateralized by first Mortgage Loans on multifamily properties or pools of single-family mortgages which are guaranteed as to timely payment by Ginnie Mae and, to a lesser extent, in PREPs in the limited partnerships which own multifamily properties collateralizing such Mortgage Securities. Prep Fund 2 was formed to invest its original capital on an unleveraged basis and then to liquidate its investments and distribute the proceeds from such liquidation to Unitholders generally within 12 years of purchase (I.E., by 2000), subject to the right of the General Partner to extend the date of liquidation to December 31, 2017.

    As of September 30, 1997, Prep Fund 2 held (i) two fixed-rate Mortgage Securities collateralized by first Mortgage Loans on multifamily properties which are guaranteed as to the timely payment of principal and interest by Ginnie Mae, (ii) fixed-rate Mortgage Securities collateralized by pools of Mortgage Loans on single-family housing properties which are guaranteed as to the timely payment of principal and interest by Ginnie Mae or Fannie Mae and
(iii) three PREPs. The Mortgage Securities provide Prep Fund 2 with guaranteed monthly payments of principal and interest.

PENSION FUND

    ORGANIZATION. Pension Fund, a Delaware limited partnership, was formed on February 2, 1988. The general partner of Pension Fund is America First Capital Associates Limited Partnership Six. Unitholders in Pension Fund hold Pension BUCs representing limited partnership interests in Pension Fund assigned by America First Fiduciary Corporation Number Sixteen, a Nebraska corporation and the sole limited partner of Pension Fund. Pension Fund, which is not publicly traded, was organized to provide an investment vehicle to certain Tax-Exempt Investors which would invest in the same types of investments as Prep Fund 2 without causing such investors to realize UBTI. As of the Record Date, Pension Fund had outstanding 905,974 Pension BUCs which were held of record by approximately 799 Unitholders. Pension BUCs are subject to various transfer restrictions which were imposed to prevent Pension Fund from being treated as a publicly traded partnership for federal income tax purposes and, accordingly, are not listed or regularly traded, except in the informal secondary market.

    INVESTMENT PORTFOLIO. Pension Fund was formed to invest principally in first mortgages on multifamily properties insured by FHA and fixed-rate Mortgage Securities collateralized by first Mortgage Loans on multifamily properties or pools of single-family mortgages which are guaranteed as to timely payment by Ginnie Mae and, to a lesser extent, in PREPs in the limited partnerships which own multifamily properties collateralizing such Mortgage Securities. Pension Fund was formed to invest its original capital on an unleveraged basis and then to liquidate its investments and distribute the proceeds from such liquidation to Unitholders generally within 12 years of purchase (I.E., by 2000), subject to the right of the General Partner to extend the date of liquidation to December 31, 2017.

    As of September 30, 1997, Pension Fund held (i) two fixed-rate Mortgage Securities collateralized by first Mortgage Loans on multifamily properties which are guaranteed as to the timely payment of principal and interest by Ginnie Mae; (ii) fixed-rate Mortgage Securities collateralized by pools of single-family mortgages which are guaranteed as to the timely payment of principal and interest by Ginnie Mae or Fannie Mae; and (iii) three PREPs. The Mortgage Securities provide Pension Fund with guaranteed monthly payments of principal and interest.

                                  THE COMPANY

GENERAL

    The Company will be a newly organized, externally advised Maryland corporation which expects to elect and qualify to be taxed as a REIT for federal tax purposes under the Code. Upon consummation of the Merger, the Company will become the direct and indirect owner of the Mortgage Securities, Mortgage Loans, PREPs and other assets, subject to liabilities, held by the Partnerships. Following the Merger, the Company intends to replace a substantial portion of the Partnerships' current portfolio with a portfolio consisting primarily of adjustable-rate Mortgage Securities, Mortgage Loans and other related assets, subject to the parameters and guidelines set forth below.

INVESTMENT STRATEGIES

    The Company's investment strategy will generally be to acquire Mortgage Securities and Mortgage Loans in the secondary market from savings and loan institutions, commercial banks, investment banks, mortgage originators, mortgage conduits and other mortgage banking institutions who specialize in the origination, disposition and servicing of Mortgage Securities or Mortgage Loans. Increasingly, mortgage lending is being conducted by savings and loan institutions, commercial banks, investment banks, mortgage originators, mortgage conduits and other mortgage banking institutions who specialize in the origination, disposition and servicing of Mortgage Securities or Mortgage Loans who specialize in the origination and servicing of Mortgage Loans and then sell these loans to other mortgage investment entities such as the Company. The Company will purchase Mortgage Securities and Mortgage Loans either directly from such mortgage banking institutions or from broker-dealers or other mortgage suppliers that regularly make markets in these securities. Any changes in this policy would be subject to approval by the Board of Directors, including a majority of the Independent Directors.

    Upon completion of the realignment of the Company's investment portfolio following the Merger, the Company's investment policies will require that at least 70% of the Company's investment portfolio consists of Mortgage Securities and Mortgage Loans that will be similar in terms of investment type and credit quality to those currently held by the Partnerships. This portion of the Company's investment portfolio will consist of Mortgage Securities that are either (i) issued or guaranteed by an agency of the U.S. government, such as Ginnie Mae, Fannie Mae, or Freddie Mac, (ii) rated in one of the two highest rating categories by either S&P or Moody's, or (iii) considered to be of equivalent credit quality as determined by the Advisor and approved by the Acquisition Committee. In making its determination as to the equivalency of credit quality with respect to any Mortgage Security, the Advisor will employ the same investment criteria that it understands are used by the rating agencies when rating a Mortgage Security. In connection with the Company's acquisition of Mortgage Securities and Mortgage Loans for this portion of its investment portfolio, it is expected that the Company will invest primarily in adjustable-rate Mortgage Securities and Mortgage Loans. The remainder of the Company's investment portfolio may consist of pass-through certificates, multi-class pass-throughs or collateralized mortgage obligations backed by Mortgage Loans on single-family, multifamily, commercial or other real estate-related properties, or whole Mortgage Loans on single-family, multifamily or other income producing properties most of which are expected to be rated at least investment grade at the time of purchase by either S&P or Moody's (E.G., securities having a rating of BBB, Baa or better) or considered to be of equivalent credit quality as determined by the Advisor and approved by the Acquisition Committee. In addition, the Company may also invest directly in such single-family, multifamily, commercial or other related properties which may collateralize its Mortgage Securities.

    While Other Investment assets will have a greater degree of credit risk (I.E., higher rate of default than that of higher rated assets ) and liquidity risk (I.E., lower trading volume than generally that of higher rated assets), the Company believes that, on balance, there are several attractive benefits to be derived from an investment in such assets. First, the Company believes that the Other Investment assets it acquires will have higher total returns than other available investment opportunities. Second, the Company seeks to benefit from potential future credit rating upgrades on its Other Investment assets as senior classes of these securities pay off or as a result of the appreciation of underlying real estate values. As the Other Investment Mortgage Loans prepay, the underlying credit enhancement obtained with respect to the more junior classes of such investments may increase as a percentage of the remaining balance. As the credit enhancement grows, the more junior classes of Other Investment Mortgage Loans may become eligible for a credit upgrade by the credit rating agencies. Further, appreciating real estate values typically help minimize losses on Other Investment Mortgage Securities so that over time the delinquency and loss experience can be better than had been assumed initially by the credit rating agencies.

    It is expected that a substantial majority of the Company's portfolio of Mortgage Securities and Mortgage Loans will be indexed either to the six-month LIBOR and repriced semi-annually, or the one-year Constant Maturity Treasury Rate and repriced annually. LIBOR based mortgage assets are generally subject to periodic caps that limit the amount that the applicable mortgage interest rate can adjust to no more than 1% per semi-annual period. The Company's Mortgage Securities and Mortgage Loans which will be indexed to the one-year Constant Maturity Treasury Rate will have annual adjustment features and will be subject to a 2% annual periodic cap. The remainder of the portfolio may include investments indexed to the one-month LIBOR, the six-month Certificate of Deposit Rate, the six-month Constant Maturity Treasury Rate, or the 11th District Cost of Funds Index. The Company's Mortgage Securities and Mortgage Loans indexed to
(i) the six-month Certificate of Deposit Rate will adjust semi-annually and will be subject to a 1% periodic cap, and (ii) the 11th District Cost of Funds Index will generally adjust monthly and will have no periodic caps. All of the Company's Mortgage Securities and Mortgage Loans will have a lifetime cap which the Advisor intends to hedge.

    The Company will not invest in real estate mortgage investment conduit ("REMIC") residuals or other collateralized mortgage obligation residuals and therefore will not create excess inclusion income which would constitute unrelated business taxable income for tax-exempt investors. Therefore, the Common Stock is expected to be eligible for purchase by tax-exempt investors.

FINANCING STRATEGIES

    The Company's strategy is to increase the size of its investment portfolio by borrowing against its Mortgage Securities and Mortgage Loans and reinvesting the proceeds of the borrowings in additional Mortgage Securities and Mortgage Loans. The Company's strategy is to maintain an equity-to-assets ratio (i.e., total equity of the Company as a percentage of its total assets) of 8% to 10%. The General Partners believe that this level of borrowing is sufficient to allow the Company to continue to operate in interest rate environments in which the Company's borrowing rates might exceed its portfolio yield. Such interest rate environments could occur when the interest rate adjustments on the adjustable-rate Mortgage Securities and Mortgage Loans lag behind the interest rate increases in the Company's variable rate borrowing or when the interest rate of the Company's variable rate borrowings are mismatched with the interest rate indices of the Company's adjustable-rate Mortgage Securities and Mortgage Loans. During such interest rate environments, the costs associated with the Company's borrowings will increase at a quicker pace than the return on its adjustable-rate Mortgage Securities and Mortgage Loans which could adversely affect the Company's earnings and the payment of distributions. The Company also believes that this level of borrowing is adequate to protect the Company from having to sell assets during periods when the value of its adjustable-rate Mortgage Securities and Mortgage Loans are declining. If the ratio of the Company's equity-to-total assets, measured on a historical cost basis, falls below 8%, then, subject to the source of income limitations applicable to the Company as a REIT, the Company will take action to increase its equity-to-assets ratio to 8% of total assets or greater when measured on a historical cost basis through normal portfolio amortization, sale of assets or other steps as necessary.

    The Company anticipates that its adjustable-rate Mortgage Securities and Mortgage Loans will be financed primarily at short-term borrowing rates through the utilization of reverse repurchase agreements, borrowings under lines of credit and other secured or unsecured financings which the Company may establish with approved institutional lenders. The Company expects that reverse repurchase agreements will be the primary source of financing utilized to finance its portfolio of adjustable-rate Mortgage Securities and Mortgage Loans. Generally, upon repayment of each reverse repurchase agreement, the Mortgage Securities and Mortgage Loans used to collateralize the financing will immediately be pledged to secure new reverse repurchase agreements.

    A reverse repurchase agreement, although structured as a sale and repurchase obligation, operates as a financing under which the Company effectively pledges its Mortgage Securities and Mortgage Loans as a collateral to secure a short-term loan which is equal in value to a specified percentage of the market value of such pledged collateral. Reverse repurchase agreements take the form of a sale of the pledged collateral to a lender at an agreed upon price in return for such lender's simultaneous agreement to resell the same securities back to the borrower at a future date (the maturity of the borrowing) at a higher price. The price difference is the cost of borrowing under these agreements. Under a reverse repurchase agreement, the Company generally will retain beneficial ownership of the pledged collateral, including the right to distributions and the right to vote. At the maturity of a reverse repurchase agreement, the Company will be required to repay the loan and concurrently will receive back its pledged collateral from the lender. If the Company were unable to repay the loan at maturity, the lender could liquidate the pledged collateral to cover such loan.

    The Company expects that all of its reverse repurchase agreements will require it to pledge cash or additional Mortgage Securities or Mortgage Loans to the lender in the event the market value of any existing pledged collateral declines. To the extent that any reserves are insufficient to cover such deficiencies in the pledged collateral, which may occur in periods of rapidly rising interest rates, the Company may be required to sell assets to reduce the amount of the borrowing.

    The majority of the Company's Mortgage Securities and Mortgage Loans will generate income based on short-term interest rates, adjusting annually and semi-annually. A portion of the remaining Company's mortgage assets will also adjust based on short-term interest rates on an annual or semi-annual basis but only after an initial fixed rate period of three or five years. Substantially all of the Company's borrowings will bear interest at fixed rates with maturities of one to six months. While increases in short-term interest rates will generally increase the yields on the Company's adjustable-rate Mortgage Securities and Mortgage Loans, rising short-term rates will also increase the costs of borrowings by the Company. To the extent such costs rise more rapidly than the yields, the Company's net interest income may be reduced or a net loss may result.

    Generally, the Company will attempt to structure its acquisitions so that the Mortgage Securities and Mortgage Loans purchased will have interest rate adjustment indices and adjustment periods that, on an aggregate basis, correspond to adjustment periods of its borrowings. As a result, the Company will attempt to reduce its exposure to changes in short-term interest rates.

    In the event of the insolvency or bankruptcy of a lender during the term of a reverse repurchase agreement, provisions of the federal Bankruptcy Code, if applicable, may permit the lender to consider the agreement to resell the pledged collateral to be an executory contract that, at the lender's option, may be either assumed or rejected by the lender. If a bankrupt lender rejects its obligation to resell any pledged collateral to the Company, the Company's claim against the lender for the damages resulting therefrom may be treated as one of many unsecured claims against the lender's assets. These claims would be subject to significant delay and, if and when payments are received, they may be substantially less than the value of the pledged collateral or the damage actually suffered by the Company. In addition, if the lender is a broker or dealer subject to the Securities Investor Protection Act of 1970, the Company's ability to exercise its rights to recover its pledged collateral under a reverse repurchase agreement or to be compensated for any damages resulting from the lender's insolvency may be further limited by such statute. If the lender is an insured depository institution subject to the Federal Deposit Insurance Act, the Company's ability to exercise its rights to recover its pledged collateral under a reverse repurchase agreement or to be compensated for damages resulting from the lender's insolvency may be limited by such statute rather than the Bankruptcy Code.

    To reduce its exposure to this risk, the Company (i) will enter into collateralized borrowings only with financially sound institutions approved by the Board of Directors, (ii) will monitor the financial condition of such institutions on a regular basis, (iii) will enter into reverse repurchase agreements with several different lenders, and (iv) will monitor the percentage of collateralized borrowings that are the subject of reverse repurchase agreements with a single lender. Notwithstanding these measures, no assurance can be given that the Company will be able to avoid such third-party risks.

RISK MANAGEMENT STRATEGIES

    To the extent consistent with its election to qualify as a REIT, the Company will implement certain processes and will follow a hedging program intended to protect the Company against significant unexpected changes in prepayment rates and interest rates. The Company will seek to reduce the effects on earnings caused by higher than anticipated prepayment rates by purchasing Mortgage Securities and Mortgage Loans which are fully indexed and have previously experienced periods of rising or falling interest rates. The Company will seek to manage its Mortgage Security and Mortgage Loan portfolio to offset the potential adverse effects from (i) lifetime and periodic interest rate caps on its Mortgage Securities and Mortgage Loans, (ii) the difference between interest rate indices applicable to its Mortgage Securities and Mortgage Loans and related borrowings, and (iii) the difference between interest rate adjustment periods applicable to its Mortgage Securities and Mortgage Loans and related borrowings (i.e., maturity mismatches). As part of its hedging strategy, the Company will also monitor on an ongoing basis the prepayment risks associated with its Mortgage Securities and Mortgage Loans that arise in fluctuating interest rate environments.

    In connection with its hedging strategy, the Company will attempt to structure its commitments to purchase Mortgage Loans which have interest rate adjustment indices and adjustment periods that, on an aggregate basis, correspond to the interest rate adjustment indices and interest rate adjustment periods of the applicable financing source. The Company also will undertake to structure its borrowing agreements to include a range of different maturities (although substantially all will have maturities of less than one year). As a result, it is expected that the Company will (i) be able to adjust the average maturity of its Mortgage Loans on an ongoing basis by changing the mix of maturities as such borrowings come due and are renewed and (ii) minimize any differences between interest rate adjustment periods of its Mortgage Loans and related borrowings that may occur due to prepayments of such borrowings or other factors.

    As part of its hedging strategy, the Company will purchase interest rate cap agreements in an effort to limit or partially offset fluctuations and adverse changes in interest rates which may result in causing the Company's cost of borrowing to exceed the lifetime maximum interest rate on its adjustable-rate Mortgage Securities and Mortgage Loans. These agreements will have the effect of offsetting a portion of the Company's borrowing costs if prevailing interest rates exceed the rate specified in the cap agreement. An interest rate cap agreement is a contractual agreement whereby the Company pays a fee, which may at times be financed, typically, to either a bank or investment banking firm, in exchange for the right to receive payments equal to the difference between a contractually specified cap rate level and a periodically determined future interest rate times a contractually specified principal, or notional, amount. Using this strategy, the Company intends generally to hedge as much of the interest rate risk arising from the lifetime maximum interest rates on its adjustable-rate Mortgage Securities and Mortgage Loans and from periodic rate and/or payment caps as is determined to be in its best interest, taking into consideration the cost of such hedging transactions and the need to maintain its status as a REIT.

    The interest rate risk associated with the Company's ownership of Mortgage Loans may also be hedged through the purchase of mortgage derivative securities or other derivative products. To a lesser extent, the Company may also enter into interest rate swap agreements, buy and sell financial futures contracts and options on financial futures contracts and trade forward contracts as a hedge against future interest rate changes; provided, however, the Company will not invest in these instruments unless the Company and the Advisor are exempt from the registration requirements of the Commodity Exchange Act or otherwise comply with the provisions of such act.

    Hedging transactions described above generally are designed to protect the Company's net interest income during periods when the Company's borrowing costs exceed the maximum lifetime interest rates on its adjustable-rate Mortgage Securities. The Company does not intend to hedge for speculative purposes. Further, no hedging strategy can completely insulate the Company from risk, and certain of the federal income tax requirements that the Company must satisfy to qualify as a REIT may limit the Company's ability to hedge. The Company will carefully monitor and manage the risks associated with derivatives. The Company will monitor carefully, and may have to limit, its purchases of mortgage derivative securities to assure that it does not realize excessive hedging income, or hold hedging assets having excess value in relation to total assets, which would result in the Company's disqualification as a REIT or, in the case of excess hedging income, the payment of a penalty tax for failure to satisfy certain REIT income tests under the Code, provided such failure was for reasonable cause. See "FEDERAL INCOME TAX CONSIDERATIONS--Requirements for Qualification as a REIT." In addition, the Company intends to purchase interest rate cap agreements only from high quality financial institutions approved by the Board of Directors.

SECURITIZATION OF MORTGAGE LOANS

    The Company may supplement its portfolio of Mortgage Securities with individual Mortgage Loans acquired for its investment portfolio for future securitization. It is expected that, to be eligible for securitization, Mortgage Loans will generally be underwritten to "A" quality standards and will be combined together to create Mortgage Securities that will be more highly rated than the individual Mortgage Loans. The Company intends to purchase Mortgage Loans for securitization when it believes that it can earn a higher yield on Mortgage Securities created through securitization than on comparable Mortgage Securities purchased in the market or in order to facilitate its compliance with its exemption from the Investment Company Act. See "--Operating Restrictions" below. Following the securitization process, the Company intends to hold the newly created Mortgage Securities in its investment portfolio and may retain a limited amount of the risk of future credit loss as part of its securitization program. In order to facilitate its securitization efforts, the Company, in certain instances, may pledge collateral and assume the credit risk for the original principal balance of the securitized Mortgage Loans.

OPERATING RESTRICTIONS

    The Board of Directors has established the Company's operating and investment policies and financing strategies and any revision in such policies and strategies will require the approval of the Board of Directors, including a majority of the Independent Directors. Except as otherwise restricted, the Board of Directors has the power to modify or alter the Company's policies and strategies without the consent of stockholders. Developments in the market which affect the Company's policies and strategies or which change the Company's assessment of the market may cause the Board of Directors (including a majority of the Independent Directors) to revise such policies and strategies.

    In the event the rating of a Mortgage Security or Mortgage Loan held by the Company is reduced by a credit rating agency to below investment grade after its acquisition, the asset may be retained in the Company's investment portfolio only if the Advisor recommends that it be retained and the recommendation is approved by the Board of Directors (including a majority of the Independent Directors).

    The Company will elect to qualify as a REIT for tax purposes. The Company will adopt certain compliance guidelines which will include restrictions on the acquisition, holding and sale of assets. Prior to the acquisition of any asset, the Company will determine whether such asset will constitute a Qualified REIT Asset. Substantially all the assets that the Company will acquire for investment are expected to be Qualified REIT Assets. This policy will limit the investment strategies that the Company may employ.

    The Company will closely monitor its purchases of Mortgage Securities, Mortgage Loans, the income from such assets, and the income from its hedging strategies, so as to ensure at all times that it maintains its qualification as a REIT. The Company will develop certain accounting systems and testing procedures with the help of qualified accountants and tax experts to facilitate its ongoing compliance with the REIT provisions of the Code. See "FEDERAL INCOME TAX CONSIDERATIONS--Requirements for Qualification as a REIT."

    The Company at all times intends to conduct its business so as not to become regulated as an investment company under the Investment Company Act. The Investment Company Act exempts entities that are "primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interest in real estate." Under current interpretation of the staff of the Commission, in order to qualify for this exemption, the Company must maintain at least 55% of its assets directly in Qualifying Interests. In addition, unless certain Mortgage Securities represent an undivided interest in the entire pool backing such Mortgage Securities (I.E., "whole pool" Mortgage Securities), such Mortgage Securities may be treated as securities separate from the underlying Mortgage Loans and, thus, may not be considered Qualifying Interests for purposes of the 55% requirement. The Company will closely monitor its compliance with this requirement and intends to maintain its exempt status. See "--Portfolio of Mortgage Securities and Mortgage Loans--Mortgage Securities."

PORTFOLIO OF MORTGAGE SECURITIES AND MORTGAGE LOANS

    In accordance with the Company's operating and investing policies, the General Partners anticipate that the Company will invest its assets in the types of Mortgage Securities and Mortgage Loans described below. The Company, at this time, does not plan to invest in residuals of mortgage securitizations from collateralized mortgage obligations and pass-through securities. Its Mortgage Securities will, on most occasions, be collateralized by whole pools. The Company may in the future purchase Mortgage Loans in the secondary markets and later use collateralized mortgage obligations and/or REMIC structures as a means of financing, while maintaining ownership in the Mortgage Securities. Risks associated with these types of assets are related to moves in short-term interest rates and the effects that those moves will have on the Company's cost of borrowings and the assets prepayment rates.

    MORTGAGE SECURITIES. The Company's investments in Mortgage Securities will be concentrated in Mortgage Securities issued or guaranteed by Ginnie Mae, Fannie Mae or Freddie Mac and privately issued Mortgage Securities representing interests in Mortgage Loans that are secured primarily by first liens on single-family residential properties, although the Company may also acquire Mortgage Securities secured by liens on other types of real estate-related properties. It is expected that the Company will invest primarily in adjustable-rate Mortgage Securities and Mortgage Loans. The adjustable-rate Mortgage Securities acquired by the Company will generally be subject to periodic interest rate adjustments, as well as periodic and lifetime interest rate caps which limit the amount an adjustable-rate mortgage interest rate can change during any given period.

    The following is a discussion of each type of Mortgage Security that may be held by the Company:

    GINNIE MAE. The Government National Mortgage Association is an entity within the United States Department of Housing and Urban Development. Ginnie Mae operates several mortgage support programs through the purchase of whole Mortgage Loans or by guaranteeing securities backed by whole Mortgage Loans insured or coinsured by FHA on single-family or multifamily residential projects meeting specified eligibility criteria.

    Each Ginnie Mae adjustable-rate mortgage-backed security issued to date has been issued in the form of a pass-through certificate representing a fractional undivided interest in a pool of adjustable-rate mortgages purchased by Ginnie Mae, the terms of which provide for timely monthly payments by the issuers to the registered holders of the certificates. The original term and maturity of the Mortgage Loans generally do not exceed 40 years. Ginnie Mae adjustable-rate Mortgage Securities bear interest at an annual rate which is 0.25% less than the interest rate on the underlying mortgage loan, the difference representing the guarantee fee and servicing fee.

    Ginnie Mae guarantees to each holder of each Ginnie Mae adjustable-rate mortgage-backed security the full and timely payment of all principal and interest. Ginnie Mae's guarantee is backed by the full faith and credit of the United States. If the issuer fails to make timely monthly payments, Ginnie Mae is required to do so within a short period of time after default. In the event of a default by a mortgagor under an FHA insured Mortgage Loan that is guaranteed by Ginnie Mae, Ginnie Mae may assign the underlying defaulted mortgage to FHA. In such event, Ginnie Mae is required to prepay the remaining principal on the certificate upon receipt of insurance proceeds from FHA.

    FANNIE MAE. The Federal National Mortgage Association is a federally chartered and privately owned corporation organized and existing under the Federal National Mortgage Association Charter Act. Fannie Mae provides funds to the mortgage market primarily by purchasing home Mortgage Loans from mortgage loan originators, thereby replenishing their funds for additional lending. Fannie Mae established its first adjustable-rate mortgage programs in 1982 and currently has several adjustable-rate mortgage programs under which adjustable-rate Mortgage Securities may be issued, including programs for the issuance of securities through REMICs under the Code.

    Each Fannie Mae adjustable-rate mortgage-backed security issued to date has been issued in the form of a pass-through certificate representing a fractional undivided interest in a pool of adjustable-rate mortgages formed by Fannie Mae. The adjustable-rate mortgages included in each pool are fully amortizing, conventional Mortgage Loans secured by a first lien on either single-family housing properties or multifamily properties. The original terms to maturity of the Mortgage Loans generally do not exceed 40 years. Fannie Mae has issued several different series of adjustable-rate Mortgage Securities. Each series bears an initial interest rate and margin tied to an index based on all loans in the related pool, less a fixed percentage representing servicing compensation and Fannie Mae's guarantee fee.

    Fannie Mae guarantees to each holder of a Fannie Mae mortgage-backed security the full and timely payment of all scheduled principal and interest on the Mortgage Loans in any pool foreclosed or otherwise finally liquidated, whether or not the principal amount is actually received. The obligations of Fannie Mae under its guarantees are solely those of Fannie Mae and are not backed by the full faith and credit of the U.S. Government. If Fannie Mae were unable to satisfy such obligations, distributions to holders of Fannie Mae adjustable-rate Mortgage Securities would consist solely of payments and other recoveries on the underlying Mortgage Loans and, accordingly, monthly distributions to holders of Fannie Mae adjustable-rate Mortgage Securities would be affected by delinquent payments and defaults on such Mortgage Loans.

    FREDDIE MAC. The Federal Home Loan Mortgage Corporation is a stockholder-owned, government-sponsored enterprise created pursuant to an Act of Congress on July 24, 1970. The principal activity of Freddie Mac consists of the purchase of first lien, conventional residential mortgages, including both whole loans and participation interests in such mortgages and the resale of the loans and participations in the form of guaranteed Mortgage Securities.

    Each Freddie Mac adjustable-rate mortgage-backed security issued to date has been issued in the form of a pass-through certificate representing an undivided interest in a pool of adjustable-rate mortgages purchased by Freddie Mac. The adjustable-rate mortgages included in each pool are fully amortizing, conventional Mortgage Loans with original terms to maturity of up to 40 years secured by first liens on single-family housing properties or multifamily properties. The interest rates paid on Freddie Mac adjustable-rate Mortgage Securities adjust periodically on the first day of the month following the month in which the interest rates on the underlying Mortgage Loans adjust.

    Freddie Mac guarantees to each holder of its adjustable-rate Mortgage Securities the timely payment of interest at the applicable pass-through rate and ultimate collection of all principal on the holder's pro rata share of the unpaid principal balance of the related adjustable-rate mortgage, but does not guarantee the timely payment of scheduled principal of the underlying Mortgage Loans. The obligations of Freddie Mac under its guarantees are solely those of Freddie Mac and are not backed by the full faith and credit of the U.S. Government. If Freddie Mac were unable to satisfy such obligations, distributions to holders of Freddie Mac adjustable-rate mortgage certificates would consist solely of payments and other recoveries on the underlying Mortgage Loans and, accordingly, monthly distributions to holders of Freddie Mac adjustable-rate mortgage certificates would be affected by delinquent payments and defaults on such Mortgage Loans.

    PRIVATELY ISSUED ADJUSTABLE-RATE MORTGAGE SECURITIES. Privately issued adjustable-rate Mortgage Securities are structured in a manner that is similar to the Mortgage Securities issued or guaranteed by Ginnie Mae, Fannie Mae or Freddie Mac discussed above but are issued by originators of, and investors in, Mortgage Loans, including savings and loan institutions, commercial banks, investment banks, mortgage originators, mortgage conduits and other mortgage banking institutions who specialize in the origination, disposition and servicing of Mortgage Securities or Mortgage Loans. Privately issued adjustable-rate Mortgage Securities are usually backed by a pool of non-conforming conventional adjustable-rate Mortgage Loans and are generally structured with one or more types of credit enhancement, including pool insurance, guarantees, or subordination. Accordingly, the privately issued adjustable-rate Mortgage Securities typically are not guaranteed by an entity having the credit status of Ginnie Mae, Fannie Mae or Freddie Mac and, as a result, any losses on such Mortgage Securities due to borrower defaults on any of the underlying Mortgage Loans, bankruptcies, fraud or special hazard losses, in excess of certain insurance limits, would be the responsibility of the Company.

    Privately issued adjustable-rate Mortgage Securities, credit enhanced by mortgage pool insurance, will provide the Company with an alternative source of adjustable-rate Mortgage Securities that meet the Qualifying Interests test for purposes of maintaining the Company's exemption under the Investment Company Act. In the past few years, most of the providers of mortgage pool insurance have stopped providing such insurance. Therefore, in the future the General Partners expect that the Company will be increasingly more reliant on adjustable-rate Mortgage Securities issued and guaranteed by Ginnie Mae, Fannie Mae or Freddie Mac than on privately issued adjustable-rate mortgage certificates as its source of Qualifying Interests in real estate when meeting its Investment Company Act requirements.

    MORTGAGE LOANS. Mortgage Loans are originated by or purchased from savings and loan institutions, commercial banks, investment banks, mortgage originators, mortgage conduits and other mortgage banking institutions who specialize in the origination, disposition and servicing of Mortgage Securities or Mortgage Loans throughout the United States. The Company may acquire Mortgage Loans directly from originators and from entities holding Mortgage Loans originated by others. All Mortgage Loans acquired by the Company will have adjustable interest rates and may be subject to periodic or lifetime interest rate caps. In the event the Company acquires Mortgage Loans which are not credit enhanced or which are not guaranteed by Fannie Mae, Freddie Mac, Ginnie Mae, FHA or private insurers for securitization, the Company will be subject to the risk of loss on such Mortgage Loans and, as a result of any such loss, would bear the loss of principal between the value of such mortgaged property and the outstanding indebtedness, as well as the loss of interest. The Company may securitize Mortgage Loans it acquires to create Mortgage Securities. See "--Securitization of Mortgage Loans." Under the terms of the Company's investment policies, the Mortgage Loans acquired by the Company, together with the Company's investments in Other Investment assets may not constitute more than 30% of the Company's investment portfolio.

COLLATERALIZED MORTGAGE OBLIGATIONS AND MULTICLASS PASS-THROUGH SECURITIES

    Mortgage Securities in which the Company may invest may include collateralized mortgage obligations and multiclass pass-through securities. Collateralized mortgage obligations are debt obligations issued by special purpose entities that are secured by mortgage-backed certificates, including, in many cases, certificates issued by government and government-related guarantors, including Ginnie Mae, Fannie Mae and Freddie Mac, together with certain funds and other collateral. Multiclass pass-through securities are equity interests in a trust composed of Mortgage Loans or other Mortgage Securities. Payments of principal and interest on underlying collateral provide the funds to pay debt service on the collateralized mortgage obligations or make scheduled distributions on the multiclass pass-through securities. Collateralized mortgage obligations and multiclass pass-through securities may be issued by agencies or instrumentalities of the U.S. government or by private organizations. The discussion of collateralized mortgage obligations in the following paragraphs is similarly applicable to multiclass pass-through securities.

    In a collateralized mortgage obligation, a series of bonds or certificates is issued in multiple classes. Each class of collateralized mortgage obligations, often referred to as a "tranche," is issued at a specific coupon rate (which, as discussed below, may be an adjustable rate subject to a cap) and has a stated maturity or final distribution date. Principal prepayments on collateral underlying a collateralized mortgage obligation may cause it to be retired substantially earlier than the stated maturities or final distribution dates. Interest is paid or accrues on all classes of a collateralized mortgage obligation on a monthly, quarterly or semi-annual basis. The principal and interest on underlying Mortgage Loans may be allocated among the several classes of a series of a collateralized mortgage obligation in many ways. In a common structure, payments of principal, including any principal prepayments, on the underlying Mortgage Loans are applied to the classes of the series of a collateralized mortgage obligation in the order of their respective stated maturities or final distribution dates, so that no payment of principal will be made on any class of a collateralized mortgage obligation until all other classes having an earlier stated maturity or final distribution date have been paid in full. Depending on the type of collateralized mortgage obligation acquired by the Company, the Company's investment in collateralized mortgage obligations may be subject to risks associated with fluctuations in short-term interest rates and prepayment rates. An increase in short-term interest rates could cause a greater increase in the rate paid by the Company on its borrowings than the rate paid to the Company on a particular collateralized mortgage obligation, thereby adversely affecting the Company's earnings and the payment of distributions to stockholders. Similarly, if there is an increase in prepayment rates resulting in a shortening of the expected life of the Company's investment in a particular collateralized mortgage obligation, the Company's earnings and the payment of distributions could be adversely affected.

    Other types of collateralized mortgage obligation issues include classes such as parallel pay collateralized mortgage obligations, some of which, such as Planned Amortization Class Collateralized Mortgage Obligations, provide protection against prepayment uncertainty. Parallel pay collateralized mortgage obligations are structured to provide payments of principal on certain payment dates to more than one class. These simultaneous payments are taken into account in calculating the stated maturity date or final distribution date of each class which, as with other collateralized mortgage obligations structures, must be retired by its stated maturity date or final distribution date but may be retired earlier. Planned Amortization Class Collateralized Mortgage Obligations generally require payment of a specified amount of principal on each payment date so long as prepayment rates on the underlying collateral fall within a specified range. Planned Amortization Class Collateralized Mortgage Obligations are always parallel pay collateralized mortgage obligations with the required principal payment on such securities having the highest priority after interest has been paid to all classes.

    Other types of collateralized mortgage obligation issues include Targeted Amortization Class Collateralized Mortgage Obligations, which are similar to Planned Amortization Class Collateralized Mortgage

Obligations. While Planned Amortization Class Collateralized Mortgage Obligations maintain their amortization schedule within a specified range of prepayment speeds, Targeted Amortization Class Collateralized Mortgage Obligations are generally targeted to a narrow range of prepayment speeds or a specified prepayment speed. Targeted Amortization Class Collateralized Mortgage Obligations can provide protection against prepayment uncertainty since cash flows generated from higher prepayment rates of the underlying mortgage-related assets are applied to the various other pass-through tranches so as to allow the Targeted Amortization Class Collateralized Mortgage Obligations to maintain their amortization schedule.

    Collateralized mortgage obligations may be subject to certain rights of issuers thereof to redeem such collateralized mortgage obligations prior to their stated maturity dates, which may have the effect of diminishing the Company's anticipated return on its investment. Privately issued single-family and multifamily collateralized mortgage obligations are supported by private credit enhancements similar to those used for privately issued certificates and are often issued as senior-subordinated Mortgage Securities (i.e., a series of pass-through certificates or collateralized mortgage obligations in which one or more classes have a prior right to receive principal and/or interest payments from the underlying pool of Mortgage Loans). The Company will only acquire collateralized mortgage obligations or multiclass pass-through certificates that constitute debt obligations or beneficial ownership in grantor trusts holding Mortgage Loans, or regular interests in REMICs, or that otherwise constitute Qualified REIT Assets (provided that the Company has obtained a favorable opinion of its tax advisor or a ruling from the IRS to that effect).

    One or more tranches of a collateralized mortgage obligation may have coupon rates which reset periodically at a specified increment over an index such as LIBOR. These adjustable-rate tranches are known as "floating-rate collateralized mortgage obligations." Floating-rate collateralized mortgage obligations may be backed by fixed or adjustable-rate mortgages. To date, fixed-rate mortgages have been more commonly utilized for this purpose. Floating-rate collateralized mortgage obligations are typically issued with lifetime caps on the coupon rate thereon. These caps represent a ceiling beyond which the coupon rate on a floating-rate collateralized mortgage obligation may not be increased regardless of increases in the interest rate index to which the floating-rate collateralized mortgage obligation is geared.

DISTRIBUTION POLICY

    Following the Merger, the Company intends to distribute substantially all of its taxable income (which generally does not equal net income as calculated in accordance with GAAP) to stockholders as distributions. The Company intends to declare distributions on its Common Stock quarterly. The distribution policy is subject to revision by, and all distributions by the Company will be made at the discretion of, the Board of Directors. The amount of such distributions will be affected by a number of factors, including the Company's actual cash available for distribution, its financial condition, capital requirements, the annual distribution requirements under the REIT provisions of the Code and such other factors as the Board of Directors deems relevant.

    In order to maintain its qualification as a REIT, the Company will be required to make annual distributions to stockholders in an amount equal to at least 95% of its taxable income (excluding net capital gains). In the event that cash available for distribution is insufficient to meet these distribution requirements, the Company could be required to borrow the amount of the deficiency or sell assets to obtain the cash necessary to make the distribution required to retain REIT status.

                           MANAGEMENT OF THE COMPANY

    The Board of Directors will direct the management of the business and affairs of the Company but will retain the Advisor to manage the Company's day-to-day affairs and the Board of Directors intends to delegate to the Advisor responsibilities with respect to, among other things, overseeing the portfolio of assets of the Company and the acquisition or disposition of investments.

    Initially, the Board of Directors will be comprised of seven directors, a majority of whom will be Independent Directors. The Board of Directors will establish written policies on investments and borrowings and will monitor the administrative procedures, investment operations and performance of the Company and the Advisor to assure that such policies are carried out. Until modified by the directors, the Company will follow the policies on investments and borrowings set forth in this Consent Solicitation Statement/Prospectus.

    Pursuant to the Charter, the seven-member Board of Directors will be divided into three classes. All of the initial directors will be designated by the General Partners. The Class I and Class II directors will each consist of two directors, one of whom in each class will be an Independent Director. The Class III directors will consist of three directors, two of whom will be Independent Directors.

    The term of the initial Class I directors will terminate on the date of the 1998 annual meeting of stockholders; the term of the initial Class II directors will terminate on the date of the 1999 annual meeting of stockholders; and the term of the initial Class III directors will terminate on the date of the 2000 annual meeting of stockholders. At each annual meeting of stockholders, directors of the class to be elected shall be elected for a three-year term. Directors will hold office until the annual meeting for the year in which their terms expire and until their successors shall be elected and qualify. The terms of the initial directors will commence on the Effective Date.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

    As of the Effective Date, the Directors and Officers of the Company will be as follows:

NAME                                              AGE      OFFICES HELD
--------------------------------------------      ---      ------------------------------------------
Michael B. Yanney...........................          63   Chairman of the Board
Stewart Zimmerman...........................          53   President and Chief Executive Officer and
                                                           Director
Gary Thompson...............................          54   Chief Financial Officer
William S. Gorin............................          39   Executive Vice President
Ronald A. Freydberg.........................          37   Senior Vice President
Michael L. Dahir............................          49   Director
George V. Janzen............................          68   Director
George H. Krauss............................          55   Director
Gregor Medinger.............................          53   Director
W. David Scott..............................          35   Director

    Michael B. Yanney will be Chairman of the Board of Directors and will serve as a Director of the Company. Since 1984, Mr. Yanney has served as the Chairman and Chief Executive Officer of America First and its predecessors, a financial services firm located in Omaha, Nebraska, that manages public investment funds which have raised over $1.5 billion. From 1977 until the organization of America First, Mr. Yanney was principally engaged in the ownership and management of commercial banks. From 1961 to 1977, Mr. Yanney was employed by Omaha National Bank and Omaha National Corporation (subsequently merged into FirsTier Financial which was merged into First Bank), where he held various positions, including the position of Executive Vice President and Treasurer of the holding company. Mr. Yanney also serves as a member of the boards of directors of Burlington Northern Santa Fe Corporation, Forest Oil Corporation, WorldCom, Inc., Lozier Corporation, Freedom Communications,

Inc., PKS Information Services, Inc., Mid-America Apartment Communities, Inc., Magnum Resources, Inc. and Rio Grande Medical Technologies, Inc.

    Stewart Zimmerman will be President and Chief Executive Officer and a Director of the Company. He has been Executive Vice President of America First since January 1989, during which time he has served in a number of positions:
President and Chief Operating Officer of America First REIT; President of several America First Mortgage Funds including America First Participating Preferred Mortgage Funds 1 & 2, Capital Source I & II and the America First Tax-Exempt Mortgage Funds 1 & 2. From September 1986 to September 1988, he served as a Managing Director and Director of Security Pacific Merchant Bank responsible for Mortgage Trading and Finance. Prior to that time, he served as First Vice President of E.F. Hutton & Company, Inc., where he was responsible for mortgage-backed securities trading and sales distribution, and Vice President of Lehman Brothers, where he was responsible for the distribution of mortgage products. From 1968 to 1972, Mr. Zimmerman was Vice President of Zenith Mortgage Company and Zenith East Inc., a national mortgage banking and brokerage company specializing in the structuring and sales of mortgage assets to the institutional financial community.

    Gary Thompson will serve as Chief Financial Officer of the Company. He serves as financial vice president of America First and is responsible for financial accounting and tax reporting for all America First funds. Prior to 1989, Mr. Thompson was an audit partner at KPMG Peat Marwick. He is a certified public accountant.

    William S. Gorin will be Executive Vice President of the Company. From 1989 to 1997 Mr. Gorin held various positions with PaineWebber Incorporated/Kidder, Peabody & Co. Incorporated, New York, New York, most recently serving as a First Vice President in the Research Department. Prior to that position, Mr. Gorin was Senior Vice President in the Special Products Group. From 1982 to 1988, Mr. Gorin was employed by Shearson Lehman Hutton, Inc./E.F. Hutton & Company, Inc., New York, New York, in various positions in corporate finance and direct investments. Mr. Gorin has an MBA from Stanford University.

    Ronald A. Freydberg will be Senior Vice President of the Company. From 1995 to 1997 Mr. Freydberg served as a Vice President of Pentalpha Capital, in Greenwich, Connecticut, where he was a quantitative analysis and structuring specialist. In that capacity he designed a variety of interactive pricing and forecasting models, including a customized subordinate residential and commercial mortgage-backed analytical program and an ARM REIT five-year forecasting model. In addition, he worked with various financial institutions on the acquisition and sale of residential, commercial and asset-backed securities. From 1988 to 1995, Mr. Freydberg held various positions with J.P. Morgan & Co. in New York, New York. From 1994 to 1995, he was with the Global Markets Group. In that position he was involved in all aspects of commercial mortgage-backed securitization and sale of distressed commercial real estate; including structuring, due diligence and marketing. From 1985 to 1988, Mr. Freydberg was employed by Citicorp in New York, New York.

    Michael L. Dahir will serve as Director of the Company. From 1988 to the present Mr. Dahir has served as President and Chief Executive Officer of Omaha State Bank. From 1974 to 1988 he held various positions with Omaha National Bank including Vice President, investment department head, Senior Vice President and Chief Financial Officer of FirsTier Holding Company which acquired Omaha National in 1984. Mr. Dahir is a Director of the College of St. Mary, Omaha, Nebraska and the Jesuit Middle School, also located in Omaha.

    George V. Janzen will serve as Director of the Company. He has been an independent investment consultant since 1990. From 1993 to 1995, Mr. Janzen served as a director of America First REIT, Inc. Mr. Janzen served as Fund President of the America First Tax-Exempt Mortgage Fund from 1985 until 1990. From 1966 to 1977, he was president and chief executive officer of Southwest National Bank of El Paso and its successor, First City National Bank of El Paso. From 1977 to 1985, Mr. Janzen was engaged in the management of his personal investments.

    George H. Krauss will serve as Director of the Company. He served from 1983 to 1993 as the presiding partner of, and he is currently of counsel to, Kutak Rock, a national law firm with over 200 lawyers in eight states and the District of Columbia. Mr. Krauss has been a member of Kutak Rock since 1972 and has extensive experience in the corporate, merger and acquisition, and regulatory areas of the firm's practice. In addition to his legal education, Mr. Krauss has a Masters of Business Administration and is a registered Professional Engineer. Mr. Krauss has served on the board of directors of numerous companies. He is currently a member of the board of directors of Gateway 2000, Inc., a computer manufacturing and distribution company with over $5 billion in sales in 1996, which is listed on the NYSE. He is also a member of the board of the managing general partner of America First Financial Fund which is listed on the NASDAQ.

    Gregor Medinger will serve as Director of the Company. He is President of BV Capital Markets, New York, New York, and has been with that company for 14 years. From 1971 to 1980, he worked for Banque Worms, a French merchant bank, concentrating in cross-border mergers and acquisitions. From 1969 to 1971, Mr. Medinger worked in the International Department of Bankers Trust. Mr. Medinger has extensive experience in the investment banking field, he has worked on a variety of transactions ranging from initial public offerings of companies from emerging markets to cross-border leveraged buyouts to dual currency bonds. Gregor Medinger also headed the tax-exempt financings that BV Capital has done in the last ten years. Mr. Medinger has a law degree from the University of Vienna.

    W. David Scott will serve as Director of the Company. He is President and Chief Executive Officer of Magnum Resources, Inc., a privately held corporation which focuses on commercial real estate. Mr. Scott was Vice President and Director of Cornerstone Bank Group from 1991 to 1994 and prior to that was an accountant with Peter Kiewit Sons', Inc. He serves on the boards of Brownell-Talbot School, the Salvation Army, Boy Scouts of America and the A-OK Foundation.

EXECUTIVE COMPENSATION

    The executive officers of the Company will receive no cash compensation for serving as an executive officer of the Company; however, pursuant to the terms of the Stock Option Plan, the Compensation Committee of the Board of Directors may, subject to certain restrictions, grant options to the executive officers to purchase Common Stock of the Company. See "Stock Option Plan."

EMPLOYMENT AGREEMENTS

    Following the Merger, the Advisor will assume, on the Effective Date, the employment agreements between America First and each of Mr. Zimmerman, Mr. Gorin and Mr. Freydberg dated as of October 23, July 11 and July 16, 1997, respectively (each, an "Employment Agreement"). Each Employment Agreement has an initial term of approximately three years. The Employment Agreements provide for: (i) an annual base salary of (a) $269,200 for Mr. Zimmerman, (b) $150,000 for Mr. Gorin and (c) $132,500 for Mr. Freydberg; (ii) an annual bonus in such amount as the Compensation Committee of the Board of Directors shall determine in its discretion, based on the achievement of target earning levels of the Company; (iii) a guaranteed bonus for the year ended December 31, 1997 of (a) $50,000 payable to Mr. Gorin on or before March 31, 1998 and $50,000 payable to Mr. Gorin on or before June 30, 1998 and (b) $100,000 payable to Mr. Freydberg on or before March 31, 1998; (iv) an option to purchase a percentage of the issued and outstanding equity interest of the Advisor equal to (a) 10% in the case of Mr. Zimmerman, which option is fully vested, (b) 6% in the case of Mr. Gorin, which options have a term of ten years and vest over a five year period beginning July 1, 1998, and (c) 3% in the case of Mr. Freydberg, which options have a term of ten years and vest over a five year period beginning July 1, 1998; (v) eligibility to participate in any stock option plans adopted by the Company during the term of employment, including the Stock Option Plan described below; and (vi) eligibility to participate in America First's 401(k) retirement plan and health plan and all other executive compensation, employee benefit and welfare plans or programs generally applicable to senior executives of America First which may in the future be implemented by America First. With respect to the payment of discretionary annual bonuses, the Employment Agreements do not limit the Compensation Committee's discretion in determining the amounts payable to each of Messrs. Zimmerman, Gorin and Freydberg. Each Employment Agreement may be terminated for "cause" (as defined in each Employment Agreement) or, generally, upon the earlier of (i) the employee's death, (ii) the expiration of a continuous period of 180 days during which the employee is "disabled" (as defined in each Employment Agreement), (iii) the expiration of 30 days after notice of voluntary termination by the employee (or shorter period as agreed upon by the parties to the Employment Agreement), or (iv) June 30, 2000.

STOCK OPTION PLAN

    The Company has adopted the Stock Option Plan which will provide for the discretionary grant by the Compensation Committee of the Board of Directors of incentive stock options which meet the requirements of Section 422 of the Code, non-qualified stock options and dividend equivalent rights. The effective date of the Option Plan is December 15, 1997. Immediately following the Effective Date, the Company expects to prepare and file a registration statement relating to the offer and sale by the Company of shares of Common Stock pursuant to the Stock Option Plan.

    Under the Stock Option Plan, Incentive stock options and dividend equivalent rights may be granted to the officers and employees of the Company and non-qualified stock options and dividend equivalent rights may be granted to officers, directors and employees of the Company and the Advisor and other persons expected to provide significant services (of a type expressly approved by the Compensation Committee as covered services for these purposes) to the Company. The exercise price for any option granted under the Stock Option Plan may not be less than 100% of the fair market value of the shares of Common Stock at the time the option is granted. The purpose of the Stock Option Plan will be to provide incentive to key employees, officers, directors and others expected to provide significant services to the Company, including the employees, officers and directors of the Company and the Advisor, to encourage proprietary interest in the Company, to encourage such key employees to remain in the employ of the Company and the Advisor, to attract new employees with outstanding qualifications, and to afford additional incentive to others to increase their efforts in providing significant services to the Company and the Advisor. The Compensation Committee will determine the eligibility of employees, officers, directors and others expected to provide significant services to the participating companies based on, among other factors, the position and responsibilities of such individuals, the nature and value to the participating company of such individuals accomplishments and potential contribution to the success of the participating company whether directly or through its subsidiaries.

    Subject to anti-dilution provisions for stock splits, stock dividends and similar events, the optionees under the Stock Option Plan will be authorized to purchase an aggregate of up to 10% of the outstanding shares of the Company's Common Stock, not to exceed 1,000,000 shares. The shares issued upon exercise of an option may be either authorized but unissued shares or treasury shares of the Company or shares purchased on the open market. If an option granted under the Stock Option Plan expires or terminates, the shares subject to any unexercised portion of that option will again become available for the issuance of further options under the Stock Option Plan. Unless previously terminated by the Board of Directors, the Stock Option Plan will terminate on December 15, 2007, and no options may be granted under the Stock Option Plan thereafter.

    Options granted under the Stock Option Plan will become exercisable in accordance with the terms of the grant made by the Compensation Committee. The Compensation Committee has discretionary authority to select participants from among eligible persons and to determine at the time an option is granted whether it is intended to be a incentive stock option or a non-qualified stock option, and when and in what increments shares covered by the option may be purchased. No options may be granted under the Stock Option Plan to any person who, assuming exercise of all options held by such person, would own or be deemed to own more than 9.8% of the outstanding shares of any class of stock of the Company.

    Each option will terminate no more than ten years from the date it is granted. Options may be granted on terms providing that they will be exercisable either in whole or in part at any time or times during their respective terms, or only in specified percentages at stated time periods or intervals during the term of the option.

    The exercise price of any option granted under the Stock Option Plan is payable in full (i) certified or bank cashier's check, (ii) by surrender of shares of the Company's Common Stock having a market value equal to the aggregate exercise price of all shares to be purchased, (iii) by cancellation of indebtedness owed by the Company to the optionee, (iv) by any combination of the foregoing or (v) by a full-recourse promissory note executed by the optionee. The terms of the promissory note may be changed from time to time by the Compensation Committee to comply with applicable IRS or Commission regulations or other relevant pronouncements.

    The Board may from time to time, with respect to any shares at the time not subject to options, suspend or discontinue the Stock Option Plan or revise or amend it in any respect whatsoever. The Board may amend the Stock Option Plan as it shall deem advisable, except that no amendment may adversely affect an optionee with respect to options previously granted unless such amendments are in connection with compliance with applicable laws; provided that the Board may not make any amendment in the Stock Option Plan that would, if such amendment were not approved by the holders of the Common Stock, cause the Stock Option Plan to fail to comply with any requirement or applicable law or regulation, unless and until the approval of the holders of such Common Stock is obtained.

COMMITTEES OF THE BOARD OF DIRECTORS

    AUDIT COMMITTEE. The Company will have an Audit Committee comprised of Messrs. Janzen and Scott. The Audit Committee's duties will include the review and oversight of all transactions among the Company and its directors, officers, holders of 5% or more of its shares of Common Stock or any affiliates, periodic review of the Company's financial statements and meetings with the Company's independent auditors. At the discretion of the Board of Directors, members of the Audit Committee may receive additional compensation for serving on such committee. The Bylaws will require that the entire Audit Committee be comprised of Independent Directors.

    COMPENSATION COMMITTEE. The Company will have a Compensation Committee comprised of Messrs. Yanney, Krauss and Medinger. The duties of the Compensation Committee will include determining the compensation of the Company's executive officers and the administration of the Company's Stock Option Plan. The Bylaws will require that a majority of the members of the Compensation Committee be Independent Directors. At the discretion of the Board of Directors, members of the Compensation Committee may receive additional compensation for serving on such committee.

    INVESTMENT COMMITTEE. The Company will have an Investment Committee comprised of Messrs. Dahir and Krauss. The duties of the Investment Committee will include establishing investment guidelines and criteria relating to the acquisition of Mortgage Securities and Mortgage Loans which (i) are not issued or guaranteed by an agency of the U.S. government or (ii) are not rated within the rating categories set forth in the Company's investment policies.

VACANCIES ON THE BOARD OF DIRECTORS

    A vacancy on the Board of Directors created by the death, resignation, or incapacity of a Director or by an increase in the number of directors (within the limits referred to above) may be filled by the required vote of stockholders or the vote of a majority of the remaining directors (with respect to a vacancy created by the death, resignation, or incapacity of an Independent Director, the remaining Independent Directors shall nominate a replacement). A director so chosen by the stockholders shall hold office for the balance of the term then remaining. A director so chosen by the remaining directors shall hold office until the next annual meeting of stockholders, at which time the stockholders shall elect a director to hold office for the balance of the term then remaining. Any Director may resign at any time and may be removed only for cause by the holders of at least 80% of the combined voting power of all classes of shares of capital stock entitled to vote in the election for directors voting together as a single class.

COMPENSATION OF DIRECTORS

    Members of the Board of Directors who are not Independent Directors will not receive any cash compensation for serving as a member of the Board of Directors and likewise will not receive any compensation for attending meetings or for serving on any committees of the Board of Directors; however, members of the Board of Directors will receive reimbursement of travel and other expenses and other out-of-pocket disbursements incurred in connection with attending any meetings.

    Independent Directors will be entitled to receive compensation for serving as directors at the rate of $5,000 per annum in cash and shares of Common Stock having an aggregate value of $10,000, based on the fair market value at the date of issuance, and may be granted options under the Company's Stock Option Plan in addition to the expense reimbursement for attending meetings described above. At the discretion of the Board of Directors, Independent Directors may be granted additional cash compensation for serving on a committee of the Board of Directors.

THE ADVISOR

    The Advisor is a newly organized Maryland corporation that is owned and controlled by the members of America First.

    DIRECTORS AND OFFICERS OF THE ADVISOR. The directors and officers of the Advisor are set forth below. These officers of the Advisor may also provide services to the Company on behalf of the Advisor.

NAME                                              AGE      OFFICES HELD
--------------------------------------------      ---      ------------------------------------------
Michael B. Yanney...........................          63   Chairman of the Board
Stewart Zimmerman...........................          53   President and Chief Executive Officerand
                                                           Director
Gary Thompson...............................          54   Chief Financial Officer
William S. Gorin............................          39   Executive Vice President
Ronald A. Freydberg.........................          37   Senior Vice President
George H. Krauss............................          55   Director

    Biographical information with respect to Messrs. Yanney, Zimmerman, Thompson, Gorin, Freydberg and Krauss is set forth above.

    THE ADVISORY AGREEMENT. The Company entered into an Advisory Agreement with the Advisor for an initial term of five years, beginning on the Effective Date. Thereafter, successive extensions, each for a period not to exceed one year, may be made by agreement between the Company and the Advisor, subject to an affirmative vote of a majority of the Independent Directors of the Board of Directors. The Advisory Agreement may be terminated by the Company upon 60 days' written notice, without cause, by a majority vote of the Independent Directors of the Board of Directors or by a vote of the holders of a majority of the outstanding shares of Common Stock having the right to vote. In addition, the Company has the right to terminate the Advisory Agreement upon the happening of certain specified events, including a material breach by the Advisor of any provision contained in the Advisory Agreement not cured within 30 days. In the event that the Advisory Agreement is terminated without cause or not renewed by the Company, the Company is obligated to pay the Advisor a termination or non-renewal fee determined by an independent appraisal.

    The Advisor at all times will be subject to the supervision of the Board of Directors and will only have such functions and authority as the Company may delegate to it. The Advisor will be responsible for the day-to-day operations of the Company and will perform such services and activities relating to the assets and operations of the Company as may be appropriate, including:

        (i) serving as the Company's consultant with respect to formulation of investment criteria and preparation of policy guidelines by the Board of Directors;

        (ii) representing the Company in connection with the purchase, accumulation, financing and securitization of Mortgage Loans and Mortgage Securities;

       (iii) arranging for the issuance of Mortgage Securities from a pool of Mortgage Loans;

        (iv) furnishing reports and statistical and economic research to the Company regarding the investment activities and results of operations of the Company and the services performed for the Company by the Advisor;

        (v) monitoring and providing to the Board of Directors on an ongoing basis price information and other data regarding the market maintained by certain nationally recognized dealers in Mortgage Loans and Mortgage Securities identified by the Board of Directors from time to time, and providing data and advice to the Board of Directors in connection with the identification of such dealers;

        (vi) providing the executive and administrative personnel and services required in rendering services to the Company;

       (vii) administering the day-to-day operations of the Company and performing and supervising the performance of such administrative functions necessary in the management of the Company as may be agreed upon by the Advisor and the Board of Directors, including collection of revenues and payment of the expenses, debts and obligations and maintenance of appropriate computer services to perform such administrative functions;

      (viii) communicating on behalf of the Company with the holders of equity and debt securities of the Company as required to satisfy the reporting and other requirements of any governmental or regulatory bodies or agencies and maintaining effective relations with such holders;

        (ix) designating a servicer for those Mortgage Loans sold to the Company by originators that have elected not to service such loans and arranging for the monitoring and administering of such servicer;

        (x) counseling the Company in connection with policy decisions to be made by the Board of Directors;

        (xi) engaging in hedging activities on behalf of the Company, consistent with the Company's qualification as a REIT;

       (xii) supervising compliance with REIT provisions of the Code and maintaining exemption from the Investment Company Act;

      (xiii) upon request by, and in accordance with the directions of, the Board of Directors, investing or reinvesting any money of the Company;

       (xiv) qualifying and causing the Company to qualify to do business in all applicable jurisdictions;

       (xv) causing the Company to retain qualified accountants and tax experts for at least a two-year period to assist in developing appropriate accounting procedures and testing systems and conducting quarterly compliance reviews; and

       (xvi) complying with and using its best efforts to cause the Company to comply with all applicable laws.

    MONITOR SERVICING. The Advisor will monitor and administer the servicing of the Company's Mortgage Loans, other than those Mortgage Loans pooled to back Mortgage Securities. Such monitoring and administrative services will include, but will not be limited to, the following activities: serving as the Company's consultant with respect to the servicing of Mortgage Loans; collection of information and submission of reports pertaining to the Mortgage Loans and to moneys remitted to the Advisor or the Company by servicers; periodic review and evaluation of the performance of each servicer to determine its compliance with the terms and conditions of its servicing agreement and, if deemed appropriate, recommending to the Company the termination of such servicing agreement; acting as a liaison between servicers and the Company and working with servicers to the extent necessary to improve their servicing performance; review of and recommendations as to fire losses, easement problems and condemnation, delinquency and foreclosure procedures with regard to the Mortgage Loans; review of servicers' delinquency, foreclosing and other reports on Mortgage Loans; supervising claims filed under any mortgage insurance policies; and enforcing the obligation of any servicer to repurchase Mortgage Loans from the Company. The Advisor may enter into subcontracts with other parties, including its affiliates, to provide any such services for the Advisor.

    MANAGEMENT FEES. The Advisor will receive a per annum base management fee payable monthly in arrears in an amount equal to 1.1% of the first $300 million of the Stockholders' Equity (as defined herein), plus .80% of the portion of the Stockholders' Equity of the Company above $300 million. The Company will also pay the Advisor, as incentive compensation for each fiscal quarter, an amount equal to 20% of the dollar amount by which the annualized Return on Equity for such fiscal quarter exceeds the amount necessary to provide an annualized Return on Equity equal to the Ten-Year U.S. Treasury Rate plus 1%.

    The ability of the Company to achieve an annualized Return on Equity in excess of the Ten-Year U.S. Treasury Rate plus 1% and of the Advisor to earn the incentive compensation described in the preceding paragraph is dependent upon the level and volatility of interest rates, the Company's ability to react to changes in interest rates and to utilize successfully the operating strategies described herein, and other factors, many of which are not within the Company's control.

    The Advisor's base fee shall be calculated by the Advisor within 15 days after the end of each month, and such calculation shall be promptly delivered to the Company. The Company shall pay the base management fee within 30 days after the end of each month. The Advisor shall compute the incentive compensation payable within 45 days after the end of each fiscal quarter, and the Company shall pay the incentive compensation with respect to each fiscal quarter within 15 days following the delivery to the Company of the Advisor's written statement setting forth the computation of the incentive fee for such quarter.

    EXPENSES. The Company shall pay all of its expenses and shall reimburse the Advisor for documented expenses of the Advisor incurred on the Company's behalf. Notwithstanding the foregoing, the Advisor shall be responsible for paying compensation of the Company's officers and other personnel required for the Company's day-to-day operations. Expense reimbursement will be made within 30 days after the end of each month.

    LIMITS OF RESPONSIBILITY. Pursuant to the Advisory Agreement, the Advisor will not assume any responsibility other than to render the services called for thereunder in good faith and will not be responsible for any action of the Board of Directors in following or declining to follow any of its advice or recommendations. The Advisor and its directors, officers, stockholders and employees will not be liable to the Company, any subsidiary of the Company, the Independent Directors, the Company's stockholders or any subsidiary's stockholders for acts or omissions performed under or in connection with the Advisory Agreement, except by reason of acts or omissions constituting bad faith, willful misconduct, gross negligence or reckless disregard of their duties. The Company has agreed to indemnify the Advisor, its directors and its officers with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts or omissions of the Advisor made in good faith in the performance of its duties under the Advisory Agreement. The Advisory Agreement does not prevent the Advisor or any of its affiliates from engaging in other businesses or from rendering services of any kind to any other person or entity, including investment in or advisory services of any kind to others investing in any type of real estate investment, including investments which meet the principal investment objectives of the Company.

LEGAL PROCEEDINGS

    There is no material litigation pending involving the Partnerships, the General Partners or the Company, nor, to the knowledge of any of the foregoing entities, is any material litigation threatened or pending against such entity, other than routine litigation arising in the ordinary course of business.

CONFLICTS OF INTEREST

    GENERAL PARTNERS. The General Partners initiated and participated in the structuring of the Merger and, as a result, have substantial conflicts of interest with respect to its completion due to interests and affiliations different from those of Unitholders. The conflicts of interest of the General Partners arise in part due to their parent-subsidiary relationship with America First. First, the Advisor will be an affiliate of America First. Pursuant to the Advisory Agreement, the Company may not terminate the Advisor, except for cause, until the fifth anniversary of the closing of the Merger. Also, the Advisor will be able to receive fees based on the amount of Stockholders' Equity and earnings of the Company. The Advisor will have the ability, subject to the terms and conditions of the Advisory Agreement, to grow the Company's assets and thereby increase the amount of fees it can earn.

    Second, in connection with the organization of the Company, the General Partners were issued 90,621 shares of Common Stock. These shares were allocated between the General Partners in proportion to the Partnerships' relative Net Asset Values. Based on such allocation, America First Capital Associates Limited Partnership Three received 32,261 shares of Common Stock in exchange for its general partner interest in Prep Fund 1 and America First Capital Associates Limited Partnership Six received an aggregate 58,360 shares of Common Stock in exchange for its general partner interests in Prep Fund 2 and Pension Fund.

    The General Partners will not receive any additional shares in connection with the Merger. The allocation of such shares of Common Stock to the General Partners is based generally on the provisions of the Partnership Agreements of the Partnerships that allocate to the General Partners the right to receive 1% of distributions made by the Partnerships out of operating cash flow. The Partnership Agreement for each Partnership also provides for the allocation of 1% of liquidating distributions to the General Partner but only after Unitholders have first received distributions from all sources from the Partnership equal to a complete return of the capital invested by them in the Partnership. If the provisions relating to the distribution of liquidating distributions had been selected as the basis for the allocation of the merger consideration between the General Partner and Unitholders in each Partnership, the General Partners would have been entitled to receive in the aggregate fewer than 1% of the shares of Common Stock to be outstanding immediately following the Merger (an estimated 55,000 shares as opposed to the 90,621 shares contemplated by the Merger Agreement). The General Partners thus have a conflict of interest in the method selected for allocating shares of Common Stock between the General Partner and Unitholders in the Merger. In spite of this conflict, the Special Committee nevertheless determined that it is fair to the Unitholders for the General Partners to retain a full 1% of the shares of Common Stock to be outstanding following the Merger (assuming Maximum Participation) based primarily on its belief that the Merger does not represent a liquidation of the Partnerships but rather a transformation and continuation of the Partnerships as a growing business enterprise within the vehicle of the Company. Upon completion of the Merger (assuming Maximum Participation), the 90,621 shares of Common Stock issued to the General Partners will have an estimated value, based on the September 30, 1997 pro forma book value per share of the Company, of approximately $773,000. As indicated herein under "THE PROPOSED MERGER--

Recommendations of the General Partners and the Special Committee; Fairness Determination," mortgage REITs generally are valued at more than one times their book value in the public markets and, as a result, the shares of Common Stock issued to the General Partners may have a trading value that is higher than their pro forma book value. In addition to surrendering their rights to receive any additional shares in connections with the Merger, the General Partners also paid the Company an aggregate of $1,000 for the 90,621 shares of Common Stock issued to them in connection with the organization of the Company. In the event that the Merger is not consummated, the shares of Common Stock issued to the General Partners are not expected to have any substantial value.

    Third, following the Merger, the General Partners may be indemnified for acts or omissions occurring before the Merger for which the General Partners and certain of their affiliates would not have been indemnified before the Merger. Until the Merger is consummated, each General Partner will continue to be accountable to its Partnership and Unitholders as a fiduciary. The Partnership Agreement of (i) Prep Fund 1 provides that the Partnership will indemnify and hold harmless its General Partner and the General Partner's affiliates for any loss or liability, except for certain liabilities under the Securities Act of 1933, as amended (the "Securities Act"), incurred by the General Partner, its affiliates or the Partnership by reason of any act performed or omitted to be performed in connection with the business of the Partnership, except in the case of fraud, bad faith, negligence, misconduct or breach of fiduciary duty and (ii) each of Prep Fund 2 and Pension Fund provides that the Partnership will indemnify and hold harmless its General Partner and the General Partner's affiliates for any loss or liability, except for certain liabilities under federal or state securities laws, incurred by the General Partner, its affiliates or the Partnership by reason of any act performed or omitted to be performed in connection with the business of the Partnership, except in the case of fraud, bad faith, negligence, intentional misconduct or breach of fiduciary duty. Upon consummation of the Merger, the Company will enter into indemnification agreements with the General Partners and their respective partners that will expand the rights to indemnification and exculpation currently held by the General Partners and their affiliates. Instead of eliminating rights to indemnification and exculpation in the case of negligence or breach of fiduciary duty to the Partnerships or any Unitholder, the General Partners and their partners will, following the Merger, be entitled to indemnification and to be exculpated against liabilities to the Partnerships and their Unitholders in all cases, except for breaches of duty of loyalty or acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or in any transaction in which a General Partner or one of its affiliates receives an improper personal benefit.

    Following the consummation of the Merger, certain officers and directors of the Company may enter into business arrangements or transactions with the Company or the Advisor which may give rise to conflicts of interest between such officers and directors and the Company or the Advisor. Any such arrangement or transaction will require the approval of the Board of Directors, including a majority of the directors who are disinterested in such matters.

    THE ADVISOR. The Advisor and its parent entity, America First, may have certain conflicts of interest with the Company. First, in addition to its base management fee under the Advisory Agreement, the Advisor will have the opportunity to earn incentive compensation for each fiscal quarter in an amount equal to 20% of the Return on Equity (before deduction of such incentive compensation), in excess of the amount that would produce an annualized Return on Equity before incentive fee equal to the Ten-Year U.S. Treasury Rate plus 1%. In evaluating Mortgage Securities and Mortgage Loans for investment by, and in developing and implementing other operating strategies of, the Company, an undue emphasis on the maximization of income at the expense of other criteria, such as preservation of capital, in order to achieve a higher incentive fee could result in increased risk to the value of the Company's portfolio of Mortgage Securities and Mortgage Loans.

    Second, the Advisor and America First (including officers, directors and/or partners for their own account or that of others) have formed and may in the future form other entities, some of which may engage in business that is competitive with the Company. Further, officers, directors and employees of the

Advisor or America First may for their own account acquire Mortgage Securities, Mortgage Loans or other mortgage related assets similar to those acquired by the Company; provided, however, that the Advisor shall be obligated to present to the Company any suitable investment opportunity before acquiring it for its own account.

    Third, certain directors and officers of the Advisor and America First are engaged in other businesses including businesses engaged in investing in Mortgage Securities and Mortgage Loans. Accordingly, such persons will have conflicts of interest in allocating management time, services and functions among the Company, on behalf of the Advisor, and the other businesses in which they are engaged.

    The Company and the Advisor will enter into agreements with America First pursuant to which America First will (i) manage properties acquired by the Company as a result of either the Merger or foreclosures upon properties securing Mortgage Loans and (ii) provide accounting services to the Company. In addition, the Company and the Advisor may in the future enter into a number of business arrangements with America First other than those governed by such agreements and the Advisory Agreement, some of which may give rise to conflicts of interest between the Advisor and America First and the Company. Any such relationships or transactions will require the approval of the Board of Directors, including a majority of the Independent Directors.

    THE MANAGEMENT OF THE COMPANY. Certain officers and directors of the Company may have conflicts of interest with the Company and its stockholders, including that four of the executive officers and three of the members of the Board of Directors of the Company will be employed by the Advisor or America First.

                              THE PROPOSED MERGER

BACKGROUND OF THE MERGER

    Units in the Partnerships were offered to the public in three separate offerings from 1986 through 1988. The Partnerships were formed to invest their original capital, on an unleveraged basis, principally in Mortgage Securities, PREPs and, to a lesser extent, in participating Mortgage Loans collateralized by multifamily properties and then to liquidate their investments and distribute the proceeds from such liquidation to Unitholders generally within 12 years of purchase (i.e., by 1999 for Prep Fund 1 and by 2000 for Prep Fund 2 and Pension
Fund), subject to the right of the General Partners to extend the date of liquidation to December 31, 2036 in the case of Prep Fund 1 and December 31, 2017 in the case of Prep Fund 2 and Pension Fund.

    Prep Fund 1, Prep Fund 2 and Pension Fund raised a total of $119,450,540, $33,678,080 and $18,119,480, respectively, from their public offerings, which resulted in net proceeds to the Partnerships of $111,178,590, $31,034,350 and $16,697,101, respectively. The balance of the net proceeds from the offerings by the Partnerships were used to pay certain organizational and offering expenses and to fund reserves. The General Partners believe that the net proceeds from the public offerings were used substantially in accordance with the plans outlined in their offering documents.

    The primary objectives of the Partnerships were to provide investors with
(i) safety and preservation of capital, (ii) regular cash distributions and
(iii) a potential for capital appreciation from enhanced yield from investments in PREPs and other equity-related real estate investments. Investment safety was enhanced by selecting mortgage assets which were guaranteed by Ginnie Mae, Fannie Mae or Freddie Mac. The Partnerships were also organized with the objective of providing Unitholders with capital appreciation over the projected 12-year holding period of the assets.

    The following table, which was prepared by management of the General Partners, summarizes the financial history and performance of the Partnerships from their inception through March 31, 1997.

                            PARTNERSHIP PERFORMANCE

                                                                             CASH DISTRIBUTIONS THROUGH MARCH 31, 1997
                                                                            --------------------------------------------
                                           BOOK VALUE     NET ASSET VALUE                  REPRESENTING
                         TOTAL CAPITAL       AS OF             AS OF           OUT OF        RETURN OF
PARTNERSHIP                RAISED(1)     MARCH 31, 1997  MARCH 31, 1997(2)  NET INCOME(3)   CAPITAL(4)       TOTAL(5)
-----------------------  --------------  --------------  -----------------  -------------  -------------  --------------
  Prep Fund 1..........  $  119,450,540   $ 48,622,180    $    53,169,546    $37,779,871   $  60,823,286  $   98,603,157
  Prep Fund 2..........      33,678,080     17,009,960         18,533,307     10,930,563      12,757,131      23,687,694
  Pension Fund.........      18,119,480     10,376,464         10,896,068      6,076,322       6,269,746      12,346,068
                         --------------  --------------  -----------------  -------------  -------------  --------------
      Total............  $  171,248,100   $ 76,008,604    $    82,598,921    $54,786,756   $  79,850,163  $  134,636,919
                         --------------  --------------  -----------------  -------------  -------------  --------------
                         --------------  --------------  -----------------  -------------  -------------  --------------
PER UNIT DATA:
  Prep Fund 1 Unit.....  $        20.00   $       8.42    $          9.21    $    6.6128   $     10.2421  $      16.8549
  Prep Fund 2 BUC......           20.00          10.67              11.63         6.6419          7.6283         14.2702
  Pension Fund BUC.....           20.00          11.45              12.03         6.8896          6.9213         13.8109

------------------------

(1) Total capital raised for Prep Fund 1 represents 5,722,527 Prep Fund 1 Units sold by Prep Fund 1 at $20 per Unit and 100 Fund Certificates sold by America First Participating/Preferred Equity Mortgage Fund at $50,000 per Fund Certificate for total initial capital raised of $119,450,540.During 1996, the 100 Fund Certificates were exchanged in accordance with their terms for 250,000 Prep Fund 1 Units at the rate of 2,500 Prep Fund 1 Units per Fund Certificate.Total capital raised for Prep Fund 2 represents 1,683,904 Prep Fund 2 BUCs sold by Prep Fund 2 at $20 per Unit for total initial capital raised of $33,678,080.Total capital raised for Pension Fund represents 905,974 Pension BUCs sold by Pension Fund at $20 per Unit for total initial capital raised of $18,119,480.

(2) See TERMS OF THE MERGER--Allocation of Common Stock.

(3) Represents distributions to Unitholders classified as income pursuant to GAAP.

(4) Represents distributions to Unitholders classified as return of capital pursuant to GAAP.

(5) Represents all cash distributions to Unitholders of each Partnership since such Partnership's inception.

    As reflected in the above table, the Partnerships have been able to provide Unitholders with regular cash distributions; however, they have been less successful in preserving Unitholders' capital or providing enhanced yield or appreciation in the value of the Units. As also indicated above in the table, the Net Asset Value of the Units in each of the Partnerships is now below the initial public offering price paid by the Unitholders for such Units.

    The decline in the Net Asset Value of the Units is partially attributable to the existing self-liquidating nature of the Partnerships which have made return of capital distributions to Unitholders out of principal repayments received by the Partnerships from their Mortgage Loans and from the mortgages underlying their Mortgage Securities. The General Partners also attribute the decline in the Net Asset Value of the Units to the payment of fees and expenses incurred in connection with the organization of the Partnerships and a decrease in the value of PREPs and other equity-related real estate assets owned by the Partnerships. The General Partners believe that the structure of the Partnerships, as finite-life, fixed portfolio investment vehicles, has limited the flexibility and liquidity of the Partnerships to react to changes in market conditions and interest rates and implement new strategies to benefit Unitholders and the Partnerships. The General Partners have concluded that Unitholders are unlikely to realize the full benefit from their investments in the Partnerships if the Partnerships continue to operate in accordance with their respective Partnership Agreements and existing business plans or if they commence an orderly liquidation of their investment portfolios.

    In the spring of 1996, the General Partners began considering different approaches for the Partnerships in an effort to enhance the value of the investments held by Unitholders. In the course of performing such analysis, the General Partners observed that mortgage REITs, which hold investments that are similar in terms of investment type and credit quality to those held by the Partnerships, are more highly valued (as a multiple of their earnings and book value) by the public equity markets than are the Partnerships. These circumstances led the General Partners to begin an assessment of the feasibility of converting the Partnerships to a mortgage REIT structure. The General Partners considered the Partnerships to be especially well positioned for such a conversion due to the investment similarities between the Partnerships and the typical mortgage REIT.

    In December 1996, Michael Yanney and George Krauss on behalf of the General Partners approached PaineWebber to discuss the feasibility of converting the Partnerships to the mortgage REIT structure. The General Partners sought the advice of PaineWebber due to PaineWebber's substantial experience in the mortgage REIT sector.

    On December 5, 1996, the General Partners, acting through the Board of Managers of America First, met to discuss various items relating to the business of the Partnerships. At this meeting, the Board of Managers engaged in a discussion regarding the possible conversion of the Partnerships into a mortgage REIT. At this meeting, Stewart Zimmerman on behalf of the General Partners addressed the Board of Managers regarding the proposed transaction, outlining the benefits of converting the Partnerships into the mortgage REIT structure and a general time table for the completion of such a transaction. Also at this meeting, the Board of Managers authorized and directed the General Partners to investigate further the feasibility, costs and benefits of such a transaction and to report to the Board of Managers regarding the results of such investigation, as well as on other alternatives available to the Partnerships that could enhance Unitholder value.

    On February 13, 1997, the Board of Managers met and discussed the impending expiration of the grandfather rule which had protected the Partnerships from being taxed as corporations and discussed the goals of the proposed transaction. Present at the meeting were certain members of the management of the General Partners, including Stewart Zimmerman, George Krauss, Maurice Cox and Gary Thompson.

    On March 18, 1997, the General Partners caused the Partnerships to engage PaineWebber as their financial advisor relating to the proposed transaction by entering into the financial advisory agreement with PaineWebber. Following the retention of PaineWebber by the Partnerships, representatives of PaineWebber and members of management of America First, including Michael Yanney, Michael Thesing, Stewart Zimmerman, George Krauss, Maurice Cox and Gary Thompson, met on numerous occasions to analyze the prospects of converting the Partnerships to the mortgage REIT structure and to develop a business plan, financial forecasts and appropriate advisory arrangements for the new mortgage REIT.

    On March 25, 1997, the Board of Managers met to discuss and ratify the engagement of PaineWebber as the Partnerships' financial advisor in connection with the proposed reorganization of the Partnerships into an externally managed mortgage REIT and the financial advisory agreement between the Partnerships and PaineWebber. Present at the meeting were certain members of the management of the General Partners, including Stewart Zimmerman, George Krauss and Gary Thompson, who participated in the discussion of, and answered questions relating to, the engagement of PaineWebber and the financial advisory agreement.

    At a meeting of the Board of Managers on June 17, 1997, the Board of Managers determined to organize a special committee of members of the Board of Managers who would be charged with representing the interests of Unitholders in the proposed transaction. The Board of Managers sought members who were not part of the management of America First or the General Partners and would not be part of management or would not be a director of the Company or the Advisor following the Merger. The Board of Managers thus voted to appoint the Special Committee, consisting of Dr. Massengale (chair), Mr. Kubat and Dr. Carter, all of whom met the standards established by the Board of Managers. Each of the Special Committee members do not own any equity interest in America First or any of the General Partners, except Dr. Carter who owns 6% equity interest in America First. The Board of Managers determined that Dr. Carter's equity interest in America First, which in effect would translate into a right to receive approximately 5,400 of the 90,621 shares of Common Stock to be issued to the General Partners in connection with the Merger, was immaterial in the context of the larger transaction. The Special Committee was also granted the authority to engage such investment banking or other experts it deemed necessary to advise it in connection with its activities. Also at this meeting, certain members of management of the General Partners, including Stewart Zimmerman, Maurice Cox and Gary Thompson, and representatives of PaineWebber presented to the Special Committee an overview of the proposed transaction and the mortgage REIT sector, as well as provided to the committee information relating to the operation of a mortgage REIT. Also present at the meeting were representatives of Rogers & Wells LLP, which had been engaged to act as counsel for the Partnerships in the proposed merger.

    Following the meeting of the Board of Managers on June 17, 1997, the Special Committee held its first meeting to discuss the proposed transaction and to engage professionals to advise the Special Committee. Present at this meeting was a representative of Christy & Viener, who made a presentation to the Special Committee relating to the role of the Special Committee in the transaction and the legal issues relating thereto. Christy & Viener was then engaged to act as special counsel to the Special Committee. Next, a representative of Oppenheimer made a presentation regarding the experience of Oppenheimer in rendering fairness opinions in similar transactions and the methodology proposed to be used by Oppenheimer in its analysis of the transaction should it be retained by the Special Committee. At this meeting, the Special Committee determined to engage Oppenheimer as its financial advisor for purposes of rendering a fairness opinion in the proposed transaction. The Special Committee's decision to engage Oppenheimer was based upon Oppenheimer's experience and reputation and the fee charged for its services.

    On June 23, 1997, Rogers & Wells LLP distributed drafts of documents relating to the proposed transaction, including the Merger Agreement, the Advisory Agreement and certain of the Company's organizational documents. There ensued over the next month a series of conference calls and negotiations followed by revisions and recirculations of drafts of such documents.

    On June 26, 1997, the Special Committee again met to discuss issues related to the proposed transaction, including the amount of initial distributions of the Company, the use of Net Asset Values for allocating the shares of Common Stock among the Partnerships and the risks associated with the Company's business. The Special Committee then reviewed and considered the drafts of documents relating to the proposed transaction. Present at the meeting was a representative of Christy & Viener.

    On June 27, 1997, the Special Committee again met to discuss the proposed transaction involving the Partnerships. At this meeting, the Special Committee first held discussions with representatives of Oppenheimer and Christy & Viener regarding the terms of Oppenheimer's engagement. The meeting was then joined by members of management of the General Partners, including Stewart Zimmerman and George Krauss, and by representatives of PaineWebber and Rogers & Wells LLP. The representative of PaineWebber made a financial presentation to the Special Committee which was followed by a discussion of issues related to the Merger, including the characteristics required of management of a mortgage REIT, the role of PaineWebber following the Merger, trading values of the Common Stock following the Merger and the effect of various interest rate environments on such values, risks of changes in interest rates on the performance of the Company and strategies to mitigate such risks, and the amount of Common Stock to be owned by management of the REIT. The terms of the Advisory Agreement were discussed and compared to other advisory agreements in the mortgage REIT sector. The Special Committee analyzed and reviewed a draft of the Consent Solicitation Statement/Prospectus and other issues with the representative of Rogers & Wells LLP, including the structure of the Merger. The Special Committee then reviewed the allocation of Common Stock among the Partnerships, including the methodologies used to determine Net Asset Values for the Merger.

    On July 8, 1997, the Special Committee again met to discuss the terms of the engagement of Oppenheimer and Christy & Viener. Present at the meeting was a representative of Christy & Viener. The meeting was then joined by members of management of the General Partners, including Stewart Zimmerman and Gary Thompson, and representatives of PaineWebber, Rogers & Wells LLP and Oppenheimer. Oppenheimer then made a presentation to the Special Committee relating to its fairness opinion. The Special Committee discussed with representatives of the management of the General Partners the allocation of Merger expenses, the choices to be made by Unitholders in Pension Fund regarding the Merger and the effect of such choices on the Company. The Special Committee then discussed the Advisory Agreement.

    On July 16, 1997, the Special Committee again met to discuss issues related to the proposed transaction. Present at the meeting were representatives of Christy & Viener, Rogers & Wells LLP, PaineWebber, Oppenheimer and members of management of the General Partners, including Stewart Zimmerman and Gary Thompson. The Special Committee first met separately with Oppenheimer and Christy & Viener. At this portion of the meeting, Oppenheimer informed the Special Committee of its preliminary conclusion that the Merger is fair, from a financial point of view, to Unitholders. In connection therewith, Oppenheimer described in detail the methodologies and financial models it employed in determining the liquidation value of the Mortgage Securities and other assets of the Partnerships as well as the present value of such assets on a continuation or going concern basis. In addition, the Special Committee and Oppenheimer discussed the differences between using Net Asset Value or trading value in connection with the allocation of value among the Partnerships. The meeting was then joined by members of management of the General Partners, PaineWebber and Rogers & Wells LLP. The Special Committee then reviewed with PaineWebber the terms of the Advisory Agreement as such terms compared to those currently in place in the mortgage REIT industry.

    On July 25, 1997, a further meeting of the Special Committee was held. Present at the meeting were representatives of Christy & Viener, Rogers & Wells LLP, PaineWebber, Oppenheimer and members of management of the General Partners, including Stewart Zimmerman, George Krauss and Gary Thompson. At this meeting, representatives of Rogers & Wells LLP reviewed the final drafts of the Merger Agreement and the related transactional documents with the members of the Special Committee. The Special Committee also reviewed the results of a comparative valuation analysis presented by management of the General Partner. At this meeting, Oppenheimer also orally delivered its Fairness Opinion to the Committee. The Special Committee then determined that the Merger is fair to, and in the best interests of, the Unitholders and voted to approve the Merger and the Merger Agreement and to recommend that the Unitholders vote FOR the approval of the Merger and the adoption of the Merger Agreement. In addition, with Dr. Carter abstaining due to the potential conflict of interest associated with his equity ownership in America First, the Special Committee also determined the fairness of the Advisory Agreement and voted to approve the aspect of the transaction that results in the allocation of 1% of the shares of Common Stock to be outstanding following the Merger (assuming Maximum Participation) to the General Partners.

    On July 28, 1997, the Board of Managers met to discuss the Special Committee's determinations regarding to the Merger. Present at the meeting were representatives of Rogers & Wells LLP and members of management of the General Partners, including George Krauss, Maurice Cox and Gary Thompson. At this meeting, the Special Committee reported its determinations regarding the Merger, including the recommendation that the Board of Managers approve the Advisory Agreement, to the Board of Managers. The General Partners, acting through the Board of Managers, then determined that the Merger is in the best interest of, and is fair to, Unitholders, and voted to approve the Merger, the Merger Agreement and the Advisory Agreement and voted to recommend that Unitholders approve the Merger.

    On July 29, 1997, the Partnerships and the Company executed the Merger Agreement and issued a press release announcing the proposed transaction.

FAIRNESS OPINION

    GENERAL. The Special Committee retained Oppenheimer to render its Fairness Opinion, dated as of July 28, 1997, as to the fairness to the Unitholders, from a financial point of view, of the Merger, including the allocation of Common Stock among the Partnerships assuming either Maximum Participation or, alternatively, that Pension Fund does not participate in the Merger. The full text of the Fairness Opinion, which contains a description of the assumptions and qualifications made, matters considered and limitations imposed on the review and analysis, is set forth in Appendix B and should be read in its entirety. Certain of the material assumptions, qualifications and limitations of the Fairness Opinion are described below. The summary set forth below does not purport to be a complete description of the analyses used by Oppenheimer in rendering the Fairness Opinion.

    In connection with its engagement, Oppenheimer was not requested to serve as financial advisor to the General Partners or any other party in the negotiation of the terms of the Merger. Oppenheimer was not requested to and does not make any recommendation to the Unitholders regarding the Merger. Also, Oppenheimer was not requested to and did not analyze or give any effect to the impact of any federal, state or local income taxes to the Unitholders arising out of the Merger contemplated herein.

    Oppenheimer, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. The Special Committee's selection of Oppenheimer was based upon Oppenheimer's experience and reputation and the fee charged for its services.

    The Special Committee did not place any limitation on the scope of Oppenheimer's investigation or review. The General Partners and the Partnerships have agreed to indemnify Oppenheimer against certain liabilities arising out of Oppenheimer's engagement to prepare and deliver the Fairness Opinion. In addition, the General Partners and the Partnerships have agreed to cause the Company to become an additional indemnifying party upon consummation of the Merger. Upon consummation of the Merger, the Partnerships' indemnity obligations will also become obligations of the Company.

    INFORMATION REVIEWED. In rendering its Fairness Opinion, which is dated July 28, 1997, and as the basis therefor, Oppenheimer, among other things, reviewed: a draft of this Consent Solicitation Statement/ Prospectus; the Prospectus dated October 2, 1986 for Prep Fund 1; the Prospectus dated October 1, 1987 for Prep Fund 2; the Prospectus dated March 3, 1988 for Pension Fund; audited financial statements for each Partnership for calendar year 1996; the Form 10-K for each Partnership for the year ended December 31, 1996 and the Form 10-Q for each Partnership for the quarter ended March 31, 1997; documents describing each Partnership's PREPs, Prep Fund 1's Equity Interests and Prep Fund 1's Participating Loan, including partnership and other agreements; audited financial statements for calendar years 1994, 1995 and 1996 and unaudited financial statements and other financial information for the three-month period ending March 31, 1997 and March 31, 1996 for each property (the "Properties") underlying a PREP, an Equity Interest or the Participating Loan; pro forma balance sheets of the Company assuming the Merger was consummated on March 31, 1997 and pro forma statements of operations of the Company for the year ended December 31, 1996 and for the three months ended March 31, 1997 assuming the Merger was consummated on January 1, 1996; financial forecasts of future operations of the Company covering each of the years in the five-year period ended December 31, 2002, assuming the Merger occurred January 1, 1998; a business plan of the Company; and certain other financial and other information that was publicly available or furnished to Oppenheimer by the Partnerships, PaineWebber and the Company.

    In addition, Oppenheimer held discussions with representatives of the Partnerships, PaineWebber and the Company concerning the Partnerships' and the Company's historical and current operations, financial condition and prospects, inspected each of the Properties, except the Property located in Amelia, Ohio, interviewed Property managers at the Properties inspected, reviewed certain publicly available information of selected companies whose securities are publicly traded that Oppenheimer deemed generally comparable to the Company, and conducted such other investigations, financial analyses and studies, and reviewed such other information and factors as it deemed appropriate for the purposes of the Fairness Opinion.

    ASSUMPTIONS, LIMITATIONS AND QUALIFICATIONS. In rendering the Fairness Opinion, Oppenheimer relied, without assuming responsibility for independent verification, on the accuracy and completeness of (i) all historical financial and operating data, financial analyses, reports and other information relating to the Partnerships that were publicly available or furnished or communicated to Oppenheimer by or on behalf of the Special Committee; (ii) the financial forecasts of Prep Fund 1 prepared by the General Partners for the two-and-one-half year period ended December 31, 1999 and the financial forecasts of Prep Fund 2 and Pension Fund prepared by the General Partners for the three-and-one-half year period ended December 31, 2000 that were furnished to Oppenheimer by or on behalf of the Special Committee; and (iii) the financial forecasts of the Company prepared by the General Partners for the five-year period following the consummation of the Merger furnished to Oppenheimer by or on behalf of the Special Committee. With respect to the financial forecasts furnished to Oppenheimer, Oppenheimer assumed, with the Special Committee's approval, that they reflected the best current judgment of the General Partners as to future financial performance of the Partnerships and the Company, respectively, and that there was a reasonable probability that the forecasts would prove to be substantially correct. Oppenheimer did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Partnerships.

    The preparation of a Fairness Opinion involves various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analyses or summary description. Accordingly, Oppenheimer believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its Fairness Opinion. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth herein. In addition, analyses relating to the value of Mortgage Securities, PREPs, Equity Interests, the Participating Loan and other assets and/or the business of Partnerships and the Company do not purport to be appraisals or to reflect the prices at which such assets or the business of the Partnerships may actually be sold.

    Oppenheimer expressed no opinion as to the price or trading range at which the Common Stock would trade on the NYSE following completion of the Merger. It is likely that, at least during the immediate period following the consummation of the Merger, the Company's Common Stock will trade below the estimated range of values.

    The Fairness Opinion was based solely upon information available to Oppenheimer and the economic market and other circumstances that existed as of the date of the Fairness Opinion. Oppenheimer used historical financial information through June 30, 1997 for the Mortgage Securities, through May 31, 1997 for the Partnership's other assets and other liabilities and through March 31, 1997 for the PREPs, Equity Interests, and Participating Loan. Events occurring after such date could materially affect the assumptions and conclusions contained in the Fairness Opinion.

    SUMMARY OF ANALYSIS AND METHODOLOGY. The following paragraphs summarize the significant quantitative and qualitative analyses performed by Oppenheimer in arriving at the Fairness Opinion. Oppenheimer considered all such quantitative and qualitative analyses in connection with its analysis, and no one method of analysis was given particular emphasis. All references to the conversion of Units into shares of Common Stock are based upon the General Partners' allocation of shares of Common Stock among the Partnerships.

    Mortgage Securities yield rates were obtained from discussions with Oppenheimer traders active in the Mortgage Securities markets. In determining appropriate capitalization rates and discount rates underlying its analysis, Oppenheimer utilized as a base the most recent annual estimates of rates provided by a national real estate service company to the General Partner for rental apartment complexes in selected markets throughout the United States which were then adjusted based upon Oppenheimer's inspection of the Properties to develop a range of capitalization and discount rates for each Property.

    In determining the adequacy of the rates, Oppenheimer inspected each of the Properties, examined recent surveys of institutional investors conducted by Cushman & Wakefield, Inc., Real Estate Research Corporation, the National Multi-Housing and the Urban Land Institute, held discussions with institutional investors active in the acquisition of multifamily residential properties similar to those invested in or owned by the Partnerships or which secured a mortgage in which a Partnership held an interest, and reviewed such other information and factors as it deemed appropriate.

    LIQUIDATION ANALYSIS

    VALUATION OF MORTGAGE SECURITIES. Oppenheimer determined for each of the Mortgage Securities owned by the Partnerships the individual Mortgage Security's issuer, the original amount of securities issued in the offering, the amount of originally issued securities currently outstanding, the rate of interest payable, the weighted average coupon rate of interest, the stated maturity, the remaining maturity (if less than the originally stated maturity), the weighted average maturity, and for the most recent 12 months, the rate at which the individual mortgages which comprised the offering were prepaid before their individually scheduled maturities. Oppenheimer then grouped the Mortgage Securities by issuer, coupon rate, and stated maturity. Utilizing publicly available data and information from Oppenheimer traders active in the Mortgage Securities markets, Oppenheimer calculated the liquidation value of the Mortgage Securities, after payment of selling commissions, assuming the Mortgage Securities were liquidated as of June 30, 1997.

    CAPITALIZATION RATE VALUATION ANALYSIS--PREPS, EQUITY INTERESTS AND PARTICIPATING LOAN. Oppenheimer assumed the entities that own the Properties in which the Partnerships own a PREP, an Equity Interest or Participating Loan sold the Properties as of June 30, 1997. Oppenheimer applied capitalization rates ranging from 9% to 11% to each Property's forecasted net income after capital expenditures ("Cash Flow") for the period April 1, 1997 to March 31, 1998 to determine a range of its capitalized value. Oppenheimer believes a capitalization rate analysis provides a basis for estimating what a real estate investor would be willing to pay for a particular property. Oppenheimer then deducted the estimated expenses associated with sale of the Properties. For those Properties in which the Partnerships owned a PREP, Oppenheimer then deducted the outstanding balance of the Mortgage Loan encumbering the Property, accrued and unpaid interest, if any, and working capital loans, if any, and assumed distribution, based upon the provisions of the agreement governing the PREPs, of the balance remaining, if any, among the owners of the Properties, including the Partnerships. For those Properties in which Prep Fund 1 owns an Equity Interest, Oppenheimer then deducted the outstanding balance of the Mortgage Loan encumbering the Property, accrued and unpaid interest, if any, and working capital loans, if any, and assumed distribution of the remainder, if any, to the Partnership. For the Property in which Prep Fund 1 owns the Participating Loan, Oppenheimer compared the amount of sales proceeds remaining after deducting the estimated expenses associated with the sale of the Property to the remaining balance of the Participating Loan encumbering the Property, and allocated to Prep Fund 1 its pro rata share of the proceeds of sale of the Property to the extent sales proceeds were available to repay the Participating Loan encumbering the Property.

    CONCLUSIONS. For Prep Fund 1, Oppenheimer added the liquidation value of the Partnership's Mortgage Securities to the liquidation value of its PREPs, Equity Investments and Participating Loan, and deducted the estimated expenses associated with liquidating Prep Fund 1, including general and administrative expenses. To the resulting range of values, Oppenheimer then added Prep Fund 1's other assets and subtracted its other liabilities.

    For Prep Fund 2 and Pension Fund, Oppenheimer added the liquidation value of the Partnership's Mortgage Securities to the liquidation value of the Partnership's PREPs and deducted the estimated expenses associated with liquidating the Partnership, including general and administrative expenses. To the resulting range of values, Oppenheimer then added the Partnership's other assets and subtracted its other liabilities.

    Oppenheimer's analysis indicated a range of values for Prep Fund 1 of $51.0 million to $52.4 million (or $8.83 to $9.08 per Unit) compared to the estimated value of $58.0 million to $73.6 million (or $10.04 to $12.75 per Unit), assuming each Unit is converted into 1.00 shares of Common Stock and each share is valued as determined by utilizing the methodology described below in "--Valuation of the Company-- Consolidation of the Partnerships into the Company--Comparative Company Analysis," and an estimated value of $57.8 million to $63.8 million (or $10.00 to $11.04 per Unit), assuming each Unit is converted into 1.00 shares of Common Stock and each share is valued as determined utilizing the methodology described below in "--Valuation of the Company--Consolidation of the Partnerships into the Company--Discounted Cash Flow Analysis."

    Oppenheimer's analysis indicated a range of values for Prep Fund 2 of $17.6 million to $17.7 million (or $11.06 to $11.13 per Unit) compared to the estimated value of $20.2 million to $25.7 million (or $12.67 to $16.10 per Unit), assuming each Unit is converted into approximately 1.26 shares of Common Stock and each share is valued as determined by utilizing the methodology described below in "--Valuation of the Company--Consolidation of the Partnerships into the Company--Comparative Company Analysis," and an estimated value of $20.1 million to $22.2 million (or $12.63 to $13.94 per Unit), assuming each Unit is converted into approximately 1.26 shares of Common Stock and each share is valued as determined utilizing the methodology described below in "--Valuation of the Company--Consolidation of the Partnerships into the Company--Discounted Cash Flow Analysis."

    Oppenheimer's analysis indicated a range of values for Pension Fund of $10.6 million to $10.7 million (or $11.75 to $11.79 per Unit) compared to the estimated value of $11.9 million to $15.1 million (or $13.11 to $16.65 per Unit), assuming each Unit is converted into approximately 1.31 shares of Common Stock and each share is valued as determined by utilizing the methodology described below in "--Valuation of the Company--Consolidation of the Partnerships into the Company--Comparative Company Analysis," and an estimated value of $11.8 million to $13.1 million (or $13.07 to $14.42 per Unit), assuming each Unit is converted into approximately 1.31 shares of Common Stock and each share is valued as determined utilizing the methodology described below in "--Valuation of the Company--Consolidation of the Partnerships into the Company--Discounted Cash Flow Analysis."

    Oppenheimer believes the liquidation analysis supports its fairness determination because the implied range of values of the Units assuming they are converted into shares of Common Stock in the Merger is greater than the implied range of equity values of the Partnerships under the liquidation analysis.

    CONTINUATION ANALYSIS

    VALUATION OF THE PARTNERSHIPS ON A CONTINUING BASIS. Oppenheimer performed an analysis of the Partnerships assuming Prep Fund 1 continued to operate on an ongoing basis from July 1, 1997 through

December 31, 1999 and Prep Fund 2 and Pension Fund continued to operate from July 1, 1997 through December 31, 2000.

    Prep Fund 1. Oppenheimer assumed Prep Fund 1 continued to own its portfolio of Mortgage Securities from July 1, 1997 through December 31, 1999 at which time the portfolio was liquidated. Oppenheimer assumed the entities which own Properties in which the Partnership owns a PREP interest, an Equity Interest or a Participating Loan sold such Properties as of December 31, 1999. Oppenheimer calculated (i) Cash Flow from future operations of the Properties based on financial forecasts provided by the General Partner and (ii) the proceeds expected to be available from sale of the Properties at the conclusion of the forecast period. In connection with this analysis, Oppenheimer estimated such sales proceeds by capitalizing Cash Flow for the period January 1, 2000 to December 31, 2000 at 9.5% to 11.5% for each Property.

    Prep Fund 2 and Pension Fund. Oppenheimer assumed Prep Fund 2 and Pension Fund continued to own their portfolios of Mortgage Securities from July 1, 1997 through December 31, 2000 at which time the portfolios were liquidated. Oppenheimer assumed the entities that own the Properties in which the Partnerships own PREPs sold the Properties as of December 31, 2000. Oppenheimer calculated (i) Cash Flow from future operations of the Properties based on financial forecasts provided by the General Partner and (ii) the proceeds expected to be available from sale of the Properties at the conclusion of the forecast period. In connection with this analysis, Oppenheimer estimated such sales proceeds by capitalizing Cash Flow for the period January 1, 2001 to December 31, 2001 at 9.5% to 11% for each Property.

    In connection with the Continuation of the Partnerships --Valuation of the Partnerships on a Continuing Basis analysis for each of the Partnerships, Oppenheimer then deducted the projected annual fees due the respective General Partners and the projected general and administrative expenses associated with operating each Partnership on an annual basis for the forecast period from the estimated annual cash available for distribution of the Partnerships, allocated the remainder between the Unitholders and the General Partners based upon the terms of the respective Partnership Agreements and discounted the projected distribution to Unitholders to present value utilizing discount rates of 6% for the portion of the cash available for distribution received from the Partnership's Mortgage Securities and 12% for the portion of the cash available for distribution received from the Partnership's PREPs, Equity Interests, or Participating Loan. To the resulting range of values, Oppenheimer added the estimated value, as of June 30, 1997 of each Partnership's other assets and subtracted the estimated value, as of June 30, 1997 of each Partnership's other liabilities.

    Oppenheimer's analysis indicated an implied range of present values for Prep Fund 1 of $8.63 to $8.80 per Unit compared to the estimated value per Unit of $10.04 to $12.75, assuming each Unit is converted into 1.00 shares of Common Stock and each share is valued as determined by utilizing the methodology described below in "--Valuation of the Company--Consolidation of the Partnerships into the Company-- Comparative Company Analysis" and an implied range of present values per Unit of $10.00 to $11.04, assuming each Unit is converted into 1.00 shares of Common Stock and each share is valued as determined by utilizing the methodology described below in "--Valuation of the Company--Consolidation of the Partnerships into the Company--Discounted Cash Flow Analysis."

    Oppenheimer's analysis indicated an implied range of present values for Prep Fund 2 of $10.71 to $11.01 per Unit compared to the estimated value per Unit of $12.67 to $16.10, assuming each Unit is converted into approximately 1.26 shares of Common Stock and each share is valued as determined by utilizing the methodology described below in "--Valuation of the Company--Consolidation of the Partnerships into the Company--Comparative Company Analysis" and an implied range of present values per Unit of $12.63 to $13.94, assuming each Unit is converted into approximately 1.26 shares of Common Stock and each share is valued as determined by utilizing the methodology described below in "-- Valuation of the Company--Consolidation of the Partnerships into the Company--Discounted Cash Flow Analysis."

    Oppenheimer's analysis also indicated an implied range of present values for Pension Fund of $11.16 to $11.37 per Unit compared to the estimated value per Unit of $13.11 to $16.65, assuming each Unit is converted into approximately
1.31 shares of Common Stock and each share is valued as determined by utilizing the methodology described below in "--Valuation of the Company--Consolidation of the Partnerships into the Company--Comparative Company Analysis" and an implied range of present values per Unit of $13.07 to $14.42, assuming each Unit is converted into approximately 1.31 shares of Common Stock and each share is valued as determined by utilizing the methodology described below in "-- Valuation of the Company--Consolidation of the Partnerships into the Company--Discounted Cash Flow Analysis."

    Oppenheimer believes this analysis supports its fairness determination because the implied range of values of the Units in each Partnership, assuming they are converted into shares of Common Stock in the Merger for each Partnership, is greater than the implied range of equity values for such Units assuming the continuation of the Partnerships.

    VALUATION OF THE COMPANY

    CONSOLIDATION OF THE PARTNERSHIPS INTO THE COMPANY--COMPARATIVE COMPANY ANALYSIS. Oppenheimer assumed the Merger occurred as of January 1, 1998 assuming Pension Fund did not participate and, alternatively, assuming Maximum Participation. Oppenheimer utilized the business plans and projections of future operations of the Company prepared by the Company, with the assistance of PaineWebber, to estimate the value of the Company. Oppenheimer reviewed the forecast of net income per share developed by the General Partners and reflected in their financial forecasts and business plan. Oppenheimer derived ranges of values for the shares of Common Stock by applying forecasted net income per share of the Company upon consummation of the Merger for the calendar year ended December 31, 1999, the first stabilized calendar year occurring after implementation of the Company's business plan, to the corresponding range of net income multiples for certain comparative companies which Oppenheimer considered comparative to the Company. The comparative companies selected by Oppenheimer were: Capstead Mortgage Corporation; Dynex Capital, Inc. (formerly Resource Mortgage Capital, Inc.); Imperial Credit Mortgage Holdings, Inc.; INMC Mortgage Holdings, Inc. (formerly CWM Mortgage Holdings, Inc.); Redwood Trust, Inc.; and Thornburg Mortgage Assets Corporation (collectively, the "Comparative Companies"). The Comparative Companies represented six REITs which own residential mortgage assets similar to the assets the Company will purchase upon consummation of the Merger which will be the predominantly Mortgage Securities. The per share forecasted net income and net income multiples for certain Comparative Companies were based on average First Call net income estimates for calendar year 1998, the last period for which such estimates were currently available. In calculating the net income multiples for the selected period, the June 30, 1997 closing stock prices of the Comparative Companies were used. Based on this analysis, Oppenheimer allocated to each Partnership the number of shares of Common Stock each Partnership would receive based upon the allocation percentages utilized by the General Partners. Oppenheimer observed that the net income multiples for the Comparative Companies, excluding the Comparative Companies with the lowest and highest net income multiples for the year ended December 31, 1998, ranged from 9.33x to 11.85x. Based on the foregoing, Oppenheimer estimated a range of values of the shares of Common Stock (assuming the Pension Fund does not participate and assuming Maximum Participation) of $9.85 to $12.75. Unitholders should be aware that estimates of values of the shares of Common Stock are not intended and should not be construed as a prediction of estimates as to the trading price of the shares of Common Stock upon consummation of the Merger. It is likely, at least during the immediate period following the completion of the Merger, that the shares of Common Stock will trade below the estimated ranges of values.

    CONSOLIDATION OF THE PARTNERSHIPS INTO THE COMPANY--DISCOUNTED CASH FLOW ANALYSIS. Oppenheimer analyzed the Company on a consolidated basis based upon a discounted cash flow analysis utilizing forecasted net income and forecasted distributions prepared by the General Partners for the period

January 1, 1998 through December 31, 2002. Oppenheimer derived a range of per share values for the Company by calculating the present value of projected cash distributions and a terminal equity value. Oppenheimer assumed a range of discount rates of 9.81% to 10.88% for the projected distributions of the Company which Oppenheimer believes appropriately reflects the risks inherent in the ownership of the Common Stock. Terminal equity values were calculated using forecasted net income for the period October 1, 2002 to December 31, 2002 which was then annualized and terminal net income multiples of 9.2x to 10.2x (as calculated above), with the resulting range of values discounted to present value at discount rates ranging from 9.81% to 10.88%. The discount rates assumed by Oppenheimer were the inverse of the terminal net income multiples which were calculated utilizing the median price/1998 estimated earnings per share of the Comparative Companies as the midpoint in a 100 basis point range. The projected distributions were derived from the financial projections of the Company provided to Oppenheimer by the General Partners. Based on the foregoing, Oppenheimer estimated a range of value for the shares of Common Stock (assuming Pension Fund does not participate and assuming Maximum Participation) of $9.85 to $12.75.

    ALLOCATION OF COMMON STOCK IN THE CONSOLIDATION

    In assessing the fairness to Unitholders of the allocation of shares of Common Stock among each of the Partnerships, Oppenheimer observed that, assuming Maximum Participation, the shares of Common Stock will be allocated as follows:
Prep Fund 1, 63.7%; Prep Fund 2, 22.2%; and Pension Fund, 13.1%. In the following analyses, Oppenheimer utilized the aggregate values of each Partnership determined above under "--Liquidation Analysis--Valuation of Mortgage Securities" and "--Liquidation Analysis--Capitalization Rate Valuation Analysis--PREPs, Equity Interests and Participating Loan," as applicable, to determine a range of allocation percentages of shares of Common Stock among the Partnerships and compared such range with the allocation percentages utilized by the General Partners to allocate shares of Common Stock among each of the Partnerships.

    Prep Fund 1. Oppenheimer compared the percentage of shares of Common Stock to be allocated to Prep Fund 1 to the range of percentages determined by (i) comparing the low end of the range of values for Prep Fund 1 to the total of the low end of the range of values for Prep Fund 1 and the high end of the combined range of values for Prep Fund 2 and Pension Fund (which amounts to 58.1%) and
(ii) comparing the high end of the range of values for Prep Fund 1 to the total of the high end of the range of values for Prep Fund 1 and the low end of the combined range of values for Prep Fund 2 and Pension Fund (which amounts to 69%). Oppenheimer believes that this analysis supports its opinion that the allocation of shares of Common Stock to Prep Fund 1 is fair to the Unitholders of Prep Fund 1 from a financial point of view because the percentage of Common Stock allocated to Prep Fund 1 is within the range of the percentages determined in the above analysis.

    Prep Fund 2. Oppenheimer compared the percentage of shares of Common Stock to be allocated to Prep Fund 2 to the range of percentages determined by (i) comparing the low end of the range of values for Prep Fund 2 to the total of the low end of the range of values for Prep Fund 2 and the high end of the combined range of values for Prep Fund 1 and Pension Fund (which amounts to 18.3%) and
(ii) comparing the high end of the range of values for Prep Fund 2 to the total of the high end of the range of values for Prep Fund 2 and the low end of the combined range of values for Prep Fund 1 and Pension Fund (which amounts to 26.7%). Oppenheimer believes that this analysis supports its opinion that the allocation of shares of Common Stock to Prep Fund 2 is fair to the Unitholders of Prep Fund 2 from a financial point of view because the percentage of Common Stock allocated to Prep Fund 2 is within the range of the percentages determined in the above analysis.

    Pension Fund. Oppenheimer compared the percentage of shares of Common Stock to be allocated to Pension Fund to the range of percentages determined by (i) comparing the low end of the range of values for Pension Fund to the total of the low end of the range of values for Pension Fund and the high end of the combined range of values for Prep Fund 1 and Prep Fund 2 (which amounts to 10.5%) and (ii) comparing the high end of the range of values for Pension Fund to the total of the high end of the range of values for Pension Fund and the low end of the combined range of values for Prep Fund 1 and Prep Fund 2 (which amounts to 16.1%). Oppenheimer believes that this analysis supports its opinion that the allocation of shares of Common Stock to Pension Fund is fair to the Unitholders of Pension Fund from a financial point of view because the percentage of shares of Common Stock allocated to Pension Fund is within the range of the percentages determined in the above analysis.

    Oppenheimer has analyzed, but did not give significant weight to, the trading history of Prep Fund 1 which trades on the NASDAQ, Prep Fund 2 which trades on the AMEX and Pension Fund which trades in the informal secondary market for limited partnership interests. Oppenheimer also reviewed the components of each Partnership's other assets and other liabilities and analyzed the method used to allocate the shares of Common Stock among the Partnerships by the General Partners.

    CONCLUSIONS. Based on the foregoing analysis, and subject to the assumptions, limitations and qualifications noted above and in its Fairness Opinion, Oppenheimer concluded that the Merger, including the allocation of shares of Common Stock among the Partnerships, is fair from a financial point of view to the Unitholders of the Partnerships, assuming either Maximum Participation or, alternatively, that Pension Fund does not participate in the Merger.

    In connection with its written confirmatory opinion delivered as of the date of the CSS/P, Oppenheimer performed certain procedures (which were more limited in scope than the original analyses underlying the Fairness Opinion) to update certain analyses made in connection with the delivery of the Fairness Opinion. The results of such analyses were substantially the same as those described above as having been arrived at by Oppenheimer in connection with the Fairness Opinion.

    As compensation for rendering the Fairness Opinion, Oppenheimer received a fee of $475,000, consisting of a $150,000 retainer paid at the time of Oppenheimer's engagement, and $325,000 paid upon delivery of the Fairness Opinion.

FINANCIAL ADVISOR

    PaineWebber has been engaged by the Partnerships to serve as their financial advisor relating to the proposed Merger. The selection by the Partnerships of PaineWebber was based upon PaineWebber's substantial experience in the residential mortgage REIT sector. From January 1, 1985 through July 15, 1997, PaineWebber acted as manager in 13 residential mortgage REIT common stock offerings raising over $700 million in capital. Furthermore, PaineWebber, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporations and other entities.

    PaineWebber rendered financial advice to the Partnerships with respect to the development and implementation of an operating structure and a business strategy for the Company, including reviewing the asset types to be purchased, the liability structures to be used to finance the assets and the Company's desired leverage ratio. PaineWebber also assisted the Partnerships in developing the Company's business plan and investment strategy and guidelines and in determining the contract terms and other arrangements between the Company and the Advisor. In addition, PaineWebber assisted the Partnerships and management of their General Partners in developing financial forecasts for the Company which are described herein under "--Recommendations of the General Partners and the Special Committee; Fairness Determination." In performing these services, PaineWebber, among other things, (i) conducted discussions with members of senior management of the Partnerships, the General Partners and America First, respectively, concerning the past, current and future business, operations and assets, present financial condition and future prospects of the Partnerships;
(ii) reviewed historical information with respect to the Partnerships; (iii) compared the financial terms and arrangements between the Company and the Advisor with the financial terms and arrangements of other selected externally advised residential mortgage REITs and their respective external advisors that PaineWebber deemed to be relevant; and (iv) reviewed other financial studies and analysis based on publicly available information and information provided by the General Partners.

    In connection with its engagement, PaineWebber provided information to the Partnerships that assisted management of the General Partners in developing a comparative valuation analysis for the Company. See "--Recommendations of the General Partners and the Special Committee; Fairness Determination." In particular, PaineWebber identified certain comparative companies for use by management of the General Partners in this analysis. The Comparative Companies identified by PaineWebber were: Capstead Mortgage Corporation; Dynex Capital, Inc. (formerly Resource Mortgage Capital, Inc.); Imperial Credit Mortgage Holdings, Inc.; INMC Mortgage Holdings, Inc. (formerly CWM Mortgage Holdings, Inc.); Redwood Trust, Inc.; and Thornburg Mortgage Asset Corporation. PaineWebber informed the management of the General Partners that these Comparative Companies were appropriate for inclusion in the comparative valuation analysis, because they are all of the publicly traded mortgage REITs and PaineWebber considered them to be reasonably similar to the Company following the consummation of the Merger and the implementation by the Company of its proposed business plan. PaineWebber advised the management of the General Partners that it did not believe it appropriate to include property REITs in the Comparative Companies. The Comparative Companies identified by PaineWebber for use by the General Partners were the same companies selected and used by Oppenheimer in connection with its preparation of the Fairness Opinion.

    In addition to identifying the Comparative Companies, PaineWebber also analyzed for the management of the General Partners certain historical, operating and stock market performance data of the Comparative Companies. PaineWebber compared the closing price per share of common stock of the Comparative Companies on June 30, 1997 to the 1997 and 1998 First Call net income per share estimates of the Comparative Companies. PaineWebber reported to the Partnerships that the median of the net income multiples for the Comparative Companies was 11.0x for 1997 and 9.7x for 1998. For the portion of the comparative valuation analysis which assumes that the Units are converted into shares of Common Stock, these multiples were applied to the forecasted net income of the Company for the second year of its operations, which is expected to be the first full year after the Merger that the Company will have completed the portfolio realignment anticipated by its business plan. "First Call" is a data service that monitors and publishes a compilation of earnings estimates produced by selected research analysts regarding companies of interest to institutional investors. See "--Recommendations of the General Partners and the Special Committee; Fairness Determination."

    PaineWebber also provided certain statistical information to the management of the General Partners related to the relationship of trading prices and book values of the Comparative Companies as of June 30, 1997. This information reflected that the book value multiples of the Comparative Companies ranged from 1.5x to 2.3x with a median of 2.1x.

    PaineWebber also provided other information to the management of the General Partners relating to the Comparative Companies, including information relating to whether the Comparative Companies are self-administered or externally advised and to the terms of the compensation arrangements for the externally advised Comparative Companies.

    PaineWebber did not, in connection with its engagement by the Partnerships, render a fairness opinion to the Partnerships or the General Partners. In addition, PaineWebber has informed the management of the General Partners that its analysis of certain historical, operating and stock market performance data of the Comparative Companies should not be construed as a prediction by PaineWebber of the price at which the shares of Common Stock of the Company may trade following the completion of the Merger.

    Pursuant to a letter agreement dated March 18, 1997, between the Partnerships and PaineWebber, the Partnerships have agreed to pay to PaineWebber for the services provided by PaineWebber hereunder a fee of $500,000 plus certain expenses. Of the $500,000, $50,000 was paid upon execution of the letter agreement, $300,000 is due upon closing of the Merger and $150,000 will be due on December 31, 1998. The letter agreement provides that if, prior to December 31, 1998, PaineWebber lead manages an equity offering for the Company, the $150,000 portion of the fee will be credited against the management fee paid to PaineWebber in the equity offering.

RECOMMENDATIONS OF THE GENERAL PARTNERS AND THE SPECIAL COMMITTEE; FAIRNESS
  DETERMINATION

    The General Partners, together with the Special Committee, have determined that the Merger is fair to, and in the best interests of, the Unitholders. Accordingly, the General Partners have approved the Merger and the Merger Agreement and the General Partners and the Special Committee have recommended that the Unitholders vote FOR the approval of the Merger and the adoption of the Merger Agreement. In reaching this determination, the General Partners and the Special Committee considered a number of factors, as well as consulted with PaineWebber, legal counsel and, in the case of the General Partners, the Partnerships' accountants, and received the Fairness Opinion from Oppenheimer.

    In assessing the Merger, the General Partners and the Special Committee considered a comparative valuation analysis prepared by management of the General Partners. As part of their analysis of the Merger, the General Partners and the Special Committee reviewed financial forecasts for the Company that were developed by management of the General Partners, with the assistance of PaineWebber. These forecasts cover the first five years of the Company's operations following the completion of the Merger. In developing the financial forecasts, management of the General Partners made the following principal assumptions: (i) the Company would have a minimum of $72 million of available capital; (ii) such capital, on a leveraged basis, would be fully invested after the second full quarter of the Company's operations; (iii) the Company's Mortgage Securities would initially aggregate approximately $70 million in principal amount growing to approximately $800 million by the end of the third full quarter following the consummation of the Merger; (iv) approximately 24% of these Mortgage Securities would consist of six-month LIBOR Mortgage Securities, 74% of one-year Constant Maturity Treasury Rate Mortgage Securities and 2% of fixed rate Mortgage Securities currently held by the Partnerships; (v) the weighted average yield of Company's Mortgage Securities would initially be approximately 7.0% per annum; (vi) the Company would initially borrow approximately $730 million to finance the Mortgage Securities and these borrowings would initially bear interest at a weighted average rate of 5.7% per annum; (vii) the Company would expend approximately $1 million per annum in hedging costs and these costs would be incurred through the purchase of interest rate cap agreements; (viii) the Company would maintain an equity-to-assets ratio of 8% to 10%; (ix) stable interest rates would be maintained over the forecast period; (x) the Company would complete future equity offerings totaling $200 million over the forecast period (four $50 million Common Stock offerings completed in the first quarter of each consecutive year); (xi) the Cash Merger Payment would be made to stockholders in year one of operations for the amount that earnings per share over such first year is below $1.06; and, (xii) a stock price yield of 9% based on the prior four quarters' earnings. In preparing the financial forecasts, management of the General Partners relied upon certain historical financial and operating data, reports and other information that were publicly available. The General Partners and the Special Committee have concluded, based in part on the advice and assistance provided by PaineWebber, that the assumptions underlying the forecasts are reasonable. The independent public accountants for the Company have not examined or compiled the following financial forecasts, and, accordingly, do not provide any assurance with respect to such information.

    The following table sets forth a summary of the financial forecasts prepared by management of General Partners and used by the General Partners and the Special Committee in assessing the Merger:

                          FORECASTED INCOME STATEMENT
               (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                         YEAR 1 OF    YEAR 2 OF   YEAR 3 OF   YEAR 4 OF   YEAR 5 OF
                                                         OPERATION    OPERATION   OPERATION   OPERATION   OPERATION
                                                        -----------  -----------  ----------  ----------  ----------
Interest Income(1)....................................   $  44,970    $  95,088   $  134,215  $  173,390  $  212,565
Premium Amortization..................................      (5,163)     (11,145)     (15,846)    (20,570)    (25,308)
                                                        -----------  -----------  ----------  ----------  ----------
      Interest Income, Net............................      39,807       83,943      118,369     152,820     187,257
Interest Expense(2)...................................     (29,064)     (63,432)     (89,626)   (115,856)   (142,085)
Hedging Cost..........................................        (674)      (1,451)      (2,057)     (2,664)     (3,271)
General and Administrative Expenses(3)................      (2,127)      (3,610)      (4,841)     (6,078)     (7,319)
                                                        -----------  -----------  ----------  ----------  ----------
      Net Income......................................   $   7,942    $  15,450   $   21,845  $   28,222  $   34,582
                                                        -----------  -----------  ----------  ----------  ----------
                                                        -----------  -----------  ----------  ----------  ----------
Net Income Per Share..................................   $    0.88    $    1.08   $     1.18  $     1.26  $     1.33
Book Value Per Share as of Period End.................   $    7.77    $    8.20   $     8.87  $     9.44  $     9.94

(FOOTNOTES FOR PRECEDING PAGE)
------------------------

(1) Interest income represents income, excluding servicing, on six-month LIBOR Mortgage Securities, multifamily and single-family Mortgage Loans and one-year Constant Maturity Treasury Rate Mortgage Securities.

(2) Interest expense represents expenses incurred in connection with the reverse repurchase agreements entered into by the Company.

(3) General and administrative expenses includes, among other things, management and incentive compensation fees payable to the Advisor.

    The foregoing forecasts of net income of the Company involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance and achievements of the Company to be materially different from future results, performance and achievements expressed or implied by such forecasts. The actual net income of the Company will depend to a large extent on a number of factors that cannot be predicted with certainty or which may be outside of the control of the Company and its executive officers, the Board of Directors or the Advisor, including general business, market and economic conditions, supply and demand for Mortgage Securities and Mortgage Loans, fluctuations in interest rate levels, changes in tax laws and other factors. The factors that could cause the actual results, performance and achievements of the Company to differ materially from the foregoing forecasts are disclosed herein, including, without limitation, those factors disclosed under the headings "RISK FACTORS" and "MANAGEMENT OF THE COMPANY -- Conflicts of Interest."

    The financial forecasts were also incorporated by management of the General Partners into one of the components of the comparative valuation analysis that was also used by the General Partners and the Special Committee as part of their review and analysis of the Merger. This analysis, which supported the General Partner's and the Special Committee's determination that the Merger is in the best interest of Unitholders, compared estimated values of the Units assuming they are converted into shares of Common Stock in the Merger, to estimated values of the Units (i) assuming the Partnerships continue to operate in accordance with their existing Partnership Agreements and business plans, (ii) assuming the Partnerships commenced an orderly liquidation of their investment portfolios on June 30, 1997 or (iii) based on recent trading or secondary market prices of the Units.

    For the purposes of determining the estimated ranges of values of the Units assuming they are converted into shares of Common Stock in the Merger, management of the General Partner applied the forecasted net income per share of the Company for the second year of its operations, which is expected to be the first full year after the Company will have completed the portfolio realignment anticipated by its business plan to the median of forecasted net income per share multiples of the Comparative Companies for 1997 and 1998. As indicated herein under "-- Financial Advisor," PaineWebber compared the closing price per share of common stock of the Comparative Companies on June 30, 1997 to the 1997 and 1998 First Call net income per share estimates of the Comparative Companies and reported to the management of the General Partners that the median of the net income multiples for the Comparative Companies was 11.0x for 1997 and 9.7x for 1998. Applying the forecasted net income per share for the Company for its second year of operations to the net income multiples developed by PaineWebber for the Comparative Companies, management of the General Partners estimated ranges of values for the Common Stock upon completion of the Merger. Management of the General Partners then multiplied such estimated values by the exchange ratio per Unit for each of the Partnerships to determine the estimated value of the Units assuming they are converted to shares of Common Stock.

    The estimated ranges of values of the Units included in the comparative valuation analysis assuming the Partnerships (i) continue to operate in accordance with their existing Partnership Agreements and business plans or (ii) commenced an orderly liquidation of their investment portfolios on June 30, 1997 were the same estimated ranges used by Oppenheimer in the analysis underlying its Fairness Opinion. The General Partners and the Special Committee have reviewed Oppenheimer's methodology in developing such estimated values and believe that such methodology is reasonable. See "-- Fairness Opinion." The recent trading prices included in this analysis (i) for Prep Fund 1 Units and Prep Fund 2 BUCs were based on the average of the last reported sales prices of such Units on the NASDAQ and the AMEX, respectively, for the 45 consecutive trading days preceding the date prior to the public announcement of the Merger and (ii) for Pension BUCs were based on the average trading prices of such Units in the secondary markets from January 1, 1997 through June 30, 1997.

    The following table summarizes the results of the comparative valuation analysis and also presents the included values as a percentage of the historical book value of the Partnership:

                       COMPARATIVE VALUATION ANALYSIS(1)

                                                          ESTIMATED VALUE OF
                                                            UNITS ASSUMING
                                                         CONVERSION TO SHARES
                                                           OF COMMON STOCK
                                                                                    ESTIMATED             ESTIMATED
                                                          IN THE NEW COMPANY       CONTINUATION      LIQUIDATION VALUE(3)
                                                                                     VALUE(2)
                                                         --------------------  --------------------  --------------------
                                                           HIGH        LOW       HIGH        LOW       HIGH        LOW
PARTNERSHIP                                                VALUE      VALUE      VALUE      VALUE      VALUE      VALUE
-------------------------------------------------------  ---------  ---------  ---------  ---------  ---------  ---------
ESTIMATED VALUATION:
Prep Fund 1............................................  $   11.88  $   10.48  $    8.80  $    8.63  $    9.08  $    8.83
Prep Fund 2............................................  $   14.97  $   13.20  $   11.01  $   10.71  $   11.13  $   11.06
Pension Fund...........................................  $   15.56  $   13.72  $   11.37  $   11.16  $   11.79  $   11.75

ESTIMATED VALUATION AS A PERCENTAGE OF HISTORICAL BOOK VALUE OF THE PARTNERSHIPS(5):
Prep Fund 1............................................        141%       124%       105%       102%       108%       105%
Prep Fund 2............................................        140%       124%       103%       100%       104%       104%
Pension Fund...........................................        136%       120%        99%        97%       103%       103%


                                                           RECENT
                                                           TRADING
PARTNERSHIP                                               PRICES(4)
-------------------------------------------------------  -----------
ESTIMATED VALUATION:
Prep Fund 1............................................   $    8.63
Prep Fund 2............................................   $   12.19
Pension Fund...........................................   $    9.49
ESTIMATED VALUATION AS A PERCENTAGE OF HISTORICAL BOOK
Prep Fund 1............................................         102%
Prep Fund 2............................................         114%
Pension Fund...........................................          83%

------------------------

(1) Based on information available as of June 30, 1997, except with respect to the recent trading prices of the Units.

(2) See THE PROPOSED MERGER -- Fairness Opinion -- Summary of Analysis and Methodology.

(3) Represents the amount that would have been distributed with respect to each Unit if the Partnerships had sold their Mortgage Securities, Mortgage Loans and other assets on June 30, 1997, subject to certain assumptions.See THE PROPOSED MERGER--Fairness Opinion--Summary of Analysis and Methodology.

(4) For Prep Fund 1 Units and Prep Fund 2 BUCs, the average of the last reported sales prices of such Units on the NASDAQ and the AMEX, respectively, for the 45 consecutive trading days preceding the date prior to the public announcement of the Merger.For Pension BUCs, the average trading prices of such Units in the secondary markets from January 1, 1997 through June 30, 1997.

(5) Mortgage REITs are typically valued in the public markets on the basis of either a trading price to book value or a trading price to earnings.The historical book value of the Units was used in the comparative valuation analysis, as opposed to earnings of the Partnerships, because historical book value is a measure which is applicable to all three scenarios contained in the comparative valuation analysis.The historic book value per Unit as of March 31, 1997 for Prep Fund 1 was $8.42, Prep Fund 2 was $10.67 and Pension Fund was $11.45.

    The General Partners and the Special Committee viewed as favorable the comparative valuation analysis that was prepared by management of the General Partners which supported their determination that the Merger is in the best interests of, and fair to, Unitholders. In this analysis, the estimated ranges of values of the Units assuming they are converted to shares of Common Stock in the Merger are substantially above the estimated ranges of values of the Units assuming the Partnerships continue to operate in accordance with their existing Partnership Agreements and business plans or assuming the Partnerships were to have commenced an orderly liquidation of their investment portfolios on June 30, 1997 and are above the recent trading or secondary market prices of the Units that were used in the analysis.

    In assessing the comparative valuation analysis, the General Partners and the Special Committee recognized that the valuation estimates used in the analysis are subject to significant uncertainties, variables and assumptions, as well as varying market conditions, and no assurance can be given that the estimated values indicated could ever be realized. The General Partners and the Special Committee also recognized that there is substantial uncertainty as to the prices at which the shares of Common Stock will trade following the Merger and it is possible that the shares will trade below the other values in this analysis. See "RISK FACTORS--Risks Associated with the Merger--Uncertain Market Price of Common Stock After the Merger." The comparative valuation analysis was based on information available as of June 30, 1997 (except for the recent trading prices of the Units). It is not anticipated that management of the General Partners will update the comparative valuation analysis or any of the information contained therein.

    In spite of these uncertainties, the General Partners and the Special Committee believe that the comparative valuation analysis, when considered together with the anticipated effect of the Merger and with all the other differences between continued ownership of Units as compared with the receipt of shares of Common Stock, supports their determinations relating to the Merger.

    In addition to the comparative valuation analysis, the General Partners and the Special Committee also considered the Fairness Opinion, which supported their determination that the Merger is fair to Unitholders, and the following additional factors relating to the Merger, which supported their determination that the Merger is in the best interests of Unitholders:

        POTENTIAL FOR COMPANY GROWTH; ENHANCED ACCESS TO CAPITAL. The Company, which will operate as a mortgage REIT, will attempt to extend the business plans and investment methods and policies of the Partnerships. Following the Merger, the Company will have the potential for enhanced access to and flexibility in obtaining additional equity capital and debt financing. In particular, the Company will have the ability to fund future portfolio growth through the issuance of additional publicly traded securities and the raising of funds from borrowings under secured and unsecured debt obligations. As a result of the anticipated increase in the total amount of net income to be generated by the Company on the difference between the yield on any additional Mortgage Security or Mortgage Loan and the cost of capital to acquire such investment, the General Partners and the Special Committee believe that any future growth in the size of the Company's portfolio will be accretive to its earnings over time. The Partnerships are currently limited under their respective Partnership Agreements in their ability to raise additional capital. Following the Merger, the Company will not be subject to the same capital-raising limitations. In addition, the size and structure of the Company should provide financing alternatives presently not available to the Partnerships. The General Partners and the Special Committee believe that the larger total market capitalization of the Company, as compared to those of the individual Partnerships, will encourage additional and continuing investment, in many cases by institutional investors (which tend to favor companies with large market capitalizations), which may over time lead to an increase in the trading multiple and share price of the Company.

        POTENTIAL INCREASED DISTRIBUTIONS. The Company is expected to have the potential to further increase distributions over time through further growth in earnings.

        FLEXIBLE OPERATING STRUCTURE. The Merger will provide a capital and operating structure that will allow the Company to respond more efficiently to, and to anticipate the occurrence of, changing conditions in the U.S. equity markets (including interest rate fluctuations), thereby potentially reducing the adverse effects of such changes.

        POTENTIAL FOR ADDITIONAL INVESTMENTS IN MORTGAGE ASSETS. Currently, the Partnerships have fully invested their capital in static portfolios of fixed-rate Mortgage Securities, Mortgage Loans, PREPs and certain other investments and lack the structural flexibility to make additional investments in Mortgage Securities or Mortgage Loans. Following the Merger, the Company will be positioned to grow, or alter the composition of, its investment portfolio through the acquisition of adjustable-rate Mortgage Securities and Mortgage Loans. These Mortgage Securities and Mortgage Loans typically adjust annually, semiannually or monthly in connection with prevailing interest rates subject to certain periodic cap restrictions. Accordingly, the underlying value of the Company's portfolio will be less sensitive to fluctuations in interest rates than the portfolios of the individual Partnerships.

        DIVERSIFICATION. The Company's portfolio of Mortgage Securities and Mortgage Loans will be more diversified in terms of number and type of investments and risk profile than the current portfolio of any individual Partnership. In particular, the Company will own a growth-oriented portfolio consisting primarily of adjustable-rate Mortgage Securities and Mortgage Loans as compared to the Partnerships' static portfolios of fixed-rate Mortgage Securities and Mortgage Loans. Such diversification may be further enhanced through the Company's acquisition of additional adjustable-rate Mortgage Securities and Mortgage Loans. Supporting their determination that the Merger is in the best interests of Unitholders, the General Partners and the Special Committee believe that the increased size and diversity of the Company's portfolio will reduce the dependence of the performance of Unitholders' investments on any particular investment or group of investments.

        ENHANCED LIQUIDITY. Currently, the Prep Fund 1 Units are included for quotation on the NASDAQ and the Prep Fund 2 BUCs are listed on the AMEX. The Pension BUCs are not currently listed or regularly traded on a national securities exchange or quoted in the automated quotation system of any registered securities association or other over-the-counter market. Following the Merger, the anticipated listing of the shares of Common Stock on the NYSE and the Company's larger equity market capitalization and growth strategy should enhance the liquidity of investments held by Unitholders, especially for those Unitholders in Pension Fund who currently do not have an active trading market in which to dispose of their Units.

        ACHIEVEMENT OF ANTICIPATED OPERATION EFFICIENCIES. Primarily as a result of the increased earnings expected to be generated by the Company as compared to the Partnerships on a combined basis, the realignment of the Company's portfolio in accordance with its business plan and the changes relating to the payment of compensation and expense reimbursements under the Advisory Agreement as compared to the payment of compensation and expense reimbursements under the Partnership Agreements, the Merger is expected to result in the achievement of operating efficiencies for the Company compared to the Partnerships.

        TAX-DEFERRAL. The Merger offers Unitholders an opportunity to exchange their Units for shares of Common Stock of the Company on a basis expected to be tax-free for federal income tax purposes. See "FEDERAL INCOME TAX CONSIDERATIONS--Tax Treatment of the Merger for Partnerships and Unitholders."

        SIMPLIFIED TAX REPORTING. Stockholders of the Company will no longer be required to use Schedule K-1s in connection with the preparation of annual tax returns, but instead will receive the 1099-DIV forms from the Company. 1099-DIV forms are required to be issued by January 31 of each year whereas Schedule K-1s are generally not received until March or April of each year. Holders of Pension BUCs electing the Retention Option will continue to receive Schedule K-1s. Stockholders generally will not be required to file state income tax returns or pay state income taxes outside their state of residence with respect to income on their Common Stock.

    The General Partners and the Special Committee (with Dr. Carter abstaining due to the potential conflict of interest associated with his equity ownership in America First) have also concluded that it is fair to Unitholders, as outlined herein, to allocate the shares of Common Stock among the Partnerships in accordance with their respective Net Asset Values (see "TERMS OF THE MERGER--Allocation of Common Stock") and to allocate the shares of Common Stock between the General Partners and the Unitholders in accordance with the terms of the Merger Agreement which provides that the General Partners will retain 1% of the shares of Common Stock outstanding following the Merger (assuming Maximum Participation). The allocation of such shares of Common Stock to the General Partners is based generally on the provisions of the Partnership Agreements of the Partnerships that allocate to the General Partners the right to receive 1% of distributions made by the Partnerships out of operating cash flow. The

Partnership Agreement of each Partnership also provides for the allocation of 1% of liquidating distributions to the General Partners, but only after Unitholders have first received distributions from all sources from the Partnership equal to a complete return of the capital invested by them in the Partnerships. If the provisions relating to the distribution of liquidating distributions had been selected as the basis for the allocation of the merger consideration between the General Partners and Unitholders, the General Partners, assuming a Merger closing date of December 31, 1997, would have been entitled to receive in the aggregate fewer than 1% of the shares of Common Stock to be outstanding immediately following the Merger (an estimated 55,000 shares as opposed to the 90,621 shares contemplated by the Merger Agreement). The General Partners and the Special Committee nevertheless consider it fair for the General Partners to retain a full 1% of the shares of Common Stock to be outstanding following the Merger (assuming Maximum Participation) based primarily on their belief that the Merger does not represent a liquidation of the Partnerships, but rather a transformation and continuation of the Partnerships as a growing business enterprise within the vehicle of the Company. In addition, the General Partners and the Special Committee noted that each General Partner's share of liquidating distributions from its Partnership increases with each regular payment of distributions by such Partnership because each General Partner will be entitled to receive a full 1% of liquidating distributions from its Partnership once such Partnership has paid total distributions to its Unitholders equal to the initial capital invested by Unitholders in the Partnership.

    Supporting their determination that the Merger is fair to Unitholders, the General Partners and the Special Committee further believe that, in view of the similarities between the Partnerships in terms of their investment objectives and policies as well as in their mortgage asset portfolios, there is no material difference among the individual Partnerships with respect to determinations related to the allocation of shares of Common Stock among the Partnerships.

    Although the Merger was not negotiated at arm's length, the General Partners and the Special Committee also believe that the Merger has been structured so as to be procedurally fair to, and in the best interests of, Unitholders. In reaching this determination, the General Partners and the Special Committee considered all of the factors outlined herein as a whole and did not specifically quantify any specific factor in reaching their conclusion. The General Partners have organized the Special Committee and charged such committee with the responsibility of representing the interests of Unitholders in the negotiation and planning of the terms of the Merger. See "--Background of the Merger." The Special Committee in turn retained Oppenheimer to render the Fairness Opinion to the Unitholders. The General Partners and the Special Committee also thoroughly analyzed the Merger and its alternatives in consultation with PaineWebber, legal counsel and the Partnerships' accountants. The General Partners also structured the Merger to give the Unitholders in Pension Fund, the Pension BUCs of which are not currently traded on a national securities exchange or quoted on the NASDAQ, the opportunity to elect the Retention Option and remain in their current position as Unitholders of Pension Fund if they so choose. Because the Units in Prep Fund 1 and Prep Fund 2 are publicly traded and Unitholders can sell their Units in such Partnerships at any time, the General Partners did not believe that it was necessary to include a similar option for these two Partnerships. In considering the fairness of the Merger, the General Partners and the Special Committee also analyzed both the participation of all of the Partnerships in the Merger and the participation of only Prep Fund 1 and Prep Fund 2 in the Merger as such scenarios related to the operation of the Company following the Merger.

    In assessing the Merger, the General Partners and the Special Committee also noted that the Partnerships currently pay distributions to Unitholders out of their earnings and as a return of invested capital. For the three months ended September 30, 1997, Prep Fund 1, Prep Fund 2 and Pension Fund paid distributions per Unit totalling $0.2649, $0.3267 and $.3233, respectively, while generating net income over this period of $0.12, $0.05 and $0.07, respectively. As a result, the quantity of the income producing assets held by the Partnerships has been declining each quarter which will eventually erode the ability of the Partnerships to maintain distributions at current levels. Following the Merger, the Company's policy will be generally to refrain from paying return of capital distributions to stockholders (except for the Cash Merger Payment), but instead to pay as distributions substantially all of the Company's taxable income. Primarily as a result of this factor, it is expected that the quarterly distributions payable by the Company on the shares of Common Stock issued in respect of each Unit in the Merger will be lower on a quarterly basis over the first year following the Merger than the total distributions (which include amounts paid out of both net income and as a return of capital) made by the Partnerships for the three months ended September 30, 1997. See "THE COMPANY --Distribution Policy." The Merger Agreement, however, provides that the Company will make the Cash Merger Payment, which will be paid in four equal quarterly payments of $.2650 per share of Common Stock during the first year following the Merger, to stockholders entitled to receive distributions. During the first year following the Merger, any distributions paid to stockholders by the Company out of earnings will have the effect of reducing the amount of the Cash Merger Payment so that the amount paid to stockholders during this first year will still be, in the aggregate, equal to $1.06 per share. The General Partners anticipate that the Company will fund the Cash Merger Payment, to the extent it is required to be paid to stockholders during the first year following the Merger, out of the proceeds from sales of Mortgage Securities and Mortgage Loans, short-term borrowings or existing cash reserves. See "TERMS OF THE MERGER--Cash Merger Payment." At an exchange ratio for each Unit in Prep Fund 1, Prep Fund 2 and Pension Fund of 1.0x, 1.26x and 1.31x, respectively, into shares of Common Stock, the minimum quarterly payment to be made in respect of each Unit in Prep Fund 1, Prep Fund 2 and Pension Fund exchanged in the Merger will equal $.2650, $.3346 and $.3461, respectively. Following the completion of the initial one-year period, the Company intends to pay quarterly distributions as determined by the Board of Directors.

    In addition, the General Partners and the Special Committee considered that the effects of the Merger may differ with each Unitholder and may be disadvantageous to certain Unitholders, depending on their individual circumstances and investment objectives. Further, the General Partners and the Special Committee also considered the following negative factors relating to the
Merger:

        UNCERTAIN MARKET PRICE OF COMMON STOCK. There is substantial uncertainty as to the prices at which the shares of Common Stock will trade following the Merger. Following the Merger, the market value of the Common Stock could be substantially affected by numerous factors. Accordingly, the possibility exists that the trading price of the shares of Common Stock may be lower than the proportionate Net Asset Value estimated for each Unit.

        PAYMENT OF DISTRIBUTIONS FOLLOWING THE REALIGNMENT OF THE COMPANY'S PORTFOLIO. Even after the completion of the realignment of the Company's investment portfolio, there is no assurance that the Company will be able to generate sufficient net income to fund the payment of distributions to stockholders at a rate that will exceed the rate of total distributions (which include amounts paid out of both net income and as a return of capital) currently being paid by the Partnerships.

        FUNDAMENTAL CHANGE IN NATURE OF INVESTMENTS. Unitholders who become holders of Common Stock will have fundamentally changed the nature of their investments and their rights will be different from their current rights as Unitholders in their respective Partnerships. In comparison to the Partnerships, the Company will have a more diverse investment strategy with greater opportunity for growth. Such growth potential, however, is accompanied by greater risks, such as those associated with the Company's leveraging and hedging strategies, than those posed by continued investment in the Partnerships.

        LACK OF OPERATING HISTORY. The Company will be a newly formed corporation, with no operating history as a publicly traded REIT.

        CONFLICTS OF INTEREST FACING THE GENERAL PARTNERS. There are substantial conflicts of interest facing the General Partners with respect to the completion of the Merger, including, as indicated above, that (i) the Advisor will be an affiliate of the General Partners and therefore the owners of the General Partners will benefit from the completion of the Merger by indirectly receiving fees pursuant to the

    Advisory Agreement and (ii) the General Partners determined the method of allocation of the Common Stock between themselves and Unitholders.

        MERGER EXPENSES. The Partnerships or the Company will pay all expenses of the Merger, including solicitation expenses, whether or not the Merger is consummated. The payment of such expenses will reduce the net worth of the Company following the Merger.

        NO ASSURANCE BENEFITS OF MERGER WILL BE REALIZED. Considerable time and resources will be required to be devoted by the Advisor in order to implement the business plan of the Company and to achieve the anticipated benefits of the Merger. Because the success of the Company will depend on numerous factors, including the interest rates on the Company's adjustable-rate Mortgage Securities and Mortgage Loans, the cost of the Company's borrowing, the cost and effectiveness of the Company's risk management strategies, reserve requirements and the operating expenses of the Company, there can be no assurance the Company will be able to achieve the benefits of the proposed Merger and successfully implement its business plan.

    The General Partners and the Special Committee did not believe that the negative factors were sufficient, either individually or collectively, to outweigh the advantages of the Merger.

    The foregoing discussion of the information and factors considered by the General Partners and the Special Committee is not intended to be exhaustive but includes material factors considered by the General Partners and the Special Committee. The General Partners and the Special Committee did not assign relative weights to the above factors or determine that any factor was of particular importance. A determination of various weightings would, in the view of the General Partners and the Special Committee, be impractical. Rather, the General Partners and the Special Committee viewed their position and recommendations as being based on the totality of the information presented to, and considered by, them.

ASSESSMENT OF ALTERNATIVES TO THE MERGER

    As part of the assessment by the General Partners and the Special Committee of the Merger, they considered, in addition to the comparative valuation analysis, the following additional factors with regard to the analyzed alternatives:

    CONTINUATION OF THE PARTNERSHIPS. In assessing the Merger, they considered the advantages and disadvantages of keeping the Partnerships intact and continuing to operate them in accordance with their respective Partnership Agreements and existing business plans. If the Partnerships were to continue in their current form, they would remain separate legal entities, with their own assets and liabilities, governed by their respective Partnership Agreements. In managing the businesses of the Partnerships, the General Partners would continue to take whatever actions they deemed were appropriate in satisfying their fiduciary obligations to the Unitholders and the Partnerships. Continuing the Partnerships without a change has a number of benefits, including (i) the Partnerships would remain separate entities, with their own assets and liabilities, and their original investment objectives, consistent with the guidelines, restrictions and safeguards in their respective Partnership Agreements; (ii) there would be no change in the nature of the Unitholders' investments; (iii) the Unitholders' investment in the Partnerships would not be exposed to the additional risks associated with the implementation and operation of the Company's new business plan compared to the Partnerships'; (iv) the Partnerships would liquidate their holdings and distribute the proceeds from such liquidation in accordance with their respective business plans; (v) the Unitholders would continue to defer certain income taxes on Partnership distributions; and (vi) the Partnerships would not incur any expenses in connection with the Merger, which are estimated to be approximately $1,660,000. In addition, continuing the Partnerships without change avoids the risks inherent in the Merger. These risks include, among others, the implementation of the Company's new business plan and investment strategy, the uncertain market value of the Common Stock, the change in distribution policies, the fundamental change in the nature of investment held by Unitholders who receive

Common Stock and the substantial conflicts of interests of the General Partners. See "RISK FACTORS-- Risks Associated with the Merger."

    In an effort to maximize the value of the Unitholders' investments in the Partnerships and to enhance the capital-raising and investment flexibility of the Partnerships, the General Partners ultimately decided to take advantage of the growing acceptance of mortgage REITs in the U.S. equity markets and proceed with the Merger. The General Partners and Special Committee concluded that maintaining the Partnerships as separate entities may have the following potentially negative results when compared with the benefits that the General Partners and Special Committee perceive may be derived from the Merger: (i) limitations on growth and capital raising; (ii) limitations on new investments;
(iii) with respect to the Pension BUCs, lower liquidity of investment on a current basis due to the illiquid nature of the market for Pension BUCs; (iv) less flexibility and control in actively managing the portfolio; and (v) duplicative general and administrative expenses.

    LIQUIDATION OF THE PARTNERSHIPS. Although the investment objectives and policies of the Partnerships do not contemplate the commencement of the liquidation of the portfolios of Mortgage Securities, Mortgage Loans, PREPs and other investments until 1999, in the case of Prep Fund 1, and 2000, in the case of Prep Fund 2 and Pension Fund, the General Partners and the Special Committee assessed the possibility of commencing the orderly liquidation of the Partnerships and distributing the net proceeds from such liquidation to partners. The commencement of the liquidation of the Partnerships at the present time would not have required the consent of the Unitholders even though the investment objectives and policies do not contemplate the liquidation of Prep Fund 1 for an additional two years and Prep Fund 2 and Pension Fund for an additional three years.

    In a liquidation of the Partnerships, Unitholders would benefit by avoiding the risks of continuing their ownership of the Partnerships and those associated with the Merger. In addition, the Unitholders would have the potential to reinvest the net proceeds received in the liquidation in similar or different investments.

    However, because the historical amount of return on capital distributions received by Unitholders (approximately $79.9 million) plus the amount that would be received by Unitholders if the Partnerships' investments were liquidated at their respective Net Asset Values (estimated to be approximately $82.6 million) would be less than the amount originally invested by such Unitholders in the Partnerships (approximately $171.2 million), the General Partners and Special Committee have determined that to attempt to liquidate the Partnerships' investments at the current time would likely result in Unitholders not achieving the full benefits from their investment in the Partnerships. See "THE PROPOSED MERGER-- Background of the Merger." The liquidation of the Partnerships would also involve certain transaction costs, such as legal fees and various other closing costs, which would further reduce the amount of net proceeds available for distribution to partners. In addition, even though the Company's business plan contemplates the realignment of its portfolio through the sale of a substantial portion of its fixed-rate assets and the acquisition of adjustable-rate Mortgage Securities and Mortgage Loans, the General Partners and the Special Committee have concluded for the reasons outlined above that, based on the comparative valuation analysis prepared by management of the General Partners, liquidation at the current time would be premature and would not provide the Unitholders with their best option to realize the optimum return on their investments in the Partnerships. As the comparative valuation analysis indicates, the estimated ranges of values of the Units assuming they are converted to shares of Common Stock in the Merger are substantially above the estimated ranges of values of the Units assuming the Partnerships were to have commenced an orderly liquidation of their investment portfolios on June 30, 1997. See "THE PROPOSED MERGER--Recommendations of the General Partners and the Special Committee; Fairness Determination."

                              TERMS OF THE MERGER

GENERAL

    The following description of the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Appendix A to this Consent Solicitation Statement/Prospectus and incorporated herein by reference. Unitholders are urged to read the Merger Agreement in its entirety. Capitalized terms used but not defined in this section shall have the meanings ascribed to them in the Merger Agreement.

EFFECTS OF THE MERGER

    The Merger Agreement, which is dated as of July 29, 1997, provides that, subject to the approval of Unitholders representing a majority of outstanding Prep Fund 1 Units and outstanding Prep Fund 2 BUCs, respectively, and the satisfaction or waiver of the other conditions to the Merger, Prep Fund 1 and Prep Fund 2 will merge with and into the Company, whereupon the separate existence of Prep Fund 1 and Prep Fund 2 will cease and all the assets and liabilities of Prep Fund 1 and Prep Fund 2 will vest in the Company. On the Effective Date, the conversion of Prep Fund 1 Units and Prep Fund 2 BUCs into Common Stock pursuant to the Merger Agreement will be effected as described below. The Merger Agreement also provides that Pension Fund will participate in the Merger if approved by Unitholders representing a majority of outstanding Pension BUCs. If Pension Fund participates in the Merger, it will be merged with Partnership Merger Sub and will remain as the surviving limited partnership, the general partner of Pension Fund will be the Company and Pension BUCs, except for those held by Unitholders that retain their investments in Pension Fund through the election of the Retention Option, will be converted into Common Stock pursuant to the Merger Agreement as described below. In connection with the organization of the Company, the General Partners were issued 90,621 shares of Common Stock and will not be issued any additional shares as a result of the Merger. The Charter and the Bylaws of the Company will be as described below in "CERTAIN PROVISIONS OF MARYLAND LAW AND THE CHARTER AND BYLAWS." Following completion of the Merger, the directors and executive officers of the Company will be the individuals identified above in "MANAGEMENT OF THE COMPANY -- Directors and Executive Officers of the Company."

EFFECTIVE DATE OF THE MERGER

    Following the satisfaction or waiver (where permissible) of the terms and conditions of the Merger Agreement, the Merger will be consummated and become effective on the date and at the time the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware and the Articles of Merger are duly filed with the Department of Assessments and Taxation of the State of Maryland, which filings will be made as soon as practicable following the approval of the Merger by Unitholders.

ALLOCATION OF COMMON STOCK

    The number of shares to be allocated among the Partnerships in the Merger was based on the relative Net Asset Values of each such Partnership determined as of March 31, 1997. In determining the method of allocation of shares of Common Stock among the Partnerships, the General Partners also considered allocating shares based on the current trading values of the Partnerships, but concluded that an allocation based on Net Asset Value would more fairly allocate the shares among the Partnerships because Pension Fund is not publicly traded on an existing market.

    "Net Asset Value" of each Partnership is equal to an amount calculated as follows:

        (i) the value of the Mortgage Securities based on publicly available data relating to the trading prices of the Mortgage Securities as of March 31, 1997; plus

        (ii) the value of PREPs, Equity Interests and the Participating Loans held as of March 31, 1997, adjusted to eliminate the value of assets disposed of since that date, based on the following: (A) PREPs: based on management's best estimate of the amount which would have been received under the terms of the PREP agreements if the underlying properties were sold for an amount equal to net realizable value; (B) Participating Loan: based on management's best estimate of the net realizable value of such assets, which is based on the discounted estimated future cash flows therefrom; and (C) Equity Interests: based on management's best estimate of the net realizable value of such assets, which is based on the discounted estimated future cash flows therefrom; plus

        (iii) the amount of any undistributed cash and other assets held by the Partnership as of March 31, 1997; less

        (iv) the amount of the Partnership's accounts and distributions payable (including, without limitation, Partnership indebtedness and deferred fees payable to the General Partners and affiliates) as of March 31, 1997; less

        (v) the amount of any mortgage notes payable by the Partnership as of March 31, 1997.

    Set forth below is a table which shows the derivation of the Net Asset Values as of March 31, 1997 for each Partnership based upon the formula above:

                         DERIVATION OF NET ASSET VALUES

                                                                       PREP FUND 1    PREP FUND 2   PENSION FUND
                                                                      -------------  -------------  -------------
Mortgage Securities.................................................  $  36,588,153  $  14,392,382  $   7,672,490
Real estate assets..................................................     17,522,269      1,896,859        717,695
Undistributed cash and other assets.................................      9,314,599      2,500,516      2,659,244
Accounts and distributions payable..................................       (664,642)      (256,450)      (153,361)
Mortgage notes payable..............................................     (9,590,833)            --             --
                                                                      -------------  -------------  -------------
Net Asset Value.....................................................  $  53,169,546  $  18,533,307  $  10,896,068
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

    The shares of Common Stock to be allocated to each Partnership in the Merger will be reallocated among the partners in that Partnership in accordance with the terms of the Merger Agreement. The Merger Agreement provides that the General Partners will retain 1% of the shares of Common Stock outstanding following the Merger (assuming Maximum Participation). In connection with the organization of the Company, the General Partners were issued 90,621 shares of Common Stock and will not be issued any additional shares as a result of the Merger. See "THE PROPOSED MERGER -- Recommendations of the General Partners and the Special Committee; Fairness Determination."

    The following table sets forth certain information (assuming Maximum Participation) relating to the initial capital contributions of Unitholders and the General Partners, the Net Asset Value of each Partnership, the number of shares of Common Stock offered to Unitholders and the General Partners in each Partnership and the aggregate amounts of cash distributions previously paid by each Partnership to its Unitholders.

                                                                       PERCENTAGE OF      AGGREGATE NUMBER OF
                                                                         AGGREGATE       SHARES OF COMMON STOCK
                                                                         AMOUNT OF          TO BE ISSUED TO
                                                                         SHARES OF         UNITHOLDERS(1)(2)          AGGREGATE
                                                                        COMMON STOCK   --------------------------     NUMBER OF
                                  INITIAL CAPITAL                          TO BE                       ASSUMING       SHARES OF
                                   CONTRIBUTIONS                         ALLOCATED                   PENSION FUND   COMMON STOCK
                             --------------------------                IN THE MERGER     ASSUMING      DOES NOT        ISSUED
                                              GENERAL        NET          TO EACH        MAXIMUM     PARTICIPATE     TO GENERAL
PARTNERSHIP                   UNITHOLDERS    PARTNERS    ASSET VALUES   PARTNERSHIP    PARTICIPATION  IN MERGER      PARTNERS(3)
---------------------------  -------------  -----------  ------------  --------------  ------------  ------------  ---------------
Prep Fund 1................  $ 108,728,013   $     100   $ 53,169,546           64.4%    5,775,797     5,775,797         --
Prep Fund 2................     31,034,350         100     18,533,307           22.4%    2,012,336     2,012,336         --
Pension Fund...............     16,697,101         100     10,896,068           13.2%    1,183,373        --             --
                             -------------       -----   ------------  --------------  ------------  ------------
    Total..................  $ 156,459,464   $     300   $ 82,598,921          100.0%    8,971,506     7,788,133         90,621
                             -------------       -----   ------------  --------------  ------------  ------------
                             -------------       -----   ------------  --------------  ------------  ------------

                                      PER UNIT
                             ---------------------------
                                            NUMBER OF
                                            SHARES OF
                              NET ASSET    COMMON STOCK
PARTNERSHIP                     VALUE      TO BE ISSUED
---------------------------  -----------  --------------
Prep Fund 1................   $    9.21      1.00       x
Prep Fund 2................       11.63      1.262758   x
Pension Fund...............       12.03      1.306189   x
    Total..................

------------------------

(1) To the extent that Unitholders of Pension BUCs elect the Retention Option, the total number of shares of Common Stock to be issued in the Merger will be reduced by the number of shares of Common Stock equal in proportion to the ratio that the Net Asset Value attributable to Pension BUCs held by Unitholders electing the Retention Option bears to the combined Net Asset Value of all the Partnerships.

(2) The number of shares of Common Stock issued to each Unitholder will be rounded to the nearest whole share.Cash payments in lieu of fractional shares will be issued, along with the initial issuance of shares of Common Stock, following the consummation of the Merger.

(3) The number of shares of Common Stock issued to the General Partners assumes Maximum Participation.To the extent that Pension Fund does not participate in the Merger, the number of shares issuable to the General Partners will be reallocated among the General Partners of Prep Fund 1 and Prep Fund 2.

CASH MERGER PAYMENT

    The Merger Agreement provides that the Company will make the Cash Merger Payment, which will be paid in four equal quarterly payments of $.2650 per share of Common Stock during the first year following the Merger, to stockholders entitled to receive distributions. During the first year following the Merger, any distributions paid to stockholders by the Company out of earnings will have the effect of reducing the amount of the Cash Merger Payment so that the amount paid to stockholders during this first year will still be, in the aggregate, equal to $1.06 per share. The General Partners anticipate that the Company will fund the Cash Merger Payment, to the extent it is required to be paid to stockholders during the first year following the Merger, out of the proceeds from sales of Mortgage Securities and Mortgage Loans, short-term borrowings or existing cash reserves. The General Partners believe that the Company, with an initial unleveraged capital base of an estimated $72 million, will have the resources available to pay these payments over the one-year period following the consummation of the Merger.

    Because the size of the Company's investment portfolio will be reduced in connection with the distribution of the Cash Merger Payment, the General Partners anticipate that the sale of Mortgage Securities and Mortgage Loans and the use of borrowings or reserves to fund such Cash Merger Payment will adversely affect the Company's future earnings and the payment of distributions on the Common Stock. For example, if the Company were unable to generate any earnings at all during the first year following the Merger, it would be required to sell assets valued at approximately $9.5 million in order to fund the Cash Merger Payment. As a result of the sale of such assets, the Company's investment portfolio would be reduced by approximately 13%, which in turn could diminish the Company's future earnings by approximately the same percentage. Accordingly, there is no assurance that, after the first year following the Merger, the Company will be able to generate sufficient net income to fund the payment of distributions to stockholders at a rate that will equal the Cash Merger Payment.

THE MERGER AGREEMENT

    CONDITIONS TO THE MERGER. Each Partnership's participation in the Merger is subject to the affirmative vote of Unitholders representing a majority of the outstanding Units in such Partnership. Pursuant to the Merger Agreement, the Merger is also subject to the satisfaction of certain conditions, including each of the following: (i) the participation in the Merger of Prep Fund 1 and Prep Fund 2; (ii) continuing approval for listing of the Common Stock on the NYSE;
(iii) the absence of (a) any suspension of trading of, or limitation on prices for, securities generally on the NYSE, (b) a declaration of a banking moratorium by federal or state authorities or any suspension of payments by banks in the United States (whether mandatory or not) or of the extension of credit by lending institutions in the United States, or (c) in the case of any of the foregoing existing on the date of this Consent Solicitation Statement/Prospectus, any material acceleration or worsening thereof; (iv) the absence of any injunction or other legal prohibition against the Merger; (v) the effectiveness of the Registration Statement on Form S-4 to be filed under the Securities Act of which this Consent Solicitation Statement/Prospectus forms a part (the "Registration Statement") and the absence of a stop order with respect thereto; (vi) the receipt of certain legal opinions as to, among other things, the Company's status as a REIT and that the Company is not an "investment company" as defined in the Investment Company Act; (vii) the receipt of all necessary consents and approvals, on or before (and remaining in effect at) the Effective Date; and (viii) the absence of any event or any matter brought to the attention of the General Partners that, in the sole judgment of the General Partners, materially affects, whether adversely or otherwise, the Partnerships, the Company or the Merger.

    The obligation of each Partnership to effect the Merger is further conditioned on the following: (i) the continuing accuracy in all material respects of the representations and warranties made by the other Partnerships in the Merger Agreement; (ii) the performance in all material respects of all agreements and covenants to be performed by the other Partnerships under the Merger Agreement; (iii) there having been no change in the other Partnerships' business, results of operations or financial condition which would have a material adverse effect on the Company; and (iv) the receipt of consents and waivers from third parties which if not obtained would have a material adverse effect on the other Partnerships or the Company. Materiality for the purpose of clauses (i), (iii) and (iv) above is defined in the Merger Agreement as events resulting in aggregate net economic losses to any of the Partnerships, the Company or the Partnership Merger Sub in excess of the greater of $1,000,000 or 5% of Net Asset Value.

    TERMINATION. The Merger Agreement may be terminated prior to the Effective Date, before approval of Unitholders is obtained, as follows: (i) by mutual written consent of the Partnerships; (ii) by any of the Partnerships upon a breach of any representation or warranty on the part of Prep Fund 1 or Prep Fund 2 or the breach in any material respect of any covenant or agreement of Prep Fund 1 or Prep Fund 2 set forth in the Merger Agreement; (iii) by any Partnership (but such termination shall only be with regard to the obligations of Pension Fund under the Merger Agreement), upon a breach of any representation or warranty on the part of Pension Fund or the breach in any material respects of any covenant or agreement of Pension Fund set forth in the Merger Agreement; provided, however, that the right to cause a termination of the Merger Agreement or to cause the termination of the obligations of Pension Fund under the Merger Agreement shall not be available to any party that has breached its representations or warranties or has breached in any material respects any of its covenants or agreements under the Merger Agreement; (iv) by any of the Partnerships if the Merger shall not have been consummated before June 30, 1998;
(v) by any of the Partnerships if the approval of a majority of holders of either Prep Fund 1 Units or Prep Fund 2 BUCs is not obtained; (vi) by any of the Partnerships (but such termination shall only be with regard to the obligations of Pension Fund hereunder), if the approval of a majority in interest of the holders of Pension Fund shall not have been obtained on or prior to June 30, 1998; (vii) by any of the Partnerships if prior to the approval of the Unitholders of Prep Fund 1 or Prep Fund 2, the General Partner of either Prep Fund 1 or Prep Fund 2 or the Special Committee (acting with regard to such Partnership) shall have withdrawn or modified its approval or recommendation of the Merger or the Merger Agreement; and (viii) by any of the Partnerships (but such termination shall only be with regard to the obligations of Pension Fund hereunder), if the General Partner of Pension Fund (or the Special Committee acting with respect to Pension Fund) shall have, in compliance with the provisions of this Agreement, withdrawn or modified its approval or recommendation of the Merger or this Agreement.

    WAIVER; EXTENSION. The General Partners (with the concurrence of the Special Committee) acting on behalf of the Partnerships and the Company may, by an appropriate instrument executed at any time prior to the Effective Date, whether before or after the approvals of the Unitholders are obtained, amend, modify or waive compliance with any of the provisions of the Merger Agreement; provided that after the receipt of such approvals, no amendment, modification or waiver may be made which alters the amount or changes the form of the consideration to be delivered to the Unitholders in the Merger or that in any way, in the reasonable judgment of the General Partners, adversely affects such Unitholders unless a majority in interest of the adversely affected Unitholders consents to such amendment, modification or waiver. In the event that the Merger Agreement is amended, modified or waived, in any material respect, prior to the receipt of Unitholder approval, the General Partners will revise the relative disclosure contained in this Consent Solicitation Statement/Prospectus to reflect such amendment, modification or waiver and will promptly mail such revised Consent Solicitation Statement/Prospectus to Unitholders. The mailing of any such revised Consent Solicitation Statement/Prospectus will not affect the validity of any Consent Form already received by the Exchange Agent, but Unitholders will be permitted to revoke previously submitted Consent Forms for the period that Consent Forms may be revoked as provided under "THE CONSENT SOLICITATION -- Consent Procedures." In the event that the Merger Agreement is amended, modified or waived following the receipt of Unitholder approval, in a manner which alters the amount or changes the form of the consideration to be delivered to the Unitholders in the Merger or that in any way, in the reasonable judgment of the General Partners, adversely affects such Unitholders, the General Partners will not proceed to close the Merger unless they first revise the relative disclosure contained in this Consent Solicitation Statement/Prospectus to reflect such change and re-solicit the consent of the adversely affected Unitholders.

    NO SOLICITATION. The Merger Agreement provides that each of the Partnerships shall not initiate, solicit (including by way of furnishing non-public information or assistance) any inquiries or make any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined below) or authorize or permit any of its partners, Unitholders, officers, directors or employees or any representative retained by it to take any such action, and each must notify the others in writing of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters. "Competing Transaction" means any of the following (other than the transactions contemplated by the Merger Agreement):
(i) any merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 30% or more of the assets of any Partnership in a single transaction or series of transactions, excluding any bona fide financing transactions which do not, individually or in the aggregate, have as a purpose or effect the sale or transfer of control of such assets; (iii) any tender offer or exchange offer for 30% or more of the outstanding Units of any Partnership or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcements of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

    Notwithstanding the above-described non-solicitation provision and other provisions of the Merger Agreement, to the extent required by the fiduciary obligations of the General Partners of any of the Partnerships, as determined in good faith based on the advice of outside counsel, any of the General Partners may: (i) disclose to its Unitholders any information required by law to be disclosed, (ii) in response to an unsolicited request therefor, participate in discussions or negotiations with, or furnish information pursuant to a customary confidentiality agreement to, any person in connection with a Competing Transaction proposed by such person and (iii) approve or recommend (and, in connection therewith, withdraw or modify its approval or recommendation of the Merger) a Superior Competing Transaction (which is defined in the Merger Agreement as a bona fide proposal of a Competing

Transaction made by a third party which the applicable General Partner determines in good faith (based on the advice of its investment banking firm) to be more favorable to its Unitholders than the Merger).

    EXPENSES. Each of the Partnerships shall generally bear their own expenses in connection with the Merger. Notwithstanding the foregoing, each Partnership has agreed in the Merger Agreement that if the Merger Agreement is terminated by any of the Partnerships pursuant to clauses (v) or (vii) (or clauses (vi) or (viii) with regard to Pension Fund) described above and such Partnership (each such Partnership being referred to herein as the "Competing Transaction Partnership") shall have, on or prior to the date of such termination, received a proposal constituting a Competing Transaction that has not been offered on substantially equivalent terms (as determined in good faith by the Special Committee) to any of the other Partnerships (each such other Partnership being referred to herein as an "Excluded Partnership"), then the Competing Transaction Partnerships agree to reimburse each Excluded Partnership for the Excluded Partnership's share of the out-of-pocket expenses incurred in connection with the Merger Agreement and the other transactions contemplated thereby (including, without limitation, all attorneys', accountants' and investment banking fees and expenses), plus any expenses incurred in enforcing the provisions of the obligations thereunder.

    CONDUCT OF THE PARTNERSHIPS' BUSINESSES PENDING COMPLETION OF THE MERGER.

    COVENANTS OF THE PARTNERSHIPS. The Merger Agreement provides that, except as contemplated by the Merger Agreement, during the period from the date of the Merger Agreement to the Effective Date, each of the Partnerships: (i) will carry on its business in the usual, regular and ordinary course, substantially in the same manner as previously conducted and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organization, goodwill, ongoing businesses and status as a partnership for purposes of taxation and (ii) will not (A) split, combine or reclassify any of its Units or partnership interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for Units or partnership interests or purchase, redeem or otherwise acquire any Units or partnership interests; (B) issue, deliver or sell, or grant any option or other right in respect of, any Units or partnership interests, any other voting or redeemable securities of or any securities convertible into, or any rights, warrants or options to acquire, any such Units, except to the respective Partnership or any subsidiary; (C) amend its Partnership Agreement; (D) cause itself or any of its subsidiaries to merge or consolidate with any person; (E) make any tax election (unless required by law or necessary to preserve the respective Partnership's status as a partnership); or (F) except as required by GAAP, the Commission or applicable law, change in any material manner any of its methods, principles or practices of accounting.

    CERTAIN ADDITIONAL COVENANTS. The Merger Agreement provides that each of the Partnerships will (i) not take any action that would cause its representations and warranties to become untrue or any conditions to closing not be satisfied; (ii) cooperate with one another in preparing, responding to the Commission in respect of, and causing to be mailed to Unitholders this Consent Solicitation Statement/ Prospectus and the Registration Statement in which it is included; (iii) use its best efforts to cause the conditions precedent to the Merger to become satisfied and to cause the expeditious consummation of the Merger, including (A) making governmental filings and taking all reasonable steps to obtain required governmental consents and approvals, (B) obtaining necessary non-governmental third-party consents, and (C) defending legal proceedings challenging the Merger or the Merger Agreement except that none of the parties to the Merger Agreement is required to take any such action that would cause a court or administrative order to be issued restraining consummation of the Merger; (iv) provide prompt notice to the other parties to the Merger Agreement of breaches by it of representations, warranties or covenants in the Merger Agreement; (v) consult with one another prior to making any public statements regarding the Merger; (vi) use its best efforts to have the NYSE approve for listing, upon official notice of issuance, the Common Stock to be issued in the Merger; and (vii) comply with certain other customary covenants.

    INDEMNIFICATION. Each Partnership will and, from and after the Effective Date, the Company will, indemnify, defend and hold harmless each person who is now or has been at any time prior to the date of the Merger Agreement or who becomes prior to the Effective Date, a General Partner or an affiliate of such General Partner of such Partnership against all losses, claims, damages, costs, expenses (including attorneys' fees and expenses), liabilities or judgments or amounts that are paid in settlement of, with the approval of the indemnifying party (which approval shall not be unreasonably withheld), or otherwise in connection with any threatened or actual claim, action, suit, proceeding or investigation based on or arising out of the fact that such person is or was a General Partner or an affiliate of such General Partner of such Partnership at or prior to the Effective Date, whether asserted or claimed prior to, or at or after, the Effective Date ("Partnership Indemnified Liabilities"), including all Partnership Indemnified Liabilities based on, or arising out of, or pertaining to the Merger Agreement, in each case to the full extent permitted by applicable law (and such Partnership or the Company, as the case may be, will pay expenses in advance of the final disposition of any such action or proceeding to each such indemnified party to the full extent permitted by its respective Partnership Agreement or law, as the case may be, subject to limitations set forth in the Merger Agreement).

    REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains various representations and warranties relating to, among other things: (i) the due organization, power and standing of the Partnerships and similar corporate matters; (ii) the capital structure of the Partnerships; (iii) the authorization, execution, delivery and enforceability of the Merger Agreement;
(iv) conflicts under the Partnership Agreements or other organizational documents of the Partnerships, violations of any instruments or law and required consents or approvals; (v) certain documents filed by each of the Partnerships with the Commission and the accuracy of information contained therein; (vi) conduct of business in the ordinary course and the absence of certain changes or events; (vii) litigation; (viii) brokers' and finders' fees with respect to the Merger; (ix) compliance with laws; (x) contracts and indebtedness; (xi) tangible property and assets; (xii) books and records; (xiii) the accuracy of the information furnished for inclusion in the Registration Statement; and (xiv) the vote required to approve the Merger.

CONSEQUENCES IF MERGER NOT COMPLETED

    If the Merger is not consummated for any reason, the Partnerships intend to continue to operate as ongoing businesses in their current forms. There will be no change in their investment objectives, policies or restrictions. No other transaction is currently being considered by the General Partners with respect to the Partnerships as an alternative to the Merger, although the Partnerships may from time to time explore other alternatives.

ACCOUNTING TREATMENT

    The Merger will be accounted for using the purchase method of accounting in accordance with GAAP. Assuming Maximum Participation, Prep Fund 1 will be deemed to the be the acquirer of the other Partnerships under the purchase method because its Unitholders will be allocated the largest number of shares of Common Stock in the Merger. Accordingly, the Merger will result, for financial accounting purposes, in the effective purchase by Prep Fund 1 of all the Units of Prep Fund 2 and Pension Fund. As the surviving entity for financial accounting purposes, the assets and liabilities of Prep Fund 1 will be recorded by the Company at their historical cost and the assets and liabilities of Prep Fund 2 and Pension Fund will be adjusted to fair value.

FEES AND EXPENSES

    All costs and expenses incurred in connection with the Merger will be paid by the Partnerships (pro rata in accordance with their aggregate Net Asset Values), whether or not the Merger is consummated. If, however, the Merger is consummated, the Company will be allocated the entire amount of these costs. The following is an estimate of such expenses.

Financial Advisor Fees and Expenses.....................................  $ 400,000
Registration, Listing and Filing Fees...................................    100,000
Legal Fees..............................................................    325,000
Fairness Opinion........................................................    475,000
Accounting Fees and Expenses............................................     25,000
Solicitation Fees and Expenses..........................................     35,000
Printing and Engraving Expenses.........................................    150,000
Postage.................................................................     40,000
Miscellaneous...........................................................    110,000
                                                                          ---------
    Total...............................................................  $1,660,000
                                                                          ---------
                                                                          ---------

DELIVERY OF THE CERTIFICATES FOR UNITS

    Promptly after the Effective Date of the Merger, the Exchange Agent shall mail to each Unitholder of record holding certificates representing Units that were converted into the right to receive shares of Common Stock as of the Effective Date ("Unit Certificates"), a letter of transmittal (a "Letter of Transmittal") (which shall specify that delivery shall be effected, and risk of loss and title to the Unit Certificates shall pass, only upon delivery of the Unit Certificates to the Exchange Agent) containing instructions for use in effecting the surrender of the Unit Certificates in exchange for the shares of Common Stock.

    Upon the surrender of any Unit Certificates to the Exchange Agent in connection with the Merger, by any holder thereof, together with a duly completed and executed Letter of Transmittal, such holder will be issued and mailed a certificate representing the number of shares of Common Stock and any dividends or other distributions to which such holder is entitled as described above. From and after the Effective Date of the Merger, each Unit Certificate will evidence only the right to receive Common Stock, except those Unit Certificates held by Unitholders of Pension Fund electing the Retention Option which will continue to represent Pension BUCs.

    UNITHOLDERS SHOULD NOT SEND ANY CERTIFICATES WITH THE ENCLOSED CONSENT FORM. THEY SHOULD RETAIN SUCH CERTIFICATES UNTIL THEIR RECEIPT OF THE LETTER OF TRANSMITTAL AFTER THE EFFECTIVE DATE OF THE MERGER.

    All shares of Common Stock shall be issued upon the surrender of Unit Certificates and there shall be no further registration of transfers on the transfer books of the Partnerships of Units which were outstanding immediately prior to the Effective Date, except that certificates representing Pension BUCs held by Unitholders electing the Retention Option may be transferred and such transfer may be recorded on the transfer book of Pension Fund. The cash payments to be made in lieu of fractional shares of Common Stock shall be made as soon as practicable after the Exchange Agent determines the aggregate amount of cash available to make such payments. If, after the Effective Date, Unit Certificates are presented to the Company for any reason, they shall be cancelled and exchanged. No interest will be paid or accrued on the shares of Common Stock. No Unitholder will be entitled to distributions or other rights in respect of any fractional interest other than cash in lieu of fractional shares of Common Stock to which any Unitholder may be entitled.

    The Company or the Exchange Agent shall be entitled to deduct and withhold from the shares of Common Stock otherwise payable pursuant to the Merger Agreement to any Unitholder such amounts as the Company or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Company or the Exchange Agent, such withheld amounts shall be treated for all

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purposes as having been paid to the Unitholder in respect of which such deduction and withholding was made by the Company or the Exchange Agent.

    In the event of a transfer of ownership of Unit Certificates which is not registered in the transfer records of the appropriate Partnership, payment may be made to a person other than the person in whose name the Unit Certificate so surrendered is registered if such Unit Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment either shall pay any transfer or other taxes required by reason of such payment being made to a person other than the registered holder of such Unit Certificate or establish to the satisfaction of the Company that such tax or taxes have been paid or are not applicable.

    None of the Company, the Partnerships, Partnership Merger Sub or the Exchange Agent shall be liable to any person in respect of any shares of Common Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the shares of Common Stock delivered to the Exchange Agent that remains unclaimed for six months after the Effective Date shall be redelivered by the Exchange Agent to the Company, upon demand, and any holders of certificates who have not theretofore complied with the exchange procedure described above and in the Letter of Transmittal shall thereafter look only to the Company for delivery of the shares of Common Stock, subject to applicable abandoned property, escheat and other similar laws.

    Shares of Common Stock to be issued to Unitholders in connection with the Merger will be freely transferable under the Securities Act, except for shares issued to any person who may be deemed to be an "affiliate" of the Partnerships or the Company within the meaning of Rule 144 or Rule 145 under the Securities Act. It is expected that such affiliates of the Partnerships or the Company will be able to sell such shares without registration in accordance with the applicable limitations of Rules 144 and 145 under the Securities Act.

DISSENTERS' RIGHT OF APPRAISAL

    Under the Delaware Act, Unitholders will have no appraisal, dissenters' or similar rights in connection with the Merger. Therefore, Unitholders will not be entitled to receive cash payment in exchange for the fair value of their Units if they do not vote in favor of the Merger and the Merger is approved and consummated. Instead, holders of Prep Fund 1 Units will be able to sell their Units on the NASDAQ, holders of Prep Fund 2 BUCs will be able to sell their Units on the AMEX, and holders of Pension BUCs will be able to retain their Pension BUCs and their investment in Pension Fund or sell their Pension BUCs in the secondary market.

RETENTION OPTION

    Pension Fund will be merged with and into the Partnership Merger Sub, and, upon completion of the Merger, will remain as the surviving limited partnership. The General Partner of Pension Fund will become a wholly owned subsidiary of the Company. The Unitholders in Pension Fund will exchange their Units for an aggregate maximum of 1,183,373 shares of Common Stock in the Company at the rate of approximately 1.31 shares of Common Stock per Unit. However, Unitholders in Pension Fund will be given the opportunity to elect the Retention Option, whereby those Unitholders in Pension Fund making such election would remain as Unitholders in Pension Fund, in lieu of receiving shares of Common Stock of the Company, by retaining the same security that was originally issued to, or subsequently acquired by, such Unitholder. In order to elect the Retention Option, Unitholders in Pension Fund must properly complete, sign and return a Retention Option Form, in accordance with the procedures set forth herein under "THE CONSENT SOLICITATION -- Exercise of the Retention Option." If a Unitholder in Pension Fund fails to properly complete, sign and return a Retention Option Form and Pension Fund participates in the Merger, such Unitholder will receive shares of Common Stock in connection with the Merger.

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    In providing for the Retention Option, the General Partners wanted to be responsive to those Unitholders in Pension Fund who might not want to modify their current investment in Pension Fund. As explained in the following discussion, following the Merger, the investments of Unitholders who elect the Retention Option will remain substantially unchanged.

    OWNERSHIP. Following the Merger, the owners of Pension Fund will consist of the Company and the Unitholders in Pension Fund that elect the Retention Option. These owners will, in accordance with their percentage interests in Pension Fund, jointly derive economic benefits from Pension Fund's existing assets.

    GOVERNING AGREEMENTS. Following the Merger, Pension Fund will continue to be a "finite-life" Delaware limited partnership governed by, and operated in accordance with, its Agreement of Limited Partnership, dated as of May 25, 1988, as amended by an Amendment to the Agreement of Limited Partnership, dated June 8, 1988.

    MANAGEMENT. Following the Merger, America First Capital Associates Limited Partnership Six, a Delaware limited partnership, will continue to be the General Partner of Pension Fund. However, in connection with the Merger, America First Capital Associates Limited Partnership Six will be acquired by the Company and will no longer be an indirect subsidiary of America First. Although being acquired by the Company, the General Partner of Pension Fund will continue to manage the affairs of Pension Fund. In accordance with Pension Fund's existing business plans and investment policies, the General Partner will continue to emphasize providing Unitholders in Pension Fund with safety and preservation of capital and regular cash distributions. Further, Unitholders will continue to be entitled to vote on matters related to Pension Fund only as provided by its Partnership Agreement or the Delaware Act and decisions relating to the operation and management of the Partnership will continue to be made by the General Partner. Under Pension Fund's Partnership Agreement, Unitholders will continue to have voting rights only with respect to four specific areas: (i) the amendment of the Partnership Agreement; (ii) the approval or disapproval of the sale or other disposition of 75% or more of the assets of Pension Fund; (iii) the dissolution of Pension Fund; or (iv) the removal and replacement of the General Partner. Further, due to the potential conflicts of interest that may exist between the General Partner, which will be owned by the Company following the Merger, and Unitholders who elect the Retention Option, the General Partner will not, following the Merger, modify any of the investment objectives or policies of Pension Fund unless such modification is approved by a majority in interest of Unitholders electing the Retention Option. Even if the Merger were not to occur, conflicts interest would still exist between the General Partner on the one hand, which is owned by America First, and Unitholders on the other hand.

    ALLOCATION OF NET PROFITS AND NET LOSSES AND PAYMENT OF
DISTRIBUTIONS. Following the Merger, Unitholders in Pension Fund will continue to be allocated net income and net loss in accordance with the existing provisions of its Partnership Agreement and will continue to receive distributions on a monthly basis. Such distributions will not be fixed in amount and will depend solely upon Pension Fund's operating results and sale, refinancing or mortgage payment proceeds. A portion of such distributions will continue to be made out of earnings and profits, while the balance will represent return of capital.

    INVESTMENT AND FINANCING POLICIES. Following the Merger, Pension Fund will continue to hold its existing unleveraged portfolio of fixed-rate Mortgage Securities and other related assets. Upon consummation of the Merger, Pension Fund's portfolio will not be integrated with the assets acquired by the Company in the Merger from Prep Fund 1 and Prep Fund 2, but will continue to be held by Pension Fund. The Company, as an owner of some portion of the equity in Pension Fund, will derive benefits from its share of Pension Fund assets. Pursuant to its Partnership Agreement, Pension Fund will not be able to (i) borrow funds to purchase additional assets nor will Pension Fund's assets be pledged as collateral for the Company's borrowings, (ii) issue additional equity to raise capital or (iii) reinvest the proceeds from the sale of any of its assets. Rather, in the ordinary course of business, as Pension Fund's assets are liquidated, the proceeds from sales of its assets will be distributed to Unitholders electing the Retention Option and the Company in accordance with their relative percentage interests in Pension Fund.

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    LIQUIDITY.  Following the Merger, Pension BUC's will continue to be freely transferable, except that pursuant to the Partnership Agreement (i) transfers must be recorded on the books of Pension Fund and will require the presentation of a properly executed transfer application certificate, (ii) the General Partner of Pension Fund may defer any transfers that would cause more than 45% of the Pension BUCs to be transferred within the previous 12 months in order to preserve the status of Pension Fund for federal income tax purposes and (iii) the General Partner of Pension Fund may impose further restrictions on the transfer of Pension BUCs in order to prevent Pension Fund from being classified as a "publicly traded partnership" for purposes of federal income taxation. In addition, following the Merger, Pension BUCs will continue not to be listed or traded on a securities exchange or other established trading market. It is not possible to predict with any certainty how the trading in Pension BUC's will be affected by the Merger. However, since the organization of Pension Fund, only 3.17% of Pension BUC's have been transferred, suggesting that under current circumstances, Unitholders in Pension Fund do not enjoy any significant liquidity in their investments.

    TERM OF EXISTENCE. Pension Fund was organized with the intention to liquidate its investments and then to distribute the proceeds from such liquidation to Unitholders in Pension Fund generally within 12 years of purchase (i.e., by the year 2000), subject to the right of the General Partner to extend the date of liquidation to December 31, 2017. To the extent that the complete liquidation of Pension Fund has not been completed by the end of the year 2000, the Company has agreed to cause the redemption of Pension BUCs held by Unitholders electing the Retention Option, effective as of December 31, 2000 (the "Redemption Date"). The redemption of the Pension BUCs will be effected at their net asset value. For this purpose, net asset value will be equal to (i) the sum of (A) the value of Mortgage Securities held by Pension Fund as of the Redemption Date, which will be based on publicly available data relating to the trading prices of the Mortgage Securities; (B) the appraised value of the PREPs held by Pension Fund as of the Redemption Date, which will be based on an independent appraisal of such assets arranged by the Company; and (C) the amount of any undistributed cash and other assets held by Pension Fund as of the Redemption Date; less (ii) the sum of (A) the amount of Pension Fund's accounts and distributions payable (including, without limitation, indebtedness and deferred fees payable to the General Partners and affiliates) as of the Redemption Date; and (B) the amount of any mortgage notes payable by Pension Fund as of the Redemption Date. The determination of net asset value and the selection of the independent appraisers will be approved by the independent directors of the Company.

    FEES AND EXPENSES; ALLOCATION OF EXPENSES. Following the Merger, Pension Fund will continue to reimburse its General Partner for costs and expenses incurred by the General Partner in connection with its operations. The amount payable by Pension Fund will not exceed the amount payable by Pension Fund for reimbursements to the General Partner over the last full calendar year following the closing of the Merger. Following the Merger, the fee structure of Pension Fund will also not be changed.

    RISKS OF LOSS OR BANKRUPTCY. Upon consummation of the Merger, the risks of loss and bankruptcy, and the insulation from such risks, for Pension Fund and its Unitholders will be the same as it was prior to the Merger. Because the assets of Pension Fund will be segregated from those of Prep Fund 1 and Prep Fund 2 and the investment and financing policies of Pension Fund will remain constant, Unitholders in Pension Fund will not bear any of the additional risks which may be associated with the implementation of the Company's new business plan.

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                            THE CONSENT SOLICITATION

INTRODUCTION

    This Consent Solicitation Statement/Prospectus is accompanied by a separate Consent Form which is being solicited by the General Partners in connection with an action by written consent of the Unitholders to approve the Merger to be taken on or about March 31, 1998, or at any time after the required approval of Unitholders is received. The mailing of this Consent Solicitation Statement/Prospectus to Unitholders commenced on or about February 27, 1998.

RESPONSE DATE

    In order to be counted in the vote on the Merger, the Consent Form must be completed, dated, signed by a Unitholder and received by the Exchange Agent by 5:00 PM, local time, on March 31, 1998. The General Partners may, however, extend the solicitation period, one or more times, for any reason, including where a number of votes sufficient to consummate the Merger has not been received by such date. All Consent Forms should be mailed to the Exchange Agent, at 110 Wall Street, New York, New York 10005, Attention: Tracy Isola.

RECORD DATE AND VOTE REQUIRED

    The General Partners have fixed the close of business on February 25, 1998 as the Record Date for determining the Unitholders entitled to vote on the Merger.

    Each Unit entitles the holder thereof to one vote. The Merger will require the approval of Unitholders representing a majority in interest of outstanding Prep Fund 1 Units and of Prep Fund 2 Units, or 2,887,899 of the 5,775,797 Prep Fund 1 Units outstanding on the Record Date and 796,802 of the 1,593,604 Prep Fund 2 BUCs outstanding on the Record Date. Unitholders representing a majority in interest of outstanding Pension BUCs, or 452,987 of 905,974 Pension BUCs outstanding on the Record Date, will be required for Pension Fund to participate in the Merger.

CONSENT PROCEDURES

    A Consent Form which is properly completed, dated, signed and returned will be deemed to constitute a consent to the Merger unless the Consent Form is marked to the contrary. Each Unitholder must either consent to, deny consent to or abstain from consenting to the Merger with respect to all of such Unitholder's Units in a particular Partnership. The failure to return a Consent Form has the effect of, and is the equivalent to, abstaining from consenting to the Merger. Abstentions and broker non-votes (if any) will have the same effect as denying consent to the Merger. The General Partners and the Company shall be entitled to rely on the completed and signed Consent Forms and shall not be liable to Unitholders for any acts undertaken in accordance with such Consent Forms' instructions and/or directions; PROVIDED, HOWEVER, such acts were undertaken in good faith, with such care as a prudent person would use under similar circumstances. If a Unitholder executes a Consent Form with no instructions indicated thereon, Units represented by such Consent Form will be voted in favor of the Merger. A Unitholder who holds Units in more than one Partnership may elect differently as to each Partnership's participation in the Merger. Each Consent Form will be valid for 11 months from its date of execution. If the Consent Forms expire prior to the completion of the Merger, the Merger will not be consummated.

    A Consent Form may be withdrawn or revoked by the Unitholder submitting it by providing written notice of such withdrawal or revocation to the Exchange Agent or by submitting a Consent Form having a later date. A written statement by the Unitholder which affirmatively withdraws or revokes such Unitholder's Consent Form and includes such Unitholder's signature shall constitute an effective written notice of withdrawal or revocation. A Consent Form may be withdrawn or revoked at any time until the later of (i) the Response Date or
(ii) the receipt by the Exchange Agent of consents to the Merger from

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Unitholders owning a majority of the outstanding Units in such Partnership.
Written notice of withdrawal or revocation of a Consent Form by a Unitholder should be mailed to the Exchange Agent at 110 Wall Street, New York, New York 10005, Attention: Tracy Isola.

    Delivery of a Consent Form is at the risk of a Unitholder. The Consent Form will be effective only when it is actually received by the Exchange Agent. A self-addressed, postage-prepaid envelope to be used in returning completed Consent Forms has been included with this Consent Solicitation Statement/ Prospectus.

    The Exchange Agent will be exclusively responsible for the tabulation of the Consent Forms received from Unitholders with regard to the Merger. Upon the written request of a Unitholder, or his duly authorized representative who has been so designated in writing, the Exchange Agent will promptly furnish to such person the most current available tabulation of the results of the solicitation relating to the Merger.

    Consents to the Merger are being solicited from Unitholders by the General Partners. Employees or other representatives of affiliates of the General Partners, including America First, may solicit consents to the Merger by use of the mails, in person, or by telephone, telegram, or other means. Certain of those employees may be engaged solely for the purpose of participating in the solicitation of consents, but none of the compensation paid to any of such employees will be contingent on the outcome of their solicitation efforts or the approval of the Merger. The General Partners have retained the Exchange Agent to assist in the solicitation of consents. Brokerage house nominees, custodians and fiduciaries will be requested to forward soliciting materials to beneficial owners of Units held of record by them and the Partnerships will reimburse such persons for their reasonable expenses in doing so. In addition, representatives of the General Partners may meet with brokers, financial analysts and other members of the investment community to discuss the Merger.

EXERCISE OF THE RETENTION OPTION

    A Unitholder holding Pension BUCs seeking to exercise the Retention Option must elect to retain its Pension BUCs by properly completing, signing and returning a Retention Option Form to the Exchange Agent no later than the Response Date. The failure of a Unitholder to comply with the procedure described above will have the effect of, and is equivalent to, affirmatively waiving such Unitholder's right to elect the Retention Option.

    If the Merger is consummated, a Unitholder who votes against the Merger but does not elect the Retention Option will receive shares of Common Stock in the Company. A Unitholder who votes against the Merger is not required to elect the Retention Option. The Retention Option Form should only be executed and completed by Unitholders who wish to retain their investment in Pension Fund in the form of Pension BUCs.

    Election of the Retention Option is at the risk of the electing Unitholder. Election of the Retention Option will be effective only when the Retention Option Form on which it is elected is actually received by the Exchange Agent. Election of the Retention Option may be revoked or withdrawn by written notice to the Exchange Agent at any time prior to the closing date of the Merger.

EFFECT OF CONSENT

    A consent by a Unitholder to the Merger with respect to a Partnership in which such Unitholder holds Units will constitute such Unitholder's consent to the following: (i) the entering into and execution of the Merger Agreement by the General Partner on behalf of such Partnership; (ii) the merger of such Partnership with the Company or, in the case of Pension Fund, the merger with and into the Partnership Merger Sub in accordance with the terms of the Merger Agreement; and (iii) the taking of any action by the General Partner of such Partnership, necessary or advisable in the opinion of the General Partner, to

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consummate the Merger, including all transactions set forth in this Consent
Solicitation Statement/ Prospectus.

SOLICITATION EXPENSES

    The Partnerships will bear the expenses of their respective consent solicitations including the cost of preparing and mailing the Consent Solicitation Statement/Prospectus, Consent Form and Retention Option Form. The Exchange Agent will be paid a fee of $10,000 plus out-of-pocket expenses for its engagement in connection with the Merger. The General Partners anticipate that the cost of the consent solicitation, in aggregate, will not exceed $35,000. In addition to the mails, the Consent Solicitation Statement/Prospectus, Consent Form and Retention Option Form may be sent and received by telegram, cablegram, datagram or other electronic transmission.

    THE GENERAL PARTNERS AND THE SPECIAL COMMITTEE RECOMMEND VOTING FOR THE MERGER. EACH UNITHOLDER MUST MAKE A DETERMINATION BASED UPON SUCH UNITHOLDER'S PERSONAL SITUATION, AND SUCH DECISION SHOULD BE BASED UPON A CAREFUL EXAMINATION OF THE UNITHOLDER'S PERSONAL FINANCES, INVESTMENT OBJECTIVES, LIQUIDITY NEEDS, TAX SITUATION AND EXPECTATIONS AS TO THE COMPANY'S FUTURE GROWTH. UNITHOLDERS SHOULD NOT SEND ANY UNIT CERTIFICATES WITH THEIR CONSENT FORMS.

                  DESCRIPTION OF CAPITAL STOCK OF THE COMPANY

    The following summary of the terms of the capital stock of the Company does not purport to be complete and is subject to and qualified in its entirety by reference to the Company's Charter and Bylaws, each of which is filed as an exhibit to the Registration Statement of which this Consent Solicitation Statement/Prospectus is a part.

GENERAL

    The Charter will provide that the Company may issue up to 500 million shares of capital stock, all with a par value of $0.01 per share. Initially, 375 million of such shares will be classified as Common Stock and 125 million of such shares will be classified as excess stock ("Excess Stock"). Upon completion of the Merger, 9,062,127 shares of Common Stock will be outstanding (assuming Maximum Participation) and no shares of Excess Stock will be outstanding. One million shares of Common Stock will be reserved for issuance under the Stock Option Plan.

    The Board of Directors will be authorized (i) to classify and reclassify any unissued shares of any series of capital stock; (ii) to provide for the issuance of shares in other classes or series, including preferred stock in one or more series; (iii) to establish the number of shares in each class or series; and
(iv) to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of such class or series.

COMMON STOCK

    All shares of Common Stock, when issued in connection with the Merger, will be duly authorized, fully paid and nonassessable. Except as described below, the holders of the Common Stock will be entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. No cumulative voting rights for the election of directors will attach to the shares of Common Stock. Subject to the provisions of law and any preferential rights with respect to any outstanding capital stock, holders of Common Stock are entitled to receive ratably such dividends or other distributions as may be declared by the Board of Directors out of funds legally available therefor. If the Company is liquidated or dissolved, subject to the right of any holders of the capital stock to receive preferential distributions, each outstanding share of Common Stock (and Excess Stock arising from Common Stock) will be entitled to participate

                                      104
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ratably in the net assets remaining after payment of, or adequate provision for, all known debts and liabilities of the Company. Holders of shares of Common
Stock will have no conversion, sinking fund, redemption or preemptive rights to subscribe for any securities of the Company.

    The transfer agent and registrar for Common Stock of the Company is Service Data Corporation.

ADDITIONAL CLASSES OF STOCK

    Additional classes of stock, including preferred stock, may be issued from time to time, in one or more series, as authorized by the Board of Directors. Prior to issuance of shares of each series, the Board of Directors, or a committee thereof, will be required by the MGCL and the Charter to set for each such series, subject to the provisions of the Charter regarding Excess Stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to the dividends or other distributions, qualifications and terms or conditions of redemption, as are permitted under the MGCL. The Board of Directors could authorize the issuance of capital stock with terms and conditions which could have the effect of discouraging a takeover or other transaction which holders of some, or a majority, of the shares of Common Stock might believe to be in their best interests or in which holders of some, or a majority, of the Common Stock might receive a premium for their Common Stock over the then market price of such Common Stock. On the Effective Date, no preferred stock will be outstanding, and as of the date hereof, the Board of Directors has no present plans to issue any preferred stock.

RESTRICTIONS ON TRANSFER

    In order for the Company to qualify as a REIT under the Code, the Common Stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (other than during its first taxable year). Also, not more than 50% of the number or value of the outstanding shares of Common Stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain exempt entities) during the last half of a taxable year or during a proportionate part of a shorter taxable year (other than during its first taxable year).

    The Charter will provide that, subject to certain exceptions, no stockholder or "group" within the meaning of Section 13(d)(3) of the Exchange Act may own, or be deemed to own by virtue of the attribution provisions of the Code, more than the Ownership Limit, which is equal to 9.8% of the number or value of the outstanding shares of capital stock of the Company. The Board of Directors may waive the Ownership Limit if evidence satisfactory to the Board of Directors is presented that such Ownership Limit will not jeopardize the Company's status as a REIT. As a condition to such waiver, the Board of Directors may require opinions of counsel satisfactory to it and must receive an undertaking from the applicant with respect to preserving the REIT status of the Company. The Ownership Limit will not apply if the Board of Directors and the stockholders of the Company determine that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT.

    If shares of Common Stock and/or preferred stock in excess of the Ownership Limit, or shares which would cause the Company to be beneficially owned by fewer than 100 persons or cause the Company to become "closely held" under Section 856(h) of the Code, are issued or transferred to any person, such issuance or transfer shall be void AB INITIO and the intended transferee will acquire no rights to the Common Stock and/or preferred stock. Shares issued or transferred that would cause any stockholder (a "Prohibited Owner") to own more than the Ownership Limit or the Company to become "closely held" under Section 856(h) of the Code will constitute shares of Excess Stock. All Excess Stock will be transferred, without action by the Prohibited Owner, to a trust (the "Trust") for the exclusive benefit of one or more charitable beneficiaries (the "Charitable Beneficiary") selected by the Company, and the Prohibited Owner shall not acquire any rights in such shares. Such automatic transfer shall be deemed to be effective as of the close of business on the Business Day (as defined in the Charter) prior to the date of

                                      105
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such violative transfer. The trustee of the Trust (the "Trustee") shall be appointed by the Company and shall be independent of the Company and the Prohibited Owner. The Prohibited Owner shall have no right to receive dividends or other distributions with respect to, or be entitled to vote, any Excess Stock held in the Trust. Any dividend or other distribution paid prior to the discovery by the Company that Excess Stock has been transferred to the Trustee shall be paid by the recipient of such dividend or distribution to the Trustee upon demand for the benefit of the Charitable Beneficiary, and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. The Trustee shall have all dividend and voting rights with respect to the shares of Excess Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary.

    Within 20 days of receiving notice from the Company that Excess Stock of the Company has been transferred to the Trust, the Trustee shall sell the Excess Stock held in the Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in the Charter. Upon such sale, any interest of the Charitable Beneficiary in the Excess Stock sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as follows. The Prohibited Owner shall receive the lesser of (i) the price paid by the Prohibited Owner for the Excess Stock or, if the Prohibited Owner did not give value for the Excess Stock in connection with the event causing the Excess Stock to be held in the Trust (e.g., a gift, devise or other such transaction), the Market Price (as defined in the Charter) of such Excess Stock on the day of the event causing the Excess Stock to be held in the Trust and (ii) the price per share received by the Trustee from the sale or other disposition of the Excess Stock held in the Trust. Any net sale proceeds in excess of the amount payable to the Prohibited Owner shall be paid immediately to the Charitable Beneficiary. If, prior to the discovery by the Company that Excess Stock has been transferred to the Trust, such Excess Stock is sold by a Prohibited Owner, then (i) such Excess Stock shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such Excess Stock that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to the aforementioned requirement, such excess shall be paid to the Trustee upon demand.

    The Ownership Limit provision will not be automatically removed even if the REIT provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration is increased. Any change in the Ownership Limit would require an amendment to the Charter. Such amendment to the Charter will require the affirmative vote of holders owning a majority of the outstanding Common Stock and any other class of capital stock with such voting rights. In addition to preserving the Company's status as a REIT, the Ownership Limit may have the effect of precluding an acquisition of control of the Company without the approval of the Board of Directors.

    All certificates representing shares of Common Stock will bear a legend referring to the restrictions described above.

    All persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% of the number or value of outstanding shares of the Company (or 1% if there are more than 200 but fewer than 2,000 stockholders or
 .5% if there are less than 200 stockholders) must file an affidavit with the Company containing the information specified in the Charter within 30 days after January 1 of each year. In addition, each stockholder shall upon demand be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of shares as the Board of Directors deems necessary to determine the Company's status as a REIT and to insure compliance with the Ownership Limit.

                           DIVIDEND REINVESTMENT PLAN

    Upon consummation of the Merger, the Company intends to institute a Dividend Reinvestment Plan whereby stockholders may automatically reinvest cash distributions from the Company in additional shares

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of Common Stock. Service Data Corporation will act as independent agent for those stockholders who wish to participate in the Dividend Reinvestment Plan. Unitholders may elect to participate in the Dividend Reinvestment Plan by indicating such election in the space provided for such purpose on the Consent Form and returning the Consent Form to the Company prior to the Response Date. After consummation of the Merger, stockholders who have not already done so will have the opportunity to elect to participate in the Dividend Reinvestment Plan by submitting an election notice to the Company on the appropriate form provided for this purpose.

    The following is a summary of the principal terms of the Dividend Reinvestment Plan. A copy of the Dividend Reinvestment Plan is attached to this Consent Solicitation Statement/Prospectus as Appendix C, and the following summary is qualified in its entirety by reference thereto.

    All distributions paid in respect of shares of Common Stock owned by participants in the Dividend Reinvestment Plan will be paid directly to the DRP Agent, which will hold them in a non-interest-bearing account of a bank having capital and surplus of not less than $25 million pending investment in shares of Common Stock within 30 days thereafter. The bank account will be specially designated as being for the benefit of the Dividend Reinvestment Plan, and disbursements will be permitted from such account only for purchases of shares of Common Stock under the Dividend Reinvestment Plan or for the return of funds to participants. If a participant's distribution is not large enough to buy a full share of Common Stock, such participant will be credited with fractional shares, computed to three decimal places.

    The DRP Agent may use the distributions of participants to purchase additional shares of Common Stock for such participants either (i) in the open market or (ii) from the Company, if the Board of Directors, in its discretion, determines to register additional shares of Common Stock for issuance to participants in the Dividend Reinvestment Plan. Any shares purchased from the Company will be purchased at a 3% discount from the prevailing market price of such shares as reported on the NYSE at the time of purchase. This latter approach may dilute the interests of holders of Common Stock not participating in the Dividend Reinvestment Plan. If the Company does not register additional shares of Common Stock, there is no assurance that shares will be available in the open market for the Dividend Reinvestment Plan. It is expected that during the first year immediately following the Effective Date, no additional shares of Common Stock will be registered by the Company and therefore any such purchases will only be made on the open market. To the extent shares are not available for purchase, the DRP Agent will distribute any unused portion of the distributions to the participants.

    In connection with the purchase of shares of Common Stock under the Dividend Reinvestment Plan, a reinvestment service charge will be payable to the DRP Agent in proportion to each participant's share of the total cost of acquiring such shares for all participants. Such service charges will include brokerage commissions incurred in effecting purchases under the Dividend Reinvestment Plan. Other costs incurred in administering the Dividend Reinvestment Plan will be borne by the Company.

    Shares of Common Stock received pursuant to the Dividend Reinvestment Plan will entitle participants to the same rights as shares of Common Stock issued in the Merger.

    Each participant will, on a quarterly basis, be sent a detailed statement showing the distributions received, the number and price of shares of Common Stock purchased, the service charge and the total number of shares held by the DRP Agent for such participant's account under the Dividend Reinvestment Plan. In addition, the DRP Agent will, on an annual basis, send each participant tax information regarding shares under the Dividend Reinvestment Plan for the calendar year.

    Stockholders who participate in the Dividend Reinvestment Plan will be taxed on their proportionate share of the Company's REIT taxable income in the same manner as if they received their distributions in cash. Thus, taxable participants will incur a tax liability even though they do not receive any cash distributions. See "FEDERAL INCOME TAX CONSIDERATIONS."

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    Experience under the Dividend Reinvestment Plan may indicate that changes are desirable. Accordingly, the Company reserves the right to amend or supplement any aspect of the Dividend Reinvestment Plan, effective with respect to any distribution paid subsequent to the written notice of such amendment or supplement, provided that such notice is sent to participants in the Dividend Reinvestment Plan at least ten days before the record date for a distribution. The Company also reserves the right to terminate the Dividend Reinvestment Plan or to change the DRP Agent, for any reason at any time, upon written notice of such termination or change to all participants.

         CERTAIN PROVISIONS OF MARYLAND LAW AND THE CHARTER AND BYLAWS

    The following paragraphs summarize certain provisions of the MGCL and the Charter and Bylaws. The summary does not purport to be complete and is subject to and qualified in its entirety by reference to the MGCL and the Charter and Bylaws.

BOARD OF DIRECTORS

    The Company's Charter and Bylaws provide that the number of directors of the Company initially shall be seven, and thereafter may be increased or decreased pursuant to the Bylaws of the Company, but shall never be less than the minimum number permitted by the MGCL. Under the Charter, a majority of the entire Board of Directors will consist of Independent Directors.

    Pursuant to the Charter, the Board of Directors will be divided into three classes. The Class I and Class II directors consist of two directors each, one of whom in each class is an Independent Director. The Class III directors consist of three directors, two of whom are Independent Directors. The term of the initial Class I directors will terminate on the date of the Company's 1998 annual meeting of stockholders; the term of the initial Class II directors will terminate on the date of the 1999 annual meeting of stockholders; and the term of the initial Class III directors will terminate on the date of the 2000 annual meeting of stockholders. At each annual meeting of stockholders, directors of the class to be elected shall be elected for a three-year term. The terms of the initial directors will commence on the Effective Date.

    The Charter provides that any director, or the entire Board of Directors, may be removed only for cause and then only by the affirmative vote of at least 80% of the votes entitled to be cast in the election of directors. This provision will preclude stockholders from removing incumbent directors, except upon a substantial affirmative vote.

    Vacancies on the Board of Directors resulting from death, resignation, removal, retirement or other cause will be filled by a vote of the stockholders or a majority of the directors then in office. A director so chosen by the stockholders shall hold office for the balance of the term then remaining. A director so chosen by the remaining directors shall hold office until the next annual meeting of stockholders, at which time the stockholders shall elect a director to hold office for the balance of the term then remaining.

BUSINESS COMBINATIONS

    The MGCL prohibits certain "business combinations" (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person (i) who beneficially owns 10% or more of the voting power of the corporation's shares or (ii) who is an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was an Interested Stockholder or an affiliate or an associate thereof. Such business combinations are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least
(a) 80% of the votes entitled to be cast by all holders of voting shares of the corporation and (b) two-thirds of the votes entitled to be cast by all holders of voting shares of the corporation other than voting shares held by the Interested Stockholder or an affiliate or associate of the

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
Interested Stockholder with whom the business combination is to be effected, unless, among other things, the corporation's stockholders receive a "minimum price" (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder. The Board of Directors, in connection with the formation of the Company, has exempted from these provisions of the MGCL any business combination with America First, any of its present or future affiliates and associates or any person acting in concert or as part of a group with any of the foregoing persons. This exemption is, in accordance with the provisions of the MGCL, permitted to be granted by the board of directors of a Maryland corporation. The effect of the exemption granted by the Company is that such provisions of the MGCL will not apply to any business combination involving the Company and America First.

CONTROL SHARE ACQUISITIONS

    The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquirer or by officers or directors who are employees of the corporation. "Control shares" are voting shares of stock which, if aggregated with all other shares of stock previously acquired by such a person, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority or more of all voting power. "Control shares" do not include shares of stock the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means, subject to certain exceptions, the acquisition of, ownership of, or the power to direct the exercise of voting power with respect to, "control shares."

    A person who has made or proposes to make a "control share acquisition," upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the Board of Directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

    If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as permitted by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the "control shares" (except those for which voting rights have previously been approved) for fair value determined, without regard to voting rights, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for "control shares" are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the stock as determined for purposes of such appraisal rights may not be less than the highest price per share paid in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of control share acquisition.

    The "control share acquisition" statute does not apply to stock acquired in a merger, consolidation or stock exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by the charter or bylaws of the corporation. The Bylaws contain a provision exempting from the "control share acquisition" statute any and all acquisitions of America First, any of its present or future affiliates and associates or any person acting in concert or as part of a group with any of the foregoing persons.

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    The business combination statute and the "control share acquisition" statute could have the effect of discouraging offers to acquire the Company and of increasing the difficulty of consummating any such offer.

AMENDMENT TO CHARTER

    The Charter of the Company may be amended only by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter, except that an 80% vote will be required to amend the Charter (i) for certain changes relating to the Board of Directors, (ii) to limit stockholder proposals and nominations, (iii) to change the voting requirements for Charter amendments and (iv) to change the voting requirements for Bylaw amendments. The Charter provisions relating to the limitations of liability and indemnification may only be amended prospectively.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

    The Charter provides that (i) with respect to an annual meeting of stockholders, nominations of persons for election to the Board of Directors and the proposal of business to be considered by stockholders may be made only (a) pursuant to the Company's notice of the meeting, (b) by or at the direction of the Board of Directors or (c) by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the Bylaws; and (ii) with respect to special meetings of stockholders, only the business specified in the Company's notice of meeting may be brought before the meeting of stockholders, and nominations of persons for election to the Board of Directors may be made only (a) pursuant to the Company's notice of the meeting,
(b) by the Board of Directors or (c) provided that the Board of Directors has determined that directors shall be elected at such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Bylaws.

    The provisions in the Charter on removal of directors, the provisions of the MGCL regarding business combinations and control share acquisitions and the advance notice provisions of the Bylaws could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of the shares of Common Stock might receive a premium for their shares over the then-prevailing market price or which such holders might believe to be otherwise in their best interests.

                      FEDERAL SECURITIES LAW CONSEQUENCES

    All Common Stock issued to Unitholders in connection with the Merger will be freely transferable without restriction under the Securities Act, except that any Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of the Company or a Partnership may be sold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act, the exemption relating to sales by affiliates contained in Rule 144 under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be deemed to be "affiliates" of the Company or the Partnerships generally include individuals or entities that control, are controlled by or are under common control with, the Company or the Partnerships and generally include executive officers, directors, general partners and principal stockholders. The 90,621 shares of Common Stock issued to the General Partners in connection with the formation of the Company are "restricted securities" within the meaning of the Securities Act and may not be resold by them in absence of registration under the Securities Act unless an exemption from registration is available.

    In general, Rule 144, as currently in effect, provides that a person (or persons whose securities are aggregated in accordance with Rule 144) who has beneficially owned "restricted securities" (defined generally as securities acquired from the issuer or an affiliate in a nonpublic transaction) for at least one year, as well as any persons who purchase unrestricted stock on the open market who may be deemed affiliates of the Company, would be entitled to sell within any three-month period a number of shares of Common Stock that does not exceed the greater of 1% of the then outstanding number of shares of Common Stock or the average weekly trading volume of the Common Stock during the four calendar weeks preceding each such sale. Sales under Rule 144 are also subject to certain manner-of-sale provisions, notice requirements and the availability of current public information about the Company. After Common Stock is held for two years, a person who is not deemed an "affiliate" of the Company is entitled to sell such Common Stock under Rule 144 without regard to the volume limitations described above. Sales of Common Stock by affiliates will continue to be subject to the volume limitations.

    In general, Rule 145 provides that, for one year following the Effective Date, an affiliate of a Partnership (together with certain related persons) would be entitled to sell Common Stock acquired in connection with the Merger only through unsolicited "broker transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144. Additionally, the number of shares to be sold by an affiliate of a Partnership (together with certain related persons and certain persons acting in concert) within any three-month period for purposes of Rule 145 may not exceed the greater of 1% of the outstanding Common Stock or the average weekly trading volume of such shares during the four calendar weeks preceding such sale. Rule 145 will remain available to affiliates if the Company remains current with its informational filings with the Commission under the Exchange Act. One year after the Effective Date, an affiliate will be able to sell such Common Stock without being subject to such manner of sale or volume limitations provided that the Company is current with its Exchange Act informational filings and such affiliate is not then an affiliate of the Company. Two years after the Effective Date, an affiliate of a Partnership will be able to sell such Common Stock without any restrictions so long as such affiliate has not been an affiliate of the Company for at least three months prior to the date of such sale.

    Prior to the Merger, there has been no public market for the Common Stock and the effect, if any, that future market sales of restricted Common Stock or Common Stock held by an affiliate of the Company or the Partnerships or the availability of such Common Stock for sale will have on the market price prevailing from time to time cannot be predicted. Nevertheless, sales of substantial amounts of such Common Stock or the perception that such sales may occur could adversely affect prevailing market prices for the Common Stock.

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       COMPARATIVE RIGHTS AND OBLIGATIONS OF UNITHOLDERS AND STOCKHOLDERS

    The following is a comparison of certain specific attributes associated with the ownership of Units and the ownership of Common Stock. Prior to the Merger, the rights and obligations of the Unitholders will be governed by their respective Partnership Agreements. Following the Merger, Unitholders (except for those Unitholders in Pension Fund electing the Retention Option) will become stockholders of the Company.

FORM OF ORGANIZATION

    UNITHOLDERS. Each of the Partnerships is a limited partnership formed under the Delaware Act. Each Partnership is treated as a partnership for federal income tax purposes.

    STOCKHOLDERS. The Company is organized as a corporation under the MGCL. The Company intends to elect and qualify for taxation as a REIT under the Code.

    QUALIFICATION AS A REIT UNDER THE CODE WILL ALLOW THE COMPANY TO DEDUCT DISTRIBUTIONS TO STOCKHOLDERS WHICH EFFECTIVELY ELIMINATES THE "DOUBLE TAXATION" THAT TYPICALLY RESULTS WHEN A CORPORATION EARNS INCOME AND DISTRIBUTES DIVIDENDS TO STOCKHOLDERS.

DURATION OF EXISTENCE

    UNITHOLDERS. Each Partnership was formed with the intent of liquidating its holdings and distributing the proceeds from such liquidation within 12 years of purchase (i.e., by 1999 for Prep Fund 1 and by 2000 for Prep Fund 2 and Pension
Fund), subject to the right of General Partners to extend the date of liquidation to December 31, 2036 in the case of Prep Fund 1 and December 31, 2017 in the case of Prep Fund 2 and Pension Fund. The Partnerships are not required to dispose of any investment by any particular time but are required to distribute the proceeds from the sale, refinancing, or other disposition of assets or repayment of Mortgage Securities or Mortgage Loans to Unitholders. Each Partnership can also be dissolved at an earlier date upon the occurrence of certain events relating to the bankruptcy, death, dissolution, withdrawal, removal or adjudication of incompetence of the General Partner, and upon a vote to dissolve the Partnership by a majority in interest of the Unitholders. Alternatively, Unitholders in Prep Fund 1 and Prep Fund 2 may liquidate their investments on the NASDAQ or AMEX, respectively.

    STOCKHOLDERS. In accordance with the MGCL and the Charter, the Company will continue its existence indefinitely. The Company will not have any restrictions on reinvesting assets after the sale of Mortgage Securities or Mortgage Loans other than those required to maintain the Company's REIT status. Therefore, the General Partners believe that the Company will be in a position to take advantage of economic opportunities as they are presented. Because the Company currently does not have any restrictions on the reinvestment of funds, stockholders assume the risk of such reinvestment and will not be entitled to an immediate distribution of proceeds from the sale, refinancing or other disposition of assets or repayment of Mortgage Loans or Mortgage Securities. The Company may be dissolved upon approval of the Board of Directors and a majority vote of the stockholders. Alternatively, stockholders may liquidate their investments in the Company on the NYSE.

    UNITHOLDERS RECEIVING SHARES OF COMMON STOCK AS A RESULT OF THE MERGER WILL EXCHANGE A FINITE-LIFE INVESTMENT FOR AN INFINITE-LIFE INVESTMENT IN AN ENTITY WITH THE FLEXIBILITY TO REINVEST ASSETS AND TAKE ADVANTAGE OF OPPORTUNITIES AS THEY ARE PRESENTED.

BUSINESS

    UNITHOLDERS. The Partnerships were organized to hold only a fixed and unleveraged pool of assets for a limited time. The Partnerships currently hold a portfolio of Mortgage Securities collateralized by first Mortgage Loans on multifamily properties or pools of single-family mortgages which are guaranteed as to the timely payment of principal and interest by either Ginnie Mae or Fannie Mae and, in the case of Prep Fund 1, two participating first Mortgage Loans on multifamily properties financed jointly with an affiliated mortgage fund and all of the equity interest in two limited partnerships owning multifamily properties. The Partnerships also hold PREPs in the partnerships that own the multifamily properties collateralizing such Mortgage Securities. The Partnerships cannot raise additional capital through equity offerings or assumption of debt.

    STOCKHOLDERS. The Company will operate as a non-traditional financial institution and its investments will consist of a growing and diversified portfolio consisting primarily of adjustable-rate Mortgage Securities, Mortgage Loans and other assets. The Company may also securitize Mortgage Loans. The Company will leverage its assets to increase the size of its Mortgage Securities and Mortgage Loans portfolio and generate income based on the difference between the yield on its investments and the cost of its borrowings. Following the Merger, the Company's portfolio of Mortgage Securities and Mortgage Loans will be subject to additional risks not associated with the Partnerships' current investment portfolios. The Company will make use of hedging transactions to reduce the impact of certain adverse changes in interest rates on its net interest income. Certain of the powers and limitations with respect to the business operations conferred in the Partnership Agreements will not be applicable to the business activities of the Company. The Company may be able to take advantage of financing opportunities that may not be available to the Partnerships. Additional capital may be raised through all available sources, including additional equity financing, borrowing from banks, institutional investors, public and private debt markets or other financing vehicles which will be dependent upon the equity and debt market conditions, interest rates and other factors including the Company's policy on limiting debt. Many of these additional forms of financing also expose the Company to additional risks which do not exist with respect to the Partnerships, including the risk of default and foreclosure on any assets securing debt.

    The Charter also permits the Company to engage in any lawful act or activity for which corporations may be formed under the laws of the State of Maryland, which includes any act or activity required to permit the Company to acquire and own a diversified portfolio of Mortgage Securities and Mortgage Loans.

    UNLIKE THE PARTNERSHIPS, THE COMPANY WILL LEVERAGE ITS ASSETS, INVEST GENERALLY IN ADJUSTABLE-RATE MORTGAGE SECURITIES AND MORTGAGE LOANS AND SEEK TO GENERATE INCOME BASED ON THE DIFFERENCE BETWEEN THE YIELD ON ITS INVESTMENTS AND THE COST OF ITS BORROWINGS.

INVESTMENT AND FINANCING OBJECTIVES AND POLICIES

    UNITHOLDERS. The Partnerships' principal business objectives are to provide investors (i) safety and preservation of capital, (ii) regular cash distributions and (iii) a potential for enhanced yield from participations in the net cash flow and net capital appreciation from the financed properties received under the terms of the PREPs. Pursuant to the Partnership Agreements, the Partnerships may not use leverage to purchase investments, may not issue additional equity to raise capital and may not reinvest proceeds from their investments. The General Partners may not alter the investment policies and objectives of the Partnerships.

    STOCKHOLDERS. The investment objectives of the Company are to provide distributions of income and the potential for capital appreciation as reflected in the market price of the Common Stock, and to expand the capital and asset base of the Company. The Company intends to continue its operations for an indefinite period of time and is not precluded from raising new capital through the issuance of equity securities, including senior securities with priority over the Common Stock as to cash flow, distributions and liquidation proceeds, or from reinvesting cash flow or sale or financing proceeds in Mortgage Securities or Mortgage Loans, except to the extent such reinvestment precludes the Company from satisfying the REIT distribution requirements. Except as otherwise restricted, the Board of Directors has the power to modify or alter the operating policies of the Company without the consent of the stockholders.

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
    UNLIKE THE PARTNERSHIPS, THE COMPANY WILL HAVE THE FLEXIBILITY TO TAKE ADVANTAGE OF INVESTMENT AND FINANCING OPPORTUNITIES AS THEY ARISE. THE COMPANY WILL BE POSITIONED TO EXTEND THE BUSINESS PLANS AND INVESTMENT METHODS AND POLICIES OF THE PARTNERSHIPS, BUT WILL DO SO IN A MANNER INTENDED TO ENCOURAGE GROWTH, INCREASE EARNINGS AND DISTRIBUTIONS AND ENHANCE THE VALUE OF UNITHOLDERS' INVESTMENTS.

NATURE OF INVESTMENT

    UNITHOLDERS. The Units constitute equity interests entitling each Unitholder to his or her pro rata share of cash distributions made to Unitholders. The Partnership Agreements specify how the cash available for distribution is to be shared among the General Partners and the Unitholders. The distributions payable to Unitholders are not fixed in amount and depend upon each Partnership's operating results and sale, refinancing or mortgage payment proceeds.

    STOCKHOLDERS. The Common Stock will constitute equity interests in the Company. Each stockholder will be entitled to its pro rata share of distributions made with respect to the Common Stock and a greater opportunity for capital appreciation than Unitholders. The distributions payable to stockholders are not fixed in amount and are only paid when authorized by the Board of Directors in accordance with applicable law. In order to qualify as a REIT, the Company must distribute on an annual basis at least 95% of REIT taxable income.

    BOTH THE UNITS AND SHARES OF COMMON STOCK CONSTITUTE EQUITY INTERESTS ENTITLING THE HOLDERS THEREOF TO PARTICIPATE IN THE DISTRIBUTIONS OF THE PARTNERSHIPS AND THE COMPANY, RESPECTIVELY. DISTRIBUTIONS PAYABLE WITH RESPECT TO THE UNITS AND SHARES OF COMMON STOCK DEPEND UPON THE PERFORMANCE OF THE PARTNERSHIPS AND THE COMPANY, RESPECTIVELY.

BORROWING POLICIES

    UNITHOLDERS. Pursuant to its Partnership Agreement, Prep Fund 1 may not borrow money for any purpose. Prep Fund 2 and Pension Fund may not borrow money for the acquisition of assets, although they are permitted to borrow funds for working capital or to protect existing investments.

    STOCKHOLDERS. The Company will employ a leveraging strategy to increase its assets by borrowing against its Mortgage Securities and Mortgage Loans. By leveraging its portfolio in this manner, the Company expects to maintain an equity-to-assets ratio of 8% to 10%. If the ratio of the Company's equity-to-total assets, measured on a historical cost basis, falls below 8%, then, subject to the source of income limitations applicable to the Company as a REIT, the Company will take action to increase its equity-to-assets ratio to 8% of total assets or greater when measured on a historical cost basis through normal portfolio amortization, sale of assets or other steps as necessary. The Company's Mortgage Securities and Mortgage Loans will be financed primarily at short-term borrowing rates through the utilization of reverse repurchase agreements, borrowings under lines of credit and other secured or unsecured financings.

    UNITHOLDERS WHO BECOME STOCKHOLDERS WILL HAVE INVESTED IN AN ENTITY THAT MAY INCUR DEBT IN THE ORDINARY COURSE OF BUSINESS. THE INCURRENCE OF SUBSTANTIAL DEBT INCREASES THE RISK OF INVESTMENT.

EXPECTED DISTRIBUTIONS AND PAYMENTS

    UNITHOLDERS. Prep Fund 1 currently pays a monthly distribution of $.0883 per Prep Fund 1 Unit (which, annualized, equals $1.06 per Prep Fund 1 Unit). For the nine months ended September 30, 1997, 47% of the distributions of Prep Fund 1 were made out of the earnings and profits and the balance represented return of capital. Prep Fund 2 currently pays a monthly distribution of $.1084 per Prep Fund 2 BUC (which, annualized, equals $1.29 per Prep Fund 2 BUC). For the nine months ended September 30, 1997, 35% of the distributions of Prep Fund 2 were made out of the earnings and profits and the balance represented return of capital. Pension Fund currently pays a monthly distribution of $.1073 per Pension BUC (which, annualized, equals $1.30 per Pension BUC). For the nine months ended September 30, 1997,

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40% of the distributions of Pension Fund were made out of the earnings and profits and the balance represented return of capital.

    STOCKHOLDERS. Following the Merger, the Company intends to distribute substantially all of its taxable income (which generally does not equal net income as calculated in accordance with GAAP) to stockholders as distributions. The Company intends to declare distributions on its Common Stock quarterly. The distribution policy is subject to revision by, and all distributions by the Company will be made at the discretion of, the Board of Directors. The amount of such distributions will be affected by a number of factors, including the Company's actual cash available for distribution, its financial condition, capital requirements, the annual distribution requirements under the REIT provisions of the Code and such other factors as the Board of Directors deems relevant.

    In order to maintain its qualification as a REIT, the Company will be required to make annual distributions to stockholders in an amount equal to at least 95% of its taxable income (excluding net capital gains). In the event that cash available for distribution is insufficient to meet these distribution requirements, the Company could be required to borrow the amount of the deficiency or sell assets to obtain the cash necessary to make the distribution required to retain REIT status.

    In addition to the payment of distributions out of taxable income, the Merger Agreement provides that the Company will make the Cash Merger Payment, which will be paid in four equal quarterly payments of $.2650 per share of Common Stock during the first year following the Merger, to stockholders entitled to receive distributions; provided, however, any distributions paid to stockholders by the Company out of earnings during this first year will have the effect of reducing the amount of the Cash Merger Payment so that the amount paid to stockholders will still be, in the aggregate, equal to $1.06 per share. The General Partners anticipate that the Company will fund the Cash Merger Payment, to the extent it is required to be paid to stockholders during the first year following the Merger, out of the proceeds from sales of Mortgage Securities and Mortgage Loans, short-term borrowings or existing cash reserves.

    WHILE THE PARTNERSHIPS CURRENTLY PAY DISTRIBUTIONS TO UNITHOLDERS OUT OF THEIR EARNINGS AND AS A RETURN OF INVESTED CAPITAL, THE COMPANY'S POLICY WILL BE GENERALLY TO REFRAIN FROM PAYING RETURN OF CAPITAL DISTRIBUTIONS TO STOCKHOLDERS (EXCEPT FOR THE CASH MERGER PAYMENT), BUT INSTEAD TO DISTRIBUTE AS DISTRIBUTIONS SUBSTANTIALLY ALL OF THE COMPANY'S TAXABLE INCOME. IN ADDITION, FOR THE FIRST YEAR FOLLOWING THE MERGER, THE COMPANY'S POLICY, WHICH SHALL NOT CHANGE UNDER ANY CIRCUMSTANCE, WILL BE TO PROVIDE STOCKHOLDERS WITH THE CASH MERGER PAYMENT, WHICH WILL BE PAID IN FOUR EQUAL QUARTERLY PAYMENTS OF $.2650 PER SHARE OF COMMON STOCK. THE GENERAL PARTNERS ANTICIPATE THAT THE COMPANY WILL FUND THE CASH MERGER PAYMENT, TO THE EXTENT IT IS REQUIRED TO BE PAID TO STOCKHOLDERS DURING THE FIRST YEAR FOLLOWING THE MERGER, OUT OF THE PROCEEDS FROM SALES OF MORTGAGE SECURITIES AND MORTGAGE LOANS, SHORT-TERM BORROWINGS OR EXISTING CASH RESERVES.

MANAGEMENT

    UNITHOLDERS. The General Partner of each Partnership is authorized to manage and control the business of such Partnership within the authority granted by the respective Partnership Agreement. The General Partners may be removed by a vote of a majority in interest of Unitholders in the respective Partnerships but are not elected in regular elections. The Unitholders have no right to engage or take part in the management of the business and affairs of the Partnership other than voting on the sale of substantially all the assets, liquidation, and other limited matters. See "--Voting Rights" below. The General Partners have general liability for all partnership obligations, other than those that are non-recourse. Under the Delaware Act and the Partnership Agreements, each General Partner is accountable to the respective Partnership as a fiduciary and consequently is required to exercise good faith and integrity in all of its dealings with respect to partnership affairs. Each Partnership Agreement provides that such Partnership will indemnify and hold harmless its General Partner and the General Partner's affiliates for any loss or liability (except for certain liabilities under the Securities Act, or, in the case of Prep Fund 2 and Pension Fund, certain liabilities under federal or state securities laws) incurred by the General Partner, its

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affiliates or the Partnerships by reason of any act performed or omitted to be performed in connection with the business of the Partnership, except in the case of fraud, bad faith, negligence, intentional misconduct (any misconduct in the case of Prep Fund 1) or breach of fiduciary duty.

    STOCKHOLDERS. The business and affairs of the Company will be managed under the direction of a seven-member Board of Directors. The Company will contract with the Advisor to manage its day-to-day affairs and to provide other services to the Company. The Board of Directors will be divided into three classes, and stockholders will vote annually on the election of one of the three classes. A majority of the directors will be Independent Directors. Officers will serve at the pleasure of the Board of Directors. Under the MGCL, the directors are required to perform their duties in good faith, in a manner reasonably believed to be in the best interests of the Company and with such care as an ordinarily prudent person in a like position would use under similar circumstances. The MGCL, the Charter and Bylaws include provisions that (i) limit the liability of directors and officers of the Company to the Company and its stockholders for money damages in most circumstances; (ii) in certain circumstances, obligate the Company, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses to a director or officer of the Company in advance of final disposition of a proceeding to which he is made a party by reason of his service in that capacity or, at the request of the Company, in that capacity with another entity; and (iii) require the Company to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The Company intends to take full advantage of those provisions and enter into agreements with the Company's directors and officers, indemnifying them to the fullest extent permitted by Maryland law. Any member of the Board of Directors, or the entire Board of Directors, may be removed only for cause and then only by the affirmative vote of at least 80% of the votes entitled to be cast in the election of directors.

    FOLLOWING THE MERGER, STOCKHOLDERS WILL VOTE ANNUALLY ON THE ELECTION OF DIRECTORS, WHILE UNITHOLDERS DO NOT VOTE ANNUALLY ON THE ELECTION OF THE GENERAL PARTNERS. THE ADVISOR WILL MANAGE THE DAY-TO-DAY OPERATIONS OF THE COMPANY. THE RIGHTS OF STOCKHOLDERS AGAINST MANAGEMENT OF THE COMPANY IN CERTAIN CIRCUMSTANCES ARE MORE LIMITED THAN THE RIGHTS OF UNITHOLDERS AGAINST THE GENERAL PARTNERS.

FEES AND EXPENSES

    UNITHOLDERS. The Partnerships reimburse the General Partners for costs and expenses incurred in connection with the operation of the Partnerships including, among other things, reimbursable salaries and benefits, investor services and custodial fees, professional fees and expenses, insurance registration fees, report preparation and distribution, consulting and travel expenses, telephone expenses and other expenses.

    In addition, the General Partners are entitled to administrative fees payable by the Partnerships to the extent not paid by the owners of the underlying properties in an amount equal to .35% per annum of the outstanding principal amount of investments. For the calendar years 1994, 1995, 1996 and the nine months ended September 30, 1997, the Partnerships paid administrative fees to the General Partners totalling $259,101, $288,278, $258,443 and $192,493, respectively, and property owners paid administrative fees to the General Partners totalling $57,879, $41,593, $81,482 and $29,997, respectively. In addition, the General Partner of Prep Fund 1 received administrative fees of $88,780 during 1997 in conjunction with the repayment of the Jackson Park Place Participating Loan.

    General Partners or their affiliates may also be entitled to property management fees in the event a Partnership takes over active management of a property. For the calendar years 1994, 1995, 1996 and the nine months ended September 30, 1997, property owners paid property management fees to an affiliate of the General Partners of $133,862, $267,702, $314,246, and $264,352,
respectively.

    STOCKHOLDERS. The Company shall pay all of its expenses including the cost of equipment and shall reimburse the Advisor for documented expenses of the Advisor incurred on its behalf. Notwithstanding the

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foregoing, the Advisor shall be responsible for paying compensation of the
Company's officers and other personnel required for the Company's day-to-day operations. For the first full fiscal year following the Merger, it is anticipated that the operating expenses of the Company, including rent and other overhead expenses but excluding salaries and benefits expected to be paid to the Company's directors, executive officers and employees by the Advisor will amount to approximately $2,127,000.

    The Advisor will receive a per annum base management fee payable monthly in arrears in an amount equal to 1.1% of the first $300 million of the Stockholders' Equity, plus .80% of the portion of the Stockholders' Equity of the Company above $300 million. The Company will also pay the Advisor, as incentive compensation for each fiscal quarter, an amount equal to 20% of the dollar amount by which the annualized Return on Equity of the Company for such fiscal quarter exceeds the amount necessary to provide an annualized Return on Equity equal to the Ten-Year U.S. Treasury Rate plus 1%. The Advisor shall reserve a portion of any incentive compensation paid by the Company for distributions as bonuses to its employees in amounts to be determined by its board of directors.

    FOLLOWING THE MERGER, THE COMPANY WILL OPERATE MORE EFFICIENTLY THAN THE PARTNERSHIPS. THE GENERAL PARTNERS CONSIDER A COMPARISON OF THE EFFICIENCY RATIO (I.E., OPERATIONAL EXPENSES DIVIDED BY THE SUM OF NET INTEREST INCOME PLUS NON-INTEREST INCOME) OF THE COMPANY, WHICH MEASURES THE COST INCURRED TO PRODUCE EARNINGS FOR A GIVEN PERIOD, TO THAT OF THE PARTNERSHIPS ON A COMBINED BASIS TO BE AN APPROPRIATE MEANS OF ASSESSING THE RELATIVE OPERATIONAL EFFICIENCIES OF THE COMPANY AND THE PARTNERSHIPS. PRIMARILY AS A RESULT OF THE INCREASED EARNINGS EXPECTED TO BE GENERATED BY THE COMPANY AS COMPARED TO THE PARTNERSHIPS ON A COMBINED BASIS, THE REALIGNMENT OF THE COMPANY'S PORTFOLIO IN ACCORDANCE WITH ITS BUSINESS PLAN AND THE CHANGES RELATING TO THE PAYMENT OF COMPENSATION AND EXPENSE REIMBURSEMENTS UNDER THE ADVISORY AGREEMENT AS COMPARED TO THE PAYMENT OF COMPENSATION AND EXPENSE REIMBURSEMENTS UNDER THE PARTNERSHIP AGREEMENTS, THE EFFICIENCY RATIO OF THE COMPANY IS EXPECTED TO BE 18.9% FOR THE SECOND YEAR OF OPERATIONS FOLLOWING THE CLOSING OF THE MERGER AS COMPARED TO THE EFFICIENCY RATIO OF THE PARTNERSHIPS ON A COMBINED BASIS OF 24.2%, 20.7% AND 18.1% FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994, RESPECTIVELY.

POTENTIAL DILUTION

    UNITHOLDERS. The Partnerships are not authorized to issue additional equity securities.

    STOCKHOLDERS. The Charter provides that the Company may issue up to 500 million shares of capital stock, par value $0.01 per share, with 375 million being designated as Common Stock and 125 million of such shares being designated as Excess Stock. The Board of Directors will be authorized (i) to classify and reclassify any unissued shares of any series of capital stock; (ii) to provide for the issuance of shares in other classes or series; (iii) to establish the number of shares in each class or series; and (iv) to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of such class or series. The issuance of such additional shares may result in the dilution of the relative voting power of each share of Common Stock issued in connection with the Merger.

    UNLIKE THE PARTNERSHIPS, THE BOARD OF DIRECTORS WILL BE AUTHORIZED TO ISSUE ADDITIONAL EQUITY SECURITIES FOLLOWING THE MERGER.

POTENTIAL DILUTION OF PAYMENT RIGHTS

    UNITHOLDERS. Since the Partnerships are not authorized to issue additional equity securities, there can be no dilution of distributions to Unitholders.

    STOCKHOLDERS. The Board of Directors will be authorized to issue additional shares of Common Stock or preferred stock, beyond the shares to be issued upon completion of the Merger. The issuance of such additional shares may result in the dilution of the interests of the stockholders in distributions of the Company.

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    UNLIKE THE PARTNERSHIPS, THE BOARD OF DIRECTORS WILL BE AUTHORIZED TO ISSUE
ADDITIONAL EQUITY SECURITIES WHICH MAY DILUTE THE PAYMENT RIGHTS OF
STOCKHOLDERS.

POTENTIAL REDEMPTION OR REPURCHASE

    UNITHOLDERS. The General Partners of the Partnerships may set aside funds in the Partnership's reserve account in order to repurchase Units in open market transactions, provided that Units so purchase are retired.

    STOCKHOLDERS. The Board of Directors may, at its sole discretion, determine to repurchase shares from time to time out of surplus funds, if any, to further the business objectives of the Company.

    THE PARTNERSHIPS MAY REPURCHASE THEIR RESPECTIVE UNITS IN OPEN MARKET TRANSACTIONS. THE COMPANY WILL BE ABLE TO REPURCHASE SHARES OF COMMON STOCK TO FURTHER THE BUSINESS OBJECTIVES OF THE COMPANY.

LIQUIDITY AND TRANSFERABILITY

    UNITHOLDERS. Prep Fund 1 Units are currently included for quotation on the NASDAQ and the Prep Fund 2 BUCs are listed on the AMEX. The Pension BUCs are not currently traded, although limited transfers of such Units are effected from time to time through an informal secondary market. The Units are freely transferable, except that pursuant to the Partnership Agreements (i) transfers must be recorded on the books of the respective Partnership and the Partnerships may require presentation of evidence of transfers (in the case of Pension Fund, a transfer requires presentation of a properly executed transfer application certificate), (ii) the General Partners may defer any transfers that would cause more than 45% of the Units of the respective partnership to be transferred within the previous 12 months in order to preserve the status of the Partnerships for federal income purposes, and (iii) the General Partner of Pension Fund may impose further restrictions on the transfer of Pension BUCs in order to prevent Pension Fund from being classified as a "publicly traded partnership" for purposes of federal income taxation. Additionally, the securities laws of some states create investor suitability requirements which potential transferees must satisfy.

    STOCKHOLDERS. The shares of Common Stock will be listed on the NYSE and will be freely tradeable. For the Company to qualify as a REIT under the Code, during the last half of a taxable year, not more than 50% of its outstanding Common Stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) and the Common Stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year.

    FOLLOWING THE MERGER, THE LISTING OF THE SHARES OF COMMON STOCK ON THE NYSE AND THE COMPANY'S LARGER EQUITY MARKET CAPITALIZATION AND GROWTH STRATEGY SHOULD ENHANCE THE LIQUIDITY OF THE SHARES OF COMMON STOCK HELD BY UNITHOLDERS IN ALL OF THE PARTNERSHIPS AND IN PARTICULAR FOR HOLDERS OF PENSION BUCS.

ANTI-TAKEOVER PROVISIONS

    UNITHOLDERS. The Partnership Agreements contain the following provisions which could have the effect of delaying, deferring or preventing a transaction or a change in control of the Partnerships that might involve a premium price for Units or otherwise be in the best interest of Unitholders: (i) the General Partners are not regularly elected by, and can only be removed upon the vote of a majority in interest of, Unitholders; and (ii) while the Units are generally freely transferable, they are subject to certain restrictions. See "--Liquidity and Transferability" above.

    STOCKHOLDERS. The Charter and Bylaws contain the following provisions which could have the effect of delaying, deferring or preventing a transaction or a change of control of the Company that might involve a premium price for shares or otherwise be in the best interest of stockholders: (i) the Ownership Limit;

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(ii) a staggered Board of Directors; (iii) removal of directors only for cause and upon vote of 80% of capital stock entitled to vote in director elections;
(iv) authorization of Board of Directors to classify and reclassify any authorized but unissued capital stock; and (v) a vote of 80% of the capital stock entitled to vote in director elections to amend the Bylaws and certain provisions of the Charter. Furthermore, the "business combinations" and "control share" provisions of the MGCL could have similar effects.

    CERTAIN PROVISIONS OF THE ORGANIZATIONAL DOCUMENTS OF THE PARTNERSHIPS AND THE COMPANY COULD BE USED TO DETER ATTEMPTS TO OBTAIN CONTROL OF THE PARTNERSHIPS AND THE COMPANY IN TRANSACTIONS NOT APPROVED BY THE GENERAL PARTNERS AND THE BOARD OF DIRECTORS, RESPECTIVELY. THE CHARTER AND BYLAWS WILL ALSO CONTAIN CERTAIN PROVISIONS NECESSARY TO ENSURE CONTINUED REIT STATUS. PROVISIONS OF THE MGCL MAY HAVE SIMILAR EFFECTS.

TAXATION OF TAXABLE INVESTORS

    UNITHOLDERS. The Partnerships are treated as partnerships for federal income tax purposes. Partnerships are not subject to tax, but the Unitholders report their allocable share of partnership income and loss on their respective tax returns. Unitholders are taxed on income or loss allocated to them whether or not cash distributions are made to the Unitholders. Generally, interest income, as well as market discount and original issue discount income, if any, from the Partnerships are portfolio income and income or loss arising from equity investments (such as PREPs) are "passive" income to the Unitholders. Generally, any passive income allocated to Unitholders may offset "passive" losses from their other investments. Generally, passive losses allocated to Unitholders may not be used to offset portfolio income. Generally, by March or April of each year, Unitholders receive annual Schedule K-1 forms with respect to information for inclusion on their federal income tax returns.

    STOCKHOLDERS. As a corporation qualifying as a REIT, the Company generally can deduct distributions to stockholders, which effectively eliminates the "double taxation" that results when a corporation earns income and distributes distributions to stockholders. Distributions received by stockholders generally will constitute portfolio income, which cannot be offset by "passive" losses. Distributions may, in certain circumstances, constitute a larger portion of taxable income than in the case of the Partnerships, primarily because the taxable portion of a REIT distribution is computed under less favorable depreciation rules than those applicable to partnership deductions. To the extent the Company has net income (after taking into account the deduction for distributions paid), such income will be taxed at the Company level at standard corporate tax rates. Each January, stockholders will be mailed the less complex Form 1099-DIV for corporate distributions. Stockholders will pay federal, state and local income tax, if any, on distributions from the Company.

    WHILE UNITHOLDERS RECEIVE COMPLEX SCHEDULE K-1 FORMS AND MUST REPORT THEIR ALLOCABLE SHARE OF PARTNERSHIP INCOME OR LOSS ON THEIR INDIVIDUAL TAX RETURNS WHETHER OR NOT DISTRIBUTIONS ARE MADE TO THEM, STOCKHOLDERS WILL RECEIVE SIMPLE 1099-DIV FORMS AND WILL PAY TAXES ONLY ON DISTRIBUTIONS FROM THE COMPANY. AS A REIT UNDER THE CODE, THE COMPANY CAN DEDUCT DISTRIBUTIONS TO STOCKHOLDERS, THUS ELIMINATING "DOUBLE TAXATION."

VOTING RIGHTS

    UNITHOLDERS. The Unitholders are entitled to vote only as provided under the Delaware Act and the Partnership Agreements. The Unitholders, by vote of a majority in interest thereof, are required to (i) amend the Partnership Agreement; (ii) approve or disapprove the sale or other disposition of 75% or more of the assets of the Partnership; (iii) dissolve the Partnership; or (iv) remove and replace the General Partner.

    Under the Delaware Act and the Partnership Agreements, decisions relating to the operation and management of the Partnership are made by the General Partner. If a limited partner were granted additional voting rights, the possibility exists under the Code that the partnership structure and the terms of the Partnership Agreement would be disregarded. In such event, the Partnership may be taxed as an association and thus would be subject to "double taxation" similar to a corporation.

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    STOCKHOLDERS.  The holders of the Common Stock will be entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, subject to the provisions of the Charter regarding the restriction on transfer of stock to ensure the continued qualification of the Company as a REIT under the Code. Stockholders of a Maryland corporation are generally entitled to vote on any material transactions or actions relating to such corporation (as advised by the board of directors of such corporation), and such transactions or actions may not be consummated without the approval of the requisite number of stockholders. These instances include: (i) the right to elect the board of directors and thus participate in the management of the corporation; (ii) the right to amend the corporation's charter and Bylaws; (iii) the determination to dissolve the corporation; (iv) the determination to merge the corporation with or into another entity; (v) the determination to approve or disapprove the sale of all or substantially all of the corporation's assets; and
(vi) any other matters which are properly brought before the stockholders. Maryland corporations are also generally required to hold annual meetings which allow stockholders to vote for directors. No cumulative voting rights for the election of directors will attach to the shares of Common Stock.

    FOLLOWING THE MERGER, STOCKHOLDERS OF THE COMPANY WILL ENJOY GREATER VOTING RIGHTS THAN UNITHOLDERS OF THE PARTNERSHIPS, INCLUDING THE RIGHT TO VOTE ANNUALLY ON THE ELECTION OF THE BOARD OF DIRECTORS WHILE UNITHOLDERS DO NOT VOTE ANNUALLY ON THE ELECTION OF GENERAL PARTNERS.

MEETINGS

    UNITHOLDERS. Meetings of a Partnership may be called by its General Partner, and are required to be called upon written request of Unitholders holding more than 10% of the then outstanding Units of the relevant Partnership. There are no regular meeting dates. Each Unitholder may authorize any person or persons to act for him by proxy in all matters as to which such Unitholder is entitled to vote.

    STOCKHOLDERS. The Company will hold annual meetings for holders of Common Stock, among other things, for the election of directors. A special meeting of holders of Common Stock will be called upon the written request of the holders of 50% of the outstanding shares of Common Stock and may be called by a majority of the Board of Directors. The holders of a majority of the outstanding shares of Common Stock present in person or by proxy will constitute a quorum at any annual or special meeting of holders of Common Stock. At any meeting of such holders, any holder entitled to vote thereat may vote by proxy.

    FOLLOWING THE MERGER, MEETINGS OF STOCKHOLDERS ARE EXPECTED TO BE HELD ANNUALLY, OR AT OTHER TIMES UPON THE OCCURRENCE OF CERTAIN EVENTS. THE PARTNERSHIP AGREEMENTS DO NOT REQUIRE ANNUAL MEETINGS OF UNITHOLDERS, ALTHOUGH OTHER MEETINGS CAN BE HELD IN CERTAIN LIMITED CIRCUMSTANCES.

RIGHT TO INSPECT BOOKS AND RECORDS

    UNITHOLDERS. The Partnership Agreements require each Partnership to make its books and records, including a list of the names and addresses of Unitholders, available to Unitholders and authorize any Unitholder, or his duly authorized representative, to copy and examine the books and records of the Partnership at its principal office during ordinary business hours, upon reasonable request and at the expense of the Unitholder. Unitholders may also receive copies of such documents upon written request. Each Unitholder has the right under the Delaware Act to obtain a current list of the names and last known business, residence or mailing address of each partner upon reasonable demand for any purpose reasonably related to the Unitholder's interest in the Partnership, subject to such reasonable standards as are set forth in the Partnership Agreements.

    STOCKHOLDERS. The Company will be required to keep complete and accurate books with respect to its business at its principal executive office. The books will be maintained for financial accounting purposes on the accrual basis, in accordance with GAAP. Stockholders will be entitled to have access to the Bylaws, minutes of the proceedings of stockholders' meetings, annual statements of affairs of the Company and voting trust agreements filed with the Company at reasonable times upon reasonable notice to the

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Company, subject to certain limitations, including those intended to protect confidential business information. Each stockholder has the right under the MGCL to obtain, upon written request, a statement showing all stock and securities issued by the Company during a specified period of not more than the preceding 12 months. In addition, each stockholder or group of stockholders who have owned 5% or more of the outstanding stock of any class of capital stock for at least six months shall have, upon written request and for a proper purpose reasonably related to that stockholder's interest as a stockholder in the Company, the right to have access to the books, records and stock ledger of the Company.

    THE INSPECTION RIGHTS OF STOCKHOLDERS ARE SIMILAR TO THE INSPECTION RIGHTS OF UNITHOLDERS. ALSO, THE RIGHTS OF HOLDERS OF COMMON STOCK OF THE COMPANY TO OBTAIN LISTS OF STOCKHOLDERS ARE SUBSTANTIALLY SIMILAR TO THE RIGHTS OF UNITHOLDERS TO OBTAIN LISTS OF UNITHOLDERS.

REPORTS

    UNITHOLDERS. The Partnerships furnish each Unitholder with information required to be set forth in the Unitholder's individual federal income tax return no later than March or April of each year on complex Schedule K-1 forms. Within 120 days after the end of each fiscal year, each Partnership also furnishes the Unitholders with a report that contains financial statements of such Partnership (prepared in accordance with GAAP) rendered by independent certified public accountants, including a detailed statement of (i) all transactions with its General Partner and its affiliates, and (ii) fees, commissions, compensation and other benefits paid or accrued to its General Partner and its affiliates for such year, showing the amount paid or accrued to each recipient and the services performed. Also, within 60 days after the end of each of the first three quarters of each year, each Partnership furnishes the Unitholders with an unaudited report for such quarter (prepared in accordance with GAAP) which includes a balance sheet, statement of income, changes in partners' capital, changes in financial condition, statement of cash available for distribution and a report of the activities of the respective Partnership during such quarter.

    STOCKHOLDERS. The rights of Company stockholders to receive reports on the Company will be substantially similar to the rights of Unitholders to receive reports regarding the Partnerships. The Company will furnish to each stockholder, within 120 days after the close of each fiscal year, reports containing certain financial statements of the Company for such fiscal year, including a balance sheet and statements of operations and cash flow, which will be audited by a nationally recognized firm of independent certified public accountants. The Company will also provide stockholders with unaudited quarterly reports. In addition, the Company will mail stockholders distribution information on Form 1099-DIV in January of each year.

    THE RIGHTS OF STOCKHOLDERS AND UNITHOLDERS TO RECEIVE REPORTS ARE SUBSTANTIALLY THE SAME.

LIABILITIES

    UNITHOLDERS. Under the Delaware Act, a limited partner of a limited partnership is not liable for the obligations of the partnership unless he is deemed to be participating in the control of the business of such partnership, in which event he may be liable to persons who transact business with such partnership reasonably believing, based upon such limited partner's conduct, that such limited partner is a general partner of the partnership. Under the amended Delaware Act, a limited partner is not liable for a return of his contribution unless such return constitutes a wrongful distribution. Generally, under the amended Delaware Act, a limited partner who knowingly receives a wrongful distribution is liable to the partnership for the amount of the distribution for a period of three years from the date of the distribution.

    STOCKHOLDERS. As stockholders of a Maryland corporation, Unitholders that receive shares of Common Stock of the Company in the Merger will not be subject to any personal liability (as stockholders) for the acts or obligations of the Company.

    UNDER LIMITED CIRCUMSTANCES, UNITHOLDERS FACE THE POSSIBILITY OF PERSONAL LIABILITY FOR WRONGFUL RETURN TO THEM OF THEIR CAPITAL CONTRIBUTIONS, WHILE STOCKHOLDERS DO NOT FACE SIMILAR PERSONAL LIABILITIES AS HOLDERS OF SECURITIES IN THE COMPANY.

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    FIDUCIARY RESPONSIBILITIES AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

    Under the MGCL, each director of the Company will be required to perform his duties as a director in good faith, in a manner he believes to be in the best interests of the Company and with the care that an ordinary prudent person in a like position would use under similar circumstances. Acts or omissions of a director not amounting to a violation of this statutory standard may not be the basis for imposition of any liability of the director, either for legal or equitable relief. Under the Delaware Act, the General Partners are accountable to the Partnerships and the Unitholders as fiduciaries and consequently must exercise good faith and integrity in handling affairs of the Partnerships. Unitholders who have questions concerning the duties of the directors and officers with respect to the Company or the duties of the General Partners with respect to any of the Partnerships should consult their counsel.

    The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Charter will contain such a provision which eliminates such liability to the maximum extent permitted by the MGCL.

    The Charter (i) will require the Company, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to its directors and officers, whether serving the Company, or at its request, any other entity and (ii) will authorize, to the maximum extent permitted by Maryland law, to permit itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to other employees and agents, whether serving the Company, or at its request, any other entity.

    The MGCL requires a corporation (unless its charter provides otherwise, which the Company's Charter will not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation, or in a suit claiming improper benefit, except for expenses ordered by a court. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation as authorized by the Bylaws and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met. To the extent that the foregoing provisions concerning indemnification apply to actions arising under the Securities Act, the Company has been advised that, in the opinion of the Commission, such provisions are contrary to public policy and therefore are not enforceable.

    By comparison, each Partnership Agreement provides that such Partnership will indemnify and hold harmless its General Partner and the General Partner's affiliates for any loss or liability (except for certain liabilities under the Securities Act, or, in the case of Prep Fund 2 and Pension Fund, certain liabilities under federal or state securities laws) incurred by the General Partner, its affiliates or the Partnerships by reason of any act performed or omitted to be performed in connection with the business of the

Partnership, except in the case of fraud, bad faith, negligence, intentional misconduct (any misconduct in the case of Prep Fund 1) or breach of fiduciary duty.

    The rights of stockholders against management of the Company in certain circumstances are more limited than the rights of Unitholders against the General Partners.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                         AND MANAGEMENT OF THE COMPANY

    The following table contains information concerning the ownership of Common Stock by each person known to the General Partners that is expected to be a beneficial owner of more than 5% of Common Stock upon completion of the Merger, as well as the anticipated ownership of Common Stock by each of the Company's directors, by each of the Company's executive officers and by directors and executive officers as a group. Directors are designated by an asterisk.

                                                                            AMOUNT AND NATURE OF
                  NAME AND ADDRESS OF BENEFICIAL OWNER                     BENEFICIAL OWNERSHIP(1)    PERCENT OF CLASS
-------------------------------------------------------------------------  -----------------------  ---------------------
Michael B. Yanney(2).....................................................            47,675(3)                *
Stewart Zimmerman........................................................             2,462(3)                *
Gary Thompson............................................................             4,973(3)                *
William S. Gorin.........................................................            --                       *
Ronald A. Freydberg......................................................            --                       *
Michael L. Dahir(2)......................................................            --                       *
George V. Janzen(2)......................................................            --                       *
George H. Krauss(2)......................................................             7,703(3)                *
Gregor Medinger(2).......................................................            --                       *
W. David Scott(2)........................................................            --                       *
All directors and executive officers as a group (10 persons).............            62,813                   *

------------------------

*Less than 1%.

(1) For purposes of this table, a person is deemed to be a beneficial owner of shares of Common Stock if that person has the right to acquire such shares within 60 days of consummation of the Merger by the exercise of any stock option or any other right to convert or exchange outstanding securities. Units and stock options held by a person are deemed to have been exchanged or exercised for the purpose of computing the percentage of outstanding shares of Common Stock beneficially owned by such person, but shall not be deemed to have been exchanged or exercised for the purpose of computing the percentage of outstanding shares of Common Stock beneficially owed by any other person. Additionally, for purposes of this table, a person or entity shall be deemed to be a beneficial owner of shares of Common Stock if such person or entity has or shares either investment or voting power with respect to such shares.

(2) Director of the Company.

(3) Shares of Common Stock are owned of record by America First. Messrs. Yanney, Zimmerman, Thompson and Krauss own a 52.61%, 2.72%, 5.49% and 8.50% interest in American First, respectively.

                       FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

    The following discussion describes the material federal income tax considerations to the Unitholders and the Company of the transactions contemplated in this Consent Solicitation Statement/Prospectus. This discussion is based upon the Code, applicable income tax regulations under the Code as such regulations may be amended from time to time (including temporary regulations) ("Treasury Regulations") judicial authority, and administrative rulings and practice, all as of the date of this Consent Solicitation Statement/ Prospectus. There can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the statements or conclusions set forth herein. Any such changes could have an adverse impact on the tax consequences of the Merger and/or an investment in the Company. The income tax consequences of the transactions contemplated herein and of an investment in the Company may not be the same for all Unitholders. This discussion focuses on Unitholders who are individual citizens or residents of the United States and further briefly summarizes issues which may affect certain Unitholders which are tax-exempt investors. In addition, no representations are made as to state or local tax consequences resulting from the transactions contemplated herein or an investment in the Company. ACCORDINGLY, THIS DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING AND UNITHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS AS TO THEIR PARTICULAR CIRCUMSTANCES IN RELATION TO THE TAX CONSIDERATIONS DESCRIBED HEREIN.

OPINIONS OF COUNSEL

    Rogers & Wells LLP, counsel to the Company, has rendered its opinion, subject to various assumptions and conditioned upon certain representations as to factual matters as set forth herein, that (i) commencing with its taxable year ending December 31, 1998, the Company will be organized in conformity with the requirements for qualification and taxation as a REIT under the Code and that the proposed method of operation of the Company will permit it to so qualify, (ii) the Merger will be treated as a transfer of assets by Prep Fund 1 and Prep Fund 2 and a transfer of Units by Pension Fund Unitholders which do not elect the Retention Option for Common Stock qualifying for treatment under
Section 351 of the Code, followed by a tax-free distribution of such Common Stock by Prep Fund 1 and Prep Fund 2 to their Unitholders, and (iii) the discussion that follows fairly summarizes the material federal income tax considerations associated with the Merger and the operation of the Company. It should be noted that some of the tax consequences of the contemplated transactions are subject to various interpretations. Unlike a tax ruling, an opinion of counsel is not binding on the IRS or any court, and no assurance can be given that the IRS will not challenge the status of the Company as a REIT for federal income tax purposes or any of the other views expressed in this discussion. The opinion of Rogers & Wells LLP will be based on representations of the General Partners as to the current composition and value of the Partnerships' assets. Such opinion will also be based upon a conclusion that the Merger will not be treated as a transfer to an investment company under Section 351(e) of the Code. However, neither the courts nor the IRS has ruled on the application of Section 351(e) in connection with an exchange of partnership units for shares or a transaction similar to the Merger. Accordingly, there can be no assurance that the IRS will agree with the conclusions of Rogers & Wells LLP. With respect to the opinion of Rogers & Wells LLP relating to the qualification of the Company as a REIT, it should be noted that the Company's continued qualification as a REIT in current and future taxable years will depend upon whether the Company meets and continues to meet the various qualification tests imposed under the Code (discussed below). Rogers & Wells LLP will not review compliance with these tests on a periodic or continuing basis. Accordingly, no assurance can be given that the actual results of the Company's operations for the current or future taxable years will satisfy such requirements. See "-- Requirements for Qualification as a REIT -- Failure to Qualify."

CERTAIN TAX DIFFERENCES BETWEEN THE OWNERSHIP OF UNITS AND COMMON STOCK

    Unitholders are treated as limited partners of the Partnerships for federal income tax purposes. The Partnerships are not subject to federal income taxation, and instead each Unitholder is required to take into account his or her share of the income or loss of such Partnership, regardless of whether any cash is distributed. Upon consummation of the Merger, the Unitholders (other than those Unitholders in Pension Fund which elect the Retention Option) will receive Common Stock in exchange for their interests in such

Partnership. See "COMPARATIVE RIGHTS AND OBLIGATIONS OF UNITHOLDERS AND STOCKHOLDERS."

    A REIT is generally not subject to tax on income which it timely distributes to its stockholders. However, the ownership of Common Stock pursuant to the Merger will affect the character and amount of income reportable by a Unitholder in the future. Currently, as the owners of Units in a Partnership, Unitholders must take into account their distributive shares of all income, loss and separately stated Partnership items, regardless of the amount of any distributions of cash to such Unitholders. Such information is supplied to each Unitholder annually on a Schedule K-1. The character of the income recognized by Unitholders is dependent upon the assets and activities of the Partnership and may, in some circumstances, be treated as passive income.

    In contrast to the treatment of Unitholders, stockholders of the Company will be taxed based on the amount of distributions received from the Company. Each stockholder will receive a Form 1099-DIV reporting the amount of taxable and nontaxable distributions paid to him or her during the preceding year. The taxable portion of such distributions depends on the amount of the Company's earnings and profits. The character of income to stockholders is not dependent on its character to the Company and is generally ordinary dividend income to the stockholders. In addition, such income is classified as portfolio income under the passive loss rules, except with respect to capital gains dividends, discussed below. Furthermore, should the Company incur a taxable loss, such loss will not be passed through to the stockholders. Certain other differences attributable to the Company's status as a REIT are discussed below. See "-- Treatment of the Company as a REIT" and "-- Taxation of the Company's Stockholders -- Taxation of Taxable Domestic Stockholders."

TAX TREATMENT OF THE MERGER FOR PARTNERSHIPS AND UNITHOLDERS

    OVERVIEW. The Merger will be effected as described herein under "TERMS OF THE MERGER." Section 351 of the Code provides that no gain or loss is recognized if property is transferred by one or more persons to a corporation solely in exchange for stock of such corporation and immediately after such exchange the transferors own at least 80% of the corporation's voting stock and 80% of all other classes of the corporation's stock. When a transaction involves more than one transferor of property pursuant to a single integrated transaction, the transaction can qualify under Section 351 if the transferors as a group satisfy the 80% control test immediately after the exchange.

    The Merger should be treated as a transfer of assets by Prep Fund 1 and Prep Fund 2 and a transfer of Units by Pension Fund Unitholders which do not elect the Retention Option for Common Stock qualifying for treatment under Section 351 of the Code, followed by a tax-free distribution of such Common Stock by Prep Fund 1 and Prep Fund 2 to their Unitholders.

    TAX CONSEQUENCES OF MERGER. Assuming that the Merger qualifies as a tax-free exchange under Section 351, Prep Fund 1 and Prep Fund 2 (and therefore the Unitholders of Prep Fund 1 and Prep Fund 2) and the Unitholders of Pension Fund which do not elect the Retention Option should not recognize gain or loss upon the transfer of assets or Units to the Company for Common Stock, except to the extent a Partnership or Pension Fund Unitholder receives cash in lieu of fractional shares. A Partnership or Pension Fund Unitholder who receives cash in lieu of fractional shares will recognize gain (but not loss) equal to the lesser of (i) the amount of cash proceeds received and (ii) the difference between (a) the sum of the fair market value of the Common Stock and cash proceeds received plus the amount of such transferor's liabilities assumed or taken subject to by the Company and (b) the adjusted tax basis of the assets or Units surrendered. Any such gain should be treated as capital gain. Any gain recognized by Prep Fund 1 or Prep Fund 2 should be allocated among their Unitholders in connection with the terms of their respective Partnership Agreements.

    For tax purposes, the Common Stock deemed to be received by Prep Fund 1 and Prep Fund 2 should be deemed to be distributed by such Partnerships to their Unitholders with the tax consequences described below in "-- Liquidation and Termination of Partnerships."

    The tax basis of shares of Company Common Stock received by a Pension Fund Unitholder which did not elect the Retention Option should equal such Unitholder's basis in the Units transferred after adjustment for the operations of Pension Fund during the taxable year of the Merger decreased by the amount of cash received by such Unitholder and such Unitholder's share of the liabilities of Pension Fund and increased by the amount of gain, if any, recognized by such Unitholder pursuant to the Merger. The holding period of a Pension Fund Unitholder which does not elect the Retention Option in the Common Stock should generally include the period such Unitholder held its Units.

    A Unitholder's suspended passive losses under Section 469 of the Code, if any, should be available to utilize against gain, if any, attributable to a passive activity of the Partnership recognized pursuant to the Merger. Any passive losses not so utilized generally should not be available until the Unitholder disposes of his entire interest in the Company.

    LIQUIDATION AND TERMINATION OF PARTNERSHIPS. Upon the deemed receipt of Common Stock pursuant to the Merger, Prep Fund 1 and Prep Fund 2 should each be treated as making a liquidating distribution to their Unitholders of the Common Stock received in the Merger. The taxable year of Prep Fund 1 and Prep Fund 2 will end at such time. Unitholders must report, in their taxable year that includes the Merger, their share of all income, gain, loss, deduction and credit for Prep Fund 1 and Prep Fund 2 for the period ending on the date of the Merger (including their allocable share of gain, if any, resulting from the Merger as described above). A Unitholder whose taxable year differs from the Partnership's could have "bunching" of income from the Partnership and the Company because of the short taxable year of the Partnership. However, a Unitholder whose taxable year is the calendar year should not experience any "bunching" of income.

    The distribution by Prep Fund 1 and Prep Fund 2 of Common Stock to its Unitholders should be tax-free to such Partnerships and the Unitholders. The Unitholders of Prep Fund 1 and Prep Fund 2 should have a basis in the Common Stock equal to such Unitholder's basis in his or her Units less such Unitholder's share of liabilities of the Partnership after adjustment for such Unitholder's distributive share of income, gain, loss, deduction and credit for the final taxable year of the Partnership as well as distributions received in such final taxable year (other than the distribution of Common Stock to the Unitholders). The holding period of a Unitholder of Prep Fund 1 and Prep Fund 2 in the Common Stock should generally include the period of time his or her Partnership held its assets.

    If Unitholders of Pension Fund holding more than 50% of the total interest in profits and capital of Pension Fund exchange their Units in Pension Fund for Common Stock, Pension Fund will be deemed to have been terminated and reformed for tax purposes under Section 708(b)(1)(B) of the Code. As a result of such termination, Pension Fund will be deemed to have contributed to a newly formed partnership all of its assets and liabilities in exchange for an interest in the partnership, and, immediately thereafter, distributed the interests of the newly formed partnership to the Unitholders of Pension Fund electing the Retention Option and the Company. These deemed transactions should not result in the recognition of gain or loss by the Unitholders electing the Retention Option or the Company. However, the taxable year of Pension Fund would come to an end requiring Unitholders electing the Retention Option to include their share of all income, gain, loss or deduction of Pension Fund as discussed above with respect to the Unitholders of Prep Fund 1 and Prep Fund 2.

TAX CONSEQUENCES TO COMPANY

    The Company should not recognize gain or loss as a result of the Merger. The basis of the assets received by the Company from Prep Fund 1 and Prep Fund 2 should equal such Partnerships' tax basis in such assets on the date of the Merger increased by any gain recognized by such Partnerships pursuant to the Merger. The Company's basis in the Units received by Pension Fund Unitholders should equal the aggregate basis of such Unitholders in their Units on the date of the Merger increased by any gain recognized by such Unitholders pursuant to the Merger.

    If for any reason the Merger was not an exchange under Section 351 of the Code, the transfers would be taxable transactions resulting in realization of gain or loss by Prep Fund 1, Prep Fund 2 and Unitholders; however, the Company would not recognize any gain or loss. The overall amount of gain or loss realized by Prep Fund 1 and Prep Fund 2 would equal the difference between (i) the sum of the fair market value of the Common Stock received by such Partnerships in the Merger (increased by the amount of liabilities of such Partnerships assumed or taken subject to by the Company) and (ii) the adjusted tax basis of the assets exchanged therefor. The amount of such gain or loss realized by Prep Fund 1 and Prep Fund 2 would be allocated among their respective Unitholders in accordance with the terms of their respective Partnership Agreements. The overall amount of gain or loss realized by a Pension Fund Unitholder which did not elect the Retention Option would equal the difference between (a) the sum of the fair market value of the Common Stock received by such Unitholder plus the amount of such Unitholder's allocable share of liabilities of Pension Fund, if any, assumed or taken subject to by the Company and (b) the adjusted tax basis of the Units exchanged therefor.

    In general, any gains or losses realized with respect to the Merger would be treated as capital gains or losses, except for any portion of gain attributable to a Partnership's "unrealized receivables" or "substantially appreciated inventory" which would be treated as ordinary income. Under Section 267(a) of the Code, a loss may not be recognized in connection with a sale or exchange between related parties even though the loss is realized for tax purposes. In certain circumstances, Prep Fund 1, Prep Fund 2 or a group of Unitholders of Pension Fund could be treated as a related party of the Company, thereby preventing the recognition of any loss realized if the Merger was a taxable transaction. For purposes of Section 469 of the Code, gains or losses realized which are attributable to equity interests of the Partnerships would be treated as passive activity income or loss. In general, a taxpayer who disposes of his or her entire interest in a passive activity in a taxable transaction to an unrelated party during a taxable year is entitled to treat the excess of passive losses from such activity (including any prior suspended losses) over such year's passive income or gains from all activities as not being subject to passive activity loss limitations. Accordingly, the Merger, if a taxable transaction, would allow Unitholders (other than those Unitholders in Pension Fund which elect the Retention Option or which are subject to the Section 267(a) related party rules discussed above) to deduct suspended passive activity losses, if any, attributable to their investment in a Partnership.

TREATMENT OF THE COMPANY AS A REIT

    The Company expects that it will be organized and will operate in such a manner so as to qualify for taxation as a REIT under Sections 856 through 860 of the Code commencing with its taxable year ending December 31, 1998 and the Company intends to operate in such a manner in the future. No assurance can be given, however, that the Company will operate in a manner so as to qualify or remain qualified as a REIT.

    In the opinion of Rogers & Wells LLP, commencing with its taxable year ending December 31, 1998, the Company will be organized in conformity with the requirements for qualification and taxation as a REIT under the Code and its proposed method of operation will permit it to so qualify. This opinion is based on various assumptions and is conditioned upon certain representations set forth below made by the Company as to factual matters. Moreover, such qualification and taxation as a REIT depends upon the Company's ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code discussed below, the results of which will not be reviewed by Rogers & Wells LLP on a periodic or continuing basis. Accordingly, no assurance can be given that the actual results of the Company's operations for any one taxable year will satisfy such requirements. See "-- Requirements for Qualification as a REIT -- Failure to Qualify."

TAXATION OF THE COMPANY AS A REIT

    If the Company qualifies for taxation as a REIT and distributes to its stockholders at least 95% of its REIT taxable income, it generally will not be subject to federal corporate income tax on the portion of its ordinary income or capital gain that is timely distributed to stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from investment in a corporation. If the Company were to fail to qualify as a REIT, it would be taxed at rates applicable to corporations on all of its income, whether or not distributed to its stockholders. Even if the Company qualifies as a REIT, it may be subject to federal income or excise tax as follows:

        (i) The Company will be taxed at regular corporate rates on REIT taxable income and net capital gains not distributed to stockholders.

        (ii) Under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference, if any.

       (iii) If the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property, other than foreclosure property and dispositions of property that occur due to involuntary conversion, held primarily for sale to customers in the ordinary course of business) such income will be subject to a 100% tax.

        (iv) If the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the greater of the amount by which the Company fails the 75% or 95% test, multiplied by a fraction intended to reflect the Company's profitability.

        (v) If the Company should fail to distribute during each calendar year at least the sum of (1) 85% of its REIT ordinary income for such year, (2) 95% of its REIT capital gain net income for such year and (3) any undistributed taxable income from prior years, it would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

        (vi) If the Company has (1) net income from the sale or other disposition of "foreclosure property" (which is, in general, property acquired by the Company by foreclosure or otherwise on default on a loan secured by such property) which is held primarily for sale to customers in the ordinary course of business or (2) other non-qualifying income from foreclosure property, it will be subject to tax on such income at the highest corporate rate.

       (vii) If the Company acquires assets from a C corporation (i.e., generally a corporation subject to tax at the corporate level) in a transaction in which the bases of the acquired assets in the Company's hands are determined by reference to the bases of the assets (or any other property) in the hands of the C corporation, and the Company recognizes net gain on the disposition of such assets in any taxable year during the ten-year period (the "Restriction Period") beginning on the date on which such assets were acquired by the Company, then, pursuant to guidelines issued by the IRS, the excess of the fair market value of such property at the beginning of the applicable Restriction Period over the Company's adjusted basis in such property as of the beginning of such Restriction Period will be subject to a tax at the highest corporate rate.

REQUIREMENTS FOR QUALIFICATION AS A REIT

    GENERAL.  The Code defines a REIT as a corporation, trust or association:

        (i) which is managed by one or more trustees or directors;

        (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of common stock;

       (iii) which would be taxable as a domestic corporation but for Sections 856 through 859 of the Code;

        (iv) which is neither a financial institution nor an insurance company subject to certain provisions of the Code;

        (v) which has the calendar year as its taxable year;

        (vi) the beneficial ownership of which is held by 100 or more persons;

       (vii) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals; and

      (viii) which meets certain income and asset tests, described below.

    Conditions (i) through (v), inclusive, must be met during the entire taxable year and condition (vi) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. However, conditions (vi) and (vii) will not apply until after the first taxable year for which an election is made to be taxed as a REIT. The Company's taxable year will be the calendar year.

    Following the consummation of the Merger, the Company will satisfy the share ownership requirement set forth in (vi) and (vii) above (the "100 stockholder" and "five or fewer" requirements). In order to ensure continuing compliance with these ownership requirements, the Company will place certain restrictions on the transfer of its stock to prevent further concentration of stock ownership. See "DESCRIPTION OF CAPITAL STOCK OF THE COMPANY -- Restrictions on Transfer." Moreover, to evidence compliance with these requirements, the Company must maintain records which disclose the actual ownership of its outstanding Common Stock. In fulfilling its obligation to maintain these records, the Company must, and will, demand written statements each year from the record holders of designated percentages of its Common Stock disclosing the actual owners of such Common Stock. A list of those persons failing or refusing to comply with such demand must be maintained as a part of the Company's records. Although a failure to make such demand or ascertain the actual ownership of its shares will not cause a disqualification of REIT status, a monetary fine will result. A stockholder failing or refusing to comply with the Company's written demand must submit with his or her tax return a similar statement and certain other information.

    In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and is deemed to receive the income of the partnership attributable to such share. In addition, the character of assets and gross income of the partnership shall retain the same character in the hands of the REIT. Thus, the Company's proportionate share of the assets, liabilities and items of income of Pension Fund and any other partnership in which the Company may be a direct or indirect partner in the future will be treated as assets, liabilities and items of income of the Company, to the extent of its respective interest therein, for purposes of applying the requirements described herein. See "-- Tax Aspects of the Company's Investments in Partnerships -- General."

    If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary," that subsidiary is disregarded for federal income tax purposes and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of the REIT itself. Thus, any qualified REIT subsidiary of the Company will be ignored for federal income tax purposes, and all assets, liabilities and items of income, credit and deduction of such subsidiary will be treated as assets, liabilities and items of the Company.

    ASSET TESTS. In order for the Company to maintain its qualification as a REIT, at the close of each quarter of its taxable year, it must satisfy three tests relating to the nature of its assets. For purposes of these tests, where the Company owns an interest in a partnership, it will be treated as owning a proportionate part of the partnership's assets. See "-- Tax Aspects of the Company's Investments in Partnerships -- General."

        (i) At least 75% of the value of the Company's total assets must be represented by any combination of interests in real property, interests in mortgages on real property and shares in other qualified REITs ("Qualified REIT Assets"), as well as cash, cash items, and certain government securities.

        (ii) Not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class.

       (iii) Of the investments included in the 25% class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities (excluding securities of a qualified REIT subsidiary, as defined in the Code, or another qualified
    REIT).

    After initially meeting the asset tests at the close of any quarter, the Company will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient non-qualifying assets within 30 days after the close of that quarter.

    The Company believes that it will satisfy the requirements for the three asset tests described above. The Company intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as may be required to cure any noncompliance. In particular, at of the end of each calendar quarter, the Company will limit and diversify its ownership of securities that do not constitute Qualified REIT Assets as necessary to satisfy the REIT asset tests described above.

    When purchasing Mortgage Securities, the Company and its counsel may rely on opinions of counsel for the issuer or sponsor of such securities given in connection with the offering of such securities, or statements made in related offering documents, for purposes of determining whether and to what extent those securities constitute Qualified REIT Assets for purposes of the REIT asset tests and produce income which qualifies under the REIT gross income tests discussed below.

    INCOME TESTS. In order for the Company to maintain its qualification as a REIT, it must satisfy two separate percentage tests relating to the source of its gross income in each taxable year. For purposes of these tests, where the Company invests in a partnership, the Company will be treated as receiving its proportionate share of the gross income of the partnership, and such gross income will retain the same character in the hands of the Company as it had in the hands of the partnership. See "-- Tax Aspects of the Company's Investments in Partnerships -- General."

           THE 75% TEST. At least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from specified real estate sources, including (i) rents from real property, (ii) interest on obligations secured by mortgages on real property or on interests in real property, (iii) gain from the sale or other disposition of real property (including interests in real property and interests in mortgages on real property) not held primarily for sale to customers in the ordinary course of business, (iv) dividends or other distributions on, and gain (other than from prohibited transactions) from the sale or disposition of, shares in other REITs, (v) abatements and refunds of taxes on real property, (vi) income and gain derived from foreclosure property, (vii) amounts (other than amounts the determination of which depends in whole or part on the income or profits of any person) received or accrued as consideration for entering into agreements to make loans secured by mortgages on real property or on interests in real property, or to purchase or lease real property (including interests in real

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       property and mortgages on interests in real property), and (viii) income from qualified types of temporary investments.

           THE 95% TEST. At least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from the same items which qualify under the 75% income test or from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. Payments made to the Company pursuant to an interest rate swap, cap agreement, option, futures contract, forward rate agreement, or any other similar financial instrument, entered into by a REIT in a transaction to reduce the interest rate risks with respect any indebtedness incurred or to be incurred to acquire or carry real estate assets ("Qualified Hedges"), and any gain from the sale or disposition of such Qualified Hedge instruments will also be includible for purposes of the 95% test.

    The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

    Generally, if a loan is secured by both personal property and real property, interest must be allocated between the personal property and the real property, with only the interest allocable to the real property qualifying as mortgage interest under the 75% gross income test. Treasury Regulations provide that if a loan is secured by both personal and real property and the fair market value of the real property as of the commitment date (generally, the date on which the REIT's obligation to make the loan becomes binding) equals or exceeds the amount of the loan, the entire interest amount will qualify under the 75% gross income test. If the amount of the loan exceeds the fair market value of the real property as of the commitment date, the interest income multiplied by a fraction, the numerator of which is the fair market value of the real property as of the commitment date, and the denominator of which is the amount of the loan. The interest income allocated to the personal property is an amount equal to the excess of the total interest income over the interest income allocated to the real property.

    Interest earned on Mortgage Securities and Mortgage Loans will qualify as "interest" for purposes of both the 95% and 75% gross income tests to the extent such assets are treated as obligations secured by mortgages on real property or on interests in real property. However, income attributable to securities and obligations that are not treated as secured by mortgages on real property or on interests in real property, or to assets which are not otherwise Qualified REIT Assets, will not qualify under the 75% gross income test. Such income will qualify under the 95% gross income test, however, if such income constitutes interest, dividends or gain from the sale or disposition of stock or securities. In addition, income from loan guarantee fees, mortgage servicing contracts or other contracts will not qualify under either the 95% or 75% gross income test if such income constitutes fees for services rendered by the Company or is not treated as interest (on obligations secured by mortgages on real property or on interests in real property for purposes of the 75% gross income test). Similarly, items of income from hedging, including the sale of hedges, will not qualify under the 95% or 75% gross income tests unless such hedges constitute Qualified Hedges, in which case such income will only qualify under the 95% gross income test.

    In order to comply with the 95% and 75% gross income tests, the Company will limit substantially all of the assets that it acquires to Mortgage Loans, Mortgage Securities or obligations that are treated as obligations secured by mortgages on real property or on interests in real property or to other Qualified REIT Assets. As a result, the Company may limit the type of assets, including hedging contracts, that it otherwise might acquire and, therefore, the type of income it otherwise might receive.

    Although the Company will receive some income that is not qualifying income for purposes of the 75% and 95% gross income tests, the General Partners believe that the aggregate amount of such non-qualifying income, in any taxable year, will not cause the Company to exceed the limits on non-qualifying income under the 75% and 95% gross income tests.

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    If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may still qualify as a REIT in such year if (i) it attaches a schedule of the sources of its gross income to its federal income tax return for such year, (ii) the inclusion of any incorrect information in its return was not due to fraud with intent to evade tax and (iii) the Company's failure to meet such tests is due to reasonable cause and not due to willful neglect. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. Even if these relief provisions apply, the Company still will be subject to a tax imposed with respect to the excess net income. See "--Taxation of the Company as a REIT."

    SALE OF ASSETS. Any gain realized by the Company on the sale of any property (including Mortgage Loans and Mortgage Securities) held as inventory or other property held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income may also have an adverse effect upon the Company's ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. If the Company were to sell Mortgage Securities on a regular basis, there is a risk that such sales would constitute prohibited transactions and that all of the profits therefrom would be subject to a 100% tax.

    ANNUAL DISTRIBUTION REQUIREMENTS. The Company, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (i) the sum of (a) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and its net capital gain) and (b) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of non-cash income. In addition, if the Company disposes of any asset during its Restriction Period, the Company will be required to distribute at least 95% of the built-in gain (after tax), if any, recognized on the disposition of such asset. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax on the undistributed amount at regular capital gains and ordinary corporate tax rates. Moreover, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT net capital gain income for such year and (iii) any undistributed taxable income from prior periods, the Company would be subject to a nondeductible 4% excise tax on the excess of such required distribution over the amounts actually distributed.

    The Company intends to make timely distributions sufficient to satisfy the annual distribution requirements. It is possible that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due to timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in calculating the taxable income of the Company. For instance, the Company may realize income without a corresponding payment, as in the case of original issue discount or accrued interest on defaulted Mortgage Loans. In order to avoid any problem with the 95% distribution requirement, the Company will closely monitor the relationship between its REIT taxable income and cash flow and, if necessary, may borrow funds in order to satisfy the distribution requirements.

    Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirements for a year by paying a "deficiency dividend" to its stockholders in a later year, which may be included in the Company's deduction for dividends paid in the earlier year. Although the Company may be able to avoid being taxed on amounts distributed as deficiency dividends, it will be required to pay interest based on the amount of any deduction taken for deficiency dividends.

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    FAILURE TO QUALIFY.  If the Company fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which the Company fails to qualify will not be deductible by the Company, nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company also will be ineligible for qualification as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

TAX ASPECTS OF THE COMPANY'S INVESTMENTS IN PARTNERSHIPS

    GENERAL. The Company will hold a direct interest in Pension Fund and an indirect interest in America First Participating/Preferred Equity Mortgage Fund. In general, a partnership is not subject to federal income tax. Rather, each partner includes in its taxable income or loss its allocable share of the partnership's items of income, gain, loss, deduction and credit, without regard to whether the partner receives a distribution from such partnership. The Company will include its proportionate share of the foregoing items of Pension Fund and America First Participating/Preferred Equity Mortgage Fund for purposes of the various REIT income tests and in the computation of its REIT taxable income. See "-- Requirements for Qualification as a REIT--Income Tests." Any resultant increase in the Company's REIT taxable income will increase its distribution requirements (see "--Requirements for Qualification as a REIT--Annual Distribution Requirements"), but will not be subject to federal income tax in the hands of the Company provided that such income is distributed by the Company to its stockholders. Moreover, for purposes of the REIT asset tests (see "--Requirements for Qualification as a REIT--Asset Tests"), the Company will include its proportionate share of assets held by Pension Fund and America First Participating/Preferred Equity Mortgage Fund.

    The Company believes that Pension Fund and America First Participating/Preferred Equity Mortgage Fund are properly treated as partnerships for federal income tax purposes. If, however, either Pension Fund or America First Participating/Preferred Equity Mortgage Fund was treated as an association taxable as a corporation, the Company would most likely fail to qualify as a REIT. See "--Requirements for Qualification as a REIT--Failure to Qualify." Furthermore, in such a situation the entity treated as a corporation would be subject to corporate income taxes.

    SALE OF ASSETS. Generally, any gain realized by a partnership on the sale of assets held by such partnership will constitute either short-term, mid-term, or long-term capital gain or loss depending on the length of time the partnership has held such asset. However, under REIT rules, the Company's share of any gain realized by Pension Fund or the Fund on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of a trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "--Requirements for Qualification as a REIT--Income Tests" and "--Sale of Assets."

TAXATION OF THE COMPANY'S STOCKHOLDERS

    TAXATION OF TAXABLE DOMESTIC STOCKHOLDERS. As long as the Company qualifies as a REIT, distributions made to the Company's taxable domestic stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by such stockholders as ordinary income and will not be eligible for the dividends received deduction generally available to corporations. Domestic stockholders generally are stockholders who are (i) citizens or residents of the United States, (ii) corporations, partnerships or other entities created or organized in or under the laws of the United States or any political subdivision thereof, or (iii) estates or trusts the income of which is subject to United States federal income taxation regardless of its source. Any dividend declared by the Company in October,

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
November or December of any year payable to a stockholder of record on a specific date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by the Company during January of the following calendar year.

    Distributions that are designated as capital gain dividends will be taxed as gains from the sale or exchange of a capital asset (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held its stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. The Company may elect to retain and pay income tax on any net long-term capital gain in which case domestic stockholders of the Company would include in their income as long-term capital gain their proportionate share of such net long-term capital gain. A domestic stockholder would also receive a refundable tax credit for such stockholder's proportionate share of the tax paid by the Company on such retained capital gains and an increase in its basis in the stock of the Company in an amount equal to the difference between the undistributed long-term capital gains and the amount of tax paid by the Company.

    Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's shares of Common Stock, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a stockholder's shares of Common Stock, they will be included in income as gain from the sale or exchange of a capital asset, assuming the Common Stock is a capital asset in the hands of the stockholder.

    Stockholders may not include in their individual income tax returns any net operating losses or capital losses of the Company. In general, a stockholder will realize capital gain or loss on the disposition of shares of Common Stock equal to the difference between (i) the sales price for such shares and (ii) the adjusted tax basis of such shares. Gain or loss realized upon the sale or exchange of Common Stock by a stockholder will generally constitute short-term or long-term capital gain or loss depending on the length of time the stockholder has held such shares. An individual, trust or estate that holds shares of Common Stock for more than 18 months will generally be subject to a maximum tax of 20% on gains from the sale or disposition of such shares. See "--Recent Legislation" below. Losses incurred upon a sale or exchange of shares of Common Stock by a stockholder who has held such shares for six months or less (after applying certain holding period rules) will be deemed a long-term capital loss to the extent of any capital gain dividends received by the selling stockholder with respect to such Common Stock.

    Distributions from the Company and gain from the disposition of shares will not be treated as passive activity income. Distributions from the Company (to the extent they do not constitute a return of capital) will generally be treated as investment income for purposes of the investment interest limitations. Gain from the disposition of shares and capital gain dividends will not be treated as investment income unless the taxpayer elects to have the gain taxed at ordinary income rates.

    The Company does not expect to acquire or retain residual interests issued by REMICs. Such residual interests, if acquired by a REIT, could generate excess inclusion income taxable to the REIT's stockholders in proportion to the dividends received from the REIT. Excess inclusion income cannot be offset by net operating losses of a stockholder. If the stockholder of a REIT holding a residual interest in a REMIC is a tax-exempt entity, the excess inclusion income is fully taxable to such stockholder as unrelated business taxable income. If allocated to a Non-U.S. Stockholder (as defined below), the excess inclusion income is subject to federal income tax withholding without reduction pursuant to any otherwise applicable tax treaty. Potential investors, and, in particular, tax-exempt entities, are urged to consult with their tax advisors concerning this issue. A REIT, rather than its stockholders, will be taxed (at the highest corporate tax rate) on the amount of excess inclusion income for the taxable year allocable to shares of Common Stock held by disqualified organizations (generally, tax-exempt entities not subject to tax on unrelated business income, including governmental organizations).

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    The Company intends to finance the acquisition of Mortgage Securities and
Mortgage Loans by entering into secured lending transactions or reverse repurchase agreements, which are essentially loans secured by the Company's Mortgage Securities and Mortgage Loans. If the IRS were to successfully take the position that such secured lending transactions or reverse repurchase agreements result in the Company having issued debt instruments (i.e., the secured loans or the reverse repurchase agreements) with differing maturity dates secured by a pool of mortgage loans, the Company could be treated, in whole or in part, as a taxable mortgage pool. In this case, a portion of the Company's income could be characterized as excess inclusion income which would subject stockholders (or the Company, to the extent Common Stock is held by disqualified organizations) to the tax treatment described above with respect to residual interests in REMICs. The Company intends to take the position that such an arrangement would not create a taxable mortgage pool or excess inclusion income. In the absence of any definitive authority on this issue, there can be no assurance regarding whether secured loans or reverse repurchase agreements will not cause the Company to realize excess inclusion income.

    BACKUP WITHHOLDING. The Company will report to its domestic stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such stockholder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A stockholder who does not provide the Company with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions made to any stockholders who fail to certify their non-foreign status to the Company. The United States Treasury has recently issued final regulations (the "Final Regulations") regarding the withholding and information reporting rules discussed above. In general, the Final Regulations do not alter the substantive withholding and information reporting requirements but unify current certification procedures and modify reliance standards. The Final Regulations are generally effective for payments made on or after January 1, 1999, subject to certain transition rules. Prospective purchasers of Common Stock should consult their own tax advisors concerning the adoption of the Final Regulations and the potential effect on their ownership of Common Stock.

    TAXATION OF TAX-EXEMPT STOCKHOLDERS. Most tax-exempt entities, including employees' pension trusts, are not subject to federal income tax except to the extent of their receipt of UBTI. The IRS has issued a revenue ruling in which it held that amounts distributed by a REIT to tax-exempt employees' pension trusts do not constitute UBTI. Based upon this ruling and the analysis therein, distributions by the Company to a stockholder that is a tax-exempt entity generally should not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Code and the shares of Common Stock are not otherwise used in an unrelated trade or business of the tax-exempt entity.

    In addition, under certain circumstances, a percentage of distributions made by a REIT to a tax-exempt employee's pension trust that owns more than 10% (by value) of the REIT will be treated as UBTI. Such percentage is determined by dividing the gross income of the REIT that is derived from an "unrelated trade or business" (determined as if the REIT were a pension trust) by the gross income of the REIT for the year in which the dividends are paid. This rule only applies, however, if (i) the percentage of gross income of the REIT that is derived from an unrelated trade or business for the year in which the dividends are paid is at least 5%, (ii) the REIT qualifies as a REIT only because the pension trust is not treated as a single individual for purposes of the "five or fewer rule" (see "--Requirements for Qualification as a REIT--General") and
(iii) (a) one pension trust owns more than 25% of the value of the REIT, or (b) a group of pension trusts each individually holding more than 10% of the value of the REIT

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collectively owns more than 50% of the value of the REIT. The Company currently does not expect this rule to apply to it.

    In addition, tax-exempt investors may also be subject to tax on distributions from the Company to the extent the Company has excess inclusion income. See "--Taxation of the Company's Stockholders-- Taxation of Taxable Domestic Stockholders."

CERTAIN TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF COMMON STOCK

    The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders (collectively, "Non-U.S. Stockholders") are complex, and no attempt will be made herein to provide more than a limited summary of such rules. The discussion does not consider any specific facts or circumstances that may apply to a particular Non-U.S. Stockholder. Prospective Non-U.S. Stockholders are urged to consult with their own tax advisors to determine the impact of federal, state, and local income tax laws with regard to an investment in Common Stock, including any information reporting and backup withholding requirements.

    In general, Non-U.S. Stockholders will be subject to regular United States federal income taxation with respect to their investment in shares of Common Stock in the same manner as a U.S. stockholder (i.e., at graduated rates on a net basis, after allowance of deductions) if such investment is "effectively connected" with the conduct by such Non-U.S. Stockholder of a trade or business in the United States. A Non-U.S. Stockholder that is a corporation and that receives income with respect to its investment in shares of Common Stock that is (or is treated as) "effectively connected" with the conduct of a trade or business in the United States may also be subject to the 30% branch profits tax imposed under Section 884 of the Code, which is payable in addition to the regular United States corporate income tax. The following discussion addresses only the United States federal income taxation of Non-U.S. Stockholders whose investment in shares of Common Stock is not "effectively connected" with the conduct of a trade or business in the United States. Prospective investors whose investment in shares of Common Stock may be "effectively connected" with the conduct of a United States trade or business should consult their own tax advisors as to the tax consequences thereof.

    ORDINARY DIVIDENDS. Dividend distributions made by the Company to a Non-U.S. Stockholder that are neither attributable to gain from the sale or exchange by the Company of United States real property interest and not designated by the Company as capital gains dividends will be treated as ordinary income dividends to the extent that they are made out of current or accumulated earnings and profits of the Company. Generally, such distributions will be subject to withholding of United States federal income tax on a gross basis (that is without allowance of deductions) at a 30% rate or such reduced rate as may be specified by an applicable income tax treaty. Under certain treaties, however, reduced withholding rates generally applicable to dividends do not apply to dividends paid by a REIT, such as the Company.

    Pursuant to the Final Regulations, dividends paid to an address in a country outside the United States are no longer presumed to be paid to a resident of such country for purposes of determining the applicability of withholding discussed above and the availability of a reduced tax treaty rate. A Non-U.S. Stockholder who wishes to claim the benefit of an applicable treaty rate is now required to satisfy certain certification and other requirements.

    NON-DIVIDEND DISTRIBUTIONS. Distributions made by the Company in excess of its current and accumulated earnings and profits will not be taxable to a Non-U.S. Stockholder to the extent that they do not exceed the adjusted basis that the Non-U.S. Stockholder has in his or her shares of Common Stock, but instead will reduce the adjusted basis of such shares (but not below zero). To the extent that such distributions exceed the adjusted basis that a Non-U.S. Stockholder has in his or her shares of Common Stock, the amount of such excess will be treated as gain from the sale of such shares, the tax treatment of which is described below.

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    For withholding tax purposes, the Company will treat all distributions as if made out of its current or accumulated earnings and profits and thus intends to withhold at the rate of 30% (or a reduced treaty rate if applicable) on the amount of any distribution (other than distributions designated as capital gain dividends discussed below) made to a Non-U.S. Stockholder. A Non-U.S.
Stockholder may seek a refund from the IRS of any amount withheld if it is subsequently determined that such distribution was, in fact, in excess of the Company's then current and accumulated earnings and profits and the amount withheld exceeded the Non-U.S. Stockholder's United States tax liability, if any, with respect to the distribution.

    CAPITAL GAIN DIVIDENDS. Distributions made by the Company to a Non-U.S. Stockholder that are designated by the Company at the time of distribution as capital gain dividends (other than those arising from a sale or disposition of a United States real property interest ("USRPI")) generally will not be subject to United States federal income taxation unless the Non-U.S. Stockholder is a nonresident alien individual who is present in the United States for more than 183 days or more during the taxable year and has a "tax home" in the United States, in which case the individual will be subject to a 30% withholding tax on the amount of such individual's gain.

    Under FIRPTA, a distribution made by the Company to a Non-U.S. Stockholder, to the extent attributable to gains from dispositions of USRPIs by the Company, will be considered effectively connected with a U.S. trade or business, without regard to whether such distribution is designated as capital gain dividend. Accordingly, a Non-U.S. Stockholder will be taxed on such distributions at the same capital gains rate applicable to U.S. stockholders (including any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a foreign corporate stockholder that is not entitled to treaty exemption. The Company is required to withhold 35% of any distribution that could be designated by the Company as a capital gain dividend. This amount is creditable against the Non-U.S. Stockholder's FIRPTA tax liability.

    DISPOSITIONS OF COMMON STOCK. Unless the Common Stock constitutes a USRPI, a sale of Common Stock by a Non-U.S. Stockholder generally will not be subject to United States taxation under FIRPTA. Under FIRPTA, gain or loss realized on the sale or exchange of a USRPI by a Non-U.S. Stockholder is treated by statute as effectively connected with a U.S. trade or business as a matter of law, without regard to the particular facts and circumstances. Shares of a corporation generally are treated as a USRPI only if the fair market value of USRPIs owned by the corporation equals or exceeds 50% of the fair market value of its total assets. If at no time within the five years preceding the sale or exchange of shares in the Company the shares constituted a USRPI, gain or loss on the sale or exchange will not be treated as effectively connected with a U.S. trade or business by reason of FIRPTA. While ownership of real property within the U.S. (including ownership of interests in certain entities) is always a USRPI, a loan secured by a mortgage on U.S. real property constitutes a USRPI only if the amounts payable by the borrower are contingent on the income or receipts of the borrower or the property or otherwise based on the property. The Company believes it is unlikely that more than 50% of its assets will constitute USRPIs or that it will derive significant gain from the sale or exchange of USRPIs, although whether it derives income from USRPIs will depend upon the facts as they ultimately develop. The Common Stock will not constitute a USRPI if the Company is a "domestically controlled REIT." A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares are held directly or indirectly by Non-U.S. Stockholders. It is currently anticipated that the Company will be a domestically controlled REIT, and therefore that the sale of Common Stock will not be subject to taxation under FIRPTA. Because the Common Stock will be publicly traded, however, no assurance can be given that the Company will continue to be a domestically controlled REIT.

    Even if the Company does not constitute a domestically controlled REIT, a Non-U.S. Stockholder's sale of Common Stock generally will not be subject to tax under FIRPTA as a sale of a United States real property interest provided that
(i) the Company's Common Stock is "regularly traded" (as defined by applicable Treasury Regulations) on an established securities market and (ii) the selling Non-U.S.

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Stockholder held 5% or less of the Company's outstanding Common Stock at all times during a specified testing period.

    Gains not subject to FIRPTA will nonetheless be taxable in the United States to a Non-U.S. Stockholder if the Non-U.S. Stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States. In such case, the nonresident alien will be subject to a 30% U.S. withholding tax on the amount of such individual's gain.

    If gain on the sale of shares of Common Stock were subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as a domestic stockholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchase of the Common Shares would be required to withhold and remit to the IRS 10% of the purchase price.

OTHER TAX CONSIDERATIONS

    DIVIDEND REINVESTMENT PLAN. Stockholders participating in the Dividend Reinvestment Plan will be deemed to have received the gross amount of any cash distributions which would have been paid by the Company to such stockholders had they not elected to participate. These deemed distributions will be treated as actual distributions from the Company generally. Participants in the Dividend Reinvestment Plan are subject to federal income tax on the amount of the deemed distributions to the extent that such distributions represent dividends or gains, even though they receive no cash. Shares of Common Stock received under the Dividend Reinvestment Plan will have a holding period beginning with the day after purchase, and a tax basis equal to their cost (which is the gross amount of the deemed distribution).

    STATE AND LOCAL TAXES. The Company or its Stockholders or both may be subject to state, local or other taxation in various state, local or other jurisdictions, including those in which they transact business or reside. The tax treatment in such jurisdictions may differ from the federal income tax consequences discussed above. Consequently, prospective stockholders should consult with their own tax advisors regarding the effect of state, local and other tax laws on an investment in the Common Stock of the Company.

RECENT LEGISLATION

    The Taxpayer Relief Act of 1997 (the "Taxpayer Relief Act") contains significant changes to the taxation of capital gains of individuals, trusts and estates. The maximum rate of tax on net capital gains of individuals, trusts and estates from the sale or exchange of capital assets held for more than 18 months has been reduced to 20%, and the maximum rate is reduced to 18% for assets acquired after December 31, 2000 and held for more than five years. The maximum rate for long-term capital gains attributable to the sale of depreciable real property held for more than 18 months is 25% to the extent of the deductions for depreciation with respect to such property (other than certain depreciation subject to recapture as ordinary income). The maximum rate of capital gains tax for capital assets held for more than one year but not more than 18 months remains at 28%. In addition, pursuant to Notice 97-64, Temporary Regulations, to be issued, will provide that capital gains allocated to a stockholder by the Company may be designated as a 20% rate gain distribution, an unrecaptured
Section 1250 gain distribution (subject to a 25% rate), or a 28% rate gain distribution. Unless specifically designated otherwise by the Company, all distributions designated as capital gain distributions are presumed to be 28% rate gain distributions. In determining the amounts which may be designated as each class of capital gains dividends, a REIT must calculate its net capital gains as if it were an individual subject to a marginal tax rate of 28%. The taxation of capital gains of corporations was not changed by the Taxpayer Relief Act.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
             AND RESULTS OF OPERATIONS GIVING EFFECT TO THE MERGER

    The Partnerships' investments currently consist primarily of fixed-rate Mortgage Securities and Mortgage Loans. All of the Partnerships' Mortgage Securities and non-participating Mortgage Loans are issued or guaranteed by an agency of the U.S. government. In addition, the Partnerships own PREPs, participating Mortgage Loans and other real estate interests. The Partnerships do not employ leverage in their financing strategies and thus their operating results depend primarily on the interest payments received from their Mortgage Securities and Mortgage Loans. The cash available for distribution by the Partnerships is also supplemented by principal payments received by the Partnerships from their investments. Over the three-year period ended December 31, 1996, a substantial share of the cash available for distribution by the Partnerships has been derived from the receipt by the Partnerships of principal as opposed to interest payments. For the years ended December 31, 1996, 1995 and 1994, respectively, 41%, 45% and 41% of the cash available for distribution by the Partnerships has been funded out of principal payments. Further, because the Partnerships hold exclusively fixed-rate Mortgage Securities and Mortgage Loans, their operating results are not generally affected by changes in broader market interest rates, except to the extent that rising rates may trigger earlier prepayments of Mortgage Loans. The Partnerships have funded their operations out of the equity invested by Unitholders in the original offerings by the Partnerships, as well as from the interest and principal payments received by the Partnerships over time. The principal use of funds generated by the operations of the Partnerships has been the payment of operating expenses and distributions to Unitholders.

    Upon completion of the Merger, the Partnerships (assuming Maximum Participation) will be combined within the Company and the Company will implement the business plan and investment, financing and hedging strategies described in this Consent Solicitation Statement/Prospectus. In implementing its business plan, the Company will employ leverage in its capital structure and will seek to maintain an equity-to-assets ratio (I.E., total equity of the Company as percentage of its total assets) of approximately 8% to 10%. The Company will convert a substantial portion of the investments held by the Partnerships from primarily fixed-rate Mortgage Securities and Mortgage Loans to primarily adjustable-rate Mortgage Securities and Mortgage Loans. As a result, following the Merger, changes in interest rates will impact the Company's earnings in various ways. Rising short-term interest rates may temporarily negatively affect the Company's earnings and, conversely, falling short-term interest rates may temporarily increase the Company's earnings. This impact can occur for several reasons and may be mitigated by portfolio prepayment activity. First, the Company's borrowings will react to changes in interest rates sooner than the Company's Mortgage Securities and Mortgage Loans because the weighted average next repricing date of the borrowings is expected to be a shorter time period than the weighted average next repricing date of its Mortgage Securities and Mortgage Loans. Second, interest rates on Mortgage Securities and Mortgage Loans are generally limited to an increase of either 1% or 2% per adjustment period (commonly referred to as the periodic cap) and the Company's borrowings do not have similar limitations. Following the Merger, the Mortgage Securities and Mortgage Loans to be held by the Company will, with regard to at least 70% of the Company's assets, be similar in terms of credit quality to those currently held by the Partnerships. The Company, however, will also invest a portion of its capital in Other Investment assets which, while containing a greater level of credit risk and liquidity risk than the core portfolio, are also expected to yield more than such core portfolio.

    Further, the Company, unlike the Partnerships, will also manage its portfolio and vary its investments over time with a view to enhance the total return of the portfolio. The Company will sell an asset when there is an opportunity to replace it with an alternative investment that has an expected higher long-term yield or more attractive interest rate sensitivity characteristics. The Company will also engage in the risk management strategies described herein which, while lowering the total returns of the Company from its investments, will limit the Company's exposure to risks associated with the lifetime interest rate caps if its market interest rates rise above specified levels.

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
    Following the Merger, the Company's primary source of funds for its investment activities will be the equity currently represented in the investments held by the Partnerships, borrowed funds under reverse repurchase agreement transactions with one-month to twelve-month maturities, monthly payments of principal and interest on its Mortgage Securities and Mortgage Loans, borrowings from line of credit facilities and possibly proceeds from asset sales as needed. The Company is expected to enter into borrowing arrangements with different financial institutions. Although the Company lacks commitments for such arrangements at the current time, the General Partners expect that financing arrangements of the types needed by the Company are and will continue to be generally available.

    Because the Company will borrow money based on the fair value of its Mortgage Securities and Mortgage Loans and because increases in short-term interest rates can negatively impact the valuation of Mortgage Securities, the Company's borrowing ability could be limited and lenders may initiate margin calls in the event short-term interest rates increase. Further, as a result of either changes in interest rates, changes in credit performance of a mortgage pool or a downgrade of a mortgage pool issuer, the Company may find it difficult to borrow against such assets and, therefore, may be required to sell certain Mortgage Securities and/or Mortgage Loans in order to maintain liquidity. If required, these sales could be at prices lower than the carrying value of the assets, which would result in losses. Additionally, the Company's Other Investments will be of lower credit quality compared to the core portfolio and have less liquidity than securities in the core portfolio, but are expected to provide opportunities for greater total returns for the Company.

    The business plan of the Company contemplates that the principal uses of the funds for the Company will involve the payment of interest from its borrowings, the payment of advisory fees to the Advisor and the payment of distributions to its stockholders. The Code requires that the Company distribute to its stockholders at least 95% of its REIT taxable income and that it comply with other tests described herein which are described herein under "FEDERAL INCOME TAX CONSIDERATIONS--Treatment of the Company as a REIT."

    Following the Merger, it is also expected that the Company will be operated more efficiently than the Partnerships. One of the measures used by industry analysts in determining a financial institution's operating efficiency is its so-called efficiency ratio (I.E., operational expenses divided by the sum of net interest income plus non-interest income). This ratio essentially measures the costs incurred by a financial institution to produce its earnings for a given period. On a historical basis for the years ended December 31, 1996, 1995 and 1994, the efficiency ratio of the Partnerships on a combined basis was 24.2%, 20.7% and 18.1%, respectively. Primarily as a result of the increased earnings expected to be generated by the Company as compared to the Partnerships on a combined basis, the realignment of the Company's portfolio in accordance with its business plan and the changes relating to the payment of compensation and expense reimbursements under the Advisory Agreement as compared to the payment of compensation and expense reimbursements under the Partnership Agreements, the Company's efficiency ratio is estimated to be 21.1%, 18.9%, 18.1%, 17.7% and 17.5% for the Company's fiscal years one through five, respectively, following the consummation of the Merger.

    Further, the Company will conduct its business so as not to become regulated as an investment company under the Investment Company Act of 1940. If the Company were to become regulated as an investment company, then the Company's use of leverage would be substantially reduced. The Investment Company Act exempts entities that are "primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate." Under current interpretation of the staff of the SEC, in order to qualify for this exemption, the Company must maintain at least 55% of its assets in Qualifying Interests. The assets that the Company may acquire, therefore, may be limited by the provisions of the Investment Company Act. In connection with any acquisition of a class of Mortgage Security junior to other classes of Mortgage Securities in the right to receive payment from the underlying Mortgage Loans, the Company intends, where appropriate to obtain foreclosure rights with respect to the underlying Mortgage Loans, although there can be no assurance that it will be able to do so on acceptable terms. As a result of obtaining such rights, the Company believes that the related subordinated interest in such class of Mortgage Security will constitute Qualifying Interests for the purpose of the Investment Company Act. The Company does not intend, however, to seek an exemptive order, no-action letter or other form of interpretive guidance from the Commission on these positions. If the Commission were to take a different position with respect to whether any such subordinated interest constitutes a Qualifying Interest, the Company could, among other things, be required either (i) to change the manner in which it conducts its operations to avoid being required to register as an investment company or (ii) to register as an investment company.

                                    EXPERTS

    The financial statements and the related financial statement schedules of Prep Fund 1, Prep Fund 2 and Pension Fund as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 and the balance sheet of the Company as of November 12, 1997 have been included or incorporated by reference in the Registration Statement of which this Consent Solicitation Statement/Prospectus is a part in reliance upon the reports of Coopers & Lybrand L.L.P., independent certified public accountants, given upon the authority of that firm as experts in accounting and auditing.

                                 LEGAL MATTERS

    The validity of the issuance of the shares of Common Stock offered pursuant to this Consent Solicitation Statement/Prospectus and certain tax matters related to the Partnerships and the Company as described under "FEDERAL INCOME TAX CONSIDERATIONS" will be passed upon by Rogers & Wells LLP, New York, New York. With regard to certain matters of Maryland law, Rogers & Wells LLP will rely on the opinion of Piper & Marbury L.L.P., Baltimore, Maryland.

                                    GLOSSARY

    Unless the context otherwise requires, the following capitalized terms shall have the meanings set forth below for the purposes of this Consent Solicitation Statement/Prospectus:

    "Acquisition Committee" means an investment acquisition committee comprised of certain of the Company's executive officers and directors charged with the duty of approving certain investments proposed by the Advisor.

    "Adjustable-rate" means, with respect to any Mortgage Security or Mortgage Loan, a security or loan which, by its terms, resets its interest or coupon rate.

    "Advisor" means America First Mortgage Advisory Corporation, or any successor thereto, which will (i) manage the Company's Mortgage Securities and Mortgage Loans and (ii) provide other services to the Company pursuant to the Advisory Agreement.

    "Advisory Agreement" means the agreement between the Company and the Advisor.

    "America First" means America First Companies L.L.C., the entity that controls the General Partners.

    "AMEX" means the American Stock Exchange.

    "Board of Directors" means the Board of Directors of the Company.

    "Board of Managers" means the Board of Managers of America First.

    "Bylaws" means the bylaws of the Company, as the same may be amended from time to time.

    "Cash Flow" means, for a given Property, forecasted net income after capital expenditures.

    "Cash Merger Payment" means a one-time cash payment of $1.06 per share, which will be paid in four equal quarterly payments of $.2650 per share of Common Stock during the first year following the Merger, to stockholders entitled to receive distributions; provided, however, any distributions paid to stockholders by the Company out of earnings during this first year will have the effect of reducing the amount of such payment so that the amount paid to stockholders will still be, in the aggregate, equal to $1.06 per share.

    "Cautionary Statements" means the factors that could cause the actual results, performance and achievements of the Company to differ materially from the financial forecasts disclosed in this Consent Solicitation
Statement/Prospectus.

    "Certificate of Deposit Rate" means the weekly average of secondary market interest rates on negotiable certificates of deposit, as published by the Federal Reserve Board in its Statistical Release H.15(519), Selected Interest Rates. If the Certificate of Deposit Rate cannot be calculated as above, the Company will choose a new Certificate of Deposit Rate that is based upon comparable information.

    "Charitable Beneficiary" means a charitable beneficiary, selected by the Company, for the exclusive benefit of which Excess Stock will be held in trust.

    "Charter" means the Articles of Incorporation of the Company, as the same may be amended, supplemented or restated from time to time.

    "Code" means the Internal Revenue Code of 1986, as amended.

    "Commission" means the Securities and Exchange Commission.

    "Common Stock" means the common stock, par value $0.01 per share, of the Company.

    "Company" means America First Mortgage Investment, Inc., a newly formed, externally managed Maryland corporation which expects to qualify as a real estate investment trust for federal income tax purposes.

    "Comparative Companies" means Capstead Mortgage Corporation, Dynex Capital, Inc. (formerly Resource Mortgage Capital, Inc.), Imperial Credit Mortgage Holdings, Inc., INMC Mortgage Holdings, Inc. (formerly CWM Mortgage Holdings, Inc.), Redwood Trust, Inc., and Thornburg Mortgage Asset Corporation.

    "Competing Transaction" means any of the following (other than the transactions contemplated by the Merger Agreement): (i) any merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 30% or more of the assets of any Partnership in a single transaction or series of transactions, excluding any bona fide financing transactions which do not, individually or in the aggregate, have as a purpose or effect the sale or transfer of control of such assets; (iii) any tender offer or exchange offer for 30% or more of the outstanding Units of any Partnership or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcements of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

    "Competing Transaction Partnership" means a Partnership which has received a proposal constituting a Competing Transaction and has terminated the Merger Agreement pursuant to clauses (v) or (vi) (clauses (vi) or (viii) with regard to Pension Fund) of Section 8.1 of the Merger Agreement.

    "Consent Form" means the consent form to be used by Unitholders to consent to, deny consent to, or to abstain from consenting to the Merger and the other transactions described herein.

    "Consent Solicitation Statement/Prospectus" means this Consent Solicitation Statement/Prospectus, which is to be distributed to the Unitholders.

    "Constant Maturity Treasury Rate" means the weekly average yield of U.S. Treasury securities, adjusted to a constant maturity, as published by the Board of Governors of the Federal Reserve System.

    "Delaware Act" means the Delaware Revised Uniform Limited Partnership Act.

    "Directors" means the members of the Board of Directors of the Company.

    "DRP Agent" means Service Data Corporation which will act as independent agent for the stockholders who wish to participate in the Dividend Reinvestment Plan.

    "Effective Date" means the date the Merger will become effective which will be upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the Articles of Merger with the Department of Assessments and Taxation of the State of Maryland.

    "11th District Cost of Funds Index" means the index made available monthly by the Federal Home Loan Bank Board of the cost of funds to members of the Federal Home Loan Bank 11th District.

    "Employment Agreements" means the employment agreements between America First and each of Mr. Zimmerman, Mr. Gorin and Mr. Freydberg dated as of October 23, July 11 and July 16, 1997, respectively, which the Advisor will assume on the Effective Date.

    "Equity Interests" means Prep Fund 1's equity investments in two limited partnerships which own multifamily properties.

    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

    "ERISA Plan" means each of certain pension, profit-sharing, employee benefit, or retirement plans or individual retirement accounts.

    "ERISA Plan Asset Regulations" means regulations of the Department of Labor that define "plan assets."

    "Excess Stock" means any shares of Common Stock that would result in a person owning shares of Common Stock in excess of the Ownership Limit or cause the Company to become "closely held" under Section 856(h) of the Code that is not otherwise permitted by the Charter, Bylaws or Board of Directors.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    "Exchange Agent" means Kissel-Blake Inc. which has been appointed by the General Partners to act as exchange agent in connection with the Merger.

    "Excluded Partnership" means a Partnership that is not a Competing Transaction Partnership.

    "Fairness Opinion" means the written opinion dated as of July 28, 1997, delivered by Oppenheimer, to the effect that the consideration to be paid by the Company in the Merger is fair from a financial point of view to the Unitholders.

    "Fannie Mae" means the Federal National Mortgage Association.

    "FHA" means the Federal Housing Administration.

    "FIRPTA" means the Foreign Investment in Real Property Tax Act of 1980, as amended.

    "First Call" is a data service that monitors and publishes a compilation of earnings estimates produced by selected research analysts regarding companies of interest to institutional investors.

    "Forecasted Net Income" means the net income of the Company developed by the General Partners and reflected in their financial forecasts.

    "Freddie Mac" means the Federal Home Loan Mortgage Corporation.

    "Fund Certificates" means Exchangeable Pass-through Certificates representing assigned limited partnership interests in the Fund.

    "GAAP" means generally accepted accounting principles.

    "General Partners" means, collectively, America First Capital Associates Limited Partnership Three and America First Capital Associates Limited Partnership Six.

    "Ginnie Mae" means the Government National Mortgage Association.

    "Independent Directors" means those members of the Board of Directors who are neither executive officers of the Company nor executive officers or directors of the Advisor.

    "Interested Stockholder" means any person who beneficially owns 10% or more of the voting power of the outstanding stock of a corporation.

    "Investment Company Act" means the Investment Company Act of 1940, as amended.

    "IRA" means individual retirement account.

    "IRS" means the Internal Revenue Service.

    "Letter of Transmittal" means the letter of transmittal to be mailed by the Exchange Agent to each holder of Unit Certificates after the effective date of the Merger containing instructions for use in effecting the surrender of the Unit Certificates in exchange for shares of Common Stock.

    "LIBOR" means the London Inter-Bank Offered Rate.

    "Maximum Participation" means that all of the Partnerships participate in the Merger and no Unitholders in Pension Fund elect the Retention Option.

    "Merger" means the proposed combination of the Company and the Partnerships.

    "Merger Agreement" means the agreement and plan of merger, dated as of July 29, 1997, among the Company, the Partnership Merger Sub, and the Partnerships.

    "MGCL" means the Maryland General Corporation Law.

    "Moody's" means Moody's Investors Service, Inc.

    "Mortgage Loans" means mortgage loans that are eligible for including in a pool that would collateralize Mortgage Securities.

    "Mortgage Securities" means mortgaged-backed securities, including adjustable-rate securities and private-issue securities.

    "NASDAQ" means the NASDAQ Stock Market.

    "Net Asset Value" means the net asset value of the Partnerships calculated by the General Partners for purposes of allocating the shares of Common Stock to be issued in the Merger.

    "Net Income" means the net income of the Company determined in accordance with GAAP before the Advisor's incentive compensation, the deduction for dividends paid and any net operating loss deductions arising from losses in prior periods. The Company's interest expenses for borrowed money shall be deducted in calculating Net Income.

    "Non-U.S. Stockholder" means nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders.

    "NYSE" means the New York Stock Exchange.

    "Oppenheimer" means CIBC Oppenheimer Corp.

    "Other Investment" assets means pass-through certificates, multi-class pass-throughs or collateralized mortgage obligations backed by Mortgage Loans on single-family, multifamily, commercial or other real estate-related properties so long as they are rated at least investment grade at the time of purchase by either S&P or Moody's, (e.g., securities having a security rating of BBB, Baa or better) or are considered to be of equivalent credit quality as determined by the Advisor and approved by the Investment Committee.

    "Ownership Limit" means a provision, contained in certain organizational documents of the Company, limiting the ownership of the Common Stock to 9.8% of the outstanding shares of any class of stock.

    "PaineWebber" means PaineWebber Incorporated.

    "Participating Loan" means Prep Fund 1's investment in one participating first Mortgage Loan.

    "Partnership Agreements" means the Agreements of Limited Partnership of each of Prep Fund 1, Prep Fund 2 and Pension Fund.

    "Partnership Indemnified Liabilities" means those losses incurred by a General Partner or an affiliate of such General Partner that are indemnified by either the Partnership or the Company pursuant to the terms of the Merger Agreement. See "TERMS OF THE MERGER -- The Merger Agreement -- Indemnification."

    "Partnership Merger Sub" means AF Merger, L.P., a wholly owned Delaware limited partnership subsidiary of the Company.

    "Partnerships" means, collectively, Prep Fund 1, Prep Fund 2 and Pension
Fund.

    "Pension BUCs" means the outstanding Beneficial Unit Certificates representing assigned limited partnership units in Pension Fund.

    "Pension Fund" means America First Prep Fund 2 Pension Series Limited Partnership, a Delaware limited partnership.

    "Prep Fund 1" means America First Participating/Preferred Equity Mortgage Fund Limited Partnership, a Delaware limited partnership.

    "Prep Fund 1 Units" means the outstanding Exchangeable Units representing assigned limited partnership interests in Prep Fund 1.

    "Prep Fund 2" means America First Prep Fund 2 Limited Partnership, a Delaware limited partnership.

    "Prep Fund 2 BUCs" means the outstanding Beneficial Unit Certificates representing assigned limited partnership interests in Prep Fund 2.

    "PREPs" means preferred real estate participations.

    "Prohibited Owner" means any stockholder that owns shares of Common Stock in excess of the Ownership Limit.

    "Properties" means the properties underlying a PREP, an Equity Interest or the Participating Loan.

    "Qualified Hedge" means a bona fide interest rate swap or cap agreement to hedge any variable rate indebtedness incurred or to be incurred to acquire or carry real property or interests in mortgages on real property.

    "Qualified REIT Assets" means interests in real property, interests in mortgages on real property and shares in other qualified REITs.

    "Qualifying Interests" means investments in mortgages and other liens on and interest in real estate that qualify an entity for exemption under the Investment Company Act.

    "Record Date" means February 25, 1998, the date of record for determining Unitholders entitled to vote on the Merger.

    "Registration Statement" means the Registration Statement on Form S-4, together with this Consent Solicitation Statement/Prospectus, including any amendments thereto.

    "REIT" means a real estate investment trust qualified as such under Sections 856 to 860 of the Code and applicable Treasury Regulations.

    "REMIC" means real estate mortgage investment conduit.

    "Response Date" means March 31, 1998, the date by which Consent Forms must be received to be counted in the vote on the Merger.

    "Restriction Period" means the ten-year period beginning on the date on which the Company acquires assets from a C corporation (I.E., generally a corporation subject to tax at the corporate level) in a transaction in which the bases of the acquired assets in the Company's hands are determined by reference to the bases of the assets (or any other property) in the hands of the C corporation.

    "Retention Option" means the option which will be given to Unitholders in Pension Fund, in lieu of receiving shares of Common Stock in the Company, to remain as Unitholders in Pension Fund.

    "Retention Option Form" means the Form accompanying this Consent Solicitation Statement/ Prospectus for the election of the Retention Option by Unitholders in Pension Fund.

    "Return on Equity" for any period means that amount produced by dividing the Company's Net Income for such period by its Stockholders' Equity for such period. For purposes of calculating the incentive compensation payable to the Advisor, Return on Equity is not related to the actual distributions received by stockholders.

    "S&P" means Standard & Poor's Corporation.

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
    "Securities Act" means the Securities Act of 1933, as amended.

    "Selected Mortgage REITs" means public residential mortgage REITs selected by PaineWebber in connection with its financial advice rendered to the Partnerships, that, based on published financial information, operating statistics and market trading information, PaineWebber deemed to be reasonably similar to the Company following the consummation of the Merger.

    "Special Committee" means a special committee of Independent Directors of America First formed by the General Partners to represent the interests of Unitholders in connection with the Merger.

    "Stock Option Plan" means the Company's 1997 Stock Option Plan.

    "Stockholders' Equity" means the excess of total assets of the Company minus its total liabilities as determined in accordance with GAAP.

    "Superior Competing Transaction" means, as defined in the Merger Agreement, a bona fide proposal of a Competing Transaction made by a third party which the applicable General Partner determines in good faith (based on the advice of its investment banking firm) to be more favorable to its Unitholders than the Merger.

    "Tax-Exempt Investors" means tax-exempt investors including IRAs, Keogh plans, pension and profit sharing plans and other qualified retirement plans.

    "Ten-Year U.S. Treasury Rate" means the average of the weekly average yield to maturity for U.S. Treasury securities (adjusted to a constant maturity of ten years) as published weekly by the Federal Reserve Board during a quarter.

    "Treasury Regulations" means income tax regulations promulgated under the Code as such regulations may be amended from time to time (including temporary regulations).

    "Trust" means a trust to which any Excess Stock of the Company will be transferred for the benefit of a Charitable Beneficiary.

    "Trustee" means the trustee of any Trust.

    "UBTI" means unrelated business taxable income as defined in Section 512 of the Code.

    "Unit Certificates" means certificates representing Units that were converted into the right to receive shares of Common Stock as of the Effective Date.

    "Unitholders" means the holders of Units in each of the Partnerships.

    "Units" means Prep Fund 1 Units, Prep Fund 2 BUCs and Pension BUCs.

    "USRPI" means a United States real property interest. page #s for financials set with cross refs. do not delete codes

                         INDEX TO FINANCIAL STATEMENTS

AMERICA FIRST MORTGAGE INVESTMENTS, INC.
        FINANCIAL STATEMENTS

        Report of Independent Accountants............................................        F-2
        Balance Sheet at November 12, 1997...........................................        F-3
        Notes to Balance Sheet at November 12, 1997..................................        F-4

PRO FORMA FINANCIAL STATEMENTS

        Pro Forma Financial Information..............................................        F-5
        Pro Forma Statements of Income for the Nine Months Ended September 30,
        1997.........................................................................        F-6
        Pro Forma Statements of Income for the Year Ended December 31, 1996..........        F-7
        Pro Forma Balance Sheets as of September 30, 1997............................        F-8
        Notes to Pro Forma Financial Statements......................................        F-9

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders
America First Mortgage Investments, Inc.

    We have audited the accompanying balance sheet of America First Mortgage Investments, Inc. as of November 12, 1997. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of America First Mortgage Investments, Inc. as of November 12, 1997, in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND L.L.P.

Omaha, Nebraska
November 13, 1997

                    AMERICA FIRST MORTGAGE INVESTMENTS, INC.

                                 BALANCE SHEET

                               NOVEMBER 12, 1997

Asset...............................................................................  $   1,000
                                                                                      ---------
                                                                                      ---------
Cash
Stockholders' Equity
  Common stock, $.01 par value; 10,000,000 shares authorized 90,621 shares issued
  and
  outstanding.......................................................................  $     906
Additional Paid-In Capital..........................................................         94
                                                                                      ---------
      Total Stockholders' Equity....................................................  $   1,000
                                                                                      ---------
                                                                                      ---------

       The accompanying notes are an integral part of the balance sheet.

                    AMERICA FIRST MORTGAGE INVESTMENTS, INC.

                             NOTES TO BALANCE SHEET

                               NOVEMBER 12, 1997

1. ORGANIZATION

    America First Mortgage Investments, Inc. (the Company) was incorporated in Maryland on July 24, 1997. The Company has not yet commenced operations.

    The Company has issued 90,621 shares of common stock to the general partners of America First Participating/Preferred Equity Mortgage Fund (PREP Fund 1), America First PREP 2 (PREP Fund 2) and America First PREP Fund 2 Pension Series Limited Partnership (Pension Fund) (collectively referred to as the "PREP Funds") for consideration of $1,000. The Company intends to issue up to 8,971,506 additional shares of common stock to holders of Exchangeable Units and Beneficial Unit Certificates of the PREP Funds in the ratio of one share of common stock for each PREP Fund 1 Exchangeable Unit, approximately 1.26 shares of common stock for each PREP Fund 2 Beneficial Unit Certificate and approximately 1.31 shares of common stock for each Pension Fund Beneficial Unit Certificate.

2. FEDERAL INCOME TAXES

    The Company expects to elect and qualify to be taxed as a real estate investment trust (REIT) under the provisions of the Internal Revenue Code and the corresponding provisions of state law. Accordingly, the Company will not be subject to federal or state income tax to the extent of its distributions to stockholders. In order to maintain its status as REIT, the Company is required, among other requirements, to distribute at least 95% of its taxable income.

3. RELATED PARTY TRANSACTIONS

    America First Mortgage Advisory Corporation (the Advisor) will manage the operations and investments of the Company and perform administrative services for the Company for which it will receive a per annum base management fee payable monthly in arrears in an amount equal to 1.10% per annum of the first $300 million of Stockholders' Equity of the Company, plus .80% per annum of the portion of Stockholders' Equity of the Company above $300 million. The Company will also pay the Advisor, as incentive compensation for each fiscal quarter, an amount equal to 20% of the dollar amount by which the annualized Return on Equity for such fiscal quarter exceeds the amount necessary to provide an annualized Return on Equity equal to the Ten-Year U.S. Treasury Rate plus 1%.

    America First Properties Management Company L.L.C. (the Manager), will provide property management services for certain of the multifamily properties to be obtained by the Company. The Manager will receive a management fee equal to a stated percentage of the gross revenues generated by the property under management, ranging from 3.75% to 5% of gross revenues.

                        PRO FORMA FINANCIAL INFORMATION
                                  (UNAUDITED)

    Given the structure of the proposed Merger, the composition of the Company after the Merger will differ depending on (i) whether Pension Fund participates in the Merger and (ii) if Pension Fund participates, the number of Unitholders in Pension Fund electing the Retention Option.

    To assist Unitholders in analyzing the Merger, two presentations of pro forma financial statements have been prepared to show the impact of the Merger based upon two assumptions. The first presentation of pro forma financial statements assumes Pension Fund does not participate in the merger while the second presentation assumes Maximum Participation.

    The pro forma balance sheets of the Company have been prepared as if the Merger was consummated on September 30, 1997. The pro forma statements of income of the Company for the year ended December 31, 1996, and for the nine months ended September 30, 1997, assume that the Merger was consummated on January 1, 1996. Since the Merger will be accounted for using the purchase method of accounting, the pro forma financial statements have been prepared using this method. Under the purchase method Prep Fund 1 will be deemed to be the acquirer of the other Partnerships because its Unitholders will be allocated the largest number of shares of Common Stock. As the surviving entity for accounting purposes, Prep Fund 1's assets and liabilities will be recorded by the Company at their historical cost, with the assets and liabilities of the other Partnership(s) recorded at their estimated fair values.

    The pro forma financial statements are based upon available information and upon certain assumptions, as set forth in the notes to pro forma financial statements, that the General Partners believe are reasonable in the circumstances. The pro forma financial statements do not give effect to the anticipated realignment of the investment portfolio or the implementation of the Company's business plan. Thus, these pro forma financial statements do not purport to represent what the Company's financial position or results of operations would actually have been if the Merger in fact had occurred on such dates or at the beginning of such periods or the Company's financial position or results of operations for any future date or period.

                    AMERICA FIRST MORTGAGE INVESTMENTS, INC.

                         PRO FORMA STATEMENTS OF INCOME

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                                  (UNAUDITED)

                                                         ASSUMING PENSION FUND                           ASSUMING
                                                          DOES NOT PARTICIPATE                    MAXIMUM PARTICIPATION
                                                        ------------------------                 ------------------------
                            PREP FUND 1   PREP FUND 2    PRO FORMA    PRO FORMA   PENSION FUND    PRO FORMA    PRO FORMA
                            (HISTORICAL)  (HISTORICAL)  ADJUSTMENTS   COMBINED    (HISTORICAL)   ADJUSTMENTS   COMBINED
                            ------------  ------------  -----------  -----------  -------------  -----------  -----------
Revenues:
  Mortgage and mortgage-
    backed securities
    income................   $2,024,656    $  765,119    $  --        $2,789,775    $ 424,589     $  --        $3,214,364
  Equity in earnings of
    property
    partnerships..........      377,458       138,815       --          516,273        59,852        --          576,125
  Rental income...........    1,897,467        --           --        1,897,467        --            --        1,897,467
  Interest income on
    participating loans...      177,639        --           --          177,639        --            --          177,639
  Interest income on
    temporary cash
    investments and U.S.
    government
    securities............      419,125        94,255       --          513,380       103,058        --          616,438
    Total revenues........    4,896,345       998,189       --        5,894,534       587,499        --        6,482,033
Expenses:
  General and
    administrative
    expenses..............      813,779       429,334     (845,133)(E)  1,269,034     218,942       (94,171)(E)  1,473,578
                                                            (7,658)(F)                               (6,523)(F)
                                                           315,000(G)                                86,296(J)
                                                            20,038(I)
                                                           543,674(J)
  Real estate operating
    expenses..............    1,104,990        --           --        1,104,990        --            --        1,104,990
  Depreciation............      226,882        --           --          226,882        --            --          226,882
  Interest expense........      565,595        --           --          565,595        --            --          565,595
                            ------------  ------------  -----------  -----------  -------------  -----------  -----------
    Total expenses........    2,711,246       429,334       25,921    3,166,501       218,942       (14,398)   3,371,045
                            ------------  ------------  -----------  -----------  -------------  -----------  -----------
Net income................   $2,185,099    $  568,855    $ (25,921)   $2,728,033    $ 368,557     $  14,398    $3,110,988
                            ------------  ------------  -----------  -----------  -------------  -----------  -----------
                            ------------  ------------  -----------  -----------  -------------  -----------  -----------
Net income per share......                                            $    0.35                                $    0.34
Weighted average number of
  shares outstanding
  during the period.......                                            7,866,801                                9,062,128

           See accompanying notes to pro forma financial statements.

                    AMERICA FIRST MORTGAGE INVESTMENTS, INC.

                         PRO FORMA STATEMENTS OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                  (UNAUDITED)

                                                         ASSUMING PENSION FUND                          ASSUMING
                                                          DOES NOT PARTICIPATE                   MAXIMUM PARTICIPATION
                                                        ------------------------                ------------------------
                            PREP FUND 1   PREP FUND 2    PRO FORMA    PRO FORMA   PENSION FUND   PRO FORMA    PRO FORMA
                            (HISTORICAL)  (HISTORICAL)  ADJUSTMENTS   COMBINED    (HISTORICAL)  ADJUSTMENTS   COMBINED
                            ------------  ------------  -----------  -----------  ------------  -----------  -----------
Revenues:
  Mortgage-backed
    securities income.....   $3,011,347    $1,231,344    $  --        $4,242,691   $  660,229    $  --        $4,902,920
  Equity in earnings of
    property
    partnerships..........      264,179        53,802       --          317,981        20,381       --          338,362
  Rental income...........    2,465,655        --           --        2,465,655        --           --        2,465,655
  Interest income on
    participating loans...      240,432        --           --          240,432        --           --          240,432
  Interest income on
    temporary cash
    investments and U.S.
    government
    securities............      442,931        24,302       --          467,233        94,739       --          561,972
  Gain on sale of
    mortgage-backed
    securities............       --             3,157       --            3,157        --           --            3,157
  Gain on sale of PREPs...       --           598,867       --          598,867       226,587       --          825,454
                            ------------  ------------  -----------  -----------  ------------  -----------  -----------
    Total revenues........    6,424,544     1,911,472       --        8,336,016     1,001,936       --        9,337,952
Expenses:
  General and
    administrative
    expenses..............      895,961       313,422     (917,965)(E)  1,452,822     172,499     (107,224)(E)  1,624,460
                                                           (10,211)(F)                              (8,698)(F)
                                                           420,000(G)                              115,061(J)
                                                            26,717(I)
                                                           724,898(J)
  Real estate operating
    expenses..............    1,320,270        --           --        1,320,270        --           --        1,320,270
  Depreciation............      302,510        --           --          302,510        --           --          302,510
  Interest expense........      842,875        --           --          842,875        --           --          842,875
                            ------------  ------------  -----------  -----------  ------------  -----------  -----------
    Total expenses........    3,361,616       313,422      243,439    3,918,477       172,499          861    4,090,115
                            ------------  ------------  -----------  -----------  ------------  -----------  -----------
  Net income..............   $3,062,928    $1,598,050    $(243,439)   $4,417,539   $  829,437    $    (861)   $5,247,837
                            ------------  ------------  -----------  -----------  ------------  -----------  -----------
                            ------------  ------------  -----------  -----------  ------------  -----------  -----------
  Net income per share....                                            $    0.56                               $    0.58
                                                                     -----------                             -----------
                                                                     -----------                             -----------
  Weighted average number
    of shares outstanding
    during the period.....                                            7,906,350                               9,101,677
                                                                     -----------                             -----------
                                                                     -----------                             -----------

           See accompanying notes to pro forma financial statements.

                    AMERICA FIRST MORTGAGE INVESTMENTS, INC.

                            PRO FORMA BALANCE SHEETS

                            AS OF SEPTEMBER 30, 1997

                                  (UNAUDITED)

                                                            ASSUMING PENSION FUND                          ASSUMING
                                                             DOES NOT PARTICIPATE                   MAXIMUM PARTICIPATION
                                                           ------------------------                ------------------------
                                PREP FUND 1  PREP FUND 2    PRO FORMA    PRO FORMA   PENSION FUND   PRO FORMA    PRO FORMA
                                (HISTORICAL) (HISTORICAL)  ADJUSTMENTS   COMBINED    (HISTORICAL)  ADJUSTMENTS   COMBINED
                                -----------  ------------  -----------  -----------  ------------  -----------  -----------
ASSETS:
  Cash and temporary cash
    investments, at cost which
    approximates market
    value.....................  1$0,393,926   $2,306,281    $(871,670)(H) $11,828,537  $2,568,226   $(148,765)(H) $14,247,998
  Investment in mortgage-
    backed securities.........  34,653,964    14,200,926     (267,610)(A)  49,255,090   7,534,693    (125,476)(C)  56,664,307
                                                 667,810(B)

  Investment in and advances
    to preferred equity
    participants (PEPs), net
    of valuation allowance....   1,503,551        --        1,896,859(A)   3,400,410      --          717,695(C)   4,118,105
  Investment in real estate...   4,021,034        --           --         4,021,034       --           --         4,021,034
  Investment in participating
    loans, net of valuation
    allowance.................     860,000        --           --           860,000       --           --           860,000
  Interest receivable.........     276,909        92,361       --           369,270       56,488       --           425,758
  Investment evaluation fees,
    net.......................     570,163        --           --           570,163       --           --           570,163
  Other assets................   2,732,530        44,459      (39,566)(A)   3,378,260      34,922     (33,704)(C)   3,379,478
                                                              640,837(H)                                            --
                                -----------  ------------  -----------  -----------  ------------  -----------  -----------
                                5$5,012,077   $16,644,027   $2,026,660  $73,682,764   $10,194,329   $ 409,750   $84,286,843
                                -----------  ------------  -----------  -----------  ------------  -----------  -----------
                                -----------  ------------  -----------  -----------  ------------  -----------  -----------

LIABILITIES AND
  STOCKHOLDERS' EQUITY:
  Liabilities:
    Accounts payable..........   $ 227,927    $   64,707       --       $   292,634   $   45,830       --       $   338,464
    Distributions payable.....     515,834       174,492       --           690,326       98,193       --           788,519
    Mortgage notes payable....   6,800,000        --           --         6,800,000       --           --         6,800,000
                                -----------  ------------  -----------  -----------  ------------  -----------  -----------
                                 7,543,761       239,199       --         7,782,960      144,023       --         7,926,983
                                -----------  ------------  -----------  -----------  ------------  -----------  -----------

  Stockholders' Equity:
    General Partner...........         100           100         (200)(D)     --             100         (100)(D)     --
    Unitholders...............  46,974,698    16,468,915    1,525,496(A)     --       10,042,885      565,836(C)     --
                                                           (64,969,109)(D)                         (10,608,721)(D)
  Net unrealized holding gains
    (losses)..................     493,518       (64,187)      64,187(A)   1,161,328       7,321       (7,321)(C)   1,161,328
                                                              667,810(B)
  Stockholders' equity........      --            --       64,969,309(D)  64,738,476      --       10,608,821(D)  75,198,532
                                                (230,833)(H)                            (148,765)(H)
                                -----------  ------------  -----------  -----------  ------------  -----------  -----------
                                47,468,316    16,404,828    2,026,660    65,899,804   10,050,306      409,750    76,359,860
                                -----------  ------------  -----------  -----------  ------------  -----------  -----------
                                5$5,012,077   $16,644,027   $2,026,660  $73,682,764   $10,194,329   $ 409,750   $84,286,843
                                -----------  ------------  -----------  -----------  ------------  -----------  -----------

           See accompanying notes to pro forma financial statements.

                    AMERICA FIRST MORTGAGE INVESTMENTS, INC.

                    NOTES TO PRO FORMA FINANCIAL STATEMENTS

                                  (UNAUDITED)

(A) The historical balance sheet of Prep Fund 2 has been adjusted to reflect the impact of applying the purchase method of accounting to this transaction. The net assets of Prep Fund 2 are being adjusted to their estimated fair value of $17,994,511. The fair value is equal to: (1) the amount the Partnership would receive under the terms of the preferred real estate participations if the underlying properties were sold for an amount equal to the net realizable value; (ii) the market value of the mortgage-backed securities based on quoted market prices; (iii) any undistributed cash and other assets; less (iv) any outstanding liabilities owed by the Partnership. The net realizable value of the underlying properties is determined by management based on the discounted estimated future cash flows from the properties, including estimated sales proceeds. The calculation of discounted estimated future cash flows includes certain variables such as the assumed inflation rate for rents and expenses, capitalization rates and discount rates. These variables are supplied to management by an independent real estate appraisal firm based upon local market conditions for each property.

    The effect of purchase accounting on the balance sheet results in the following adjustments: (i) the investment in mortgage-backed securities and the investments in and advances to PREPs, net of valuation allowance, have been adjusted to fair value as described above, (ii) intangible items included in other assets have been eliminated as these items were assigned no value; (iii) the net unrealized holding losses on mortgage-backed securities has been eliminated because the mortgage-backed securities market values become their cost basis; and (iv) the net effect of those changes to the assets and liabilities has been applied to the partners' capital account.

(B) The historical balance sheet of Prep Fund 1 has been adjusted to reflect all of the mortgage-backed securities as available-for-sale since the Company intends to replace a substantial portion of the Partnership's current portfolio. As a result, the mortgage-backed securities have been adjusted to market value based on quoted market prices and the net unrealized holding gain on mortgage-backed securities has been reflected as a component of stockholders' equity.

(C) The historical balance sheet of Pension Fund has been adjusted to reflect the impact of applying the purchase method of accounting to this transaction. The net assets of Pension Fund are being adjusted to their estimated fair value of $10,608,821. The fair value is equal to: (i) the amount the Partnership would receive under the terms of the preferred real estate participations if the underlying properties were sold for an amount equal to the net realizable value; (ii) the market value of the mortgage-backed securities based on quoted market prices; (iii) any undistributed cash and other assets; less (iv) any outstanding liabilities owed by the Partnership. The net realizable value of the underlying properties is determined by management based on the discounted estimated future cash flows from the properties, including estimated sales proceeds. The calculation of discounted estimated future cash flows includes certain variables such as the assumed inflation rate for rents and expenses, capitalization rates and discount rates. These variables are supplied to management by an independent real estate appraisal firm based upon local market conditions for each property.

    The effect of purchase accounting on the balance sheet results in the following adjustments: (i) the investment in mortgage-backed securities and the investments in and advances to PREPs, net of valuation allowance, have been adjusted to fair value as described above, (ii) intangible items included in other assets have been eliminated as these items were assigned no value; (iii) the net unrealized holding losses on mortgage-backed securities has been eliminated because the mortgage-backed securities market values become their cost basis; and (iv) the net effect of those changes to the assets and liabilities has been applied to the partners' capital account.

                    AMERICA FIRST MORTGAGE INVESTMENTS, INC.

                                  (UNAUDITED)

(D) Represents reclassification of the existing general partners' and unit holders' capital to stockholders' equity.

(E) Under the terms of the Advisory Agreement, the Advisor is responsible for compensation of the Company's officers and other personnel whereas, pursuant to the terms of each Partnership's partnership agreement, compensation costs and administrative fees were allocated to the respective Partnership. As such, general and administrative expenses have been adjusted to reflect the elimination of compensation costs that will be paid by the Advisor and the elimination of administrative fees. The Advisor will receive a management fee as described in footnote J.

(F) Represents the elimination of historical amortization of Ginnie Mae acquisition costs for Prep Fund 2 and Pension as these items were assigned no value in adjusting to fair value in applying the purchase method of accounting.

(G) Represents additional incremental costs expected to be incurred in conjunction with operating the Company. These incremental costs consist of:
    (i) board of directors fees and expenses of $60,000 for the nine months and $80,000 for the year as the Company will have its own board of directors;
    (ii) liability insurance of $48,000 for the nine months and $64,000 for the year for the Company's directors and officers; (iii) legal fees of $61,500 for the nine months and $82,000 for the year associated with operating the Company as a REIT; (iv) rent expense of $75,000 for the nine months and $100,000 for the year for the Company's office space; (v) membership costs of $18,750 for the nine months and $25,000 for the year related to the New York Stock Exchange; (vi) maintenance costs of $30,000 for the nine months and $40,000 for the year associated with upgrading the Company's systems;
    (vii) printing costs of $14,250 for the nine months and $19,000 for the year associated with communications to investors; and (viii) bank servicing fees of $7,500 for the nine months and $10,000 for the year associated with increased transaction volume.

(H) Represents the following adjustments to record transaction costs expected to be incurred: (i) a decrease in cash for anticipated transaction costs remaining to be incurred of $1,020,435; (ii) goodwill of $640,837 resulting from Prep Fund 1's proportionate share of the transaction costs; and (iii) a reduction to stockholders' equity for Prep Fund 2's (and Pension Fund's assuming full participation) proportionate share of the transaction costs. Prep 2's and Pension Fund's proportionate share of the transaction costs have been excluded from the pro forma statements of operations. (Note that these expenses will be paid by the partnerships (pro rata in accordance with their aggregate Net Asset Values) whether or not the Merger is consummated.)

(I) Represents the amortization of goodwill using the straight line method over a period of 40 years. The amortization expense is included in general and administrative expenses.

(J) Represents the base management fee payable to the Advisor pursuant to the terms of the Advisory Agreement. The base management fee is 1.1% of the first $300 million of the stockholders' equity plus .8% of the portion of the stockholders' equity of the Company above $300 million. For purposes of the pro forma financial statements, the base management fee is based on the pro forma stockholders' equity at September 30, 1997, for all periods presented. The Advisor was not entitled to an incentive fee for any of the periods presented in the pro forma financial statements. Expenses incurred by the Advisor and reimbursed by the Company are included in pro forma general and administrative expenses, or in certain circumstances may be capitalized by the Company. Reimbursable costs included in the Company's general and administrative expenses or capitalized that are not part of the base management fee amounted to $1,234,152 (of which $806,292 is included in general and

                    AMERICA FIRST MORTGAGE INVESTMENTS, INC.

                                  (UNAUDITED)

    administrative expenses and $427,860 has been capitalized) for the nine months ended September 30, 1997, and $734,747 (all of which is included in general and administrative expenses) for the year ended December 31, 1996. These costs include, but are not limited to, board of directors fees and expenses, supplies, mailing expense, telephone expense, insurance, travel and meals, printing, legal, accounting, rent, systems, transfer agent expenses and transaction costs incurred in connection with the Merger.

                                   APPENDIX A
                          AGREEMENT AND PLAN OF MERGER

--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                           DATED AS OF JULY 29, 1997,
                                     AMONG
                   AMERICA FIRST MORTGAGE INVESTMENTS, INC.,

             AMERICA FIRST PARTICIPATING/PREFERRED EQUITY MORTGAGE
                           FUND LIMITED PARTNERSHIP,

                 AMERICA FIRST PREP FUND 2 LIMITED PARTNERSHIP,

         AMERICA FIRST PREP FUND 2 PENSION SERIES LIMITED PARTNERSHIP,

                                      AND
                                AF MERGER, L.P.

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
                                                          ARTICLE I
                                                          The Merger

      SECTION 1.1  The Merger..............................................................................           2
      SECTION 1.2  Closing.................................................................................           2
      SECTION 1.3  Effective Date..........................................................................           2
      SECTION 1.4  Effects of the Merger...................................................................           2
      SECTION 1.5  Organizational Documents................................................................           3
              (a)  The Company.............................................................................           3
              (b)  Pension Fund............................................................................           3
      SECTION 1.6  Officers and Directors..................................................................           3
      SECTION 1.7  General Partner of Pension fund.........................................................           3
      SECTION 1.8  Principal Executive Office..............................................................           3

                                                          ARTICLE II
                                          Effect of the Merger on the Exchange Units
                                        of the Partnerships; Exchange of Certificates

      SECTION 2.1  Effect on Exchange Units; Conversion of Exchange Units..................................           3
      SECTION 2.2  Exchange of Certificates................................................................           4
              (a)  Exchange Agent..........................................................................           4
              (b)  Provision of Common Stock...............................................................           4
              (c)  Exchange Procedure......................................................................           4
              (d)  Record Dates; Distributions with Respect to Unconverted Exchange Units..................           5
              (e)  No Further Ownership Rights in Exchange Units...........................................           5
              (f)  No Liability............................................................................           5
              (g)  No Fractional Shares....................................................................           6
              (h)  Withholding Rights......................................................................           6

                                                         ARTICLE III
                                                Representations and Warranties

      SECTION 3.1  Representations and Warranties of the Partnerships......................................           7
              (a)  Organization, Standing and Power of the Partnership.....................................           7
              (b)  Capital Structure.......................................................................           7
              (c)  Authority; Noncontravention; Consents...................................................           8
              (d)  SEC Documents; Financial Statements; Undisclosed Liabilities............................           9
              (e)  Absence of Certain Changes or Events....................................................           9
              (f)  Litigation..............................................................................          10
              (g)  Brokers; Fees and Expenses..............................................................          10
              (h)  Compliance with Laws....................................................................          10
              (i)  Contracts; Debt Instruments.............................................................          11
              (j)  Tangible Property and Assets............................................................          11
              (k)  Books and Records.......................................................................          11
              (l)  Registration Statement..................................................................          12
              (m)  Vote Required...........................................................................          12

                                                          ARTICLE IV
                                                          Covenants

      SECTION 4.1  Conduct of Business by the Partnerships.................................................          12
      SECTION 4.2  Other Actions...........................................................................          13
      SECTION 4.3  Payments of Dividends By the Company....................................................          13

                                                          ARTICLE V
                                                     Additional Covenants

      SECTION 5.1  Preparation of the Registration Statement and the Consent Solicitation
                   Statement/Prospectus....................................................................          13
      SECTION 5.2  Best Efforts; Notification..............................................................          14
      SECTION 5.3  No Solicitation of Transactions.........................................................          14
      SECTION 5.4  Public Announcements....................................................................          15
      SECTION 5.5  Listing of Common Stock.................................................................          15
      SECTION 5.6  Indemnification.........................................................................          15

                                                          ARTICLE V
                                                     Conditions Precedent

      SECTION 6.1  Conditions to Each Party's Obligation to Effect the Merger..............................          17
              (a)  Approval of Unitholders of Prep Fund 1 and Prep Fund 2..................................          17
              (b)  Listing of Common Stock.................................................................          17
              (c)  Absence of Certain Conditions...........................................................          18
              (d)  Registration Statement..................................................................          18
              (e)  No Injunctions or Restraints............................................................          18
              (f)  Opinion Related to Partnership Status of the Partnership................................          18
              (g)  Opinion Related to REIT Status of the Company...........................................          18
              (h)  The Investment Company Act Opinion......................................................          18
              (i)  Consents and Approvals..................................................................          18
              (j)  Absence of Material Adverse Effects.....................................................          18
      SECTION 6.2  Conditions to Obligations of the Partnerships...........................................          19
              (a)  Representations and Warranties..........................................................          19
              (b)  Performance of Obligations of the Other Partnerships....................................          19
              (c)  Material Adverse Change.................................................................          19
              (d)  Consents................................................................................          20
      SECTION 6.3  Conditions to Obligations of Pension Fund...............................................          20

                                                         ARTICLE VII
                                                   General Partner Actions

      SECTION 7.1  General Partner Actions.................................................................          20

                                                         ARTICLE VIII
                                              Termination, Amendment and Waiver

      SECTION 8.1  Terminiation............................................................................          20
      SECTION 8.2  Expenses................................................................................          21
      SECTION 8.3  Effect of Termination...................................................................          22
      SECTION 8.4  Amendment...............................................................................          22
      SECTION 8.5  Waiver..................................................................................          22

                                                          ARTICLE IX
                                                      General Provisions

      SECTION 9.1  Nonsurvival of Representations and Warranties...........................................          23
      SECTION 9.2  Notices.................................................................................          23
      SECTION 9.3  Interpretation..........................................................................          24
      SECTION 9.4  Counterparts............................................................................          24
      SECTION 9.5  Entire Agreement; No Third-Party Beneficiaries..........................................          24
      SECTION 9.6  Governing Law...........................................................................          24
      SECTION 9.7  Assignment..............................................................................          24
      SECTION 9.8  Enforcement.............................................................................          24

                                                          ARTICLE X
                                                     Certain Definitions

     SECTION 10.1  Certain Definitions.....................................................................          25

Exhibits

A                  Charter of the Company
B                  Bylaws of the Company
C                  Amended Charter of the Company
D                  Pension Fund Agreement
E                  Certificate of Limited Partnership of Pension Fund

    AGREEMENT AND PLAN OF MERGER (the "AGREEMENT"), dated as of July 29, 1997, among AMERICA FIRST MORTGAGE INVESTMENTS, INC., a Maryland corporation (the "COMPANY"), AMERICA FIRST PARTICIPATING/PREFERRED EQUITY MORTGAGE FUND LIMITED PARTNERSHIP, a Delaware limited partnership ("PREP FUND 1"), AMERICA FIRST PREP FUND 2 LIMITED PARTNERSHIP, a Delaware limited partnership ("PREP FUND 2"), AMERICA FIRST PREP FUND 2 PENSION SERIES LIMITED PARTNERSHIP, a Delaware limited partnership ("PENSION FUND" and together with Prep Fund 1 and Prep Fund 2, the "PARTNERSHIPS") and AF MERGER, L.P., a Delaware limited partnership subsidiary of the Company ("PARTNERSHIP MERGER SUB").

                                    RECITALS

    WHEREAS, certain terms used herein shall have the meanings assigned to them in Article X of this Agreement;

    WHEREAS, the Board of Directors of the Company and the general partners of each of the Partnerships (the "GENERAL PARTNERS"), together with the Special Committee (as herein defined), have determined that it is advisable and in the best interest of the Company and Partnership Merger Sub, on the one hand, and the Partnerships, on the other hand, and their respective stockholders and Unitholders, as the case may be, to proceed with the strategic business combination involving the five entities on the terms described in this Agreement, pursuant to which (i) Prep Fund 1 and Prep Fund 2 will merge with the Company, the Company will be the surviving corporation in such merger and each Prep Fund 1 Unit and Prep Fund 2 BUC will be converted into the right to receive common stock, par value $0.01 per share, of the Company (the "COMMON STOCK") and
(ii) Pension Fund will merge with Partnership Merger Sub, Pension Fund will be the surviving limited partnership in such merger and each Pension BUC will be converted into the right to receive Common Stock, except for those Pension BUCs held by Unitholders electing to exercise their option to retain their current investment in Pension Fund (the "RETENTION OPTION") (the transactions described in (i) and (ii) above being referred to herein as the "MERGER");

    WHEREAS, the Company, as the surviving corporation in the Merger with Prep Fund 1 and Prep Fund 2, intends that, following the Merger, it shall be subject to taxation as a real estate investment trust (a "REIT") within the meaning of the Internal Revenue Code of 1986, as amended (the "CODE"); and

    WHEREAS, Pension Fund, as the surviving limited partnership in the Merger with Partnership Merger Sub, intends that, following the Merger, it shall continue to be subject to taxation as a partnership under the Code.

    NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

    SECTION 1.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, (i) in accordance with the Maryland General Corporation Law (the "MGCL") and the Delaware Revised Uniform Limited Partnership Act (the "DRULPA"), Prep Fund 1 and Prep Fund 2 shall be merged with and into the Company at the Effective Time (as defined below) and (ii) in accordance with DRULPA, Pension Fund shall be merged with Partnership Merger Sub at the Effective Time. Following the Merger, (i) the separate existence of Prep Fund 1 and Prep Fund 2 shall cease and the Company shall continue as the surviving corporation and shall succeed to and assume all the rights and obligations of Prep Fund 1 and Prep Fund 2 in accordance with the MGCL and DRULPA and (ii) the separate existence of Partnership Merger Sub shall cease and Pension Fund shall continue as the surviving limited partnership and shall succeed to and assume all the rights and obligations of Partnership Merger Sub in accordance with the DRULPA.

    SECTION 1.2 CLOSING. The closing of the Merger will take place at 10:00 A.M. Eastern Time, on a date to be specified by the parties, which (subject to satisfaction or waiver of the conditions set forth in Sections 6.2 and 6.3) shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Section 6.1 (the "CLOSING DATE"), at the offices of Rogers & Wells, 200 Park Avenue, New York, New York 10166, unless another date or place is agreed to in writing by the parties hereto.

    SECTION 1.3 EFFECTIVE DATE. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article VI, the parties shall file the articles of merger, certificate of merger or other appropriate documents for the merger of Prep Fund 1 and Prep Fund 2 with and into the Company executed in accordance with Section 3-110 of the MGCL and Section 17-211 of the DRULPA and the certificate of merger or other appropriate documents for the merger of Pension Fund with Partnership Merger Sub executed in accordance with Section 17-211 of the DRULPA (collectively, the "ARTICLES OF MERGER") and shall make all other filings or recordings required under the MGCL or the DRULPA to effect the Merger. The Merger shall become effective at such time as the Articles of Merger have been duly filed with the Department of Assessments and Taxation of the State of Maryland and the Office of the Secretary of State of the State of Delaware, or at such other time as the parties shall specify in the Articles of Merger (the time and the date the Merger becomes effective being, the "EFFECTIVE TIME" and the "EFFECTIVE DATE," respectively), it being understood that the parties shall cause the Effective Time to occur on the Closing Date.

    SECTION 1.4 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the MGCL or the DRULPA, as appropriate.

    SECTION 1.5  ORGANIZATIONAL DOCUMENTS.

    (a) THE COMPANY. The Articles of Incorporation of the Company as in effect on the date hereof are substantially in the form of EXHIBIT A hereto (the "CHARTER"). The bylaws of the Company as in effect on the date hereof are substantially in the form of EXHIBIT B hereto (the "BYLAWS"). Prior to the Effective Time, the Charter shall be amended and restated by the Amended and Restated Articles of Incorporation substantially in the form of EXHIBIT C hereto (the "AMENDED CHARTER") and as amended shall continue to be in effect after the Merger.

    (b) PENSION FUND. The Agreement of Limited Partnership, dated as of May 25, 1988, of Pension Fund as in effect on the date hereof and substantially in the form of EXHIBIT D hereto (the "PENSION FUND AGREEMENT"), shall be in effect after the Merger. The certificate of limited partnership of Pension Fund in effect on the date hereof and substantially in the form of EXHIBIT E hereto, shall continue to be in effect after the Merger.

    SECTION 1.6 OFFICERS AND DIRECTORS. The officers of the Company immediately following the Effective Time shall continue to be the officers of the Company. The Board of Directors of the Company immediately following the Effective Time shall continue to be composed of the current members of the Board of Directors of the Company.

    SECTION 1.7 GENERAL PARTNER OF PENSION FUND. Immediately following the Effective Time, the general partner of Pension Fund shall continue to be America First Capital Associates Limited Partnership Six, a Delaware limited partnership ("AFCA 6").

    SECTION 1.8 PRINCIPAL EXECUTIVE OFFICE. The principal executive office of the Company following the Effective Date shall continue to be in New York, New York.

                                   ARTICLE II

                   EFFECT OF THE MERGER ON THE EXCHANGE UNITS
                 OF THE PARTNERSHIPS; EXCHANGE OF CERTIFICATES

    SECTION 2.1 EFFECT ON EXCHANGE UNITS; CONVERSION OF EXCHANGE UNITS. By virtue of the Merger and without any action on the part of any Unitholder participating in the Merger:

    (a) At the Effective Time, each issued and outstanding Prep Fund 1 Unit, Prep Fund 2 BUC and Pension BUC (except those Pension BUCs held by Unitholders electing the Retention Option) shall be converted into the right to receive from the Company 1.00, 1.262758 and 1.306189, respectively, fully paid and nonassessable shares of Common Stock. At the Effective Time, all such Exchange Units shall no longer be outstanding and shall automatically be canceled and retired and all rights with respect thereto shall cease to exist, and each holder of a certificate representing any such Exchange Unit (an "EXCHANGE UNIT CERTIFICATE") shall cease to have any rights with respect thereto, except the right to receive, upon surrender of such certificate in accordance with Section 2.2(c), certificates representing the shares of Common Stock required to be delivered under this Section 2.1 and any cash in lieu of fractional shares of Common Stock to be issued or paid in consideration therefor upon surrender of such certificate (the "MERGER CONSIDERATION") and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(d), in each case, without interest and less any required withholding taxes.

    (b) Notwithstanding the foregoing, the parties understand that following the Merger the rights of each stockholder of the Company under this Section 2.1 will be subject to the ownership limitations and other related provisions contained in the Amended Charter.

    SECTION 2.2  EXCHANGE OF CERTIFICATES.

    (a) EXCHANGE AGENT. Prior to the Effective Time, the Company and the Partnerships shall jointly appoint a bank or trust company to act as exchange agent (the "EXCHANGE AGENT") for the exchange of the Merger Consideration upon surrender of Exchange Unit Certificates or cancellation of uncertificated Exchange Units, as the case may be.

    (b) PROVISION OF COMMON STOCK. The Company shall provide to the Exchange Agent on or before the Effective Time, for the benefit of the Unitholders participating in the Merger, sufficient shares of Common Stock issuable in exchange for the issued and outstanding Exchange Units pursuant to Section 2.1.

    (c) EXCHANGE PROCEDURE. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Exchange Unit Certificate whose Units were converted into the right to receive the Merger Consideration pursuant to Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Exchange Unit Certificates shall pass, only upon delivery of the Exchange Unit Certificates to the Exchange Agent and shall be in a form and have such other provisions as the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Exchange Unit Certificates in exchange for the Merger Consideration. Upon surrender of a Exchange Unit Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Exchange Unit Certificate shall be entitled to receive in exchange therefor the Merger Consideration and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(d), and the Exchange Unit Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Exchange Units which is not registered in the transfer records of the appropriate Partnership, payment may be made to a person other than the person in whose name the Exchange Unit Certificate so surrendered is registered if such Exchange Unit Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment either shall pay any transfer or other taxes required by reason of such payment being made to a person other than the registered holder of such Exchange Unit Certificate or establish to the satisfaction of the Company that such tax or taxes have been paid or are not applicable. Until surrendered as contemplated by this Section

2.2, each Exchange Unit Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without interest, into which the Exchange Units theretofore represented by such Exchange Unit Certificate shall have been converted pursuant to Section 2.1 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(d). No interest will be paid or will accrue on the Merger Consideration upon the surrender of any Exchange Unit Certificate or on any cash payable pursuant to Section 2.2(d) or
Section 2.2(g).

    (d) RECORD DATES; DISTRIBUTIONS WITH RESPECT TO UNCONVERTED EXCHANGE UNITS.

       (i) From the date of this Agreement, the Company and the Partnerships shall cooperate to establish and maintain record and payment dates for regular quarterly cash distributions on their respective capital stock and Units, such that the record and payment dates, respectively, for each of the Company and the Partnerships occur on the same calendar date.

       (ii) No dividends or other distributions with respect to Exchange Units with a record date after the Effective Time shall be paid to the holder of any unsurrendered Exchange Unit Certificate with respect to the Exchange Units represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(g), in each case until the surrender of such Exchange Unit Certificate in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Exchange Unit Certificate there shall be paid to the holder of such Exchange Unit Certificate, without interest, (A) at the time of such surrender, the amount of any cash payable in lieu of any fractional share of Common Stock to which such holder is entitled pursuant to Section 2.2(g) and (B) if such Exchange Unit Certificate is exchangeable for one or more whole shares of Common Stock, (x) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Common Stock and (y) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Common Stock.

    (e) NO FURTHER OWNERSHIP RIGHTS IN EXCHANGE UNITS. All Merger Consideration paid upon the surrender of Exchange Unit Certificates in accordance with the terms of this Article II (and any cash paid pursuant to Section 2.2(g)) shall be deemed to have been paid in full satisfaction of all rights pertaining to the Exchange Units theretofore represented by such Exchange Unit Certificates, subject, however, to the obligation of the Company to pay, without interest, any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Partnerships on such Exchange Units in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time and have not been paid prior to such surrender, and there shall be no further registration of transfers on the transfer books of the Partnerships of the Exchange Units which were outstanding immediately prior to the Effective Time (except for transfers of Pension BUCs held by Unitholders electing the Retention Option). If, after the Effective Time, Exchange Unit Certificates are properly presented to the Company they shall be canceled and exchanged as provided in this Article II.

    (f) NO LIABILITY. None of the Company, the Partnerships, Partnership Merger Sub or the Exchange Agent shall be liable to any person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the Merger Consideration delivered to the Exchange Agent pursuant to this Agreement that remains unclaimed for six months after the Effective Time shall be redelivered by the Exchange Agent to the Company, upon demand, and any holders of Exchange Unit Certificates who have not theretofore complied with Section 2.2(c) shall thereafter look only to the Company for delivery of the Merger Consideration, subject to applicable abandoned property, escheat and other similar laws.

    (g) NO FRACTIONAL SHARES.

       (i) No certificates or scrip representing fractional shares of Common Stock shall be issued upon the surrender for exchange of Exchange Unit Certificates, and such fractional share interests will not entitle the owner thereof to vote, to receive dividends or to any other rights of a stockholder of the Company.

       (ii) Notwithstanding any other provision of this Agreement, each holder of Exchange Units exchanged in the Merger who would otherwise have been entitled to receive a fraction of a share of Common Stock (after taking into account all Exchange Unit Certificates delivered by such holder) shall receive, from the Exchange Agent in accordance with the provisions of this Section 2.2(g), a cash payment in lieu of such fractional share of Common Stock representing such holder's proportionate interest, if any, in the net proceeds from the sale by the Exchange Agent in one or more transactions (which sale transactions shall be made at such times, in such manner and on such terms as the Exchange Agent shall determine in its reasonable discretion) on behalf of all such holders of the aggregate of the fractional shares of Common Stock which would otherwise have been issued (the "FRACTIONAL SHARES"). The sale of the Fractional Shares by the Exchange Agent shall be executed on the New York Stock Exchange (the "NYSE") or such other nationally recognized securities exchange (collectively, a "NATIONAL EXCHANGE") on which the Common Stock is traded through one or more member firms of the NYSE or a National Exchange and shall be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales have been distributed to the holders of Exchange Unit Certificates, the Exchange Agent will hold such proceeds in trust (the "EXCHANGE TRUST") for the holders of Exchange Unit Certificates. The Company shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with this sale of the Fractional Shares. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Exchange Unit Certificates in lieu of any fractional shares of Common Stock, the Exchange Agent shall make available such amounts to such holders of Exchange Unit Certificates without interest.

    (h) WITHHOLDING RIGHTS. The Company or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any Unitholder such amounts as the Company or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Company or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Exchange Units, in respect of which such deduction and withholding was made by the Company or the Exchange Agent.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

    SECTION 3.1 REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIPS. Each of the Partnerships represents and warrants to the other Partnerships, the Company and Partnership Merger Sub as follows:

    (a) ORGANIZATION, STANDING AND POWER OF THE PARTNERSHIP. The Partnership is a limited partnership duly organized and validly existing under the laws of Delaware and has the requisite power and authority to carry on its business as now being conducted. The Partnership is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its businesses or the ownership of its assets makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a material adverse effect on the businesses, properties, assets, financial conditions or results of operations of the Partnership (a "PARTNERSHIP MATERIAL ADVERSE EFFECT").

    (b) CAPITAL STRUCTURE. Prep Fund 1 represents and warrants that (i) its sole general partner is America First Capital Associates Limited Partnership Three, a Delaware limited partnership ("AFCA 3"), (ii) its sole limited partner is America First Fiduciary Corporation Number Six, a Nebraska corporation ("AFFC 6"), and (iii) on the date hereof, there were 5,775,797 Prep Fund 1 Units representing limited partnership interests in Prep Fund 1 assigned by AFFC 6 outstanding. Prep Fund 2 represents and warrants that (i) its sole general partner is AFCA 6, (ii) its sole limited partner is America First Fiduciary Corporation Number Fourteen, a Nebraska corporation ("AFFC 14"), and (iii) on the date hereof, there were 1,593,604 Prep Fund 2 BUCs representing limited partnership interests in Prep Fund 2 assigned by AFFC 14 outstanding. Pension Fund represents and warrants that (i) its sole general partner is AFCA 6, (ii) its sole limited partner is America First Fiduciary Corporation Number Sixteen, a Nebraska corporation ("AFFC 16"), and
(iii) on the date hereof, there were 905,974 Pension BUCs representing limited partnership interests in Pension Fund assigned by AFFC 16 outstanding. On the date of this Agreement, except as set forth in this Section 3.1(b), no other Units of the Partnership were outstanding. All outstanding Units are validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Partnership having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which Unitholders may vote. There are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Partnership is a party or by which such entity is bound, obligating the Partnership to issue, deliver or sell, or cause to be issued, delivered or sold, additional Units, voting securities or other ownership interests of or obligating the Partnership to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations of the Partnership to repurchase, redeem or otherwise acquire any Units, voting securities or other ownership interests in the Partnership or make any material investment (in the form of a loan, capital contribution or otherwise) in any Person.

    (c) AUTHORITY; NONCONTRAVENTION; CONSENTS. The Partnership has the requisite power and authority to enter into this Agreement. The Partnership has the requisite power and authority, subject to approval of the Merger, this Agreement and any other transactions contemplated hereby by the requisite vote of the Unitholders (the "UNITHOLDER APPROVALS"), to consummate the Merger and other transactions contemplated by this Agreement to which the Partnership is a party. The execution and delivery of this Agreement by the Partnership and the consummation by the Partnership and other transactions contemplated hereby to which the Partnership is a party have been duly executed and authorized by all necessary action on the part of the Partnership, subject to approval of this Agreement pursuant to the Unitholder Approvals. This Agreement has been duly executed and delivered by the Partnership and constitutes a valid and binding obligation of the Partnership, enforceable against such entity in accordance with its terms. The execution and delivery of this Agreement by the Partnership does not, and the consummation of the Merger and other transactions contemplated hereby and thereby to which the Partnership is a party and compliance by the Partnership with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any pledge, claim, lien, charge, encumbrance or security interest of any kind or nature whatsoever (a "LIEN") upon any of the properties or assets of the Partnership under (i) the partnership agreement (the "PARTNERSHIP AGREEMENT") or certificate of limited partnership of the Partnership, each as amended or supplemented to the date of this Agreement, (ii) any loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Partnership or its properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgement, order, decree, statute, law, ordinance, rule or regulation (collectively "LAWS") applicable to the Partnership or its properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have a Partnership Material Adverse Effect or (y) prevent the consummation of the Merger or other transactions contemplated hereby. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative authority or agency (a "GOVERNMENTAL ENTITY"), is required by or with respect to the Partnership in connection with the execution and delivery of this Agreement by the Partnership or the consummation by the Partnership of the Merger and other transactions contemplated hereby and thereby, except for (i) the filing with the Securities and Exchange Commission ("SEC") of (x) a consent solicitation statement/prospectus (the "CONSENT SOLICITATION STATEMENT/PROSPECTUS") relating to the approval by Unitholders of the Merger, this Agreement and the other transactions contemplated by this Agreement, and a registration statement relating to the issuance of the Merger Consideration ("REGISTRATION STATEMENT") in which the Consent Solicitation Statement/Prospectus will be included as a prospectus and
(y) such reports under Section 13(a) and Section 14 of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), as may be required in connection with this Agreement and the other transactions contemplated by this Agreement,
(ii) the filing of the Articles of Merger for the Merger with the Department of Assessments and Taxation of the State of Maryland and the Office of the Secretary of State of the State of Delaware, (iii) such other consents, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not prevent or delay in any material respect the consummation of the Merger or any of the transactions contemplated by this Agreement or otherwise prevent the Partnership from performing its obligations under this Agreement in any material respect or have, individually or in the aggregate, a Partnership Material Adverse Effect.

    (d) SEC DOCUMENTS; FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES. Each of Prep Fund 1, Prep Fund 2 and Pension Fund have filed all required reports, schedules, forms, statements and other documents with the SEC since December 31, 1986, June 30, 1987 and March 31, 1988, respectively (the "PARTNERSHIP SEC DOCUMENTS"). All of the Partnership SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such Partnership SEC Documents. None of the Partnership SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later filed Partnership SEC Documents. There is no unresolved violation, criticism or exception by any Governmental Entity of which the Partnership has received written notice with respect to such entity or statement which, if resolved in a manner unfavorable to the Partnership could have a Partnership Material Adverse Effect. The financial statements of the Partnership included in the Partnership SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of interim financial statements, as permitted by Forms 10-Q and 8-K of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP, the financial position of the Partnership as of the dates thereof and the results of operations and cash flows of the Partnership for the periods then ended (subject, in the case of interim financial statements, to normal year-end adjustments). Except as permitted by
Section 4.1 (for the purposes of this sentence, as if Section 4.1 had been in effect since December 31, 1996), the Partnership does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a balance sheet of the Partnership or in the notes thereto and which, individually or in the aggregate, would have a Partnership Material Adverse Effect.

    (e) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Partnership SEC Documents filed and publicly available prior to the date of this Agreement (referred to collectively as the "PARTNERSHIP FILED SEC DOCUMENTS"), since the date of the most recent financial statements included in the Partnership Filed SEC Documents (the "FINANCIAL STATEMENT DATE") and to the date of this Agreement, the Partnership has conducted its business only in the ordinary course and there has not been (i) any material adverse change in the business, financial condition or results of operations of the Partnership that has resulted or would result, individually or in the aggregate, in Economic Losses (as defined in Section 6.2 below) of the greater of $1,000,000 or 5% of the Net Asset Value (as hereinafter defined) of such Partnership (a "PARTNERSHIP MATERIAL ADVERSE CHANGE"), nor has there been any occurrence or circumstance that with the passage of time would reasonably be expected to result in a Partnership Material Adverse Change, (ii) except for regular quarterly distributions not in excess of $.2649 per Unit in the case of Prep Fund 1, $.3354 per unit in the case of Prep Fund 2, and $.3314 per Unit in the case of Pension Fund, with customary record and payment date, any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Units, (iii) any split, combination or reclassification of any of the Units or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, Units, except as permitted by Section 4.1, (iv) any damage, destruction or loss, whether or not covered by insurance, that has or would have a Partnership Material Adverse Effect or (v) any change in accounting methods, principles or practices by the Partnership materially affecting its assets, liabilities or business, except insofar as may have been disclosed in the Partnership Filed SEC Documents or required by a change in GAAP.

    (f) LITIGATION. Except as disclosed in the Partnership Filed SEC Documents and other than routine tort litigation arising from the ordinary course of operations of the Partnership which are covered by adequate insurance, there is no suit, action or proceeding pending or, to the knowledge of the Partnership, threatened against or affecting such entity that, individually or in the aggregate, could reasonably be expected to (i) have a Partnership Material Adverse Effect or (ii) prevent the consummation of the Merger or any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Partnership having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect.

    (g) BROKERS; FEES AND EXPENSES. No broker, investment banker, financial advisor or other person, other than PaineWebber Incorporated ("PAINEWEBBER"), the fees and expenses of which, as set forth in a letter agreement between the General Partners and PaineWebber, will be paid by the Partnerships pro rata in accordance with their respective net asset values as used to determine the allocation of Common Stock among the Partnerships in the Merger (the "NET ASSET VALUES") and Oppenheimer & Co. ("OPPENHEIMER"), the fees and expenses of which, as set forth in a letter agreement between the General Partners, together with the Special Committee and Oppenheimer, will be paid by the Partnerships pro rata in accordance with their respective Net Asset Values, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Partnership.

    (h) COMPLIANCE WITH LAWS. Except as disclosed in the Partnership Filed SEC Documents, the Partnership has not violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business, properties or operations, except for violations and failures to comply that would not, individually or in the aggregate, reasonably be expected to result in a Partnership Material Adverse Effect.

    (i) CONTRACTS; DEBT INSTRUMENTS.

       (i) The Partnership is not in violation of or in default under, in any material respect (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under), any material loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise or license, or any agreement to acquire real property, or any other material contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, result in a Partnership Material Adverse Effect.

       (ii) Except for any of the following expressly identified in the most recent financial statements contained in the Partnership Filed SEC Documents and except as permitted by Section 4.1, there are no loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments outstanding pursuant to which the Partnership is indebted in an aggregate principal amount in excess of $2,000,000 per item or pursuant to which such indebtedness may be incurred. For purposes of this Section

3.1(i)(ii), "INDEBTEDNESS" shall mean, with respect to any person, without duplication, (A) all indebtedness of such person for borrowed money, whether secured or unsecured, (B) all obligations of such person under conditional sale or other title retention agreements related to property purchased by such person, (C) all capitalized lease obligations of such person, (D) all obligations of such person under interest rate or currency hedging transactions (valued at the termination value thereof), (E) all guarantees of such person of any such indebtedness of any other person and (F) any agreements to provide any of the foregoing.

    (j) TANGIBLE PROPERTY AND ASSETS. The Partnership has good and marketable fee simple title to, those assets set forth in its most recent report filed with the SEC on Form l0-Q, free and clear of all Liens other than (i) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent and (ii) any easement, restriction or minor imperfection of title or similar Lien which individually or in the aggregate with other such Liens does not materially impair the value of the property or asset subject to such Lien or the use of such property or asset in the conduct of the business of the Partnership.

    (k) BOOKS AND RECORDS.

       (i) The books of account and other financial records of the Partnership are in all material respects true, complete and correct, have been maintained in accordance with good business practices, and are accurately reflected in all material respects in the financial statements included in the Partnership Filed SEC Documents.

       (ii) The Partnership has made available to the other Partnerships true and correct copies of the partnership agreement and, if applicable, certificate of limited partnership of the Partnership as amended to date.

    (l) REGISTRATION STATEMENT. The information furnished by the Partnership for inclusion in the Registration Statement will not, as of the effective date of the Registration Statement, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

    (m) VOTE REQUIRED. The affirmative vote of at least a majority of the outstanding Units of the Partnership is the only vote of any security holder in the Partnership (under applicable law or otherwise) to approve the Merger, this Agreement and the other transactions contemplated hereby.

                                   ARTICLE IV

                                   COVENANTS

    SECTION 4.1 CONDUCT OF BUSINESS BY THE PARTNERSHIPS. During the period from the date of this Agreement to the Effective Time, the Partnerships shall carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organization, goodwill, ongoing businesses and its status as a partnership within the meaning of the Code. Without limiting the generality of the foregoing, the following additional restrictions shall apply. During the period from the date of this Agreement to the Effective Time, except as otherwise contemplated by this Agreement, each Partnership shall not (and shall not authorize or commit or agree to):

    (a) (i) split, combine or reclassify any Units or partnership interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for Units or partnership interests or (ii) purchase, redeem or otherwise acquire any Units or partnership interests;

    (b) issue, deliver or sell, or grant any option or other right, in respect of, any Units or partnership interests, any other voting or redeemable securities of the Partnership or any securities convertible into, or any rights, warrants or options to acquire, any such voting securities or convertible or redeemable securities, except to the respective Partnership;

    (c) amend the partnership agreement of the respective Partnership;

    (d) merge or consolidate with any Person;

    (e) make any tax election (unless required by law or necessary to preserve the respective Partnership's status as a partnership);

    (f) (i) change in any material manner any of its methods, principles or practices of accounting, except as may be required by the SEC, applicable law or GAAP or (ii) make or rescind any express or deemed election relating to tax matters; or

    (g) pay any distribution except regular quarterly distributions that are not in excess of $.2649, $.3354 or $.3314 per Unit of Prep Fund 1, Prep Fund 2 or Pension Fund, respectively.

    SECTION 4.2 OTHER ACTIONS. Each of the Partnerships shall not take any action that would result in (i) any of the representations and warranties of such party (without giving effect to any "knowledge" qualification) set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties (without giving effect to any "knowledge" qualification) that are not so qualified becoming untrue in any material respect or (iii) except as contemplated by Section 7.1, any of the conditions to the Merger set forth in Article VI not being satisfied.

    SECTION 4.3 PAYMENTS OF DIVIDENDS BY THE COMPANY. The Company has set, for the first year following the Merger, the rate of its quarterly distributions to stockholders at $.265 per share of Common Stock ($1.06 on an annual basis); PROVIDED, HOWEVER, the payment of such distributions shall be subject to the provisions of Section 2-311 of the MGCL.

                                   ARTICLE V

                              ADDITIONAL COVENANTS

    SECTION 5.1 PREPARATION OF THE REGISTRATION STATEMENT AND THE CONSENT SOLICITATION STATEMENT/ PROSPECTUS.

    (a) As soon as practicable following the date of this Agreement, the Partnerships shall prepare and file with the SEC a preliminary Registration Statement in form and substance satisfactory to each of the Partnerships in which the Consent Solicitation Statement/Prospectus will be included as a prospectus. Each of the Partnerships shall use its best efforts to (i) respond to any comments of the SEC and (ii) have the Registration Statement declared effective under the Securities Act and the rules and regulations promulgated thereunder as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger. Each Partnership shall use its best efforts to mail the Consent Solicitation Statement/Prospectus to the Unitholders as promptly as practicable after the Registration Statement is declared effective. Each party will notify the other promptly of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Registration Statement the Consent Solicitation Statement/Prospectus or for additional information and will supply the other Partnerships with copies of all correspondence between such party or any of its representatives and the SEC with respect to the Registration Statement or the Consent Solicitation Statement/Prospectus. The Registration Statement and the Consent Solicitation Statement/Prospectus shall comply in all material respects with all applicable requirements of Law. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Registration Statement or the Consent Solicitation Statement/Prospectus, the Partnership, as the case may be, shall promptly inform the other Partnerships of such occurrences and cooperate in filing with the SEC, and/or mailing to the Unitholders such amendment or supplement in a form reasonably acceptable to the Partnerships.

    (b) Each Partnership covenants that the Consent Solicitation
Statement/Prospectus shall include the recommendation of the General Partner of such Partnership to the effect the Merger and this Agreement are fair to, and in the best interests of, Unitholders and a recommendation of the Special Committee (the

"SPECIAL COMMITTEE") of the board of Managers of America First Companies L.L.C. in favor of the Merger and this Agreement; PROVIDED, however, that the recommendation of such General Partner or the Special Committee may not be included or may be withdrawn, modified or amended if such General Partner or the Special Committee shall approve or recommend a Superior Competing Transaction (as defined below) or enter into an agreement with respect to such Superior Competing Transaction and the General Partner of such Partnership and the Special Committee determines in good faith that they are in compliance with
Section 7.1.

    SECTION 5.2  BEST EFFORTS; NOTIFICATION.

    (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Partnerships agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Partnerships in doing all things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain an approval, waiver or exemption from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals, waivers or exemption from non-governmental third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger, this Agreement or the consummation of the Merger and the other transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and the other transactions contemplated by, and to fully carry out the purposes of, this Agreement; PROVIDED, HOWEVER, that a party shall not be obligated to take any action pursuant to the foregoing if the taking of such action or the obtaining of any waiver, consent, approval or exemption is reasonably likely to result in the imposition of a condition or restriction of the type referred to in Section 6.1(e).

    (b) Each Partnership shall give prompt notice to the other Partnerships, if
(i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becomes untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becomes untrue or inaccurate in any material respect or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; PROVIDED, HOWEVER, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

    SECTION 5.3 NO SOLICITATION OF TRANSACTIONS. Subject to Section 7.1, each of the Partnerships shall not directly or indirectly, through any officer, director, employee, agent, investment banker, financial advisor, attorney, accountant, broker, finder or other representative, initiate or solicit (including by way of furnishing non-public information or assistance) any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined below), or authorize or permit any of its partners, Unitholders, officers, directors, employees or agents, attorneys, investment bankers, financial advisors, accountants, brokers, finders or other representatives retained by it to take any such action. Each of the Partnerships shall notify the other parties in writing (as promptly as practicable) of all of the relevant details relating to all inquiries and proposals which it or any such officer, director, employee, agent, investment banker, financial advisor, attorney, accountant, broker, finder or other representative may receive relating to any of such matters and if such inquiry or proposal is in writing, each of the Partnerships shall deliver to the other parties a copy of such inquiry or proposal. For purposes of this Agreement, "COMPETING TRANSACTION" shall mean any of the following (other than the Merger and the other transactions contemplated by this Agreement): (i) any merger, consolidation, share exchange, business combination, or similar transaction involving a Partnership; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 30% or more of the assets of such Partnership in a single transaction or series of related transactions, excluding any bona fide financing transactions which do not, individually or in the aggregate, have as a purpose or effect the sale or transfer of control of such assets; (iii) any tender offer or exchange offer for 30% or more of the outstanding Units of such Partnership or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcements of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

    SECTION 5.4 PUBLIC ANNOUNCEMENTS. Each Partnership and the Company will consult with the other parties before issuing, and provide the other parties the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the Merger will be in the form agreed to by the parties hereto prior to the execution of this Agreement.

    SECTION 5.5 LISTING OF COMMON STOCK. The Company will promptly prepare and submit to the NYSE a listing application covering the Common Stock issuable in the Merger. Prior to the Effective Time, the Company shall use its best efforts to have the NYSE approve for listing, upon official notice of issuance, the Common Stock to be issued in the Merger.

    SECTION 5.6  INDEMNIFICATION.

    (a) (i) Each Partnership and, from and after the Effective Time, the Company shall, indemnify, defend and hold harmless each person who is now or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a General Partner or an affiliate of such General Partner of such Partnership or an officer or a member of the board of managers or board of directors, (or any regular or Special Committee thereof, including the Special Committee) or any committee thereof of any such general partner or affiliate (the "INDEMNIFIED PARTIES") against all losses, claims, damages, costs, expenses (including attorneys' fees and expenses), liabilities or judgments or amounts that are paid in settlement of, with the approval of the indemnifying party (which approval shall not be unreasonably withheld), or otherwise in connection with any threatened or actual claim, action, suit, proceeding or investigation based on or arising out of the fact that such person is or was a General Partner or an affiliate of such General Partner of such Partnership or an officer or a member of the board of managers or board of directors (or any regular or special committee thereof, including the Special Committee) or any committee thereof of any such general partner or affiliate at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time ("PARTNERSHIP INDEMNIFIED LIABILITIES"), including all Partnership Indemnified Liabilities based on, or arising out of, or pertaining to this Agreement or the Merger, in each case to the full extent a Partnership is permitted under its Partnership Agreement to indemnify its own partners or the Company is permitted under Maryland law to indemnify such persons, as the case may be, (and such Partnership or the Company, as the case may be, will pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law, subject to the limitations set forth in
Section 5.6(a)(iii)).

       (ii) Any Indemnified Parties proposing to assert the right to be indemnified under this Section 5.6 shall, promptly after receipt of notice of commencement of any action against such Indemnified Parties in respect of which a claim is to be made under this Section 5.6 against any Partnership and/or the Company (collectively, the "INDEMNIFYING PARTIES"), notify the Indemnifying Parties of the commencement of such action, enclosing a copy of all papers served. If any such action is brought against any of the Indemnified Parties and such Indemnified Parties notify the Indemnifying Parties of its commencement, the Indemnifying Parties will be entitled to participate in and, to the extent that they elect by delivering written notice to such Indemnified Parties promptly after receiving notice of the commencement of the action from the Indemnified Parties, to assume the defense of the action and after notice from the Indemnifying Parties to the Indemnified Parties of their election to assume the defense, the Indemnifying Parties will not be liable to the Indemnified Parties for any legal or other expenses except as provided below and except for the reasonable costs of investigation subsequently incurred by the Indemnified Parties in connection with the defense. If the Indemnifying Parties assume the defense, the Indemnifying Parties shall have the right to settle such action without the consent of the Indemnified Parties; PROVIDED, HOWEVER, that the Indemnifying Parties shall be required to obtain such consent (which consent shall not be unreasonably withheld) if the settlement includes any admission of wrongdoing on the part of the Indemnified Parties or any decree or restriction on the Indemnified Parties or their partners, officers or directors; PROVIDED, FURTHER, that no Indemnifying Parties, in the defense of any such action shall, except with the consent of the Indemnified Parties (which consent shall not be unreasonably withheld), consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Parties of a release from all liability with respect to such action. The Indemnified Parties will have the right to employ their own counsel in any such action, but the fees, expenses and other charges of such counsel will be at the expense of such Indemnified Parties unless (i) the employment of counsel by the Indemnified Parties has been authorized in writing by the Indemnifying Parties, (ii) the Indemnified Parties have reasonably concluded (based on advice of counsel) that there may be legal defenses available to them that are different from or in addition to those available to the Indemnifying Parties, (iii) a conflict or potential conflict exists (based on advice of counsel to the Indemnified Parties) between the Indemnified Parties and the Indemnifying Parties (in which case the Indemnifying Parties will not have the right to direct the defense of such action on behalf of the

Indemnified Parties) or (iv) the Indemnifying Parties have not in fact employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action, in each of which cases the reasonable fees, disbursements and other charges of counsel will be at the expense of the Indemnifying Parties.

       (iii) It is understood that the Indemnifying Parties shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements and other charges of more than one separate firm admitted to practice in such jurisdiction at any one time for all such Indemnified Parties unless (a) the employment of more than one counsel has been authorized in writing by the Indemnifying Parties, (b) any of the Indemnified Parties have reasonably concluded (based on advice of counsel) that there may be legal defenses available to them that are different from or in addition to those available to other Indemnified Parties or (c) a conflict or potential conflict exists (based on advice of counsel to the Indemnified Parties) between any of the Indemnified Parties and the other Indemnified Parties, in each case of which the Indemnifying Parties shall be obligated to pay the reasonable fees and expenses of such additional counsel or counsels.

       (iv) The Indemnifying Parties will not be liable for any settlement of any action or claim effected without their written consent (which consent shall not be unreasonably withheld).

    (b) The provisions of this Section 5.6 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and personal representatives and shall be binding on all successors and assigns of the Partnerships and the Company.

                                   ARTICLE VI

CONDITIONS PRECEDENT

    SECTION 6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger and to consummate the other transactions contemplated by this Agreement to occur on the Closing Date is subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:

    (a) APPROVAL OF UNITHOLDERS OF PREP FUND 1 AND PREP FUND 2. The approval of Unitholders representing a majority in interest of the Prep Fund 1 Units and Unitholders representing a majority in interest of the Prep Fund 2 BUCs.

    (b) LISTING OF COMMON STOCK. The NYSE or another National Exchange shall have approved for listing the Common Stock to be issued in the Merger and such approval shall remain in effect at the Effective Time.

    (c) ABSENCE OF CERTAIN CONDITIONS. The absence at the Effective Time of (a) any suspension of trading of, or limitation on prices for, securities generally on the NYSE, (b) a declaration of a banking moratorium by federal or state authorities or any suspension of payments by banks in the United States (whether mandatory or not) or of the extension of credit by lending institutions in the United States, or (c) in the case of any of the foregoing existing on the date of the Consent Solicitation Statement/Prospectus, any material acceleration or worsening thereof.

    (d) REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings by the SEC seeking a stop order.

    (e) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect.

    (f) OPINION RELATED TO PARTNERSHIP STATUS OF THE PARTNERSHIP. The Partnerships shall have received an opinion dated as of the Closing Date of Rogers & Wells, subject to certificates, letters and assumptions, reasonably satisfactory to the Partnerships that each Partnership was organized and has operated in conformity with the requirements for qualification as a partnership within the meaning of the Code since 1986 in the case of Prep Fund 1, 1987 in the case of Prep Fund 2 and 1988 in the case of Pension Fund, and not as a corporation or an association taxable as a corporation.

    (g) OPINION RELATED TO REIT STATUS OF THE COMPANY. The Partnerships shall have received an opinion dated as of the Closing Date of Rogers & Wells, subject to certificates, letters and assumptions, reasonably satisfactory to the Partnerships that following the Merger (after giving effect thereto), the Company's proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code.

    (h) THE INVESTMENT COMPANY ACT OPINION. The Partnerships shall have received an opinion dated as of the Closing Date of Rogers & Wells, subject to certificates, letters and assumptions, reasonably satisfactory to the Partnerships, to the effect that neither the Company nor any of its Subsidiaries is an "investment company" or an entity "controlled" by an "investment company" as such terms are defined in the Investment Company Act of 1940, as amended.

    (i) CONSENTS AND APPROVALS. The receipt of all necessary consents and approvals on or before (and remaining in effect at) the Effective Time.

    (j) ABSENCE OF MATERIAL ADVERSE EFFECTS. The absence of any event or any matter brought to the attention of the General Partners that, in the sole judgment of the General Partners, materially affects, whether adversely or otherwise, the Partnerships, the Company or the Merger.

    SECTION 6.2 CONDITIONS TO OBLIGATIONS OF THE PARTNERSHIPS. The obligations of each of the Partnerships to effect the Merger and to consummate the other transactions contemplated in this Agreement to occur on the Closing Date are further subject to the following conditions, any one or more of which may be waived by such Partnership:

    (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the other Partnerships (without giving effect to any "materiality" qualification or limitation) set forth in this Agreement shall be true and correct as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and the other Partnerships shall have received a certificate (which certificate may be qualified by knowledge to the same extent as such representations and warranties are so qualified) signed on behalf of such Partnership by the General Partner of such entity to such effect. This condition shall be deemed satisfied notwithstanding any failure of a representation or warranty of such Partnership to be true and correct as of the Closing Date (without giving effect to any materiality qualification) if the aggregate amount of Economic Losses (as defined below) that would reasonably be expected to arise as a result of the failures of such representations and warranties to be true and correct as of the Closing Date does not exceed the greater of $1,000,000 or 5% of the Net Asset Value of such Partnership (such amount to be calculated by counting in all cases from the first dollar of such Economic Losses without giving effect to the $1,000,000 or 5% of the Net Asset Value limitation set forth in Section 3.1(e)). "ECONOMIC LOSSES," as used in this Section 6.2, shall mean any and all net damage, net loss (including diminution in the value of properties or assets which diminution, with regard to permanent cash flow losses from any property or assets that produces cash flow, shall be measured by multiplying the annual net cash flow produced by such property or asset over the 12-month period preceding the date of the applicable loss by a factor of 10), net liability or expense suffered by such Partnership, but shall not include any claims, damages, loss, expense or other liability resulting from any class action or Unitholders' or partners' derivative lawsuits relating to the Transactions against such Partnership, if any, filed subsequent to the date of this Agreement or any amounts paid or expenses incurred by such Partnership in obtaining non-governmental third party consents, as contemplated by Section 5.2.

    (b) PERFORMANCE OF OBLIGATIONS OF THE OTHER PARTNERSHIPS. The other Partnerships shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and each Partnership shall have received a certificate signed on behalf of each of the other Partnerships by the General Partner of each of the other Partnerships to such effect.

    (c) MATERIAL ADVERSE CHANGE. Since the date of this Agreement, there has been no material adverse change in the business, results of operations or financial condition of any of the other Partnerships, that have resulted or would result, individually or in the aggregate, in Economic Losses of the greater of $1,000,000 or 5% of the Net Asset Value of such to any of the Partnerships or the Company. Each Partnership shall have received a certificate of the General Partner of each of the other Partnerships to the effect that there has been no such material adverse change.

    (d) CONSENTS. All consents and waivers from third parties necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement shall have been received, other than such consents and waivers from third parties, which, if not obtained, would not result, individually or in the aggregate, in Economic Losses of the greater of $1,000,000 or 5% of the Net Asset Value of the Partnerships or the Company.

    SECTION 6.3 CONDITIONS TO OBLIGATIONS OF PENSION FUND. The obligation of Pension Fund to effect the Merger and to consummate the other Transactions contemplated to occur on the Closing Date is further subject to the approval of the Merger by a majority in interest of Unitholders holding the outstanding Pension BUCs.

                                  ARTICLE VII

GENERAL PARTNER ACTIONS

    SECTION 7.1 GENERAL PARTNER ACTIONS. Notwithstanding Section 5.3 or any other provision of this Agreement to the contrary, to the extent required by the fiduciary obligations of the General Partner of any Partnership, as determined in good faith based on the advice of outside counsel, such General Partner may:

    (a) disclose to its Unitholders any information required to be disclosed under applicable law;

    (b) in response to an unsolicited request therefor, participate in discussions or negotiations with, or furnish information with respect to itself pursuant to a customary confidentiality agreement (as determined by its outside counsel) to, any person in connection with a Competing Transaction proposed by such person; and

    (c) approve or recommend (and in connection therewith withdraw or modify its approval or recommendation of the Merger or this Agreement) a Superior Competing Transaction (as defined below) or enter into an agreement with respect to such Superior Competing Transaction (for purposes of this Agreement, "SUPERIOR COMPETING TRANSACTION" means a bona fide proposal of a Competing Transaction made by a third party which the applicable General Partner determines in good faith (based on the advice of its investment banking firm) to be more favorable to its Unitholders than the Merger), as the case may be.

                                  ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

    SECTION 8.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Date whether before or after Unitholder Approvals are obtained:

    (a) by mutual written consent of the Partnerships duly authorized by their respective General Partners and approved by the Special Committee;

    (b) by any Partnership, upon a breach of any representation or warranty on the part of Pension Fund 1 or Pension Fund 2 or the breach in any material respect of any covenant or agreement of Pension Fund 1 or Pension Fund 2 set forth in this Agreement; or (ii) by any Partnership (but such termination shall only be with regard to the obligations of Pension Fund hereunder), upon a breach of any representation or warranty on the part of Pension Fund or the breach in any material respects of any covenant or agreement of Pension Fund set forth in this Agreement; PROVIDED, HOWEVER, that the right to cause a termination of this Agreement or to cause the termination of the obligations of Pension Fund under this Section 8.1(b) shall not be available to any party that has breached its representations or warranties or has breached in any material respects any of its covenants or agreements hereunder;

    (c) by any Partnership, if the Merger shall not have been consummated before June 30, 1998;

    (d) by any of the Partnerships, if the approval of a majority in interest of the holders of outstanding Prep Fund 1 Units or a majority in interest of the holders of Prep Fund 2 BUCs shall not have been obtained on or prior to June 30, 1998;

    (e) by any of the Partnerships (but such termination shall only be with regard to the obligations of Pension Fund hereunder), if the approval of a majority in interest of the holders of Pension Fund shall not have been obtained on or prior to June 30, 1998;

    (f) by any Partnership, if prior to the approval of the Unitholders of such Partnership the General Partner of Prep Fund 1 or Prep Fund 2 (or the Special Committee acting with respect to such Partnership) shall have, in compliance with the provisions of this Agreement, changed its recommendation with respect to or withdrawn or modified its approval of the Merger or this Agreement; or

    (g) by any Partnership (but such termination shall only be with regard to the obligations of Pension Fund hereunder), if the General Partner of Pension Fund (or the Special Committee acting with respect to Pension Fund) shall have, in compliance with the provisions of this Agreement, changed its recommendation with respect to or withdrawn or modified its approval of the Merger or this Agreement.

    SECTION 8.2  EXPENSES.

    (a) Except as otherwise specified in this Section 8.2 or agreed in writing by the parties, all costs and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the Partnerships (pro rata in accordance with their aggregate Net Asset Values from cash on hand) whether or not the Merger is consummated. If, however, the Merger is consummated, the Company will be allocated the entire amount of the expenses referred to in this paragraph (a).

    (b) Notwithstanding the foregoing, each Partnership agrees that, if this Agreement shall be terminated pursuant to Section 8.1(d) or (f) (or the obligations of Pension Fund shall have been terminated pursuant to Section 8.1(e) or (g)) and such Partnership (each such Partnership being referred to herein as the "COMPETING TRANSACTION PARTNERSHIP") shall have, on or prior to the date of such termination, received a proposal constituting a Competing Transaction that has not been offered on substantially equivalent terms (as determined in good faith by the Special Committee) to any of the other Partnerships (each such other Partnership being referred to herein as an "EXCLUDED PARTNERSHIP"), then the Competing Transaction Partnerships agree to reimburse each Excluded Partnership for such Excluded Partnership's share of the out-of-pocket expenses incurred in connection with this Agreement and the other transactions contemplated hereby (including, without limitation, all attorneys', accountants' and investment banking fees and expenses), plus any expenses incurred in enforcing the provisions of this Section 8.2.

    SECTION 8.3 EFFECT OF TERMINATION. In the event of termination of this Agreement by any Partnership as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any Partnership, other than Section 8.2, this Section 8.3 and Article IX and except to the extent that such termination results from a willful breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

    SECTION 8.4 AMENDMENT. This Agreement may be amended or modified by the General Partners (with the concurrence of the Special Committee) acting on behalf of the Partnerships and the Company in writing by appropriate instrument executed at any time before or after any Unitholder Approvals are obtained and prior to the Effective Date; PROVIDED, HOWEVER, that, after Unitholder Approvals are obtained, no such amendment, modification or supplement shall be made which alters the amount or changes the form of the consideration to be delivered to such Unitholders or alters or changes any of the terms or conditions of this Agreement if such alteration or change would, in the reasonable judgment of the General Partners, adversely affect such Unitholders unless a majority in interest of the adversely affected Unitholders consents to such amendment, modification or supplement.

    SECTION 8.5 WAIVER. Compliance with any of the provisions of this Agreement may be waived by the General Partners (with the concurrence of the Special Committee) acting on behalf of the Partnerships and the Company in writing by appropriate instrument executed at any time before or after any Unitholder Approvals are obtained and prior to the Effective Date; PROVIDED, HOWEVER, that, after Unitholder Approvals are obtained, no such waiver shall be made which alters or changes any of the terms or conditions of this Agreement if such alteration or change would, in the reasonable judgment of the General Partners, adversely affect such Unitholders unless a majority in interest of the adversely affected Unitholders consents to such waiver.

                                   ARTICLE IX

GENERAL PROVISIONS

    SECTION 9.1 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

    SECTION 9.2 NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by telecopy (providing confirmation of transmission) at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

    (a) if to the Partnerships or any of the General Partners, to

      1004 Farnam Street

        Omaha, Nebraska 68102
      Attn: Maurice E. Cox, Jr.
      Fax: (402) 345-8966

      with a copy to:

      Rogers & Wells

        200 Park Avenue
      New York, New York 10166
      Attn: Alan L. Gosule, Esq.
          Jay L. Bernstein, Esq.
      Fax: (212) 878-8375

    (b) if to the Company or Partnership Merger Sub, to

      399 Park Avenue
      19th Floor
      New York, New York 10022
      Attn: Stewart Zimmerman
      Fax: (212) 935-8760
      Rogers & Wells
      200 Park Avenue
      New York, NY 10166
      Attn: Alan L. Gosule, Esq.
          Jay L. Bernstein, Esq.
      Fax: (212) 878-8375

    SECTION 9.3 INTERPRETATION. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

    SECTION 9.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

    SECTION 9.5 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement and the other agreements entered into in connection with the Transactions (a) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement and, (b) except for the provisions of Article II and Section 5.6, are not intended to confer upon any person other than the parties hereto any rights or remedies.

    SECTION 9.6 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF.

    SECTION 9.7 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

    SECTION 9.8 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in any Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself (without making such submission exclusive) to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the Transactions contemplated by this Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

                                   ARTICLE X

CERTAIN DEFINITIONS

    SECTION 10.1  CERTAIN DEFINITIONS.  For purposes of this Agreement:

    "AFFILIATE" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

    "EXCHANGE UNITS" means the Units (except for those Pension BUCs held by Unitholders electing the Retention Option) of those Partnerships participating in the Merger.

    "NET ASSET VALUE" means the net asset value of the Partnerships calculated by the General Partners for purposes of allocating the shares of Common Stock to be issued in the Merger.

    "PENSION BUCS" means Beneficial Unit Certificates representing assigned limited partnership interests in Pension Fund.

    "PERSON" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

    "PREP FUND 1 UNITS" means Exchangeable Units representing assigned limited partnership interests in Prep Fund 1.

    "PREP FUND 2 BUCS" means Beneficial Unit Certificates representing assigned limited partnership interests in Prep Fund 2.

    "SUBSIDIARY" of any person means any corporation, partnership, limited liability company, joint venture or other legal entity of which such person (either directly or through or together with another Subsidiary of such person) owns 50% or more of the voting stock or other equity interests of such corporation, partnership, limited liability company, joint venture or other legal entity.

    "UNITHOLDERS" means the holders of Units.

    "UNITS" means Prep Fund 1 Units, Prep Fund 2 BUCs and Pension BUCs.

    IN WITNESS WHEREOF, Prep Fund 1, Prep Fund 2, Pension Fund, the Company and Partnership Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                    AMERICA FIRST PARTICIPATING/PREFERRED
                                    EQUITY MORTGAGE FUND LIMITED
                                    PARTNERSHIP

                                    By: AMERICA FIRST CAPITAL ASSOCIATES
                                       LIMITED PARTNERSHIP THREE,
                                       its general partner

                                    By: AMERICA FIRST COMPANIES L.L.C.,
                                          its general partner

                                                               By:        /s/ MICHAEL THESING
                                                                          -----------------------------------------
                                                                          Michael Thesing
                                                                          Title: Vice President

                                         AMERICA FIRST PREP FUND 2 LIMITED
                                         PARTNERSHIP

                                         By:        AMERICA FIRST CAPITAL ASSOCIATES
                                                    LIMITED PARTNERSHIP SIX,
                                                    its general partner

                                                    By:        AMERICA FIRST COMPANIES L.L.C.,
                                                               its general partner

                                                               By:        /s/ MICHAEL THESING
                                                                          -----------------------------------------
                                                                          Michael Thesing
                                                                          Title: Vice President

                                    AMERICA FIRST PREP FUND 2 PENSION
                                    SERIES LIMITED PARTNERSHIP

                                    By: AMERICA FIRST CAPITAL ASSOCIATES
                                       LIMITED PARTNERSHIP SIX,
                                       its general partner

                                    By: AMERICA FIRST COMPANIES L.L.C.,
                                          its general partner

                                                               By:        /s/ MICHAEL THESING
                                                                          -----------------------------------------
                                                                          Michael Thesing
                                                                          Title: Vice President

                                         AMERICA FIRST MORTGAGE INVESTMENTS, INC.

                                         By:        /s/ STEWART ZIMMERMAN
                                                    ------------------------------------------------
                                                    Stewart Zimmerman
                                                    Title: President

                                         AF MERGER, L.P.

                                         By:        AMERICA FIRST MORTGAGE INVESTMENTS,
                                                    INC., its general partner

                                                               By:        /s/ STEWART ZIMMERMAN
                                                                          -----------------------------------------
                                                                          Stewart Zimmerman
                                                                          Title: President

                                   APPENDIX B

                             OPINION OF OPPENHEIMER

                                          July 28, 1997

Special Committee of the Management Board
America First Companies L.L.C.
1004 Farnam Street
Omaha, Nebraska 68102

Gentlemen:

    You have requested our opinion (the "Fairness Opinion") as to whether the proposed combination (the "Merger") of America First Mortgage Investments, Inc. (the "Company") and America First Participating/Preferred Equity Mortgage Fund Limited Partnership ("Prep Fund 1"), America First Prep Fund 2 Limited Partnership ("Prep Fund 2"), and America First Prep Fund 2 Pension Series Limited Partnership ("Pension Fund", and together with Prep Fund 1 and Prep Fund 2, the "Partnerships"), including the allocation of shares of common stock of the Company (the "Common Stock") among the Partnerships is fair to the Unitholders, from a financial point of view. We have issued our Fairness Opinion on the basis of (i) participation of the three Partnerships and (ii) participation solely of Prep Fund 1 and Prep Fund 2. All capitalized terms used in this Fairness Opinion shall have the same meaning as set forth in the Preliminary Consent Solicitation Statement/Prospectus.

    Oppenheimer & Co., Inc. ("Oppenheimer"), as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. We have been retained by the non-employee managers (the "Special Committee") of America First Companies L.L.C. for the purpose of, and will receive a fee for, rendering this Fairness Opinion.

    In connection with this Fairness Opinion, we have reviewed, among other things: a draft of the Consent Solicitation Statement/Prospectus; the Prospectus dated October 2, 1986 for the Prep Fund 1; the Prospectus dated October 1, 1987 for Prep Fund 2; the Prospectus dated March 3, 1988 for Pension Fund; audited financial statements for each Partnership for calendar year 1996; the Form 10-K for each partnership for the year ended December 31, 1996 and the Form 10-Q for each Partnership for the quarter ended March 31, 1997; documents describing each Partnership's PREPs, Prep Fund 1's Equity Interests, and Prep Fund 1's Participating Loan, including partnership and other agreements; audited financial statements for calendar years 1994, 1995 and 1996 and unaudited financial statements and other financial information for the three months period ending March 31, 1997 for each Property underlying a PREP, Prep Fund 1's Equity Interests, and Prep Fund 1's Participating Loan; pro forma balance sheets of the Company assuming the Merger was consummated on March 31, 1997 and pro forma statements of operations of the Company for the year ended December 31, 1996 and for the three months ended March 31, 1997 assuming the Merger was consummated on January 1, 1996; financial forecasts of future operations of the Company covering each of the years in the five year period ended December 31, 2002, assuming the Merger occurred January 1, 1998; a business plan of the Company; and certain other financial and other information that was publicly available or furnished to Oppenheimer by the Partnerships, PaineWebber, and the Company.

    In addition, Oppenheimer held discussions with representatives of the Partnerships, PaineWebber and the Company concerning the Partnerships' historical and current operations, financial condition and prospects and the Company's financial condition and prospects, inspected each of the Properties, except the Property located in Amelia, Ohio, underlying the PREPs, Prep Fund 1's Equity Interests, and Prep Fund 1's Participating Loan, interviewed property managers at the Properties inspected, reviewed certain publicly available information of selected companies whose securities are publicly traded that Oppenheimer deemed generally comparable to the Company, and conducted such other investigations, financial analyses and studies, and reviewed such other information and factors as it deemed appropriate for the purposes of rendering this Fairness Opinion. Oppenheimer's Fairness Opinion is based upon analysis of the foregoing factors in light of our assessment of general economic, financial and market conditions as they exist on the date hereof. Events occurring after such date could materially affect the assumptions and conclusions contained in this Fairness Opinion. We have not been requested or engaged and did not undertake to reaffirm or revise our Fairness Opinion or otherwise comment upon any events occurring after the date thereof.

    In rendering this Fairness Opinion, Oppenheimer relied, without assuming responsibility for independent verification, on the accuracy and completeness of
(i) all historical and operating data, financial analysis, reports and other information relating to the Partnerships that were publicly available or furnished or communicated to Oppenheimer by or on behalf of the Special Committee; (ii) the financial forecasts of the Partnerships prepared by the General Partners that were furnished to Oppenheimer by or on behalf of the Special Committee; and (iii) the financial forecasts of the Company prepared by the General Partners furnished to Oppenheimer by or on behalf of the Special Committee. With respect to the financial forecasts furnished to Oppenheimer, Oppenheimer assumed, with the Special Committee's approval, that they reflected the best current judgment of the General Partners as to future financial performance of the Partnerships and the Company, respectively, and that there was a reasonable probability that the forecasts would prove to be substantially correct. Oppenheimer did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Partnerships.

    Furthermore, Oppenheimer expresses no opinion as to the price or trading range at which the Company's Common Stock would trade following the completion of the Merger.

    Oppenheimer was not requested to serve as financial advisor to the Special Committee, the General Partners or the Partnerships or to assist in the structuring of the proposed transaction. Additionally, Oppenheimer did not analyze the impact of any federal, state or local income taxes to the Unitholders arising out of the proposed transaction.

    It is understood that this Fairness Opinion is not to be quoted, referred to, excerpted or summarized in whole or in part, or used for any purpose, without our written consent. However, this Fairness Opinion may be included in the Consent Statement/Proxy distributed to the Unitholders in connection with the proposed Merger. We have been engaged by the Special Committee for the purpose of rendering this Fairness Opinion, in connection with which we will receive a fee payable in installments (i) upon engagement and (ii) upon the rendering of the Fairness Opinion.

    Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that, as of the date hereof, the proposed Merger, including the allocation of shares of Common Stock among the Partnerships is fair, from a financial point of view, to the Unitholders in such Partnerships.

                                          Very truly yours,

                                          OPPENHEIMER & CO., INC.

                                   APPENDIX C
                           DIVIDEND REINVESTMENT PLAN

                                    FORM OF
                    AMERICA FIRST MORTGAGE INVESTMENTS, INC.
                           DIVIDEND REINVESTMENT PLAN
                               AS OF       , 1998

    America First Mortgage Investments, Inc. (the "Company"), has adopted a Dividend Reinvestment Plan (the "Plan"), subject to the terms and conditions set forth below.

     1. As agent for the stockholders of the Company who have elected to participate in the Plan (the "Participants"), Service Data Corporation (the "Agent"), shall receive such percentage (as specified by each Participant) of the cash distributions paid by the Company in respect of shares of Common Stock held by such Participant, including distributions paid in respect of any full or fractional share of Common Stock acquired under the Plan. The Agent shall apply such funds as follows:

    The Agent shall purchase additional shares of Common Stock for the Participants' accounts, either (i) in the open market through securities broker-dealers, including affiliates of the Company, to the extent shares of Common Stock are available on the New York Stock Exchange or otherwise, at prices competitive with prevailing market prices and on such other terms as the Agent may determine; or (ii) from the Company at a price per share equal to 97% of the prevailing market price of the Common Stock on the New York Stock Exchange at the time of purchase.

     2. A stockholder of the Company whose shares of Common Stock are registered in the name of a nominee cannot become a Participant in the Plan, unless (i) such nominee may legally participate in the Plan on behalf of such stockholder or (ii) such shares of Common Stock are re-registered in the name of such stockholder. Participation in the Plan will commence with the next dividend payable after receipt of the Participant's authorization, provided it is received before the record date for that dividend.

     3. In making purchases for the Participants' accounts, the Agent may commingle the funds of any Participant with those of other Participants.

     4. The Agent shall invest Participants' distributions in shares of Common Stock promptly following the payment date with respect thereto. To the extent that any purchase of shares of Common Stock by the Agent would cause a Participant or any other person to exceed the 9.8% ownership limit or otherwise violate the Company's Charter, such purchase shall be void AB INITIO and such Participant shall be entitled to receive cash distributions (without interest) equal in amount to the value of the shares of Common Stock which would have been acquired as a result of such purchase.

    If sufficient shares of Common Stock for all Plan Participants are not available for purchase by the Agent, the Agent will allocate the available shares of Common Stock to Participants' accounts on a pro rata basis. The distributions not so invested shall be held in a non-interest bearing account at a bank with capital and surplus of not less than $25,000,000, pending investment in shares of Common Stock within 30 days thereafter. The bank account shall be designated as being for the benefit of the Plan, and disbursements shall be permitted from such account only for purchases of shares of Common Stock or for the return of funds to Participants. If a Participant's distribution is not large enough to buy a full share of Common Stock, such Participant will be credited with fractional shares of Common Stock, computed to three decimal places. To the extent shares of Common Stock are not available within 30 days after the Agent receives the distributions, the Agent will distribute the distributions in cash to the Participants.

    Under certain circumstances, compliance with the rules and regulations of the Securities and Exchange Commission may require temporary suspension of purchases by the Agent or may require that purchases be spread over a period of more than 30 days, in which event such purchases will be made or resumed as of when permitted by such rules and regulations. The Agent may rely and act upon an opinion of counsel concerning the suspension or timing of purchases and, in such event, will not be accountable to

Participants for its inability to make purchases of shares of Common Stock. The Agent shall hold the shares of Common Stock of all Participants together in the name of its nominee.

     5. Neither the Company nor the Agent shall have any responsibility or liability concerning the value or any change in the value of the shares of Common Stock acquired for any Participant's account.

     6. The Agent shall distribute to Participants any proxy solicitation material, received by it from the Company, which is attributable to shares of Common Stock held in the Plan. The Agent shall vote any shares of Common Stock that it holds for the account of a Participant in accordance with such Participant's written instructions. If a Participant does not direct the Agent how to vote the shares of Common Stock, the Agent shall not vote those shares of Common Stock.

     7. The Agent shall, on a quarterly basis, send to each Participant a statement of account describing any distributions received, the number of shares of Common Stock purchased, the purchase price per share, the service charge and the total shares of Common Stock accumulated, including fractional shares of Common Stock, under the Plan. The Agent, on an annual basis, shall send tax information to each Participant for income earned on shares of Common Stock in the Plan for the calendar year.

     8. Certificates evidencing shares of Common Stock will not be issued for shares of Common Stock credited to a Participant's account, unless the Participant otherwise requests in writing. A service charge to be established from time to time may be charged by the Agent to a Participant in connection with each such issuance. No certificates will be issued for a fractional share of Common Stock.

     9. In connection with the purchase of shares of Common Stock under the Plan, a reinvestment service charge will be payable by the Participants to the Agent in proportion to each Participant's share of the total cost of acquiring such shares for all Participants, such service charges will include brokerage commissions incurred by the Agent in effecting purchases of Common Stock under the Plan. The Company will have other costs incurred in administering the Plan.

    10. No Participant shall have any right to draw checks or drafts against his account or to give instructions to the Company or the Agent, except as expressly provided herein.

    11. Taxable Participants will be taxed on their proportional share of the Company's taxable income in the same manner as if they received their distribution in cash. Thus, taxable Participants will incur a tax liability even though they do not receive any cash distribution.

    12. A Participant may terminate an account and his participation in the Plan, at any time, by written notice to the Agent at 2424 South 130th Circle, Omaha, Nebraska 68144 or such other address as may be specified by the Agent. To be effective for any distribution such notice must be received on or before the record date for such distribution. The Company may terminate the Plan itself, at any time, by written notice mailed to a Participant or to all Participants, as the case may be, at the address or addresses shown on their accounts or such more recent address as a Participant may furnish to the Agent in writing. Upon termination of the Plan, the Agent shall send to each Participant, after deduction of a service charge, certificates evidencing the whole shares of Common Stock of the Participant in such Participant's account and, as soon as practicable, will pay by check the value of any fractional share of Common Stock in the Participant's account (if valued at more than $1.00), based on the market price of the shares of Common Stock, plus any funds held by the Plan in the Participant's account. Market price, with respect to such fractional share of Common Stock, shall be determined, on the day following the date on which a Participant's individual termination notice is received by the Agent, as follows: the last sales price on that day or, if no sale takes place on such day, latest sale price as quoted on the New York Stock Exchange. A fractional share credited to a terminated account and valued at more than $1.00 will always be paid by check at the price determined by the applicable method above. The Agent shall deduct a service charge of $5.00 from the Participant's account in connection with each termination of a Participant's individual participation in the Plan.

    If a Participant disposes of all the shares of Common Stock registered on the books of the Company in his name, then, when given notice by the Company or the Participant regarding such disposition, the Agent shall request, in writing, that the Participant indicate what disposition is to be made of the shares of Common Stock in the Participant's account with the Agent. If the Agent does not receive instructions from the Participant in such a case within 60 days of such written request, it may, in its discretion, terminate the Participant's further participation in the Plan by distributing shares of Common Stock representing the whole shares of Common Stock in a Participant's account and making payment by check for any fractional share and/or funds held in the Participant's account, or continue to reinvest the distributions paid in respect of the shares of Common Stock in the account until otherwise notified in writing.

    13. Neither the Company nor the Agent shall be liable for any act done in good faith or for any failure to act done in good faith, including, without limitation, any claim of liability (i) arising out of failure to terminate a Participant's account upon such Participant's death, prior to receipt of notice in writing of such death, or (ii) arising out of the timing of purchases or sales of shares of Common Stock for a Participant's account or the prices at which shares of Common Stock are purchased or sold for a Participant's account.

    14. Each Participant agrees to notify the Agent promptly in writing of any change of address. Notices to the Participant may be given by letter addressed to the Participant at his last address of record with the Agent.

    15. The terms and conditions of this Plan may be amended or supplemented by the Company, at any time, including, but not limited to, the right to terminate the Plan or to substitute a new agent to act as agent for the Participants, by mailing an appropriate notice, at least 10 days prior to the record date for distributions, to each Participant at his last address of record. Such amendment or supplement shall be deemed conclusively accepted by each Participant, except those Participants from whom the Agent receives written notice of termination prior to the effective date thereof.

    16. This Plan and a Participant's election to participate in it shall be governed by the laws of the State of Maryland.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20 INDEMNIFICATION OF DIRECTORS AND OFFICERS

    As permitted by the Maryland General Corporation Law ("MGCL"), Article Eighth, Paragraph (a)(5) of the Company's Charter provides for indemnification of directors and officers of the Company, as follows:

    The Corporation may provide any indemnification permitted by the general laws of Maryland and shall indemnify current and former directors, officers, agents and employees as follows: (A) the Corporation shall indemnify its directors and officers, whether serving the Corporation or, at its request, any other entity, to the full extent required or permitted by the general laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures and to the full extent permitted by law and (B) the Corporation shall indemnify other employees and agents, whether serving the Corporation or at its request any other entity, to such extent as shall be authorized by the Board of Directors or the Corporation's Bylaws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal or shall limit or eliminate the rights granted under indemnification agreements entered into by the Corporation and its directors, officers, agents and employees.

    The Company's Bylaws contain indemnification procedures that implement those of the Charter. The MGCL permits a corporation to indemnify its directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities, unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to such proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the action or omission was unlawful.

    As permitted by the MGCL, Article Eighth, Paragraph (a)(6) of the Company's Charter provides for limitation of liability of directors and officers of the Company, as follows:

    To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no current and former director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for money damages. No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the benefits provided to directors and officers under this provision with respect to any act or omission which occurred prior to such amendment or repeal.

    The MGCL permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except to the extent that
(i) the person actually received an improper benefit or profit in money, property or services or (ii) a judgment or other final adjudication is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

    As permitted under Section 2-418(k) of the MGCL, the Company has purchased and maintains insurance on behalf of its directors and officers against any liability asserted against such directors and officers in their capacities as such, whether or not the registrant would have the power to indemnify such persons under the provisions of Maryland law governing indemnification.

ITEM 21 EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    The following Exhibits are filed as part of this Registration Statement:

(a) Exhibits

 EXHIBIT NO.                                                  EXHIBIT
-------------  -----------------------------------------------------------------------------------------------------
        2.1    --Agreement and Plan of Merger by and among the Company, America First Participating/ Preferred
                 Equity Mortgage Fund Limited Partnership ("Prep Fund 1"), America First Prep Fund 2 Limited
                 Partnership ("Prep Fund 2"), America First Prep Fund 2 Pension Series Limited Partnership ("Pension
                 Fund") and AF Merger, L.P., dated as of July 29, 1997 (included as Appendix A to the Consent
                 Solicitation Statement/Prospectus included in Part I of this Registration Statement)
        3.1    --Articles of Incorporation of the Company
        3.2    --Form of Amended and Restated Articles of Incorporation of the Company
        3.3    --Bylaws of the Company
        3.4    --Form of Amended and Restated Bylaws of the Company
        3.5    --Agreement of Limited Partnership, dated May 25, 1988, of Pension Fund (incorporated herein by reference to Form 10-K, dated December 31, 1988, filed Pension Fund with the Securities and
                 Exchange Commission (File No. 33-13407))
        3.6    --Agreement of Limited Partnership of AF Merger, L.P.
        4.1    --Specimen of Common Stock Certificate of the Company
        5.1    --Opinion of Rogers & Wells LLP as to the legality of the Common Stock
        5.2    --Opinion of Piper & Marbury L.L.P. regarding certain matters of Maryland law
        8.1    --Opinion of Rogers & Wells LLP regarding certain tax matters
       10.1    --Form of Advisory Agreement by and between the Company and America First Mortgage Advisory
                 Corporation
       10.2    --Employment Agreement of Stewart Zimmerman
       10.3    --Employment Agreement of William S. Gorin
       10.4    --Employment Agreement of Ronald A. Freydberg
       10.5    --Form of 1997 Stock Option Plan of the Company
       10.6    --Form of Dividend Reinvestment Plan (included as Appendix C to the Consent Solicitation
                 Statement/Prospectus included in Part I of this Registration Statement)
       12      --Statement of Computation of Ratios
       21      --List of Subsidiaries of the Company
       23.1    --Consent of CIBC Oppenheimer Corp. (included in its opinion contained in Appendix B to the Consent
                 Solicitation Statement/Prospectus included in Part I of this Registration Statement)
       23.2    --Consent of Coopers & Lybrand L.L.P.
       23.3    --Consent of Rogers & Wells LLP (included in its opinions as Exhibits 5.1 and 8.1 herein)
       23.4    --Consent of Piper & Marbury L.L.P. (included in its opinion as Exhibit 5.2 herein)
       23.5    --Consent of Michael L. Dahir, Proposed Director
       23.6    --Consent of George V. Janzen, Proposed Director
       23.7    --Consent of Gregor Medinger, Proposed Director
       23.8    --Consent of W. David Scott, Proposed Director
       24      --Power of Attorney (included in Part II of this Registration Statement)
       99.1    --Form of Consent Form for Prep Fund 1

 EXHIBIT NO.                                                  EXHIBIT
-------------  -----------------------------------------------------------------------------------------------------
       99.2    --Form of Consent Form for Prep Fund 2
       99.3    --Form of Consent Form for Pension Fund
       99.4    --Form of Retention Option Form for Pension Fund

    (b) Financial Statement Schedules

    The financial statement schedules are incorporated by reference to Prep Fund 1's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, Prep Fund 1's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1997 (as amended by Form 10-Q/A No. 1 filed on November 24, 1997, Form 10-Q/A No. 2 filed on December 16, 1997 and Form 10-Q/A No. 3 filed on January 9
1998), Prep Fund 2's Annual Report for the fiscal year ended December 31, 1996, Prep Fund 2's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1997, Pension Fund's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (as amended by Form 10-K/A filed on October 29,
1997) and Pension Fund's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1997.

    (c) Information Provided Pursuant to Item 4(b) of Form S-4

    The opinions of CIBC Oppenheimer Corp. dated as of July 28, 1997 and February 10, 1998 are included as Appendix B and Appendix C, respectively, to the Consent Solicitation Statement/Prospectus included in Part I of this Registration Statement.

ITEM 22 UNDERTAKINGS

    (1) The undersigned Registrant hereby undertakes:

        (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Not withstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

        (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (2)(a) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

                                                                   pursuant to
paragraph (a) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (4) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

    (5) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, New York, on February 10, 1998.

                                AMERICA FIRST MORTGAGE INVESTMENTS, INC.

                                By:            /s/ STEWART ZIMMERMAN
                                     -----------------------------------------
                                                 Stewart Zimmerman
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

                            ------------------------

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Michael B. Yanney, George H. Krauss and Stewart Zimmerman (each with full power to act alone), his true and lawful attorney-in-fact and agent with full power of substitution, in the name and on behalf of the undersigned, to do any and all acts and things and to execute any and all instruments which said attorney and agent, may deem necessary or advisable to enable America First Mortgage Investments, Inc. (the "Registrant") to comply with the Securities Act of 1933, as amended (the "Securities Act"), and with the Securities Exchange Act of 1934, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof in connection with (i) the registration under the Securities Act of shares of common stock, par value $.01 per share (the "Common Stock"), of the Registrant and (ii) any and all amendments thereto or reports that the Registrant is required to file pursuant to the requirements of federal or state securities laws or any rules or regulations thereunder. The authority granted under this Power of Attorney shall include, but not be limited to, the power and authority to sign the name of the undersigned in the capacity or capacities set forth below to a Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission in respect of the Common Stock, to any and all amendments (including post-effective amendments) to that Registration Statement in respect of the same, to any and all instruments filed as a part of or in connection with that Registration Statement; and the undersigned hereby ratify and confirm all that the attorney-in-fact and agent, shall lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-4 of America First Mortgage Investments, Inc. has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                  TITLE & CAPACITY              DATE
------------------------------  --------------------------  -------------------

    /s/ MICHAEL B. YANNEY
------------------------------  Chairman of the Board of     February 10, 1998
      Michael B. Yanney           Directors

     /s/ GEORGE H. KRAUSS
------------------------------  Director                     February 10, 1998
       George H. Krauss

    /s/ STEWART ZIMMERMAN
------------------------------  President, Chief Executive   February 10, 1998
      Stewart Zimmerman           Officer and Director

      /s/ GARY THOMPSON
------------------------------  Chief Financial Officer      February 10, 1998
        Gary Thompson

                                 EXHIBIT INDEX

EXHIBIT NO.                                              EXHIBIT                                             PAGE NO.
-------------  -------------------------------------------------------------------------------------------  -----------
        2.1    --Agreement and Plan of Merger by and among the Company, Prep Fund 1, Prep Fund 2, Pension
                 Fund and AF Merger, L.P., dated as of July 29, 1997 (included as Appendix A to the
                 Consent Solicitation Statement/Prospectus included in Part I of this Registration
                 Statement)
        3.1    --Articles of Incorporation of the Company
        3.2    --Form of Amended and Restated Articles of Incorporation of the Company
        3.3    --Bylaws of the Company
        3.4    --Form of Amended and Restated Bylaws of the Company
        3.5    --Agreement of Limited Partnership, dated May 25, 1988, of Pension Fund (incorporated herein by reference to Form 10-K, dated December 31, 1988, filed Pension Fund with the
                 Securities and Exchange Commission (File No. 33-13407))
        3.6    --Agreement of Limited Partnership of AF Merger, L.P.
        4.1    --Specimen of Common Stock Certificate of the Company
        5.1    --Opinion of Rogers & Wells LLP as to the legality of the Common Stock
        5.2    --Opinion of Piper & Marbury L.L.P. regarding certain matters of Maryland law
        8.1    --Opinion of Rogers & Wells LLP regarding certain tax matters
       10.1    --Form of Advisory Agreement by and between the Company and America First Mortgage Advisory
                 Corporation
       10.2    --Employment Agreement of Stewart Zimmerman
       10.3    --Employment Agreement of William S. Gorin
       10.4    --Employment Agreement of Ronald A. Freydberg
       10.5    --Form of 1997 Stock Option Plan of the Company
       10.6    --Form of Dividend Reinvestment Plan (included as Appendix C to the Consent Solicitation
                 Statement/Prospectus included in Part I of this Registration Statement)
       12      --Statement of Computation of Ratios
       21      --List of Subsidiaries of the Company
       23.1    --Consent of CIBC Oppenheimer Corp. (included in its opinion as Appendix B to the Consent
                 Solicitation Statement/Prospectus included in Part I of this Registration Statement)
       23.2    --Consent of Coopers & Lybrand L.L.P.
       23.3    --Consent of Rogers & Wells LLP (included in its opinions as Exhibits 5.1 and 8.1 herein)
       23.4    --Consent of Piper & Marbury L.L.P. (included in its opinion as Exhibit 5.2 herein)
       23.5    --Consent of Michael L. Dahir, Proposed Director
       23.6    --Consent of George V. Janzen, Proposed Director
       23.7    --Consent of Gregor Medinger, Proposed Director
       23.8    --Consent of W. David Scott, Proposed Director
       24      --Power of Attorney (included in Part II of this Registration Statement)
       99.1    --Form of Consent Form for Prep Fund 1
       99.2    --Form of Consent Form for Prep Fund 2
       99.3    --Form of Consent Form for Pension Fund
       99.4    --Form of Retention Option Form for Pension Fund